Exhibit 99.1

JOINT

MERGER DISCLOSURE STATEMENT

DATED JANUARY 12, 2015

Dear Members:

On September 25, 2014, the Federal Home Loan Bank of Des Moines (the “Des Moines Bank”) and the Federal Home Loan Bank of Seattle (the “Seattle Bank,” and together with the Des Moines Bank, the “Constituent Banks”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Seattle Bank will be merged with and into the Des Moines Bank (the “Merger,” with the post-Merger bank being the “Continuing Bank”). The Merger combines two complementary organizations with similar cultures, membership characteristics, and solid financial positions into a larger member-owned cooperative that we believe will be stronger than either of the Constituent Banks individually.

In the Merger, each share of Seattle Bank Class A stock will be converted into one share of Des Moines Bank Class A stock and each share of Seattle Bank Class B stock will be converted into one share of Des Moines Bank Class B stock, which will be designated as Des Moines Bank membership stock or Des Moines Bank activity based stock in accordance with the capital plan of the Continuing Bank. Pursuant to the Merger, no shares of Seattle Bank capital stock will remain outstanding and all of the Seattle Bank shares will automatically be cancelled. The Des Moines Bank members will retain the Des Moines Bank stock they own immediately prior to the Merger.

At the time of the Merger, each member of the Seattle Bank will automatically cease to be a member of the Seattle Bank and will automatically become a member of the Des Moines Bank. Based on stockholdings of the Constituent Banks’ members as of September 30, 2014 and after giving effect to the repurchase of all excess stock (whether classified as mandatorily redeemable capital stock (MRCS) of the Seattle Bank or otherwise), it is anticipated that Des Moines Bank members and Seattle Bank members will hold approximately 82% and 18%, respectively, of the issued and outstanding shares of the Continuing Bank shortly after completion of the Merger. If the Merger is completed, it is currently estimated that there will be approximately 87,471 shares of the Continuing Bank’s Class A stock and 42,149,459 shares of the Continuing Bank’s Class B stock outstanding immediately following the Merger.

The Des Moines Bank and the Seattle Bank are each distributing this joint merger disclosure statement and applicable voting ballots and related materials to their respective members regarding the Merger. The Constituent Banks cannot complete the Merger unless, among other things, the members of each of the Des Moines Bank and the Seattle Bank ratify the Merger Agreement with the appropriate vote. See “Des Moines Bank Vote of Members” and “Seattle Bank Vote of Members.”

Your vote is very important. Des Moines Bank members should promptly vote electronically pursuant to the accompanying voting instructions to ensure that your votes are counted. Seattle Bank members should promptly complete and return the enclosed voting ballot pursuant to the accompanying voting instructions to ensure that your votes are counted. Submitting your vote now will prevent you from missing your opportunity to vote on the ratification of the Merger Agreement.

The Des Moines Bank’s board of directors unanimously approved and authorized in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined and declared it advisable and in the best interests of the Des Moines Bank’s members to vote “FOR” the ratification of the Merger Agreement. The Seattle Bank’s board of directors unanimously approved and authorized in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined and declared it advisable and in the best interests of the Seattle Bank’s members to vote “FOR” the ratification of the Merger Agreement.

The obligations of the Des Moines Bank and the Seattle Bank to complete the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement, a copy of which is included herein. This Disclosure Statement provides you with detailed information about the Merger. It also contains or references information about the Constituent Banks, the Continuing Bank, and certain related matters. You are encouraged to read this Disclosure Statement carefully. In particular, you should read the “Risk Factors ” section beginning on page 26 for a discussion of the risks you should consider in evaluating the proposed transaction and how it will affect you.

Sincerely,

Richard S. Swanson President and Chief Executive Officer Federal Home Loan Bank of Des Moines	Michael L. Wilson President and Chief Executive Officer Federal Home Loan Bank of Seattle

The Federal Housing Finance Agency (the “FHFA”) has approved the merger application relating to the Merger submitted to the FHFA by the Constituent Banks. See “The Merger—Regulatory Approvals Required for the Merger.”

This Disclosure Statement is dated January 12, 2015, and is first being mailed and otherwise provided to members of the Des Moines Bank and the Seattle Bank on or about January 12, 2015.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are answers to certain questions that members of the Federal Home Loan Bank of Des Moines (the “Des Moines Bank”) and the Federal Home Loan Bank of Seattle (the “Seattle Bank,” and together with the Des Moines Bank, the “Constituent Banks”) may have in connection with the members’ votes regarding ratification of the Agreement and Plan of Merger, dated September 25, 2014, between the Constituent Banks (the “Merger Agreement”). The Constituent Banks urge members to carefully read the remainder of this document (the “Disclosure Statement”) because the information in this section may not provide all of the information that might be important to members in determining how to vote. Additional important information is also contained in the Annexes to and the documents incorporated by reference into this document, and those materials accompanying this Disclosure Statement.

Q:	WHAT IS THE PROPOSED TRANSACTION FOR WHICH I AM BEING ASKED TO VOTE?

A:	The Des Moines Bank and the Seattle Bank are proposing a transaction in which, subject to the terms and conditions of the Merger Agreement and in accordance with the rules set forth under Final Rule, Voluntary Mergers of Federal Home Loan Banks, 76 Fed. Reg. 72,823 (Nov. 28, 2011) (codified at 12 C.F.R. part 1278) (which are referred to as the “FHFA Merger Rules”), the Seattle Bank will merge with and into the Des Moines Bank (the “Merger”). The Des Moines Bank therefore will be the surviving entity for legal purposes and is referred to herein as the “Continuing Bank.” The Continuing Bank will be headquartered in Des Moines, Iowa, and be known as and operate under the name “Federal Home Loan Bank of Des Moines.” The Continuing Bank’s Federal Home Loan Bank district (“FHLBank district”) will include the states and U.S. territories currently included in the Des Moines Bank’s and the Seattle Bank’s separate FHLBank districts. The Continuing Bank will maintain a physical presence in Seattle, Washington, to better serve the members of the former Seattle Bank district.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:	Each of the Des Moines Bank and the Seattle Bank is providing these materials to its respective members to help them decide how to vote their shares of Des Moines Bank and Seattle Bank capital stock, as the case may be, with respect to member ratification of the Merger Agreement under the FHFA Merger Rules.

Completion of the Merger requires, among other things, ratification by both the Des Moines Bank members and the Seattle Bank members. To obtain these required ratifications, the Des Moines Bank and the Seattle Bank are each providing information (including this Disclosure Statement) about how members can cast their votes and other information regarding the Merger.

This Disclosure Statement constitutes a joint Disclosure Statement of the Constituent Banks under the FHFA Merger Rules and each of the boards of directors of the Constituent Banks is soliciting votes from its respective members using this Disclosure Statement.

Q:	WHAT WILL DES MOINES BANK MEMBERS (AND OTHER STOCKHOLDERS) RECEIVE IN THE MERGER?

A:	In connection with the Merger, the Des Moines Bank members (and other stockholders) will retain the stock they own immediately prior to the Merger. If the Merger is completed, based on stockholdings of the Constituent Banks’ members as of September 30, 2014, and after giving effect to the repurchase of all excess stock (whether classified as mandatorily redeemable capital stock of the Seattle Bank (which is referred to as “MRCS”) or otherwise), it is currently estimated that current Des Moines Bank members will hold 82% of the outstanding shares of the Continuing Bank’s capital stock shortly following the Merger.

Q:	WHAT WILL SEATTLE BANK MEMBERS (AND OTHER STOCKHOLDERS) RECEIVE IN THE MERGER?

A:	In connection with the Merger, the Seattle Bank members (and other stockholders) will receive one share of Continuing Bank Class A stock for each share of Seattle Bank Class A stock they own immediately prior to the Merger and one share of Continuing Bank Class B stock for each share of Seattle Bank Class B stock they own immediately prior to the Merger. If the Merger is completed, based on stockholdings of the Constituent Banks’ members as of September 30, 2014, and after giving effect to the repurchase of all excess stock (whether classified as MRCS or otherwise), it is currently estimated that former Seattle Bank members will hold 18% of the outstanding shares of the Continuing Bank’s capital stock shortly following the Merger.

Q:	WHO WILL BE THE DIRECTORS AND EXECUTIVE OFFICERS OF THE CONTINUING BANK FOLLOWING COMPLETION OF THE MERGER?

A:	Immediately following completion of the Merger, the board of directors of the Continuing Bank will be comprised of 29 members. Of those members, 15 will be the members of the Des Moines Bank’s board of directors immediately prior to the Merger, and 14 will be the members of the Seattle Bank’s board of directors immediately prior to the Merger. The size and composition structure of the board of directors of the Continuing Bank will remain as described in the preceding sentences until such time as the board of directors of the Continuing Bank, with the approval of the Federal Housing Finance Agency (the “FHFA”), develops and implements a mutually agreed-upon plan to reduce the size of the board.

Subject to and in accordance with the bylaws of the Continuing Bank and effective as of the effective date of the Merger, the chief executive officer of the Continuing Bank will be the current president and chief executive officer of the Des Moines Bank, Richard S. Swanson, and the president of the Continuing Bank will be the current president and chief executive officer of the Seattle Bank, Michael L. Wilson. The chief executive officer of the Continuing Bank and the president of the Continuing Bank will be co-executive leaders of the Continuing Bank, with their respective roles and responsibilities to be established pursuant to the bylaws of the Continuing Bank, as well as the board of directors of the Continuing Bank, and their respective employment agreements with the Continuing Bank. After June 30, 2017, the chief executive officer and president positions will be held by a single person and initially that individual is expected to be Mr. Wilson. Other than the changes related to the co-executive leadership roles described above and the new position of Director, Western Office, which is expected to be filled by Glen D. Simecek (currently an executive officer of the Seattle Bank), the current executive officers of the Des Moines Bank are expected to comprise the executive management of the Continuing Bank immediately following the Merger.

Q:	WHAT ARE THE CONDITIONS TO THE COMPLETION OF THE MERGER?

A:	Neither the Seattle Bank nor the Des Moines Bank may complete the Merger unless the following conditions, among others, are satisfied (or waived, as applicable):

•	the FHFA shall have approved (or issued a non-objection to) the Merger, and such approval shall be in full force and effect;

•	members of each of the Constituent Banks shall have appropriately ratified the Merger Agreement;

•	no restraining order, injunction or other order shall have been issued by any court of competent jurisdiction, no legal restraint shall prevent the consummation of the Merger, and no action by a government entity with respect to such a restraining order, injunction or other order shall be pending; no action shall have been taken, nor any statute, rule, regulation or order been enacted, entered, enforced or deemed applicable to the Merger, by any governmental authority of competent jurisdiction that makes the consummation of the Merger illegal; and

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except as expressly contemplated under the Merger Agreement, no requisite regulatory approval shall have been granted subject to a condition that requires a Constituent Bank to agree to any condition or restriction that would constitute a material impairment of the benefits reasonably expected to be realized from the Merger, and no governmental authority shall have otherwise taken any action in connection with any requisite regulatory approval that would require a Constituent Bank or the Continuing Bank to agree to such a condition or restriction.

Q:	WHAT ARE THE REGULATORY APPROVALS REQUIRED TO COMPLETE THE MERGER?

A:	The completion of the Merger requires the approval of the FHFA. Pursuant to the FHFA Merger Rules, by letter dated December 19, 2014, the Director of the FHFA has approved the Merger, subject to satisfaction of closing conditions set forth in the letter, including those prescribed by the FHFA Merger Rules. The Constituent Banks will continue to coordinate with the FHFA as the Constituent Banks continue the process of completing the Merger. No other regulatory approvals are expected to be required with regard to the Merger. See “The Merger—Regulatory Approvals Required for the Merger.”

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:	The Constituent Banks have currently targeted the completion of the Merger for May 31, 2015. Neither the Des Moines Bank nor the Seattle Bank can predict, however, the actual date on which the Merger will be completed, or whether it will be completed, because they are subject to factors beyond each of the Constituent Banks’ control, including whether or when the FHFA will accept the Continuing Bank’s organization certificate. See “The Merger Agreement—Conditions to the Consummation of the Merger.”

Q:	WHAT ARE THE MEMBERS OF THE DES MOINES BANK AND THE MEMBERS OF THE SEATTLE BANK BEING ASKED TO VOTE ON AND WHY IS THEIR RATIFICATION NECESSARY?

A:	Each of the members of the Des Moines Bank and each of the members of the Seattle Bank are being asked to vote on the following resolution being put forth by their respective banks:

•	RESOLVED that the Merger Agreement, dated September 25, 2014, between the Federal Home Loan Bank of Seattle (Seattle Bank) and the Federal Home Loan Bank of Des Moines (Des Moines Bank) and contemplating the merger of the Seattle Bank with and into the Des Moines Bank, be and hereby is ratified.

Appropriate ratification by members of each of the Des Moines Bank and the Seattle Bank is required for completion of the Merger under the FHFA Merger Rules (the “Required Member Vote”).

Q:	WHAT VOTE BY CONSTITUENT BANK MEMBERS IS REQUIRED TO RATIFY THE MERGER?

A:	Des Moines Bank Merger Agreement Ratification Proposal: Pursuant to the FHFA Merger Rules, the members of the Des Moines Bank will be considered to have ratified the Merger Agreement if a majority of votes cast are cast in favor of the ratification. A member’s failure to vote or abstention will have no effect on the vote to ratify the Merger Agreement.

Seattle Bank Merger Agreement Ratification Proposal: Pursuant to the FHFA Merger Rules, the members of the Seattle Bank will be considered to have ratified the Merger Agreement if a majority of votes cast are cast in favor of the ratification. A member’s failure to vote or abstention will have no effect on the vote to ratify the Merger Agreement.

Q:	HOW DO THE CONSTITUENT BANKS’ BOARDS OF DIRECTORS RECOMMEND THEIR MEMBERS TO VOTE?

A:	Each of the Des Moines Bank’s and the Seattle Bank’s board of directors has unanimously recommended that its members vote their shares of capital stock:

•	“FOR” the ratification of the Merger Agreement

Q:	WHAT DO I NEED TO DO NOW?

A:	After carefully reading and considering the information contained in this Disclosure Statement and related materials, each member should vote its shares of capital stock as soon as possible so that its votes will be counted in determining whether the Merger Agreement is ratified. Please follow the instructions set forth in the voting materials provided with this Disclosure Statement.

Q:	HOW DO I VOTE?

A:	Management of the Seattle Bank and the board of directors of the Des Moines Bank have fixed the close of business on September 30, 2014, as the record date for determining the respective bank’s members entitled to receive notice and to cast votes, as well as the number of votes such members are entitled to cast, regarding the ratification of the Merger Agreement. Only institutions that were members of the Constituent Banks at the close of business on the record date will be entitled to notice of and to participate in the voting. Members may cast their votes in the following manner:

Des Moines Bank Members: Members of the Des Moines Bank will vote electronically. As part of the electronic voting process, members will receive an email from Survey & Ballot Systems, which will provide them access to the voting website and instructions on how to vote. A copy of these instructions accompanies this Disclosure Statement. Ballots must be completed in accordance with the instructions and submitted in accordance with the instructions by no later than 5:00 PM Central Time on February 23, 2015.

Seattle Bank Members: Members of the Seattle Bank will vote by mail. Ballots and instructions for casting Seattle Bank member votes accompany this Disclosure Statement. Ballots must be completed in accordance with the instructions and returned to the Seattle Bank (pre-addressed, return envelopes, with postage affixed, have been provided) by no later than 11:59 PM Pacific Time on February 23, 2015.

Q:	WHAT IF I DO NOT VOTE OR I ABSTAIN?

A:	The shares of members that fail to vote or that abstain in the vote will not be considered in determining whether a majority of votes have been cast in favor of member ratification of the Merger Agreement. As a result, a member’s failure to vote or abstention will have no effect on the vote to ratify the Merger Agreement.

Q:	WHAT WILL HAPPEN IF A BALLOT IS SUBMITTED WITHOUT INDICATION OF VOTING PREFERENCE?

A:	Any member that fails to state a voting preference on its ballot will not have its votes considered in determining whether a majority of votes have been cast in favor of member ratification of the Merger Agreement. As a result, a member’s failure to state a voting preference on its ballot will have no effect on the vote to ratify the Merger Agreement.

Q:	MAY A MEMBER CHANGE ITS VOTE AFTER CASTING ITS BALLOT?

A:	No. Once a member has cast its vote in accordance with the instructions, a member cannot later change its vote; the initial vote will be counted.

Q:	ARE CONSTITUENT BANK MEMBERS (AND OTHER STOCKHOLDERS) ENTITLED TO APPRAISAL RIGHTS?

A:	No. The holders of Seattle Bank capital stock and Des Moines Bank capital stock will not be entitled to assert any appraisal rights or dissenters’ rights in connection with the Merger under the Federal Home Loan Bank Act, as amended (the “FHLBank Act”), and the regulations of the FHFA, as amended.

Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SEATTLE BANK AND DES MOINES BANK MEMBERS (AND OTHER STOCKHOLDERS)?

A:	For United States federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties have not sought and do not intend to seek any opinion of counsel or ruling from the Internal Revenue Service with respect to the treatment of the Merger as a reorganization.

Assuming the Merger constitutes a reorganization, a Seattle Bank stockholder will not recognize gain or loss on the exchange of its shares of Seattle Bank capital stock for shares of Continuing Bank capital stock in connection with the Merger, provided that certain other transactions contemplated by the Merger Agreement, as have been approved by the FHFA, constitute taxable events separate and independent of the Merger. If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, the Merger would be treated for United States federal income tax purposes as a taxable exchange by each Seattle Bank stockholder of its shares of Seattle Bank stock for the shares of Continuing Bank stock received by it.

Neither the Des Moines Bank stockholders nor the Constituent Banks will recognize gain or loss as a result of the Merger.

For a more detailed discussion of the material United States federal income tax consequences of the Merger, see “Material United States Federal Income Tax Consequences of the Merger.”

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:	If the Merger is not completed for any reason, the Des Moines Bank will continue to be headquartered in Des Moines, Iowa, and cover its current FHLBank district, and the Seattle Bank will continue to be headquartered in Seattle, Washington, and cover its current FHLBank district. In addition, the Des Moines Bank members will continue as members of the Des Moines Bank with Des Moines Bank capital stock and the member rights as provided in the Des Moines Bank’s governing documents, and the Seattle Bank members will continue as members of the Seattle Bank with Seattle Bank capital stock and the member rights provided in the Seattle Bank’s governing documents. Under specified circumstances, the Des Moines Bank or the Seattle Bank may be required to pay to, or be entitled to receive from, the other party a termination fee of $57 million with respect to the termination of the Merger Agreement (the “Termination Fee”), as described in the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee.”

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT THE DES MOINES BANK AND THE SEATTLE BANK?

A:	You can find more information about the Des Moines Bank and the Seattle Bank by reading this Disclosure Statement and the accompanying materials and the documents described in the section entitled “Where You Can Find More Information.”

Q:	WHOM SHOULD A MEMBER CONTACT IF IT HAS ANY QUESTIONS ABOUT THE VOTING MATERIALS OR THE VOTING PROCESS?

A:	If you have any questions about the voting materials or the voting process relating to the Merger and this Disclosure Statement, you should do the following:

Des Moines Bank Members: Contact Aaron Lee, Senior Vice President, General Counsel, and Corporate Secretary of the Des Moines Bank at: tel. (515) 281-1038; fax (515) 699-1238; or alee@fhlbdm.com.

Seattle Bank Members: Contact Mike Brandeberry, Senior Vice President, Chief Counsel, and Corporate Secretary of the Seattle Bank at: tel. (206) 340-8722; fax (206) 340-8721; or mikeb@fhlbsea.com.

SUMMARY OF THE MERGER

The summary below provides a description of the transactions contemplated by the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this Disclosure Statement as Annex A, and is incorporated by reference into this Disclosure Statement. You are urged to carefully read the full text of the Merger Agreement since it, and not the following description, constitutes the legal agreement of the Des Moines Bank and the Seattle Bank.

The Merger and the Merger Agreement (pages 39 and 81)

Subject to the terms and conditions of the Merger Agreement and in accordance with the FHFA Merger Rules, the Seattle Bank will merge with and into the Des Moines Bank. The Des Moines Bank therefore will be the surviving entity for legal purposes. The Des Moines Bank’s capital plan, organization certificate and bylaws, which will each be amended and restated as further described below in this summary under “—Amendments to Capital Plan, Organization Certificate and Bylaws,” will be the respective capital plan, organization certificate, and bylaws of the Continuing Bank. The Continuing Bank will be headquartered in Des Moines, Iowa, and be known as and operate under the name “Federal Home Loan Bank of Des Moines.” The Continuing Bank’s FHLBank district will include the states and U.S. territories currently included in the Des Moines Bank’s and the Seattle Bank’s separate FHLBank districts. The Continuing Bank will maintain a physical presence in Seattle, Washington, to better serve the members of the former Seattle Bank district.

Effect of the Merger on Shares of the Constituent Banks (page 81)

The Merger Agreement provides that the Seattle Bank members will receive one share of Continuing Bank Class A stock for each share of Seattle Bank Class A stock they own immediately prior to the Merger and one share of Continuing Bank Class B stock for each share of Seattle Bank Class B stock they own immediately prior to the Merger. The Merger Agreement provides that Des Moines Bank members will retain the stock they own immediately prior to the Merger.

Conversion Plan (page 82)

The Constituent Banks have agreed on a plan to convert the Seattle Bank stock into Continuing Bank stock at the effective date of the Merger. The conversion plan will require, among other things, the following actions:

•	At least 45 days prior to the effective date of the Merger, the Seattle Bank will provide its members with an estimate of the minimum investment requirements under the capital plan of the Continuing Bank.

•	On a day before the effective date of the Merger, in general, it is expected that the Seattle Bank will repurchase all past due MRCS, except MRCS needed to support applicable membership and activity under the Seattle Bank’s capital plan (i.e., for outstanding advances and Mortgage Purchase Program (“MPP”) participations).

•	On the effective date of the Merger, all Seattle Bank Class A and Class B stock will be converted to Continuing Bank Class A and Class B stock, and each such share of Continuing Bank Class B stock shall be designated as a share of “Continuing Bank Membership Stock” or “Continuing Bank Activity Based Stock” (as such terms are described in “Description of Capital Stock of the Continuing Bank”), in accordance with the Continuing Bank’s capital plan.

•	On the first day of business following the effective date of the Merger, the Continuing Bank will confirm each stockholder’s minimum investment requirements under the Continuing Bank’s capital plan.

•	If a stockholder does not own sufficient Continuing Bank Class B stock to satisfy the minimum Continuing Bank Membership Stock and Continuing Bank Activity Based Stock requirements following the effective date of the Merger, the Continuing Bank will issue additional shares and debit the stockholder’s demand deposit account at the Continuing Bank under the terms of the Continuing Bank’s capital plan.

•	If the stockholder owns Continuing Bank stock in excess of the minimum Continuing Bank Membership Stock and Continuing Bank Activity Based Stock requirements following the effective date of the Merger, the Continuing Bank will repurchase the excess shares and credit the stockholder’s demand deposit account at the Continuing Bank under the terms of the Continuing Bank’s capital plan.

•	Continuing Bank Class A stock held by a stockholder may not be used to satisfy any Continuing Bank Membership Stock or Continuing Bank Activity Based Stock requirement. All issued and outstanding shares of Continuing Bank Class A stock are expected to be repurchased as excess stock in accordance with the Continuing Bank’s capital plan as promptly as practicable after the effective date of the Merger.

•	On the day following the effective date of the Merger, stockholders will be able to view their minimum investment requirements and the amount held as Continuing Bank Membership Stock and Continuing Bank Activity Based Stock via eAdvantage, the Continuing Bank’s on-line electronic banking and information system, or receive such information by contacting the Continuing Bank. The Seattle Bank stockholders will receive training on eAdvantage prior to the effective date of the Merger.

For more information on the Continuing Bank’s capital plan, including the minimum Continuing Bank Membership Stock and Continuing Bank Activity Based Stock requirements and stockholders’ rights thereunder, please see “Description of Capital Stock of the Continuing Bank” and “Comparison of Rights of Stockholders.”

Board of Directors and Executive Officers of the Continuing Bank (pages 69 and 89)

Immediately following the Merger, the board of directors of the Continuing Bank will be comprised of 29 members. Of those members, 15 will be the members of the Des Moines Bank’s board of directors immediately prior to the Merger, and 14 will be the members of the Seattle Bank’s board of directors immediately prior to the Merger. The size and composition structure of the board of directors of the Continuing Bank will remain as described in the preceding sentences until such time as the board of directors of the Continuing Bank, with the approval of the FHFA, develops and implements a mutually agreed-upon plan to reduce the size of the board.

Subject to and in accordance with the bylaws of the Continuing Bank and effective as of the effective date of the Merger, the chief executive officer of the Continuing Bank will be the current president and chief executive officer of the Des Moines Bank, and the president of the Continuing Bank will be the current president and chief executive officer of the Seattle Bank. The chief executive officer of the Continuing Bank and the president of the Continuing Bank will be co-executive leaders of the Continuing Bank, with their respective roles and responsibilities to be established pursuant to the bylaws of the Continuing Bank, as well as the board of directors of the Continuing Bank, and their respective employment agreements with the Continuing Bank. After June 30, 2017, the chief executive officer and president positions will be held by a single person and initially that individual is expected to be Mr. Wilson. Other than the changes related to the co-executive leadership roles described above and the new position of Director, Western Office, which is expected to be filled by Glen D. Simecek (currently an executive officer of the Seattle Bank), the current executive officers of the Des Moines Bank are expected to comprise the executive management of the Continuing Bank immediately following the Merger.

Amendments to Capital Plan, Organization Certificate and Bylaws (page 90)

In connection with the Merger, the Des Moines Bank intends to amend its capital plan effective at the closing of the Merger to, among other things, authorize two classes of capital stock of the Continuing Bank, consisting of a Class A stock (to accommodate existing Seattle Bank Class A stock) and a Class B stock.

The Des Moines Bank also intends to amend and restate its organization certificate effective at the closing of the Merger to, among other things, expand the number of states and U.S. territories in the FHLBank district for which the Continuing Bank is responsible to include the states and U.S. territories in the current Seattle Bank FHLBank district.

The Des Moines Bank also intends to amend and restate its bylaws effective at the closing of the Merger to, among other things, (i) expand the size of the board of directors of the Continuing Bank to 29 members, (ii) modernize the bylaws to reflect electronic delivery and communications consistent with the current Seattle Bank bylaws, (iii) provide that action by written consent without a meeting must be unanimous, and (iv) update the indemnity provisions to reflect current best practices and accommodate existing and new indemnity agreements.

The foregoing summary of the amendments to the capital plan, organization certificate and bylaws of the Des Moines Bank is subject to, and qualified in its entirety by reference to, organization certificate, capital plan, and bylaws of the Des Moines Bank, each as amended in the forms attached to this Disclosure Statement as Annex B, Annex C, and Annex D, respectively, and are incorporated by reference into this Disclosure Statement. You are urged to carefully read the full text of the amended forms of capital plan, organization certificate, and bylaws of the Continuing Bank.

Recommendation of the Seattle Bank’s Board of Directors (page 47)

The Seattle Bank’s board of directors unanimously authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and declared it to be advisable and in the best interests of the Seattle Bank’s members to ratify the Merger Agreement. For a description of the Seattle Bank’s reasons for the Merger and the factors leading to the recommendation of the Seattle Bank’s board of directors that its members ratify the Merger Agreement, see “The Merger—Recommendation of the Seattle Bank’s Board of Directors and Reasons for the Merger.”

Recommendation of the Des Moines Bank’s Board of Directors (page 60)

The Des Moines Bank’s board of directors unanimously authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and declared it to be advisable and in the best interests of the Des Moines Bank’s members to ratify the Merger Agreement. For the factors considered by the Des Moines Bank’s board of directors in reaching its decision to approve the Merger Agreement, see “The Merger—Recommendation of the Des Moines Bank’s Board of Directors and Reasons for the Merger.”

Opinion of the Seattle Bank’s Financial Advisor (page 51)

In connection with the Merger, the Seattle Bank’s board of directors received a written opinion, dated September 25, 2014, from Citigroup Global Markets Inc. (“Citi”), to the effect that, as of that date and based on and subject to the assumptions, limitations and considerations set forth in Citi’s written opinion, the Exchange Ratio (as such term is defined in Citi’s written opinion, the full text of which is attached as Annex E of this Disclosure Statement and is incorporated herein by reference) was fair, from a financial point of view, to the holders of the outstanding Seattle Bank Class A stock and Seattle Bank Class B stock.

Citi’s written opinion sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken. The Seattle Bank’s members (and other stockholders) are urged to read the opinion in its entirety. Citi’s opinion was provided for the information of the Seattle Bank’s board of directors (in its capacity as such) in connection with its evaluation of the Exchange Ratio from a financial point of view and did not address any other aspects or implications of the Merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of the Seattle Bank to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Seattle Bank, or the effect of any other transaction in which the Seattle Bank may engage. Citi’s opinion does not address the amount payable upon the redemption or repurchase of any shares of Seattle Bank capital stock to be redeemed or repurchased in accordance with their terms in connection with the Merger. Citi’s opinion is not intended to be and does not constitute a recommendation to any member as to how such member should vote or act on any matters relating to the Merger.

Opinion of the Des Moines Bank’s Financial Advisor (page 62)

In connection with the Merger, on September 23, 2014, Sandler O’Neill & Partners, L.P. ( “Sandler”), the Des Moines Bank’s financial advisor in connection with the Merger, rendered its oral opinion to the Des Moines Bank’s board of directors, subsequently confirmed in a written opinion, dated September 25, 2014, that as of such date and based on and subject to the assumptions, procedures, considerations, qualifications and limitations set forth in the written opinion, the merger consideration was fair, from a financial point of view, to the holders of Des Moines Bank’s capital stock. Sandler’s opinion is directed to the Des Moines Bank’s board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to the holders of Des Moines Bank’s capital stock. It does not constitute a recommendation to any Des Moines Bank or Seattle Bank member as to how any member should vote on the Merger. The full text of Sandler’s opinion, dated September 25, 2014, is attached as Annex F to this Disclosure Statement. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Sandler in rendering its opinion.

Seattle Bank Vote of Members (page 32)

The Seattle Bank’s board of directors unanimously recommends that the Seattle Bank members ratify the Merger Agreement pursuant to which the Seattle Bank will merge with and into the Des Moines Bank. Ballots and instructions for casting votes accompany this Disclosure Statement provided to Seattle Bank members. Ballots must be completed in accordance with the instructions and returned to the Seattle Bank (pre-addressed, return envelopes, with postage affixed, have been provided) by no later than 11:59 PM Pacific Time on February 23, 2015. No ballot received after that time will be counted.

The Seattle Bank’s board of directors delegated to management of the Seattle Bank the designation of a record date for purposes of the vote regarding member ratification of the Merger Agreement, and management has fixed the close of business on September 30, 2014, as the record date for determining the members of the Seattle Bank entitled to receive notice and to cast votes, as well as the number of votes such members are entitled to cast. Only institutions that were members of the Seattle Bank at the close of business on the record date will be entitled to notice of and to participate in the voting. Each member that is entitled to participate in the voting will be able to vote the number of “Seattle Bank required shares” (as such term is defined later in this Disclosure Statement) held by the member on the record date, subject to the limitation that no member may cast a number of votes that exceeds the average number of the Seattle Bank required shares of all members of the Seattle Bank entitled to vote, calculated on a district-wide basis, as of the record date.

Pursuant to the FHFA Merger Rules, the members of the Seattle Bank will be considered to have ratified the Merger Agreement if a majority of votes cast are cast in favor of the ratification. The shares of members that fail to vote or that abstain will not be considered in determining whether a majority of votes have been cast in favor of the ratification.

Des Moines Bank Vote of Members (page 34)

The Des Moines Bank’s board of directors unanimously recommends that the Des Moines Bank members ratify the Merger Agreement pursuant to which the Seattle Bank will merge with and into the Des Moines Bank. Members of the Des Moines Bank will vote electronically. As part of the electronic voting process, members will receive an email from Survey & Ballot Systems, which will provide them access to the voting website and instructions on how to vote. A copy of these instructions accompanies this Disclosure Statement provided to Des Moines Bank members. Ballots must be completed in accordance with the instructions and submitted in accordance with the instructions by no later than 5:00 PM Central Time on February 23, 2015. No ballot submitted after that time will be counted.

The Des Moines Bank’s board of directors has, for purposes of the vote regarding member ratification of the Merger Agreement, fixed the close of business on September 30, 2014, as the record date for determining the members of the Des Moines Bank entitled to receive notice and to cast votes, as well as the number of votes such members are entitled to cast. Only institutions that were members of the Des Moines Bank at the close of business on the record date will be entitled to notice of and to participate in the voting. Each member that is entitled to participate in the voting will be able to vote the number of “Des Moines Bank required shares” (as such term is defined later in this Disclosure Statement) held by the member on the record date, subject to the limitation that no member may cast a number of votes that exceeds the average number of the Des Moines Bank required shares of all members of the Des Moines Bank entitled to vote, calculated on a district-wide basis, as of the record date.

Pursuant to the FHFA Merger Rules, the members of the Des Moines Bank will be considered to have ratified the Merger Agreement if a majority of votes cast are cast in favor of the ratification. The shares of members that fail to vote or that abstain will not be considered in determining whether a majority of votes have been cast in favor of the ratification.

Interests of Certain Directors and Executive Officers of the Constituent Banks in the Merger (page 71)

Certain of the Constituent Banks’ directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of their respective members. These interests could include:

•	Immediately following the Merger, all members of each of the Constituent Banks’ boards of directors becoming board members of the Continuing Bank;

•	Richard S. Swanson, President and Chief Executive Officer of the Des Moines Bank, and Michael L. Wilson, President and Chief Executive Officer of the Seattle Bank, having each entered into new employment agreements, which terms begin at the completion of the Merger;

•	In connection with the completion of the Merger, all of the Seattle Bank’s executive officers other than Mr. Wilson and one other executive officer who will stay on as an executive officer of the Continuing Bank, receiving change in control payments as such officers are not expected to continue their employment with the Continuing Bank; and

•	In connection with the completion of the Merger, the directors and officers of the Continuing Bank entering into new indemnification agreements with the Continuing Bank and the Continuing Bank’s indemnification provisions in its bylaws being revised, thereby potentially providing additional indemnification benefits.

The members of the board of directors of each of the Constituent Banks were aware of and considered these interests, among other matters, in evaluating the Merger Agreement and in recommending that their members ratify the Merger Agreement.

Regulatory Approvals Required for the Merger (page 79)

The completion of the Merger requires the approval of the FHFA. Pursuant to the FHFA Merger Rules, by letter dated December 19, 2014, the Director of the FHFA has approved the Merger, subject to satisfaction of closing conditions set forth in the letter, including those prescribed by the FHFA Merger Rules. The Constituent Banks will continue to coordinate with the FHFA as the Constituent Banks continue the process of completing the Merger. No other regulatory approvals are expected to be required with regard to the Merger.

No Appraisal Rights or Dissenters’ Rights (page 119)

The holders of Seattle Bank capital stock and Des Moines Bank capital stock will not be entitled to assert any appraisal rights or dissenters’ rights in connection with the Merger under the FHLBank Act, as amended, and the regulations of the FHFA, as amended.

Conditions to Completion of the Merger (page 90)

Neither the Seattle Bank nor the Des Moines Bank may complete the Merger unless the following conditions, among others, are satisfied or, where legally permitted, waived:

•	the FHFA shall have approved (or issued a non-objection to) the Merger, and such approval shall be in full force and effect;

•	each of the Seattle Bank and the Des Moines Bank shall have obtained the Required Member Vote from its respective members;

•	no restraining order, injunction or other order issued by any court of competent jurisdiction, or other legal restraint preventing the consummation of the Merger, shall be in effect, and no action by a government entity with respect to such a restraining order, injunction or other order shall be pending;

•	no action shall have been taken, nor shall any statute, rule, regulation or order have been enacted, entered, enforced or deemed applicable to the Merger, by any governmental authority of competent jurisdiction that makes the consummation of the Merger illegal;

•	except as expressly contemplated under the Merger Agreement, no requisite regulatory approval shall have been granted subject to a condition that requires a Constituent Bank to agree to any condition or restriction that would constitute a material impairment of the benefits reasonably expected to be realized from the Merger, and no governmental authority shall have otherwise taken any action in connection with any requisite regulatory approval that would require a Constituent Bank or the Continuing Bank to agree to such a condition or restriction; and

•	the Constituent Banks shall have taken all actions so that the amended organization certificate, bylaws and capital plan of the Des Moines Bank shall be adopted as contemplated by the Merger Agreement.

No Solicitation (page 85)

Each of the Constituent Banks has agreed that it and its officers and directors will not:

•	initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any “Acquisition Proposal” (as such term is described below);

•	engage in discussions with or provide any confidential information or data to any person or entity relating to an Acquisition Proposal, engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement, or other similar agreement related to any Acquisition Proposal; or

•	propose or agree to do any of the foregoing.

However, either Constituent Bank is permitted, prior to the date its members vote to ratify the Merger Agreement, to provide confidential information or data regarding such Constituent Bank to, or enter into discussions and negotiations with, any person or entity in response to an unsolicited bona fide written Acquisition Proposal that such Constituent Bank or its board of directors concludes in good faith constitutes or is reasonably likely to result in a “Superior Proposal” (as such term is described below) if such Acquisition Proposal did not result from a breach of the Merger Agreement and such Constituent Bank first enters into a confidentiality agreement with the person or entity making such Acquisition Proposal having provisions that are no less favorable to such person or entity than those then contained in the confidentiality agreement, dated February 21, 2014, between the Seattle Bank and the Des Moines Bank.

Change in Recommendation (page 87)

The Merger Agreement provides that the board of directors (including committees) of each Constituent Bank will not:

•	withdraw, modify, or qualify its recommendation in favor of the Merger in a manner adverse to the other party, or publicly adopt or propose a resolution to withdraw, modify, or qualify its recommendation in a manner adverse to the other party;

•	fail to reaffirm its recommendation or fail to state publicly that the Merger and the Merger Agreement are in the best interests of its members within ten business days after the other party requests in writing that such action be taken in the event that an Acquisition Proposal relating to the capital stock of the Seattle Bank or the Des Moines Bank, as the case may be, has been publicly disclosed or announced;

•	fail to announce publicly within ten business days after an Acquisition Proposal relating to the capital stock of the Seattle Bank or the Des Moines Bank, as the case may be, has been publicly announced, that it recommends rejection of such Acquisition Proposal;

•	approve, endorse or recommend any such Acquisition Proposal with respect to the capital stock of the Seattle Bank or the Des Moines Bank, as the case may be; or

•	resolve or propose to take any action described above.

Each of the foregoing actions is referred to in the Merger Agreement and in this Disclosure Statement as a “Change in Recommendation.” Notwithstanding the foregoing, the respective boards of directors of the Des Moines Bank and the Seattle Bank may, at any time prior to the ratification of the Merger Agreement by the Required Member Vote, make a Change in Recommendation under certain circumstances in connection with a “Superior Proposal” or “Intervening Event” (as such term is described below).

Termination Rights (page 91)

The Merger Agreement is terminable under the following circumstances:

•	by mutual written consent of the Constituent Banks;

•	by either Constituent Bank if (i) the FHFA has denied approval of the Merger or (ii) any other governmental authority shall have issued a final and non-appealable order, decree or ruling that enjoins or otherwise prohibits the Merger;

•	by either Constituent Bank if the Merger has not been consummated on or before June 30, 2015 (which date may be extended until September 30, 2015, if, as of June 30, 2015, the only closing conditions that remain unsatisfied are the receipt of the FHFA approval, any other required regulatory approvals, or the Required Member Vote, and which date may be further extended for up to three additional months after September 30, 2015, if the FHFA approval and such other required regulatory approvals have been obtained prior to September 30, 2015, in order to obtain the approval of the members, in each case, pursuant to the terms of the Merger Agreement);

•	by the Des Moines Bank if (i) the Seattle Bank has materially breached its obligations relating to dissemination of the disclosure statement recommending ratification of the Merger Agreement to its members, or has materially breached its “no shop” obligations under the Merger Agreement; or (ii) the Seattle Bank or its board has made a Change in Recommendation;

•	by the Seattle Bank if (i) the Des Moines Bank has materially breached its obligations relating to dissemination of the disclosure statement recommending ratification of the Merger Agreement by its members, or has materially breached its “no shop” obligations under the Merger Agreement; or (ii) the Des Moines Bank or its board makes a Change in Recommendation;

•	by the Des Moines Bank if, prior to the time at which its Required Member Vote has been obtained, the Des Moines Bank’s board makes a Change in Recommendation in response to a Superior Proposal or an unforeseen material development or change in circumstance (in either case, which the Des Moines Bank’s board believes requires a Change in Recommendation to comply with its statutory and fiduciary duties), provided that the Des Moines Bank may terminate in such circumstances only if it has not breached or failed to perform certain of its obligations under the Merger Agreement and pays the Seattle Bank the Termination Fee;

•	by the Seattle Bank if, prior to the time at which its Required Member Vote has been obtained, the Seattle Bank’s board makes a Change in Recommendation in response to a Superior Proposal or an unforeseen material development or change in circumstance (in either case, which the Seattle Bank’s board believes requires a Change in Recommendation to comply with its statutory and fiduciary duties), provided that the Seattle Bank may terminate in such circumstances only if it has not breached or failed to perform certain of its obligations under the Merger Agreement and pays the Des Moines Bank the Termination Fee;

•	by either Constituent Bank if the Seattle Bank or the Des Moines Bank shall have failed to obtain the Required Member Vote; and

•	by either Constituent Bank if there has been an uncured breach by the other Constituent Bank of any of the covenants or representations or warranties, which breach would result in the failure to meet a condition to the closing of the Merger.

Termination Fee (page 92)

The Merger Agreement provides that in circumstances involving a Change in Recommendation or an Acquisition Proposal, either of the Constituent Banks may be required to pay a Termination Fee to the other of $57 million.

Accounting Treatment (page 80)

The Des Moines Bank will be treated as the acquirer for accounting purposes. The Des Moines Bank will account for the Merger under the acquisition method of accounting for business combinations of mutual entities under accounting principles generally accepted in the United States of America.

Material United States Federal Income Tax Consequences of the Merger (page 95)

For United States federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties have not sought and do not intend to seek any opinion of counsel or ruling from the Internal Revenue Service with respect to the treatment of the Merger as a reorganization. Assuming the Merger constitutes a reorganization, a Seattle Bank stockholder will not recognize gain or loss on the exchange of its shares of Seattle Bank capital stock for shares of Continuing Bank capital stock in connection with the Merger, provided that the transactions described in the following paragraph are respected for income tax purposes as being separate and independent of the Merger. If the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, the Merger would be treated for United States federal income tax purposes as a taxable exchange by each Seattle Bank stockholder of its shares of Seattle Bank stock for the shares of Continuing Bank stock received by it.

The Constituent Banks and the Continuing Bank intend to take the position that (i) the Redemptions (as such term is defined in “Material United States Federal Income Tax Consequences of the Merger”) by the Seattle Bank of its excess MRCS and Class A stock as have been approved by the FHFA; (ii) the Post-Merger Redemptions (as such term is defined in “Material United States Federal Income Tax Consequences of the Merger”) by the Continuing Bank of Continuing Bank Class A stock and Class B stock issued in the Merger in exchange for Seattle Bank Class A stock and Class B stock; and (iii) the Distribution Payment (as such term is defined in “Material United States Federal Income Tax Consequences of the Merger”) by the Continuing Bank to former Seattle Bank members of a dividend to be declared by the Seattle Bank covering the quarter or portion of the quarter ending immediately prior to the closing of the Merger, in each case, properly should be considered for income tax purposes as being separate and independent of the Merger. The parties have not sought and do not intend to seek any opinion of counsel or ruling from the Internal Revenue Service with respect to the income tax treatment of the Redemptions, the Post-Merger Redemptions, or the Distribution Payment. If the Internal Revenue Service were to take a contrary position, and prevail, the amount of cash paid in each such Redemption and each such Post-Merger Redemption may be treated as (i) a distribution taxable as a dividend or (ii) together with the Distribution Payment, as additional cash received in connection with the Merger, which could (A) result in a Seattle Bank stockholder recognizing taxable income in connection with the Merger by receipt of such cash or (B) cause the Merger to fail to qualify as a tax-deferred reorganization within the meaning of Section 368(a) of the Code as to all Seattle Bank stockholders.

Neither the Des Moines Bank stockholders nor the Constituent Banks will recognize gain or loss as a result of the Merger.

For a more detailed discussion of the material United States federal income tax consequences of the Merger, see “Material United States Federal Income Tax Consequences of the Merger.”

Comparison of Rights of Stockholders (page 104)

The rights of the Seattle Bank stockholders will change as a result of the Merger due to differences in the governing documents of the Seattle Bank and the Continuing Bank. The rights of the Seattle Bank stockholders are governed by the Seattle Bank’s capital plan and bylaws, each as amended to date. Upon completion of the Merger, the Seattle Bank stockholders will become stockholders of the Continuing Bank, which will be known as and operate under the name “Federal Home Loan Bank of Des Moines,” and the rights of the Seattle Bank stockholders will therefore be governed by the Continuing Bank’s capital plan and bylaws, as of the effective date of the Merger, in the forms attached hereto as Annex C and Annex D. See “Comparison of Rights of Stockholders” for a description of the material differences in stockholders’ rights under the governing documents of the Seattle Bank and the Continuing Bank.

Transactions and Other Actions Relating to the Merger (page 37)

One or more of the Constituent Banks expect to take part to varying degrees in a number of transactions and other actions in connection with the Merger, including, among others, the following:

•	Prior to the closing of the Merger, the Seattle Bank expects to repurchase its outstanding past due MRCS and such other MRCS and Seattle Bank Class A stock (to the extent not required to satisfy applicable membership or activity requirements) as agreed to by the Constituent Banks.

•	Between the ratification of the Merger Agreement by the Constituent Banks’ members and the closing of the Merger, the Seattle Bank, in consultation with the Des Moines Bank, will strive (if determined appropriate under then current facts and circumstances) to dispose of the Seattle Bank’s private-label, mortgage-backed securities (“PLMBS”) (or such applicable portion thereof) and reduce its liquidity investments to more normal levels, in preparation for the balance sheet combination of the Constituent Banks at the effective time of the Merger.

•	The Seattle Bank plans to provide Seattle Bank members a dividend covering the quarter or portion of the quarter ending immediately prior to the closing of the Merger, which dividend will be based on the Seattle Bank’s per share dividend amount paid during the immediately preceding quarter.

Information About the Constituent Banks (page 36)

The Des Moines Bank

The Federal Home Loan Bank of Des Moines is a federally chartered corporation organized on October 31, 1932, and is one of 12 Federal Home Loan Banks (“FHLBanks”). The Des Moines Bank is a cooperative owned by its members. Members include commercial banks, thrifts, credit unions, insurance companies, and community development financial institutions (“CDFIs”) in Iowa, Minnesota, Missouri, North Dakota, and South Dakota. The Des Moines Bank provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Headquartered in Des Moines, the Des Moines Bank is a source of funding, primarily through advances, for approximately 1,170 members and eligible housing associates.

The principal executive offices of the Des Moines Bank are located at Skywalk Level, 801 Walnut Street, Suite 200, Des Moines, Iowa 50309, and its telephone number is (800) 544-3452. The Des Moines Bank’s website can be accessed at http://www.fhlbdm.com. Information contained on the Des Moines Bank’s website does not constitute part of, and is not incorporated into, this Disclosure Statement. Additional information about the Des Moines Bank is included in documents incorporated by reference in this Disclosure Statement. See “Where You Can Find More Information.”

The Seattle Bank

The Federal Home Loan Bank of Seattle, a federally chartered corporation organized on April 6, 1964, is a member-owned cooperative. The Seattle Bank provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank is one of 12 FHLBanks. Headquartered in Seattle, the Seattle Bank provides funding to approximately 320 members in Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, Wyoming, and the U.S. territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands.

The principal executive offices of the Seattle Bank are located at 1001 Fourth Avenue, Suite 2600, Seattle, Washington 98154, and its telephone number is (206) 340-2300. The Seattle Bank’s website can be accessed at http://www.fhlbsea.com. Information contained on the Seattle Bank’s website does not constitute part of, and is not incorporated into, this Disclosure Statement. Additional information about the Seattle Bank is included in documents incorporated by reference in this Disclosure Statement. See “Where You Can Find More Information.”

Risk Factors (page 26)

You should consider all the information contained in or incorporated by reference into this Disclosure Statement in deciding how to vote with respect to ratification of the Merger Agreement. In particular, you should consider the factors described under “Risk Factors.”

SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Financial Data of the Seattle Bank

The following tables present the Seattle Bank’s selected historical financial data as of and for the dates and periods indicated. The statements of condition data, statements of income data, financial statistics data, and dividends data for the years ended December 31, 2013, 2012, 2011, 2010, and 2009, have been derived from “Item 6. Selected Financial Data” of the Seattle Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated into this Disclosure Statement by reference. The unaudited statements of condition data, statements of income data, and certain of the financial statistics data and dividends data for the nine months ended September 30, 2014 and 2013, have been derived from the unaudited financial statements of the Seattle Bank contained in its Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2014 and 2013. The Seattle Bank’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, is incorporated into this Disclosure Statement by reference.

The following information is only a summary and is not necessarily indicative of the results of future operations or the future condition of the Seattle Bank or the Continuing Bank. Members should read this selected historical financial data together with the Seattle Bank’s financial statements that are included in the periodic reports incorporated by reference into this Disclosure Statement or otherwise referenced herein and the accompanying notes and management’s discussion and analysis of financial condition and results of operations contained in such reports.

The Seattle Bank’s change to the contractual method as of October 1, 2013, for amortizing premiums and accreting discounts on its mortgage loans has been reported through retroactive application of the change in accounting principle to all periods presented (as applicable).

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)		(in millions, except percentages)
Statements of Condition (at period end)
Total assets (3)	$35,017	$37,238	$35,870	$35,418	$40,182	$47,200	$51,082
Investments (1)	22,945	25,452	22,546	25,039	27,369	30,499	23,817
Advances	10,226	10,800	10,935	9,135	11,292	13,355	22,257
Mortgage loans held for portfolio, net (2)(3)	685	841	798	1,058	1,355	3,201	4,094
Deposits and other borrowings	462	461	410	541	287	503	340
Consolidated obligations: (4)
Discount notes	13,310	14,573	14,989	21,417	14,034	11,597	18,502
Bonds	18,242	18,915	17,414	10,497	23,221	32,479	29,762

Total consolidated obligations	31,552	33,488	32,403	31,914	37,255	44,076	48,264
Mandatorily redeemable capital stock (MRCS)	1,544	1,770	1,748	1,187	1,061	1,022	946
Affordable Housing Program payable (3)	21	20	20	19	13	5	9
Capital stock:
Class A capital stock—putable	36	48	45	109	119	126	133
Class B capital stock—putable	823	875	878	1,463	1,621	1,650	1,717

Total capital stock	859	923	923	1,572	1,740	1,776	1,850
Retained earnings:
Unrestricted (3)	268	225	236	187	131	65	40
Restricted (3)	59	48	51	39	24	—	—

Total retained earnings (3)	327	273	287	226	155	65	40

Accumulated other comprehensive income (loss)	24	(120)	(72)	(227)	(611)	(667)	(909)

Total capital (3)	1,210	1,076	1,138	1,571	1,284	1,174	981

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)		(in millions, except percentages)
Statements of Income (for the period ended)
Interest income (3)	$208	$212	$282	$316	$372	$578	$878
Net interest income after provision (benefit) for credit losses (3)	105	105	138	126	99	180	214
Other income (loss) (3)	2	4	10	24	67	(86)	(323)
Other expense	61	57	80	71	67	62	53

Income (loss) before assessments (3)	46	52	68	79	99	32	(162)
Assessments (3)	5	5	7	8	9	7	—

Net income (loss) (3)	41	47	61	71	90	25	(162)

Financial Statistics (for the period ended) (3)(11)
Annualized return on average equity	4.55%	5.05%	5.04%	4.98%	6.62%	2.30%	(14.13)%
Annualized return on average assets	0.15%	0.17%	0.17%	0.19%	0.19%	0.05%	(0.30)%
Average equity to average assets	3.27%	3.41%	3.30%	3.90%	2.94%	2.12%	2.12%
Regulatory capital ratio (5)	7.79%	7.97%	8.25%	8.43%	7.36%	6.07%	5.55%
Annualized net interest margin (6)	0.39%	0.38%	0.37%	0.34%	0.23%	0.36%	0.40%
Market value of equity (MVE) to par value of capital stock (PVCS) ratio	114.36%	104.52%	107.67%	95.07%	74.38%	75.72%	52.24%
Return on PVCS vs. one-month London Interbank Offered Rate (LIBOR) (7)	197	213	207	229	298	62	(610)
Core mission activity (CMA) assets to consolidated obligations ratio	41.10%	38.56%	41.51%	34.16%	33.96%	37.61%	54.67%

Dividends (for the period ended)
Cash dividends paid (8)	$0.7	$0.2	$0.5	$—	$—	$—	$—
Cash dividends on MRCS recorded as interest expense	$1.3	$0.5	$0.9	$—	$—	$—	$—
Annualized dividend rate: (9)
Class A stock—putable	0.10%	0.03%	0.05%	—%	—%	—%	—%
Class B stock—putable	0.10%	0.03%	0.05%	—%	—%	—%	—%
Dividend payout ratio (10)	1.70%	0.49%	0.75%	—%	—%	—%	—%

(1)	Investments include federal funds sold, securities purchased under agreements to resell, available-for-sale and held-to-maturity securities, and loans to other FHLBanks.
(2)	Mortgage loans held for portfolio, net includes allowance for credit losses of $984,000 and $1.2 million as of September 30, 2014 and 2013, and $934,000, $2.3 million, $5.7 million, $1.8 million, and $626,000, as of December 31, 2013, 2012, 2011, 2010, and 2009.
(3)	The following line items reflect the retroactive application of the Seattle Bank’s change in accounting principle to the contractual method for amortizing premiums and accreting discounts on its mortgage loans held for portfolio for all periods presented (unless otherwise noted): (i) statements of condition: total assets, mortgage loans held for portfolio, net, Affordable Housing Program (“AHP”) payable (as of September 30, 2013 only), unrestricted retained earnings, restricted retained earnings, total retained earnings, and total capital; (ii) statements of income: interest income, net interest income after provision (benefit) for credit losses, other income (loss) (fiscal year 2011 only), income (loss) before assessments, assessments (for the nine months ended September 30, 2013 and fiscal year 2013 only), and net income (loss); and (iii) all financial statistics. For additional information and financial impact as of and for the nine months ended September 30, 2013, and the years ended December 31, 2013, 2012, and 2011, see the financial statements to the periodic reports incorporated by reference into this document. This change resulted in a net increase of $4.5 million and a net decrease of $509,000 to the statements of income line items for the years ended December 31, 2010 and 2009, and net decreases of $7.8 million and $12.3 million to the statements of condition line items as of December 31, 2010 and 2009. Financial ratios increased slightly in 2010 and decreased or were unchanged in 2009.

(4)	Consolidated obligations are the joint and several obligations of all the FHLBanks. The amounts shown are the consolidated obligations, net for which the Seattle Bank is primary obligor.
(5)	Regulatory capital ratio is defined as period-end regulatory capital, which includes total capital stock, retained earnings, and MRCS, expressed as a percentage of period-end total assets.
(6)	Net interest margin is defined as net interest income for the period, expressed as a percentage of average earning assets for the period.
(7)	Return on PVCS vs. one-month LIBOR is expressed in basis points.
(8)	The Seattle Bank paid no dividends in 2012, 2011, 2010, or 2009.
(9)	Annualized dividend rates are dividends paid in cash and stock, divided by the average balance of capital stock eligible for dividends during the period.
(10)	Dividend payout ratio is defined as dividends for the period expressed as a percentage of net income (loss) for the period. Ratio excludes dividends on MRCS, which are recorded as interest expense.
(11)	Amounts used to calculate selected financial ratios are based on numbers in dollars. Accordingly, recalculations using numbers in millions may not produce the same results.

Selected Historical Financial Data of the Des Moines Bank

The following tables present the Des Moines Bank’s selected historical financial data as of and for the dates and periods indicated. The statements of condition data, statements of income data, and financial statistics data for the years ended December 31, 2013, 2012, 2011, 2010, and 2009, have been derived from “Item 6. Selected Financial Data” of the Des Moines Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated into this Disclosure Statement by reference. The unaudited statements of condition data, statements of income data, and certain of the financial statistics data for the nine months ended September 30, 2014 and 2013, have been derived from the unaudited financial statements of the Des Moines Bank’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2014 and 2013. The Des Moines Bank’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, is incorporated into this Disclosure Statement by reference.

The following information is only a summary and is not necessarily indicative of the results of future operations or the future condition of the Des Moines Bank or the Continuing Bank. Members should read this selected historical financial data together with the Des Moines Bank’s financial statements that are included in the periodic reports incorporated by reference into this Disclosure Statement or otherwise referenced herein and the accompanying notes and management’s discussion and analysis of financial condition and results of operations contained in such reports.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(unaudited)		(in millions, except percentages)
Statements of Condition (at period end)
Investments (1)	$17,948	$12,336	$20,131	$13,433	$14,637	$18,639	$20,790
Advances	64,220	45,787	45,650	26,614	26,591	29,253	35,720
Mortgage loans held for portfolio, gross	6,530	6,603	6,565	6,968	7,157	7,434	7,719
Allowance for credit losses	(6)	(14)	(8)	(16)	(19)	(13)	(2)
Total assets	98,399	65,063	73,004	47,367	48,733	55,569	64,657
Consolidated obligations
Discount notes	62,803	28,218	38,137	8,675	6,810	7,208	9,417
Bonds	30,387	32,227	30,195	34,345	38,012	43,791	50,495

Total consolidated obligations (2)	93,190	60,445	68,332	43,020	44,822	50,999	59,912
Mandatorily redeemable capital stock (MRCS)	8	13	9	9	6	7	8
Capital stock—Class B putable	3,456	2,690	2,692	2,063	2,109	2,183	2,461
Retained earnings	712	656	678	622	569	556	484
Accumulated other comprehensive income (loss)	152	73	87	149	134	91	(34)

Total capital	4,320	3,419	3,457	2,834	2,812	2,830	2,911

Statements of Income (for the periods ended)
Net interest income	$176.7	$154.7	$213.1	$240.6	$235.6	$414.9	$197.4
(Reversal) provision for credit losses on mortgage loans	(1.7)	—	(5.9)	—	9.2	12.1	1.5
Other (loss) income (3)	(29.3)	(30.8)	(34.5)	(49.3)	(67.1)	(164.4)	57.8
Other expense (4)	48.4	42.7	62.5	67.5	61.7	57.3	55.1
Assessments	10.1	8.1	12.2	12.4	19.8	48.1	52.7

Net income	90.6	73.1	109.8	111.4	77.8	133.0	145.9

Financial Statistics (for the periods ended) (5)
Net interest spread (6)	0.28%	0.36%	0.34%	0.42%	0.36%	0.59%	0.17%
Net interest margin (7)	0.30%	0.42%	0.39%	0.49%	0.44%	0.67%	0.28%
Return on average equity	3.32%	3.45%	3.68%	3.98%	2.78%	4.57%	4.46%
Return on average capital stock	4.27%	4.72%	4.94%	5.44%	3.66%	5.76%	5.05%
Return on average assets	0.15%	0.20%	0.20%	0.23%	0.15%	0.22%	0.21%
Average equity to average assets	4.61%	5.73%	5.40%	5.69%	5.27%	4.70%	4.63%
Regulatory capital ratio (8)	4.24%	5.16%	4.63%	5.69%	5.51%	4.94%	4.57%
Dividend payout ratio (9)	62.52%	53.46%	48.72%	52.46%	83.34%	45.92%	30.05%

(1)	Investments include interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities, and held-to-maturity securities.
(2)	The total par value of outstanding consolidated obligations of the 12 FHLBanks was $816.9 billion and $720.7 billion, and $766.8 billion, $687.9 billion, $691.8 billion, $796.3 billion, and $930.5 billion at September 30, 2014, and September 30, 2013, and December 31, 2013, 2012, 2011, 2010, and 2009.
(3)	Other (loss) income includes, among other things, net gains (losses) on investment securities, net gains (losses) on derivatives and hedging activities, and net losses on the extinguishment of debt.
(4)	Other expense includes, among other things, compensation and benefits, professional fees, contractual services, and gains and losses on real estate owned.
(5)	Amounts used to calculate selected financial ratios are based on numbers in thousands. Accordingly, recalculations using numbers in millions may not produce the same results.
(6)	Represents yield on total interest-earning assets minus cost of total interest-bearing liabilities.
(7)	Represents net interest income expressed as a percentage of average interest-earning assets.
(8)	Represents period-end regulatory capital expressed as a percentage of period-end total assets. Regulatory capital includes all capital stock, MRCS, and retained earnings.
(9)	Represents dividends declared and paid in the stated period expressed as a percentage of net income for the stated period.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL DATA

The following tables summarize unaudited per share financial data for the Des Moines Bank and the Seattle Bank on a historical basis and on a pro forma combined basis giving effect to the Merger using the acquisition method of accounting with the Des Moines Bank as the accounting acquirer of the Seattle Bank for the year ended December 31, 2013, and the nine-month period ended September 30, 2014. The unaudited pro forma per share information gives effect to the Merger as if the Merger had been effective on September 30, 2014, or December 31, 2013, in the case of the market value and book value data, and as if the Merger had been effective on January 1, 2013, in the case of the cash dividends data.

The unaudited pro forma per share data is presented for illustrative purposes only and is not necessarily indicative of the financial position or dividend policies that would have occurred if the Merger had been consummated as of the times assumed above, nor are they necessarily indicative of future financial position or dividend policies. The unaudited pro forma per share calculations are estimates based upon information and assumptions available as of the date of this Disclosure Statement. The pro forma information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements and Notes” and the related notes included in this Disclosure Statement.

Each of the Des Moines Bank’s and the Seattle Bank’s capital stock has a par value of $100 per share. Their capital stock is not publicly traded and all shares are issued, redeemed, repurchased, and transferred between their respective members, as applicable, at $100 per share. Immediately following the Merger, the Continuing Bank’s capital stock will also have a par value of $100 per share, and its shares of capital stock will be issued, redeemed, repurchased, and transferred between its members, as applicable, at $100 per share.

	Nine Months Ended September 30, 2014
	Historical			Pro Forma Combined
	Des Moines Bank	Seattle Bank	Seattle Bank (excluding excess MRCS)
Market value of equity per share (1)	$122.68	$114.36	$133.33	$125.02
Book value per share (2)	$124.94	$114.60	$133.90	$126.75
Cash dividends per share (annualized) (3)	$2.80	$0.10	$0.10	$2.80

	Year Ended December 31, 2013
	Historical			Pro Forma Combined
	Des Moines Bank	Seattle Bank	Seattle Bank (excluding excess MRCS)
Market value of equity per share (1)	$121.19	$107.67	$117.97	$120.07
Book value per share (2)	$128.34	$108.06	$118.89	$125.09
Cash dividends per share (annualized) (3)	$2.61	$0.05	$0.05	$2.61

(1)	Represents the market value of equity of each Constituent Bank divided by its total shares of capital stock outstanding (excluding excess MRCS if noted). The Des Moines Bank defines this metric as “Market Value of Capital Stock” in its Securities and Exchange Commission (“SEC”) filings. The Seattle Bank provides a similar metric entitled “Market Value of Equity to Par Value of Capital Stock” in its SEC filings.
(2)	Represents total shareholder’s equity and MRCS (excluding excess MRCS if noted) divided by total shares of capital stock outstanding (excluding excess MRCS if noted).
(3)

Represents the cash dividend rate on all capital stock for the period. The Des Moines Bank declares separate dividend rates for its membership capital stock and activity based capital stock. For the nine months ended September 30, 2014, and year ended December 31, 2013, historical cash dividends declared per share for Des Moines Bank membership capital stock and activity based capital stock were $0.50 and $3.50, respectively. The Seattle Bank declares the same dividend rates for both its Class A stock and Class B stock. The pro forma cash dividend rate on all capital stock (subsequent to the Merger) assumes that the Des Moines Bank and the Seattle Bank had the same proportion of membership capital stock and activity based capital stock outstanding for the period.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Disclosure Statement and the documents incorporated by reference into this Disclosure Statement contain “forward-looking statements.” These forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and may include statements regarding the period following the completion of the Merger. In some cases (but not all), you can identify forward-looking statements by words such as “may,” “hope,” “might,” “can,” “could,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend,” “strategy,” “potential” or “continue,” and the negatives of these terms and other comparable terminology. These forward-looking statements include expectations, beliefs, plans, projections (including financial), strategies, and objectives of the Constituent Banks and the Continuing Bank regarding future performance, events, conditions, and developments, including future operational results, changes in asset and liability levels, and use of products and services, to name a few. These statements are only predictions based on the Constituent Banks’ current expectations and projections about future events. There are important factors that could cause the Des Moines Bank’s, the Seattle Bank’s, and the Continuing Bank’s actual results, conditions, events, and developments to differ materially from the results, conditions, events, and developments expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in the section entitled “Risk Factors.”

The risks and uncertainties enumerated in the section entitled “Risk Factors” in this Disclosure Statement are not exhaustive. Other sections of this Disclosure Statement describe additional factors that could adversely impact the Des Moines Bank’s, the Seattle Bank’s and the Continuing Bank’s business and financial performance and condition. Moreover, the Des Moines Bank and the Seattle Bank operate, and the Continuing Bank will operate, in a rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can the Constituent Banks assess the impact that these factors will have on the Des Moines Bank’s, the Seattle Bank’s or the Continuing Bank’s business or the extent to which any factor, or combination of factors, may cause actual results or conditions to differ materially from those contained in any forward-looking statements.

Although the Constituent Banks believe the expectations reflected in the forward-looking statements are reasonable, they cannot guarantee future results, levels of activity, conditions, performance, or achievements. You should not rely on forward-looking statements as predictions of future events. The Constituent Banks caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those expressed in or implied by the forward-looking statements. Except to the extent required by applicable law, none of the Seattle Bank, the Des Moines Bank, or the Continuing Bank has a duty, or makes any commitment, to revise or update any forward-looking statements after the date of this Disclosure Statement in order to conform prior statements to reflect actual results or conditions or revised expectations or circumstances after the date any such statements are made.

Forward-looking statements include, but are not limited to, statements about: the benefits of the Merger for the Des Moines Bank, the Seattle Bank, and the Continuing Bank, including future financial results and condition; the Des Moines Bank’s, the Seattle Bank’s, and the Continuing Bank’s plans, objectives, expectations, and intentions; the expected timing of completion of the Merger; expected future results of operations, operating cash flows, and financial condition; business strategies and investment policies and returns; assumptions relating to membership borrowing, financing plans, and the availability of capital; potential growth opportunities available to the Des Moines Bank, the Seattle Bank, and the Continuing Bank; the recruitment and retention of officers and employees; expected levels of compensation; potential operating performance, achievements, productivity improvements, efficiency, and cost reduction efforts; the expectation with respect to securities and debt markets and general economic conditions; and the impact of future legislation and regulatory actions, including by the FHFA.

Important factors that could cause actual results, condition or performance to differ materially from those indicated by such forward-looking statements are also set forth in the Constituent Banks’ filings with the SEC. These risks and uncertainties include, without limitation, the following:

•	the inability to close the Merger in a timely manner;

•	the inability to complete the Merger due to the failure of the Des Moines Bank members or the Seattle Bank members to ratify the Merger Agreement;

•	the failure to satisfy other conditions for completion of the Merger, including the Des Moines Bank’s and the Seattle Bank’s satisfaction of the FHFA’s conditions to the approval of the Merger, and the receipt of other required regulatory and other approvals;

•	the failure of the Merger to close for any other reason and the related expenses and negative business impact;

•	the possibility that any of the anticipated benefits of the Merger will not be realized;

•	the risk that integration of the Seattle Bank’s operations with those of the Des Moines Bank will be materially delayed or will be more costly or difficult than expected;

•	the challenges of integrating and retaining key employees;

•	the effects of the announcement of and the completion of the Merger on the Constituent Banks’ or the Continuing Bank’s respective membership, business relationships, operating results, and business generally;

•	the possibility that the anticipated synergies and cost savings of the Merger will not be realized or will not be realized within the expected time period;

•	the possibility that the Merger may be more costly to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•	general competitive, economic, political, and market conditions and fluctuations; and

•	actions taken or conditions imposed by the United States and foreign governments or regulatory authorities, including the FHFA, or changes to regulations that impact the business of the Des Moines Bank, the Seattle Bank, or the Continuing Bank.

In addition, you should carefully consider other risks and uncertainties and other factors that may affect future results, condition, and performance of the Continuing Bank, as described in the section entitled “Risk Factors” in this Disclosure Statement, and as described in the Constituent Banks’ filings with the SEC that are available on the SEC’s website located at www.sec.gov, including the sections entitled “Risk Factors” in the Des Moines Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent Quarterly Reports filed on Form 10-Q, and the sections entitled “Risk Factors” in the Seattle Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent Quarterly Reports filed on Form 10-Q.

The Des Moines Bank and the Seattle Bank caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Disclosure Statement as to forward-looking statements contained in this Disclosure Statement, or the dates of the documents incorporated by reference into this document as to forward-looking statements made in those incorporated documents.

The Constituent Banks expressly qualify in their entirety all forward-looking statements attributable to the Des Moines Bank, the Seattle Bank, or the Continuing Bank, or any person acting on their behalf, by the cautionary statements contained or referred to in this section.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this Disclosure Statement, each member should carefully consider the matters described below in determining whether to ratify the Merger Agreement. See also “Where You Can Find More Information” and “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Merger and Its Completion

If the Merger is not completed, the Des Moines Bank and the Seattle Bank will have incurred substantial expenses and may have taken significant related actions without realizing the expected benefits of the Merger.

Each of the Des Moines Bank and the Seattle Bank has devoted and will continue to devote substantial internal resources, including advisors’ fees, travelling costs, and management and employee focus, in pursuing this Merger, and the expected benefits of those resource allocations will be lost if the Merger is not completed. In addition, as described in the section “Transactions and Other Actions Relating to the Merger,” the Constituent Banks are contemplating certain actions in connection with the Merger following receipt of any required regulatory or member approvals, including the Seattle Bank potentially repurchasing certain of its MRCS and Class A stock and potentially selling some or all of its PLMBS (if determined appropriate under then current facts and circumstances) as part of the Constituent Banks’ preparation for combining their balance sheets. If any of these actions are undertaken and the Merger is not completed, the Constituent Banks, most notably the Seattle Bank, will have allocated significant resources and made significant changes, including to its balance sheet structure, without receiving the expected benefits of the completed Merger.

The Des Moines Bank and Seattle Bank will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effects of the Merger could prompt employees, vendors, and members to take or refrain from taking actions and may have an adverse impact on the Des Moines Bank’s and the Seattle Bank’s respective businesses. These uncertainties may impair the Constituent Banks’ ability to attract, retain, and motivate employees until the Merger and associated integration process is further along or completed, and could cause members and others that deal with the Constituent Banks to delay or defer certain decisions or seek to change or terminate existing business or other relationships. In addition, specific restrictions and other provisions in the Merger Agreement may, among other things, delay or limit each of the Constituent Banks’ ability to follow certain business strategies; respond effectively to industry developments, competitive pressures, and other business opportunities; or make necessary systems enhancements or other changes to each of the Constituent Banks’ businesses, prior to the completion of the Merger or termination of the Merger Agreement. If, despite the Constituent Banks’ retention and business efforts, key employees depart or vendors or members limit or terminate business with the Constituent Banks, their ability to operate their businesses successfully could be negatively impacted.

The Merger is subject to certain closing conditions, including regulatory approval and approval of members of the Des Moines Bank and of the Seattle Bank, which may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the Continuing Bank following the Merger.

There are significant risks and uncertainties associated with the Merger that could delay or prevent the completion of the Merger. The members of each of the Constituent Banks must vote on whether or not to ratify the Merger Agreement. No assurance can be given as to whether these ratifications will be received. In addition, general economic and financial market conditions, regulatory changes, and other internal and external factors may also affect the ability of the Constituent Banks to complete the Merger or cause its delay. Further, although the Constituent Banks have obtained FHFA approval of their merger application as filed pursuant to the FHFA Merger Rules (the “Merger Application”), final approval of the Merger is subject to the satisfaction of certain conditions, which include, among other things, acceptance by the FHFA of the Continuing Bank’s organization certificate. Such conditions or changes in circumstance could have the effect of delaying or preventing completion of the Merger or could impose additional costs on or limit the potential success of the Continuing Bank, any of which could have an adverse effect on the Constituent Banks or the Continuing Bank, as the case may be.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.

The Merger Agreement is subject to a number of conditions that must be fulfilled (or waived, as applicable) in order to complete the Merger. Those conditions include, among others: ratification of the Merger Agreement by Des Moines Bank and Seattle Bank members; absence of material breaches of representations, warranties, or obligations as set forth in the Merger Agreement; approval of the FHFA; absence of orders prohibiting completion of the Merger; and absence of any governmental action, statute, rule, or regulation that makes the Merger illegal, or, following the date of the distribution of this Disclosure Statement, causes any condition that would constitute a material impairment of the benefits reasonably expected to be realized from the Merger. These conditions to the closing of the Merger Agreement may not be fulfilled (or waived, as applicable), and, accordingly, the Merger may not be completed. In addition, under the Merger Agreement, if the Merger is not completed by June 30, 2015 (unless such date is extended under certain circumstances pursuant to the terms of the Merger Agreement), either the Seattle Bank or the Des Moines Bank may choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after member ratification of the Merger Agreement. In addition, the Seattle Bank or the Des Moines Bank may elect to terminate the Merger Agreement in certain other circumstances. If the Merger Agreement is terminated under certain circumstances, the Des Moines Bank may be required to pay the Termination Fee of $57 million to the Seattle Bank, and if terminated under certain other circumstances, the Seattle Bank may be required to pay the Termination Fee of $57 million to the Des Moines Bank. Please refer to the sections entitled “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” for a more complete description of these circumstances.

The Merger Agreement limits the Des Moines Bank’s and the Seattle Bank’s ability to pursue acquisition proposals or to change recommendations regarding the Merger, and requires each Constituent Bank to pay the Termination Fee of $57 million under limited circumstances, including circumstances relating to acquisition proposals.

The Merger Agreement prohibits the Des Moines Bank and the Seattle Bank from initiating, soliciting, knowingly encouraging, or knowingly facilitating certain third-party acquisition proposals. In addition, each of the Constituent Banks has agreed that its board of directors will not change its recommendation to its members regarding the Merger or approve an alternative transaction, except under very limited circumstances. See “The Merger Agreement—Third-Party Acquisition Proposals.” The Merger Agreement also provides that the Des Moines Bank or the Seattle Bank must pay the Termination Fee in the amount of $57 million in the event that the Merger Agreement is terminated under certain circumstances, including involving such party’s failure to abide by certain obligations not to solicit acquisition proposals or change its recommendation. See “The Merger Agreement—Termination Fee.” These provisions might discourage a potential competing acquirer that might have an interest in acquiring the Des Moines Bank or the Seattle Bank, as the case may be, from considering or proposing such an acquisition, which acquisition proposal could have ultimately led to a more beneficial transaction for applicable members than the Merger may.

Combining the Constituent Banks may be more difficult, costly, or time-consuming than expected, and the anticipated benefits and cost savings of the Merger may not be realized.

The Des Moines Bank and the Seattle Bank have operated and, until the completion of the Merger, will continue to operate independently. The success of the Merger, including anticipated benefits and cost savings (including the time to realize such benefits and savings), will depend, in part, on the Continuing Bank’s ability to successfully combine and integrate the businesses of the Constituent Banks in a manner that permits growth opportunities and does not materially disrupt the existing member relations or result in decreased business due to loss of members. It is possible that the integration process could result in the loss of key employees, corporate culture issues, the disruption of either of the Constituent Banks’ ongoing business, or inconsistencies in standards, controls, technologies, procedures, and policies that may adversely affect the Continuing Bank’s ability to maintain relationships with its members, vendors, and employees or to achieve the anticipated benefits and cost savings of the Merger. In addition, the integration efforts will also divert management attention and resources. These integration matters could have an adverse effect on the Constituent Banks during the transition period and for an undetermined period after completion of the Merger, which would negatively impact the Continuing Bank.

The unaudited prospective financial information is based on various assumptions that may not prove to be correct.

The unaudited prospective financial information set forth in this Disclosure Statement is based on assumptions of, and information available to, the Des Moines Bank and the Seattle Bank, at the time such financial information was prepared and provided to the Des Moines Bank’s and the Seattle Bank’s financial advisors. The Des Moines Bank and the Seattle Bank do not know whether the assumptions they made will prove correct, and any or all of the information they relied on may turn out to be wrong. Such assumptions and information can be adversely affected by inaccurate expectations or by known or unknown risks and uncertainties, many of which are beyond the Des Moines Bank’s and the Seattle Bank’s control. Many factors mentioned in this Disclosure Statement, including the risks outlined in this “Risk Factors” section and the events and circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining the Des Moines Bank’s, the Seattle Bank’s, and the Continuing Bank’s future results and condition. As a result of these contingencies, actual future results and condition may vary materially from the Constituent Banks’ estimates. In view of these uncertainties, the inclusion of certain unaudited prospective financial information in this Disclosure Statement is not and should not be viewed as a representation that the forecasted results or condition will be achieved.

In addition, the unaudited prospective financial information presented herein was prepared solely for internal use and not prepared with a view toward public disclosure or toward compliance with published guidelines of any regulatory or professional body (including those established by the American Institute of Certified Public Accountants). Further, any forward-looking statement speaks only as of the date on which it is made. Each of the Des Moines Bank and the Seattle Bank reviews and updates its internal projections regularly and has revised its internal projections included in this Disclosure Statement since the time they were prepared based on, among other things, actual experience, circumstances, and business developments. However, none of the Des Moines Bank, the Seattle Bank, or any other party undertakes any obligation to update the unaudited prospective financial information herein to reflect anticipated or unanticipated events, circumstances, or business developments after the date such unaudited prospective financial information was prepared.

Further, neither the Constituent Banks’ independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The unaudited pro forma condensed combined financial information included in this Disclosure Statement is presented for illustrative purposes only and the actual financial condition and results of operations of the Continuing Bank after the Merger may differ materially.

The unaudited pro forma condensed combined financial information set forth in this Disclosure Statement is based on assumptions of, and information available to, the Des Moines Bank and the Seattle Bank at the time such financial information was prepared, and it is presented for illustrative purposes only and is not necessarily indicative of what the Continuing Bank’s actual financial condition or results of operations would have been had the Merger been completed on the dates indicated in such presentations. The unaudited pro forma condensed combined financial information reflects adjustments, which are based on preliminary estimates and assumed events and circumstances, to record the purchase consideration, Seattle Bank’s identifiable assets acquired and liabilities assumed at fair value as of the effective date of the Merger, and the resulting “Additional Capital from Merger” (as such term is defined in “Description of Capital Stock of the Continuing Bank—Dividends and Capital Distributions”) recognized. Accordingly, the final acquisition method accounting adjustments may differ materially from the pro forma adjustments reflected in this Disclosure Statement. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements and Notes.”

Further, neither the Constituent Banks’ independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the unaudited pro forma condensed combined financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information.

Certain of the Constituent Banks’ directors and executive officers may have interests in the Merger different from, or in addition to, the interests of their members.

The members of the Constituent Banks should be aware that some of their directors and executive officers have interests in the Merger and have arrangements that are different from, or in addition to, those of the Constituent Banks’ members. These interests and arrangements may create potential conflicts of interests. The Constituent Banks’ boards of directors were aware of these interests and considered these interests, among other matters, when making their respective decisions to approve the Merger Agreement, and in recommending that their respective members vote in favor of ratifying the Merger Agreement.

These interests could include:

•	Immediately following the Merger, all members of each of the Constituent Banks’ boards of directors becoming board members of the Continuing Bank;

•	Richard S. Swanson, President and Chief Executive Officer of the Des Moines Bank, and Michael L. Wilson, President and Chief Executive Officer of the Seattle Bank, having each entered into new employment agreements, which terms begin at the completion of the Merger;

•	In connection with the completion of the Merger, all of the Seattle Bank’s executive officers, other than Mr. Wilson and one other executive officer who will stay on as an executive officer of the Continuing Bank, will likely receive change in control payments as such officers are not expected to continue their employment with the Continuing Bank; and

•	In connection with the completion of the Merger, the directors and officers of the Continuing Bank entering into new indemnification agreements with the Continuing Bank and the Continuing Bank’s indemnification provisions in its bylaws being revised, thereby potentially providing additional indemnification benefits.

For a more complete description of these interests, see “The Merger—Interests of Certain Directors and Executive Officers of the Constituent Banks in the Merger.”

The opinions of the Seattle Bank’s and the Des Moines Bank’s financial advisors will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.

The Des Moines Bank and the Seattle Bank each received a written fairness opinion regarding the Merger from its respective financial advisor, Sandler and Citi, at the time of entering into the Merger Agreement. Subsequent changes in the operations and prospects of the Constituent Banks, in general market and economic conditions, and due to other factors that may be beyond the Constituent Banks’ control, and on which their financial advisors’ opinions were based, may significantly alter the circumstances of the Constituent Banks and the Continuing Bank by the time the Merger is completed. The opinions do not speak as of the time of Merger completion or as of any date other than the date of such opinions. The Des Moines Bank and the Seattle Bank do not anticipate asking their respective financial advisors to update their opinions. For a description of the opinions that the Des Moines Bank and the Seattle Bank received from their respective financial advisors, please refer to the sections entitled “The Merger—Opinion of the Des Moines Bank’s Financial Advisor” and “The Merger—Opinion of the Seattle Bank’s Financial Advisor.”

Members of both the Des Moines Bank and the Seattle Bank will have a reduced ownership interest after completion of the Merger; the Continuing Bank’s board of directors will be enlarged to 29 members, with the former Des Moines Bank board members taking 15 of the board seats; and the Continuing Bank will have co-executive leaders and its executive management is expected to be made up of primarily the Des Moines Bank’s executive management serving immediately prior to the Merger.

After the completion of the Merger, the Des Moines Bank members and the Seattle Bank members will own a smaller percentage of the Continuing Bank than they currently own of the Des Moines Bank and the Seattle Bank, respectively. Shortly following completion of the Merger, based on stockholdings of the Constituent Banks’ members as of September 30, 2014, and after giving effect to the repurchase of all excess stock (whether classified as MRCS or otherwise), it is anticipated that the Des Moines Bank members, on the one hand, and the Seattle Bank members, on the other hand, will hold approximately 82% and 18%, respectively, of the shares of capital stock of the Continuing Bank. Consequently, Des Moines Bank members, as a group, and Seattle Bank members, as a group, will each have reduced ownership in the Continuing Bank compared to their ownership in the Des Moines Bank and the Seattle Bank, respectively. In particular, Seattle Bank members, as a group, will have significantly less than a majority of the ownership of the Continuing Bank.

In addition, immediately following the Merger, the Continuing Bank’s board of directors will be comprised of 29 members, 14 of whom will be the members of the Seattle Bank’s board of directors immediately prior to the Merger and 15 of whom will be the members of the Des Moines Bank’s board of directors immediately prior to the Merger; the Continuing Bank’s board is expected, with the approval of the FHFA, to develop and implement a plan to reduce the size of the board at some point following the Merger. It is also expected that immediately following the Merger, the Chair of the Des Moines Bank will serve as the Chair of the Continuing Bank and the Chair of the Seattle Bank will serve as the Vice Chair of the Continuing Bank. Further, immediately following the Merger, the usual role of President and Chief Executive Officer of an FHLBank will be split between two officers for the Continuing Bank, with the current President and Chief Executive Officer of the Des Moines Bank, Richard S. Swanson, expected to serve as the Chief Executive Officer of the Continuing Bank and the current President and Chief Executive Officer of the Seattle Bank, Michael L. Wilson, expected to serve as the President of the Continuing Bank (the Chief Executive Officer being the external-facing executive and the President being responsible for selecting the executive officers, integrating the two organizations, and day-to-day operations). Both co-executive leaders will report directly to the Continuing Bank’s board of directors. This co-executive leadership structure is expected to remain in place until June 30, 2017, when Mr. Swanson will retire and Mr. Wilson will become the Continuing Bank’s President and Chief Executive Officer. The remainder of the Continuing Bank’s executive management is expected to be primarily made up of the Des Moines Bank’s executive management serving immediately prior to the Merger. As a result of these restructurings of the board of directors and management for the Continuing Bank, the Seattle Bank members most significantly and the Des Moines Bank members to a somewhat lesser extent will have a change in governance and management dynamics that they may find unfavorable compared to what they had prior to the Merger. For more information regarding the board and management of the Continuing Bank, please see “The Merger—Management and Board of Directors of the Continuing Bank.”

The shares of the Continuing Bank’s capital stock to be received by the Seattle Bank members as a result of the Merger will have different rights than shares of the Seattle Bank’s capital stock, and the Continuing Bank will have different bylaws than the Seattle Bank had.

Upon completion of the Merger, the Seattle Bank members will become members of the Continuing Bank, and their rights as stockholders will be governed by the Continuing Bank’s capital plan, and they will be governed under the Continuing Bank’s bylaws. The rights associated with the Continuing Bank’s capital stock are different from the rights associated with the Seattle Bank’s capital stock, and the governance requirements of the Continuing Bank’s bylaws are different from those of the Seattle Bank’s bylaws. Although the rights associated with the Continuing Bank’s capital stock are also different from the rights associated with the Des Moines Bank’s capital stock and the governance requirements of the Continuing Bank’s bylaws are also different from those of the Des Moines Bank’s bylaws, such rights and requirements of the Continuing Bank will be substantially similar to those of the Des Moines Bank as the Continuing Bank’s capital plan and bylaws are based on those of the Des Moines Bank. For more complete information regarding these differences, please see the sections entitled “Comparison of Rights of Stockholders” and “Description of Capital Stock of the Continuing Bank.”

Holders of the Seattle Bank’s capital stock and the Des Moines Bank’s capital stock will not be entitled to dissenters’ or appraisal rights in the Merger.

Dissenters’ rights or appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger transaction, and to demand that the corporation or institution, as applicable, pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. The holders of Des Moines Bank capital stock and Seattle Bank capital stock will not be entitled to assert any dissenters’ rights or appraisal rights in connection with the Merger under the FHLBank Act and the regulations of the FHFA, as amended.

Risks Related to the Seattle Bank

You should read and consider risk factors specific to the Seattle Bank, including: (i) risks to the Seattle Bank regarding the Merger, including if it is unable to consummate the Merger (as described in Part II. Item 1A of the Seattle Bank’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014); and (ii) risks related to the Seattle Bank’s business that will also affect the Continuing Bank after the closing of the Merger (as described in Part I. Item 1A of the Seattle Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013). See “Incorporation of Certain Documents by Reference” for information incorporated by reference in this Disclosure Statement.

Risks Related to the Des Moines Bank

You should read and consider risk factors specific to the Des Moines Bank, including: (i) risks to the Des Moines Bank regarding the Merger, including if it is unable to consummate the Merger (as described in Part II. Item 1A of the Des Moines Bank’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014); and (ii) risks related to the Des Moines Bank’s business that will also affect the Continuing Bank after the closing of the Merger (as described in Part I. Item 1A of the Des Moines Bank’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013). See “Incorporation of Certain Documents by Reference” for information incorporated by reference in this Disclosure Statement.

SEATTLE BANK VOTE OF MEMBERS

Purpose of the Member Vote

Members of the Seattle Bank are being asked to vote on the following resolution in connection with ratification of the Merger Agreement relating to the Merger:

•	RESOLVED that the Merger Agreement, dated September 25, 2014, between the Federal Home Loan Bank of Seattle (Seattle Bank) and the Federal Home Loan Bank of Des Moines (Des Moines Bank) and contemplating the merger of the Seattle Bank with and into the Des Moines Bank, be and hereby is ratified.

Under the FHFA Merger Rules, the Merger may not be consummated without ratification of the Merger Agreement by the members of each of the Constituent Banks.

Recommendation of the Seattle Bank’s Board of Directors

The Seattle Bank’s board of directors unanimously recommends that each member vote “FOR” ratification of the Merger Agreement.

Manner and Deadline for Voting

Ballots and instructions for casting member votes accompany this Disclosure Statement provided to Seattle Bank members. Ballots must be completed in accordance with the instructions and returned to the Seattle Bank (pre-addressed, return envelopes, with postage affixed, have been provided) by no later than 11:59 PM Pacific Time on February 23, 2015. No ballot received after that date will be counted. Once a member has cast its vote in accordance with the instructions, a member cannot later change its vote; the initial vote will be counted.

Because the FHFA Merger Rules do not allow the Constituent Banks to review any voted ballot prior to the close of the voting on February 23, 2015, all members should carefully cast their votes according to the ballot and the instructions to ensure that their votes can be counted. Votes of any member whose ballot is returned without an indication of how the member’s vote is being cast will not be counted in favor of ratification and will not be considered in determining whether a majority of votes have been cast in favor of the ratification.

Seattle Bank Record Date, Member Eligibility, and Votes Allowed Per Member

The Seattle Bank’s board of directors delegated to management of the Seattle Bank the designation of a record date for purposes of the vote regarding member ratification of the Merger Agreement, and management has fixed the close of business on September 30, 2014, as the record date for determining the members of the Seattle Bank entitled to receive notice and to cast votes, as well as the number of votes such members are entitled to cast. Only institutions that were members of the Seattle Bank at the close of business on the record date will be entitled to notice of and to participate in the voting. Each member that is entitled to participate in the voting will be able to vote the number of “Seattle Bank required shares” held by the member on the record date, subject to the limitation that no member may cast a number of votes that exceeds the average number of the Seattle Bank required shares of all members of the Seattle Bank entitled to vote, calculated on a district-wide basis, as of the record date.

For purposes of the vote regarding member ratification of the Merger Agreement, the amount of Seattle Bank stock that a member is required to hold at any time (the “Seattle Bank required shares”) is equal to the greater of (i) the member’s “Seattle Bank Membership Stock Requirement” (as such term is described below) and (ii) the sum of its “Seattle Bank Member MPP Stock Requirement” (as such term is described below) and its “Seattle Bank Member Advance Stock Requirement” (as such term is described below). A member’s “Seattle Bank Membership Stock Requirement” is that it hold Seattle Bank stock with an aggregate par value equal to the greater of (x) $500 and (y) 0.5% of the value of specified residential loans or securities on the member’s balance sheet. The Seattle Bank Membership Stock Requirement may not exceed $15 million and may be satisfied only by holdings of Seattle Bank Class B stock. A member’s “Seattle Bank Member MPP Stock Requirement” is that it hold Seattle Bank stock with an aggregate par value equal to 5% of the outstanding principal balance of loans sold by the member to the Seattle Bank under the Seattle Bank’s MPP. A member’s “Seattle Bank Member Advance Stock Requirement” is that it hold Seattle Bank stock with an aggregate par value equal to a percentage of the outstanding principal balance of advances extended from the Seattle Bank to the member. The percentage applicable with respect to a particular advance is the percentage that was in effect when the advance was made. The percentage has varied over time and is currently 4.5%. The Seattle Bank Member MPP Stock Requirement may be satisfied only by holdings of Seattle Bank Class B stock but the Seattle Bank Member Advance Stock Requirement may be satisfied by holdings of either Seattle Bank Class A stock or Seattle Bank Class B stock. For purposes of the vote to ratify the Merger Agreement, a member’s Seattle Bank Membership Stock Requirement will be determined as of December 31, 2013 (unless the member became a member after December 31, 2013, in which case its Seattle Bank Membership Stock Requirement will be determined as of the date utilized by the Seattle Bank to determine the member’s initial Seattle Bank Membership Stock Requirement), and a member’s Seattle Bank Member MPP Stock Requirement and its Seattle Bank Member Advance Stock Requirement will be determined as of the record date, September 30, 2014. If a member entitled to vote holds fewer shares of Seattle Bank stock than its Seattle Bank required shares, the member may only cast the number of shares actually held as of the record date.

A list of all Seattle Bank members entitled to vote and the number of shares they are entitled to cast regarding member ratification of the Merger Agreement accompanies this Disclosure Statement. A total of 1,821,877 shares of Seattle Bank capital stock, held by 319 members, may be cast. As of the record date, members with officers or directors serving as directors of the Seattle Bank were entitled to vote 64,439 shares of Seattle Bank stock, representing approximately 3.5% of the shares of Seattle Bank stock entitled to be cast in the ratification vote. The Seattle Bank currently expects that the shares of those institutions will be voted in favor of ratification of the Merger Agreement.

Required Vote

Pursuant to the FHFA Merger Rules, the members of the Seattle Bank will be considered to have ratified the Merger Agreement if a majority of votes cast are cast in favor of the ratification.

A member must cast all of its votes either for or against the ratification of the Merger Agreement, or may abstain with respect to all of its votes. Each Seattle Bank member’s vote must be made by resolution of its governing body, either authorizing the specific vote or delegating to an individual the authority to vote.

Treatment of Abstentions; Failure to Vote

The shares of members that fail to vote or that abstain in the vote will not be considered in determining whether a majority of votes have been cast in favor of member ratification of the Merger Agreement. As a result, a member’s failure to vote or abstention will have no effect on the vote to ratify the Merger Agreement.

No Changes to a Seattle Bank Member’s Vote Once Cast

Once a member has cast its vote in accordance with the instructions, a member cannot later change its vote; the initial vote will be counted.

Solicitation of Member Votes

The cost of solicitation of the votes of the Seattle Bank’s members will be borne by the Seattle Bank. In addition to solicitations by mail and the internet, some of the Seattle Bank’s directors, officers, and regular employees are expected to solicit votes personally or by telephone or other electronic means without additional compensation. Certain of the Seattle Bank’s management are expected to hold member meetings in various states in its FHLBank district.

DES MOINES BANK VOTE OF MEMBERS

Purpose of the Member Vote

Members of the Des Moines Bank are being asked to vote on the following resolution in connection with ratification of the Merger Agreement relating to the Merger:

•	RESOLVED that the Merger Agreement, dated September 25, 2014, between the Federal Home Loan Bank of Seattle (Seattle Bank) and the Federal Home Loan Bank of Des Moines (Des Moines Bank) and contemplating the merger of the Seattle Bank with and into the Des Moines Bank, be and hereby is ratified.

Under the FHFA Merger Rules, the Merger may not be consummated without ratification of the Merger Agreement by the members of each of the Constituent Banks.

Recommendation of the Des Moines Bank’s Board of Directors

The Des Moines Bank’s board of directors unanimously recommends that each member vote “FOR” ratification of the Merger Agreement.

Manner and Deadline for Voting

Members of the Des Moines Bank will vote electronically. As part of the electronic voting process, members will receive an email from Survey & Ballot Systems, which will provide them access to the voting website and instructions on how to vote. A copy of these instructions accompanies this Disclosure Statement provided to Des Moines Bank members. Ballots must be completed in accordance with the instructions and submitted in accordance with the instructions by no later than 5:00 PM Central Time on February 23, 2015. No ballot submitted after that date will be counted. Once a member has cast its vote in accordance with the instructions, a member cannot later change its vote; the initial vote will be counted.

Because the FHFA Merger Rules do not allow the Constituent Banks to review any voted ballot prior to the close of the voting on February 23, 2015, all members should carefully cast their votes according to the ballot and the instructions to ensure that their votes can be counted. Votes of any member whose ballot is returned without an indication of how the member’s vote is being cast will not be counted in favor of ratification and will not be considered in determining whether a majority of votes have been cast in favor of the ratification.

Des Moines Bank Record Date, Member Eligibility, and Votes Allowed Per Member

The Des Moines Bank’s board of directors has, for purposes of the vote regarding member ratification of the Merger Agreement, fixed the close of business on September 30, 2014, as the record date for determining the members of the Des Moines Bank entitled to receive notice and to cast votes, as well as the number of votes such members are entitled to cast. Only institutions that were members of the Des Moines Bank at the close of business on the record date will be entitled to notice of and to participate in the voting. Each member that is entitled to participate in the voting will be able to vote the number of “Des Moines Bank required shares” held by the member on the record date, subject to the limitation that no member may cast a number of votes that exceeds the average number of the Des Moines Bank required shares of all members of the Des Moines Bank entitled to vote, calculated on a district-wide basis, as of the record date.

For purposes of the vote regarding member ratification of the Merger Agreement, a member’s “Des Moines Bank required shares” are equal to the sum of (a) the member’s “Des Moines Bank Membership Stock Requirement” (as such term is described below) and (b) the member’s “Des Moines Bank Activity Based Stock

Requirement” (as such term is described below). A member’s “Des Moines Bank Membership Stock Requirement” provides that a member must purchase and maintain membership capital stock based on a percentage of its total assets as of the preceding December 31, or, if not a member as of December 31, on the date the Des Moines Bank utilized to determine a member’s initial Des Moines Bank Membership Stock Requirement. The Des Moines Bank Membership Stock Requirement is currently equal to 0.12% of the member’s total assets and has a floor of $10,000 and a cap of $10 million. A member’s “Des Moines Bank Activity Based Stock Requirement” provides that a member is required to purchase and maintain activity based capital stock to support certain business activities with the Des Moines Bank. The Des Moines Bank calculates each member’s Des Moines Bank Activity Based Stock Requirement daily. The Des Moines Bank Activity Based Stock Requirement is currently equal to 4.00% of the member’s outstanding advances or outstanding acquired member assets (although acquired member assets held by the Des Moines Bank as of July 1, 2003, are subject to the capital requirements specified in contracts in effect at the time the assets were purchased in lieu of the initial Des Moines Bank Activity Based Stock Requirement). For purposes of the vote to ratify the Merger Agreement, a member’s Des Moines Bank Membership Stock Requirement and Des Moines Bank Activity Based Stock Requirement will be determined as of the record date, September 30, 2014. If a member entitled to vote holds fewer shares of Des Moines Bank stock than its Des Moines Bank required shares, the member may only cast the number of shares actually held as of the record date.

A list of all Des Moines Bank members entitled to vote and the number of shares they are entitled to cast regarding member ratification of the Merger Agreement accompanies this Disclosure Statement. A total of 8,784,885 shares of Des Moines Bank Class B stock, held by 1,164 members, may be cast. As of the record date, members with officers or directors serving as directors of the Des Moines Bank were entitled to vote 211,613 shares of Des Moines Bank stock, representing approximately 2.4% of the shares of Des Moines Bank stock entitled to be cast in the ratification vote. The Des Moines Bank currently expects that the shares of those institutions will be voted in favor of ratification of the Merger Agreement.

Required Vote

Pursuant to the FHFA Merger Rules, the members of the Des Moines Bank will be considered to have ratified the Merger Agreement if a majority of votes cast are cast in favor of the ratification.

A member must cast all of its votes either for or against the ratification of the Merger Agreement, or may abstain with respect to all of its votes. Each Des Moines Bank member’s vote must be made by resolution of its governing body, either authorizing the specific vote or delegating to an individual the authority to vote.

Treatment of Abstentions; Failure to Vote

The shares of members that fail to vote or that abstain in the vote will not be considered in determining whether a majority of votes have been cast in favor of member ratification of the Merger Agreement. As a result, a member’s failure to vote or abstention will have no effect on the vote to ratify the Merger Agreement.

No Changes to a Des Moines Bank Member’s Vote Once Cast

Once a member has cast its vote in accordance with the instructions, a member cannot later change its vote; the initial vote will be counted.

Solicitation of Member Votes

The cost of solicitation of the votes of the Des Moines Bank’s members will be borne by the Des Moines Bank. In addition to solicitations by mail and the internet, some of the Des Moines Bank’s directors, officers, and regular employees are expected to solicit votes personally or by telephone or other electronic means without additional compensation. Certain of the Des Moines Bank’s management are expected to hold member meetings in various states in its FHLBank district.

INFORMATION ABOUT THE CONSTITUENT BANKS

Federal Home Loan Bank of Des Moines

Skywalk Level

801 Walnut Street

Suite 200

Des Moines, Iowa 50309

Phone: (800) 544-3452

The Federal Home Loan Bank of Des Moines is a federally chartered corporation organized on October 31, 1932, and is one of 12 FHLBanks. The Des Moines Bank is a cooperative owned by its members. Members include commercial banks, thrifts, credit unions, insurance companies, and CDFIs in Iowa, Minnesota, Missouri, North Dakota, and South Dakota. The Des Moines Bank provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Headquartered in Des Moines, the Des Moines Bank is a source of funding, primarily through advances, for approximately 1,170 members and eligible housing associates. Additional information about the Des Moines Bank is included in documents incorporated by reference in this Disclosure Statement. See “Where You Can Find More Information.”

Federal Home Loan Bank of Seattle

1001 Fourth Avenue

Suite 2600

Seattle, Washington 98154

Phone: (206) 340-2300

The Federal Home Loan Bank of Seattle, a federally chartered corporation organized on April 6, 1964, is a member-owned cooperative. The Seattle Bank provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. The Seattle Bank is one of 12 FHLBanks. Headquartered in Seattle, the Seattle Bank provides funding to approximately 320 members in Alaska, Hawaii, Idaho, Montana, Oregon, Utah, Washington, Wyoming, and the U.S. territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. Additional information about the Seattle Bank is included in documents incorporated by reference in this Disclosure Statement. See “Where You Can Find More Information.”

TRANSACTIONS AND OTHER ACTIONS RELATING TO THE MERGER

In connection with the Merger, one or both of the Constituent Banks expect to take part to varying degrees in the following transactions and other actions:

Repurchase of Seattle Bank MRCS and Class A Stock. Prior to the consummation of the Merger and to the extent the same constitute excess stock (i.e., stock that is not required to satisfy membership or activity requirements under the Seattle Bank’s capital plan), the Seattle Bank will, following FHFA non-objection, repurchase its outstanding past due MRCS and such additional shares of MRCS as may be mutually agreed upon by the Constituent Banks. The Constituent Banks expect the Seattle Bank to redeem at a minimum all past due, and at a maximum all outstanding, MRCS that is excess stock, which repurchases are generally expected to be made immediately prior to, or not too far in advance of, the closing of the Merger. In addition, the Seattle Bank expects to redeem all excess Seattle Bank Class A stock immediately prior to, or not too far in advance of, the closing of the Merger. In connection with these repurchases, the Seattle Bank will take such related investment portfolio actions as may be appropriate to comply with regulatory requirements. With this in mind and considering that these capital stock repurchases could cause the Seattle Bank to have a mortgage-backed securities (“MBS”) portfolio immediately prior to the effective date of the Merger and the Continuing Bank to have a MBS portfolio as of the effective date of the Merger, exceeding the 300% of capital (“3X capital”) regulatory limit, the Constituent Banks have secured the general commitment of the FHFA that it would not take action in the case of such a result. The Constituent Banks have received an approval from the FHFA granting the Seattle Bank the ability to make such MRCS and Class A stock repurchases, following prior FHFA notification and non-objection. If FHFA non-objection cannot be obtained for one or more of such repurchases or such repurchases cannot be completed for other reasons, then the Merger and the Continuing Bank following the completion of the Merger could be negatively affected, including by the Merger being potentially delayed or terminated.

Sale of Seattle Bank’s PLMBS. During the period between the ratification of the Merger Agreement by the Constituent Banks’ members and the closing of the Merger, the Seattle Bank, in consultation with the Des Moines Bank, will strive, if determined appropriate under then current facts and circumstances, to dispose of the Seattle Bank’s PLMBS (or such applicable portion thereof) and reduce its liquidity investments to more normal levels, as part of the Constituent Banks’ preparation of their balance sheet combination as of the effective date of the Merger. In connection with such disposition, the Seattle Bank expects to reinvest funds in other highly rated investments, including agency MBS, to bring its investments in MBS up to or near the 3X capital regulatory limit. If such disposition and reinvestment cannot be completed for some reason, the Merger and the Continuing Bank following the completion of the Merger could be negatively affected, including by the Merger being potentially delayed or by the Continuing Bank receiving lower investment income.

Dividend Payment for Seattle Bank Members Covering Pre-Merger Quarterly Period. The Seattle Bank plans to provide Seattle Bank members a dividend covering the quarter or portion of the quarter ending immediately prior to the closing of the Merger. The dividend payment will be calculated consistent with the per share dividend amount paid during the immediately preceding quarter and will be based on the applicable share calculation provisions relating to dividends set forth in the Seattle Bank’s capital plan (the “Pre-Merger Period Seattle Dividend”). For example, if the Merger closed as targeted on May 31, 2015, the Seattle Bank members would receive a Pre-Merger Period Seattle Dividend based on two months of the second quarter (with a prorated dividend payment for the third month of that quarter calculated pursuant to the Continuing Bank’s capital plan and applicable board action); if the Merger closed on June 30, 2015, the Seattle Bank members would receive a Pre-Merger Period Seattle Dividend based on all three months of the second quarter (with no prorated dividend payment for the completed quarter calculated pursuant to the Continuing Bank’s capital plan and applicable board action). The Constituent Banks received FHFA approval of the Pre-Merger Period Seattle Dividend.

Advisory Council Composition. The Continuing Bank’s board of directors will appoint to its Affordable Housing Advisory Council (“Advisory Council”) as of the closing of the Merger all of the individuals serving on the Advisory Councils of the Constituent Banks immediately prior to the closing of the Merger. The Continuing

Bank will transition down its Advisory Council to 15 members over a period of time following the effective date of the Merger, instead of being required to have an Advisory Council of not more than 15 members immediately upon the closing of the Merger. Following this transition period, the Continuing Bank’s Advisory Council will include one member from each of the 13 states comprising the Continuing Bank’s district, and will include two district-wide at-large members. The boards of directors of the Constituent Banks will ensure that individuals appointed to the Continuing Bank’s Advisory Council as of the closing of the Merger hail from a diverse range of organizations.

The transactions and other actions described in this section are generally forward-looking in nature and, accordingly, should be read in light of, among other things, the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this Disclosure Statement as Annex  A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Transaction Structure

Pursuant to and subject to the terms and conditions of the Merger Agreement and in accordance with the FHFA Merger Rules, the Seattle Bank will merge with and into the Des Moines Bank. The Des Moines Bank therefore will be the surviving entity for legal purposes. The Des Moines Bank in its capacity as the legal surviving corporation, is referred to herein as the Continuing Bank. The Des Moines Bank’s capital plan, organization certificate, and bylaws will each be amended and restated as of the effective date of the Merger and will become the respective organization certificate, capital plan, and bylaws of the Continuing Bank, substantially in the forms attached hereto as Annex B, Annex C, and Annex D, respectively. The Continuing Bank will be headquartered in Des Moines, Iowa. The Continuing Bank’s FHLBank district will include the states and U.S. territories currently included in the Des Moines Bank’s and the Seattle Bank’s separate FHLBank districts. The Continuing Bank will maintain a physical presence in Seattle, Washington, to better serve the members of the former Seattle Bank district.

Merger Consideration and Plan of Conversion

The Merger Agreement provides that the Seattle Bank members will receive one share of Continuing Bank Class A stock for each share of Seattle Bank Class A stock they own immediately prior to the Merger and one share of Continuing Bank Class B stock for each share of Seattle Bank Class B stock they own immediately prior to the Merger. The Merger Agreement provides that Des Moines Bank members will retain the stock they own immediately prior to the Merger.

Background of the Merger

General

As part of the ongoing oversight and management of each of the Des Moines Bank and the Seattle Bank, each of the Constituent Banks’ boards of directors and executive managements regularly review and assess long-term strategic goals, opportunities, and challenges, the competitive environment for the Constituent Banks’ products and services, trends and changes (including regulatory) in the FHLBank system and the banking industry generally, its short- and long-term financial condition and performance in light of its strategic plan, and the performance of the management team. In connection with these activities, each of the Constituent Banks’ boards of directors and executive managements also periodically consider both hypothetical and potential strategic alternatives, such as business combinations or other third-party ventures, new products and services offerings, and internal restructurings (such as technological or balance sheet changes), including their possible benefits and risks.

In addition, the Seattle Bank’s board of directors and management have been particularly focused on reviewing and taking actions, as appropriate, that could lead to the lifting of the Consent Order relating to the Seattle Bank issued by the FHFA, effective November 22, 2013 (collectively, with related understandings with the FHFA, the “Amended Consent Order,” which superseded a previous consent arrangement with the FHFA put in place in October 2010), and the related restrictions on the Seattle Bank’s business and operations. Over the last several years, the Seattle Bank has contacted and been contacted from time to time by several FHLBanks, including the Des Moines Bank, as to whether there was any interest in pursuing a strategic transaction, including, for example, a potential technological collaboration or business combination.

For example, between February and November 2013, the Seattle Bank considered the possibility of a voluntary merger with another FHLBank, Party A. During such period, members of the boards of directors and managements of the Seattle Bank and Party A, as well as such banks’ financial advisors, met on numerous occasions with certain information being exchanged and developed, regarding a potential merger. The FHFA was also informed of these discussions. Although there was a confidentiality arrangement entered into between the Seattle Bank and Party A, no exclusivity agreement or letter of intent was ever executed. Following thorough review and discussions of a possible transaction with Party A, including review with its outside advisors, the Seattle Bank’s board of directors determined that continued exploration of such a transaction with Party A was not in the best interest of the Seattle Bank, including its members, and ended further discussions with Party A and decided at that time to focus on its stand-alone strategic plan.

Merger Between the Des Moines Bank and the Seattle Bank

The following chronology summarizes key communications and events that led to the signing of the Merger Agreement. During this process, management, board members, and representatives of each of the Des Moines Bank and the Seattle Bank held many conversations, both by telephone and in person, about the potential merger transaction and other alternatives. The chronology below covers only key communications and events leading up to the execution of the Merger Agreement and does not purport to catalogue every related communication among or between the parties or their representatives.

On August 6, 2013, Michael L. Wilson, President and Chief Executive Officer of the Seattle Bank, at the invitation of Richard S. Swanson, President and Chief Executive Officer of the Des Moines Bank, spoke to the Des Moines Bank’s board of directors in Sun Valley, Idaho, about the Seattle Bank’s progress toward returning to normal operations since Mr. Wilson’s arrival at the Seattle Bank from the Des Moines Bank (where Mr. Wilson had previously served as Executive Vice President and Chief Business Officer) in January 2012. In his remarks, Mr. Wilson also discussed FHLBank mergers, noting significant impediments such as corporate governance and accounting. Afterwards, Dale Oberkfell, the Chair of the Des Moines Bank’s board of directors, asked Mr. Wilson if the Seattle Bank would have any interest in discussing a combination with the Des Moines Bank. Mr. Wilson passed this inquiry on to William Humphreys, the Chair of the Seattle Bank’s board of directors.

From August 7 through 17, 2013, Mr. Humphreys sent an email to Mr. Oberkfell expressing a desire to discuss a potential strategic transaction with the Des Moines Bank and Messrs. Humphreys and Oberkfell talked by telephone about a potential merger transaction or technological collaboration. They agreed to a meeting while both were in Washington, D.C., in early October 2013. (That meeting did not occur due to scheduling conflicts.)

From December 3 through 6, 2013, at a FHLBank Presidents Conference meeting in Washington, D.C., Mr. Swanson asked Mr. Wilson if the Seattle Bank remained interested in having a conversation with the Des Moines Bank regarding a strategic transaction. Mr. Wilson sent an email to Mr. Humphreys regarding his conversation with Mr. Swanson. Mr. Humphreys conveyed to Mr. Wilson that he had been in touch with Mr. Oberkfell and had agreed to a meeting in Seattle, Washington, in early February 2014. Messrs. Humphreys and Oberkfell exchanged emails confirming to meet during the Council of FHLBanks meetings to be held February 3 through 5 in Seattle.

On December 16, 2013, Mr. Humphreys had a telephone conversation with the FHFA’s Acting Director Edward DeMarco during which Mr. DeMarco urged the Seattle Bank to find a merger partner.

On December 19, 2013, Mr. Wilson, on behalf of the Seattle Bank, signed an engagement letter with Citi to act as financial advisor to the Seattle Bank in connection with a potential merger transaction with the Des Moines Bank.

On January 3, 2014, Mr. Wilson had a telephone conversation with Mr. Swanson confirming that Mr. Oberkfell and Eric Hardmeyer, the Des Moines Bank’s Vice Chair, would like to meet with Mr. Humphreys and Gordon Zimmerman, the Seattle Bank’s Vice Chair, in early February in Seattle, Washington. Mr. Wilson passed that message on to Messrs. Humphreys and Zimmerman.

On February 4, 2014, Messrs. Humphreys and Zimmerman met with Messrs. Oberkfell and Hardmeyer in Seattle, Washington. They agreed that Messrs. Wilson and Swanson should discuss a possible combination of the Constituent Banks with information technology collaboration being a potential first step in a combination process. Messrs. Humphreys and Zimmerman passed that message on to Mr. Wilson.

From February 12 through 14, 2014, Mr. Wilson sent an email to Mr. Swanson with a proposed confidentiality agreement and a set of principles to guide discussions about a potential collaboration or combination between the Constituent Banks. Mr. Wilson had a telephone conversation with Mr. Swanson about the substance of the email and then reported the results of the conversation to Messrs. Humphreys and Zimmerman.

From February 19 through 21, 2014, Messrs. Humphreys and Oberkfell had a telephone conversation regarding what matters Messrs. Wilson and Swanson should work on regarding a potential strategic transaction. Messrs. Wilson, Humphreys, Zimmerman, Vince Beatty, the Seattle Bank’s Chief Financial Officer, and Mike Brandeberry, the Seattle Bank’s Chief Counsel, had a conversation regarding such matters. Subsequently Messrs. Wilson and Swanson had follow-up communications and agreed to put together a list of matters to be discussed by the managements of the Constituent Banks and to schedule a meeting of their Chairs, Vice Chairs, and Presidents and Chief Executive Officers sometime in the upcoming weeks. Messrs. Wilson and Swanson entered into a confidentiality agreement between the Constituent Banks.

On February 26, 2014, in an executive session with the Seattle Bank’s board of directors, Mr. Humphreys described his conversations with the FHFA regarding a potential merger transaction. Mr. Wilson also provided his high-level assessment of the Seattle Bank’s current and prospective business situation and made recommendations with regard to continuing exploration of a potential strategic transaction with the Des Moines Bank with which the Seattle Bank’s board concurred.

From March 3 through April 22, 2014, Messrs. Wilson and Swanson had email and telephone exchanges regarding establishment of a framework and topics for pursuing merger discussions. They agreed to arrange a meeting of the Constituent Banks’ Chairs, Vice Chairs, and Presidents and Chief Executive Officers in Denver, Colorado, on April 3 and 4, 2014, which meeting was later rescheduled for April 23 and 24. Messrs. Wilson and Swanson prepared for the meeting, including, among other things, sharing information about the Constituent Banks (including pro forma financial information), participating in exchanges with and receiving advice from their outside advisors (including regarding merger accounting and transaction matters), having discussions with certain of their senior managements, having their Chief Financial Officers discuss various financial and accounting matters, and delivering information packages regarding a potential strategic transaction to the meeting participants prior to the meeting.

On April 16, 2014, FHFA staff met in executive session with the Seattle Bank’s board and Mr. Wilson and discussed the FHFA’s position that the Seattle Bank must consider strategic alternatives, including a potential merger with another FHLBank. In a subsequent executive session without FHFA staff but with Mr. Wilson, the Seattle Bank’s board discussed the FHFA’s position and the upcoming meeting with the Des Moines Bank. The consensus of the Seattle Bank’s board was that the meeting with the Des Moines Bank was both necessary and timely.

On April 23 and 24, 2014, Messrs. Humphreys, Zimmerman, and Wilson met with Messrs. Oberkfell, Hardmeyer, and Swanson in Denver, Colorado. After the two-day meeting, the leaders of the Constituent Banks agreed to move ahead with conversations regarding a merger transaction and agreed on a summary of the meeting to share with their respective boards of directors. During the meeting, PricewaterhouseCoopers LLP (“PwC”), the Seattle Bank’s independent registered public accounting firm, presented by telephone conference a summary of the applicable accounting requirements related to acquisition accounting that the merger transaction might be subject to, with the Constituent Banks’ Chief Financial Officers in attendance for such presentation (also by telephone conference).

From April 28 through May 4, 2014, Mr. Humphreys had telephone conferences with Mr. Hardmeyer to discuss management matters for a combined bank.

On May 1, 2014, Mr. Humphreys sent a letter to the FHFA Director, Melvin Watt, articulating the Seattle Bank’s position and commitment to find a merger partner.

On May 7, 2014, the Seattle Bank’s board of directors met in executive session with Mr. Wilson to review the takeaways from the Denver meeting and recent communications with the FHFA. The Seattle Bank’s board adopted a resolution authorizing the Seattle Bank to develop a plan to merge with the Des Moines Bank, as well as requesting additional information regarding other potential merger partners. On the same day, Messrs. Humphreys, Zimmerman, and Wilson met with FHFA staff to convey the action taken by the Seattle Bank’s board.

On May 8, 2014, the Des Moines Bank’s board of directors held preliminary discussions with its management regarding a potential strategic combination with the Seattle Bank.

On May 12, 2014, Mr. Wilson informed the Seattle Bank’s full executive team of discussions with the Des Moines Bank regarding a potential merger. On the same day, Mr. Humphreys had a telephone conversation with Mr. Oberkfell concerning management of a combined bank and other merger-related topics.

From May 13 through 27, 2014, the executive managements of the Constituent Banks had multiple telephonic and email communications regarding business, financial (including pro forma and projections data), accounting, and other bank-related information, as well as timeline, diligence and related matters, in connection with a potential merger. The Constituent Banks received input from their advisors regarding these matters. The Seattle Bank provided its board of directors the information the board requested at its May 7 meeting regarding potential alternative merger partners.

On May 15, 2014, Mr. Zimmerman, at Mr. Humphrey’s request, discussed management matters regarding a combined bank with Mr. Hardmeyer. They agreed to propose that Mr. Swanson would be the Chief Executive Officer and Mr. Wilson would be the President of the Continuing Bank following a merger transaction. Each executive would directly report to the Continuing Bank’s board of directors, with the Chief Executive Officer being the external-facing executive and the President being responsible for selecting the executive officers, integrating the two organizations, and day-to-day operations. Mr. Wilson would then transition to the role of President and Chief Executive Officer at some point following the merger transaction, provided that he relocated to Des Moines.

On May 27, 2014, the Des Moines Bank retained Morrison & Foerster LLP (“Morrison & Foerster”) to serve as its outside counsel in connection with a potential transaction.

On May 28, 2014, Mr. Wilson, representing the Seattle Bank, sent to Messrs. Swanson, Oberkfell, and Hardmeyer, as representatives of the Des Moines Bank, a draft letter of intent regarding a merger of equals transaction, which included a proposed exclusivity period, with the intent that the Des Moines Bank consider such letter of intent at the Des Moines Bank’s June 20, 2014, board meeting.

From May 28 through June 20, 2014, the Des Moines Bank and the Seattle Bank had various telephone conferences and other correspondence and information exchanges covering financial (including projections and assumptions), assets and liabilities (including the Seattle Bank’s PLMBS), business, membership, accounting, and other merger-related matters. In addition, the Constituent Banks and their advisors had multiple communications among various of the parties regarding merger accounting and other merger-related matters.

On May 30, 2014, the Des Moines Bank’s board of directors held a special meeting to discuss the potential strategic combination with the Seattle Bank. In the course of the meeting, the Des Moines Bank’s board received presentations from management and from Morrison & Foerster. During the meeting, Morrison & Foerster advised the board regarding its fiduciary duties in the context of a possible strategic transaction with the Seattle Bank.

On May 30, 2014, Mr. Humphreys received a response from FHFA Director Watt to Mr. Humphreys’ May 1 letter; Mr. Humphreys responded with an email. The Watt letter and email response were shared with the Seattle Bank’s board of directors, along with the draft letter of intent that was provided by the Seattle Bank to the Des Moines Bank on May 28.

In late May 2014, the Des Moines Bank interviewed certain financial advisors in connection with a potential strategic transaction. On June 5, 2014, the Des Moines Bank’s board of directors approved the selection of Sandler as its financial advisor.

On June 5, 2014, the Seattle Bank’s board of directors met telephonically and received reports on communications between FHFA Director Watt and Mr. Humphreys, information exchanged with the Des Moines Bank, the draft letter of intent provided by the Seattle Bank to the Des Moines Bank, plans for managing staff during the potential transaction process, and timing and next steps regarding the merger transaction. In addition, Mr. Wilson sent to the Seattle Bank’s board background information about the Des Moines Bank.

Beginning on June 6, 2014, the Des Moines Bank’s board of directors and management held informational calls on a biweekly or weekly basis to discuss the proposed strategic transaction.

On June 20, 2014, the Des Moines Bank’s board of directors held a meeting to discuss the terms of the merger transaction. The Des Moines Bank’s board heard presentations from Morrison & Foerster and Sandler. Morrison & Foerster advised the board regarding its fiduciary duties in the context of the merger transaction, described the terms of the draft letter of intent and discussed the general steps and potential timeline for completing a transaction. The board discussed the draft letter of intent, the potential terms of the transaction, the benefits and risks of a transaction, and the Des Moines Bank’s opportunities outside such a transaction.

On June 23, 2014, the Constituent Banks’ Chief Financial Officers discussed next steps regarding due diligence and financial and other merger-related matters.

On June 27, 2014, the Des Moines Bank sent the Seattle Bank a revised letter of intent approved by the Des Moines Bank’s board of directors and executed on behalf of the Des Moines Bank.

From June 28 through July 17, 2014, the Constituent Banks, including their Chairs and Vice Chairs and Presidents and Chief Executive Officers, discussed and negotiated the terms of the letter of intent for the merger transaction, including, among other things, the scope of the exclusivity provision, board and management matters of the Continuing Bank, and issues related to the PLMBS portfolio. Comments to the proposed letter of intent were exchanged between the parties. On July 11, 2014, the Des Moines Bank sent a revised letter of intent, executed on behalf of the Des Moines Bank, to the Seattle Bank proposing a merger of equals. Management of the Seattle Bank sent materials to its board of directors regarding the revised, executed letter of intent from the Des Moines Bank, potential strategic alternatives, and merger accounting, among other things.

On July 16 and 17, 2014, the Seattle Bank’s board of directors met to, among other things, consider entering into the proposed letter of intent regarding a merger transaction distributed to it by the Des Moines Bank on July 11. The Seattle Bank’s board heard presentations from its advisors, Citi, Perkins Coie LLP (its legal counsel for, among other things, the merger transaction), and PwC, regarding, among other things, the Seattle Bank’s strategic alternatives (including regarding its PLMBS) and fiduciary duties, the provisions of the proposed letter of intent, the potential timeline of a merger transaction, and merger accounting. The board discussed these matters with management and its advisors.

On July 17, 2014, the Seattle Bank’s board unanimously approved entering into and the Seattle Bank executed the letter of intent with the Des Moines Bank.

On July 18, 2014, Mr. Wilson sent a copy of the fully executed letter of intent to FHFA staff.

Beginning on July 18, 2014, the Constituent Banks increased contact with each other as they started the due diligence process and the discussions regarding other matters related to a potential merger transaction, including FHFA and other regulatory issues and transaction timing. There were regular exchanges of information and materials among management and the various advisors of the Constituent Banks; frequent telephonic meetings were scheduled and held regarding the merger transaction, including meetings to facilitate the due diligence process (much of which materials were provided through third-party due diligence secured web portals). In addition, the Constituent Banks coordinated regarding announcement of their entering into the letter of intent and conferred regarding member outreach efforts.

Further, following commencement of the due diligence process, the Des Moines Bank’s management, directors, and representatives continued to hold periodic discussions regarding the terms of a potential merger transaction.

On July 22, 2014, Messrs. Swanson and Wilson met with FHFA Director Watt and FHFA staff to discuss the Constituent Banks’ letter of intent and the merger transaction.

On July 25, 2014, the Seattle Bank’s management began holding weekly telephonic calls with its advisors, Citi and Perkins Coie, to discuss merger-related matters, including due diligence.

On July 31, 2014, the Constituent Banks publicly announced in a joint press release that they had entered into an exclusivity arrangement regarding a potential merger and had begun a due diligence process. Employees of the Constituent Banks were informed.

During August 2014, the Seattle Bank’s management provided several updates to the Seattle Bank’s board of directors on merger-related activities.

On August 1, 2014, the Seattle Bank hosted a telephone conference call with its members to discuss the signing of the letter of intent regarding the potential merger transaction.

From August 11 through 13, 2014, the Des Moines Bank’s board of directors met to discuss the terms of a draft agreement regarding the merger transaction, the diligence process, and the benefits and risks of a potential transaction with the Seattle Bank, as well the Des Moines Bank’s opportunities outside the merger transaction.

On August 21, 2014, Messrs. Swanson and Wilson met in Des Moines, Iowa, with FHFA staff to discuss matters as to which the Constituent Banks would require FHFA input or action regarding the merger transaction. In addition, Messrs. Swanson and Wilson met privately to discuss merger-related matters, including management of the Continuing Bank.

On August 28, 2014, the Constituent Banks’ Chief Financial Officers and their finance teams met in Denver, Colorado, to discuss financial matters, including assumptions and financial projections.

On September 3, 2014, the Des Moines Bank sent an initial draft of a merger agreement to the Seattle Bank. Following the delivery of the initial draft of the merger agreement, management of the Constituent Banks, along with their legal and financial advisors, continued to discuss and seek resolution on open points regarding a definitive agreement, including, among other things, the anticipated timing for completion of the merger transaction, the receipt of confirmation from the FHFA with respect to its positions on various issues related to the merger transaction, accounting considerations with respect to the merger transaction, other conditions to the closing of the merger transaction, the terms of the no-shop provisions and proposed termination fees, the restrictions on the Constituent Banks’ operations prior to the closing of the merger transaction, and the scope of the Constituent Banks’ representations and warranties.

With regard to the PLMBS-related litigation, in connection with the negotiation of the terms of the letter of intent, the Constituent Banks had agreed, and the letter of intent provided, that the Constituent Banks would evaluate the feasibility of conveying any benefits and assigning any burdens and liabilities that arose from the Seattle Bank’s lawsuits involving its PLMBS portfolio to members of the Continuing Bank that were Seattle Bank members prior to closing of the merger transaction. However, after detailed analysis, lengthy discussions, and advice from management, the Constituent Banks ultimately determined (at meetings referenced below) that it would not be practical to implement special treatment for PLMBS recoveries as part of a merger transaction due to, among other things, the uncertainty of the capital requirements of the Continuing Bank, the timing for recovery (if any) in connection with the PLMBS-related litigation proceedings, and the complex legal, regulatory, and business issues related to such structuring.

On September 4, 2014, the Executive Committee of the Seattle Bank’s board of directors met and developed a recommendation to the Seattle Bank’s full board not to seek special treatment for recoveries from PLMBS-related litigation as part of a merger transaction with the Des Moines Bank.

On September 4, 2014, the Des Moines Bank communicated with the FHFA regarding matters as to which the Constituent Banks required FHFA input or action in connection with the merger transaction.

On September 9, 2014, management of the Constituent Banks, along with their legal and financial advisors, met in Washington, D.C., to discuss the merger transaction, including the due diligence process, issues regarding FHFA approval, financial matters (including projections), issues related to the Seattle Bank’s PLMBS portfolio and litigation, and terms of the draft merger agreement.

On September 11, 2014, the Des Moines Bank provided to the FHFA additional information regarding matters as to which the Constituent Banks required FHFA input or action in connection with the merger transaction.

On September 11 and 12, 2014, the Seattle Bank’s board of directors met to receive updates on, discuss, and consider various merger-related issues. Mr. Brandeberry and Perkins Coie walked through the draft merger agreement and reviewed the fiduciary duties of the Seattle Bank’s board with regard to the merger transaction, and Citi discussed financial and other aspects of the merger transaction and certain strategic alternatives. During the meeting, the board considered and discussed with its advisors, among other things, the draft merger agreement, strategic alternatives, regulatory considerations, the PLMBS litigation proceedings, the diligence process and findings, and financial and accounting matters, relating to the merger transaction. Following extensive discussions, the Seattle Bank’s board determined that further negotiation regarding the proposed terms of the merger transaction was appropriate and requested that legal counsel continue its negotiations with the Des Moines Bank. As part of the meeting deliberations, the Seattle Bank’s board adopted the recommendation of its Executive Committee to not seek special treatment for recoveries from PLMBS-related litigation as part of a merger transaction with the Des Moines Bank.

In addition, the Constituent Banks and FHFA staff communicated regarding merger-related matters, including the board meetings and the merger-related memoranda previously provided to the FHFA.

On September 12, 2014, the Des Moines Bank’s board of directors met in Minneapolis, Minnesota, to discuss the merger transaction. Morrison & Foerster reviewed the terms of the draft merger agreement and advised the Des Moines Bank’s board regarding its fiduciary duties in the context of a merger transaction. Sandler advised the board on the financial terms of the merger transaction and the fairness opinion process. At the meeting, the board considered and discussed, among other things, the terms of the draft merger agreement, the diligence process, and financial considerations. The board determined that further revision of the draft merger agreement was appropriate and instructed management and legal counsel to continue negotiations with the Seattle Bank. The board also identified the need to obtain additional information regarding the Seattle Bank’s PLMBS litigation and established a task force of four board members to obtain such information.

On September 12, 2014, the Des Moines Bank furnished a letter to the Seattle Bank, extending the exclusivity period through October 31, 2014, in accordance with the terms of the executed letter of intent.

On September 12, 2014, legal counsel of the Seattle Bank sent a revised draft of the merger agreement to the Des Moines Bank.

On September 15, 2014, the Des Moines Bank submitted additional information to the FHFA regarding matters as to which the Constituent Banks required FHFA input or action in connection with the merger transaction.

On September 15 and 16, 2014, at meetings of the Council of FHLBanks and the FHLBank Presidents Conference in Washington, D.C., Messrs. Swanson and Wilson and the Chairs and Vice Chairs of the Constituent Banks met to discuss merger-related matters. On September 16, 2014, the Chairs and Vice Chairs of the Constituent Banks met with FHFA staff to discuss merger-related matters, including required regulatory review and approval.

On September 17, 2014, Messrs. Swanson, Wilson, and Brandeberry met with FHFA staff to discuss merger-related matters.

On September 17, 2014, the PLMBS litigation task force of the Des Moines Bank’s board of directors participated in a telephone conference with management and legal counsel of the Des Moines Bank and the Seattle Bank to discuss the PLMBS litigation.

On September 18, 2014, the Constituent Banks’ managements and legal counsel spoke to discuss material issues regarding the draft merger agreement, including, among other things, the anticipated timing for completion of the merger transaction, proposed restrictions on dividend payments and other operating covenants prior to the closing of the merger transaction, a proposed framework for completing the possible sale of the Seattle Bank’s PLMBS portfolio and restructuring the Seattle Bank’s balance sheet in connection with the merger transaction, and the terms of no-shop provisions and termination fee payments.

On September 18, 2014, the Des Moines Bank’s legal counsel provided drafts of the proposed capital plan and bylaws of the Continuing Bank to the Seattle Bank. During the following week, the Constituent Banks revised and discussed the provisions of such capital plan and bylaws.

On September 19, 2014, the Des Moines Bank’s legal counsel sent to the Seattle Bank a revised draft of the merger agreement. From September 19 through 24, legal counsel for the Constituent Banks continued to negotiate and finalize a definitive merger agreement and ancillary documents.

On September 19, 2014, senior FHFA staff communicated to the Chairs of the Constituent Banks the FHFA’s responses to a number of the issues as to which FHFA input or action was sought as conveyed in the various memoranda submitted by the Des Moines Bank. Messrs. Swanson and Wilson and the Chairs and Vice Chairs of the Constituent Banks exchanged emails focusing on the FHFA’s responses as they related to certain merger-related matters. Mr. Brandeberry provided FHFA staff with an email list of remaining issues as to which the Constituent Banks sought FHFA input or action.

On September 23, 2014, the Des Moines Bank’s board of directors met in St. Louis, Missouri, to discuss the merger transaction. Prior to the meeting, the proposed definitive merger agreement and related materials were distributed to the Des Moines Bank’s board for review. During this meeting, Morrison & Foerster advised the board regarding its fiduciary duties in the context of the merger transaction and made a presentation regarding the terms of the proposed definitive merger agreement. Sandler reviewed the financial aspects of the merger transaction and delivered to the Des Moines Bank’s board a fairness opinion, to the effect that the merger consideration would be fair, from a financial point of view, to holders of the Des Moines Bank’s capital stock. In addition, the board discussed the merits, risks, and strategic reasons for and against the merger transaction with the Seattle Bank. The Des Moines Bank’s board also received a report from its PLMBS litigation task force. After a thorough discussion, the Des Moines Bank’s board unanimously approved the proposed definitive merger agreement, as well as amendments to the Des Moines Bank’s organization certificate, bylaws and capital plan in the case of merger with the Seattle Bank.

On September 24, 2014, the Seattle Bank’s board of directors met in St. Louis, Missouri, to consider, among other things, the merger transaction. Prior to the meeting, a proposed definitive merger agreement, ancillary documentation, and other merger-related materials were provided to the Seattle Bank’s board. As part of the deliberations of the Seattle Bank’s board, Mr. Brandeberry and Perkins Coie discussed matters relating to the merger transaction, including the proposed definitive merger agreement and the board’s fiduciary duties with regard to a merger transaction. Citi walked through the financial aspects of the merger transaction and the fairness opinion it would deliver regarding the merger transaction, to the effect that the Exchange Ratio to be used in the merger transaction was fair, from a financial point of view, to the holders of the Seattle Bank’s stock. In its review of the merger transaction, the Seattle Bank’s board discussed, among other things, the benefits and risks and the strategic considerations regarding a merger transaction with the Des Moines Bank. Following extensive discussion, the Seattle Bank’s board unanimously approved the proposed definitive merger agreement, including the related documentation.

On September 25, 2014, the Constituent Banks’ boards of directors and managements met in St. Louis, Missouri, and the definitive Merger Agreement was executed. FHFA Director Watt and FHFA staff were present at this meeting. Thereafter, the Constituent Banks issued a joint press release publicly announcing the entering into the Merger Agreement and other merger-related matters.

Recommendation of the Seattle Bank’s Board of Directors and Reasons for the Merger

The Seattle Bank’s board of directors, at a meeting held on the evening of September 24, 2014, authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and declared it to be advisable and in the best interests of the Seattle Bank’s members to ratify the Merger Agreement.

In reaching these conclusions, the Seattle Bank’s board of directors considered that the proposed Merger presented a strategic opportunity to combine the Seattle Bank with a complementary organization, the Des Moines Bank, which could expand value for the Seattle Bank’s members and communities. As part of the decision-making process, the Seattle Bank’s board of directors consulted with management, as well as its legal and financial advisors, and considered numerous factors, including, among others, the following principal factors:

Financial and Competitive Considerations

•	The Seattle Bank’s knowledge of the Seattle Bank’s business, operations, financial condition and performance, and prospects and its understanding of the Des Moines Bank’s business, operations, financial condition and performance, and prospects. In reviewing these factors, including the information obtained through an extensive due diligence process, the Seattle Bank’s board of directors considered that the Des Moines Bank’s business and operations complement those of the Seattle Bank, and that the Des Moines Bank’s financial condition and earnings, and the synergies potentially available through the Merger, create the opportunity for the Continuing Bank to have improved future financial condition and earnings, as well as prospects, compared to the Seattle Bank’s future financial condition and earnings, as well as prospects, on a stand-alone basis. In particular, the Seattle Bank’s board considered the following:

•	current financial conditions and earnings with respect to the Seattle Bank and the Des Moines Bank, including operational and regulatory ratios (such as core mission assets-to-total assets and consolidated obligations ratios);

•	recent history of stock repurchases and dividend payments and future ability to provide for stock repurchases and dividend payments;

•	the expectation that the par value of member capital stock would be preserved without impairment and that all members of the Continuing Bank would be treated equally, without regard to whether a member had been a Seattle Bank or a Des Moines Bank member;

•	the expectation that the Merger would allow for the Seattle Bank’s members to have their past due (and potentially other) MRCS repurchased as part of the Merger or within a shorter time frame than would otherwise have been the case without the Merger, as well as allowing for future capital stock repurchases to be completed soon after the stock becomes excess;

•	the expectation that following the Merger the Continuing Bank would pay dividends at a rate substantially higher and more consistently than the Seattle Bank has paid in recent years;

•	the expectation that the merger transaction would be treated as a tax-free reorganization for U.S. federal income tax purposes;

•	the expectation that the Merger would represent a unique strategic opportunity to create a larger, more diversified, and more financially efficient and stable FHLBank in contiguous states, well positioned to provide mission-focused products and services (including reliable and accessible liquidity) across an expanded geography to a more diversified membership, creating value for the Seattle Bank’s members and communities;

•	the expectation that the Merger would result in approximately $50 million in cost synergies by the end of 2017 following the closing of the Merger; and

•	current industry, economic, and market conditions and the various alternatives to the Merger available to the Seattle Bank, including the Seattle Bank’s continuing to operate as a stand-alone FHLBank, and the risks associated with those conditions and alternatives, including the Seattle Bank’s size, membership regulatory restrictions, financial resources, and business operations compared to the size, financial resources, and business operations of its competition.

Business and Cultural Integration Considerations

•	The Seattle Bank’s conclusion after its analysis that the two FHLBanks are a complementary fit and that the Merger would provide expanded offerings of products and services (including both advance and mortgage purchase programs), enhancements through economies of scale, and risk diversification through expanded geography and membership (both number and types of members).

•	The structure of the merger transaction as a “merger of equals” in which Seattle Bank members and communities would benefit from the value of the more stable and predictable financial condition and earnings, the fewer regulatory restrictions, the cost synergies, and the long-term strategic opportunities of the Continuing Bank, with the Seattle Bank’s board and management playing significant roles, including, among other things:

•	the Seattle Bank members making up approximately 20-25% of the Continuing Bank’s membership following the closing of the Merger, with the Continuing Bank maintaining an office in Seattle, Washington, and having regional relationship managers;

•	the board of directors of the Continuing Bank including all of the Seattle Bank’s current board members, representing 14 of the 29 directors of the Continuing Bank’s board following the Merger;

•	the Seattle Bank’s President and Chief Executive Officer, Michael L. Wilson, serving as President and co-executive leader of the Continuing Bank following the Merger, and expected to become President and Chief Executive Officer in mid-2017; and

•	the Continuing Bank’s Advisory Council including eight representatives from throughout the Seattle Bank’s district to help provide for the housing needs of the states of such district.

•	The perceived similarity in corporate values and cultures, which would facilitate integration and implementation of the Merger.

Merger Agreement and Closing

•	The ability and likelihood of the Seattle Bank and the Des Moines Bank to complete the Merger, including their ability to obtain necessary FHFA and any other required regulatory approvals and the obligations to attempt to obtain those approvals, and measures taken by the Constituent Banks to provide reasonable assurances to each other that the Merger will occur, including the provisions of the Merger Agreement that require the Seattle Bank or the Des Moines Bank to compensate the other in some circumstances if the Merger does not occur.

•	The fact that the FHFA has reacted positively to the Merger and has provided its concurrence or non-objection to requests by the Constituent Banks to confirm various regulatory-related matters in connection with the Merger, including the FHFA’s agreement to lift the Amended Consent Order and to sustain the regulatory ratings assigned to the Des Moines Bank for the Continuing Bank until the next annual examination of the Continuing Bank in connection with the closing of the Merger.

•	The fact that the Merger is not subject to any financing condition or other non-regulatory special condition.

•	The review by the Seattle Bank’s board of directors of, and its discussions with the Seattle Bank’s management concerning, the due diligence examination of the Des Moines Bank’s business, operations, financial condition, and prospects and the Merger Agreement, as well as its (and certain directors’) discussions with the Des Moines Bank’s board of directors and management.

•	The opinion of Citi, rendered to the Seattle Bank’s board of directors to the effect that, as of September 25, 2014, and based on and subject to, among other things, the factors and assumptions set forth in such opinion, the Exchange Ratio to be received by holders of the outstanding Seattle Bank Class A stock and Class B stock in the Merger was fair, from a financial point of view, to such holders (see “—Opinion of the Seattle Bank’s Financial Advisor”).

•	The terms and conditions of the Merger Agreement and the course of negotiations of the Merger Agreement, including, among other things:

•	the ability of the Seattle Bank’s board of directors, under specified circumstances, to withdraw or modify its recommendation to holders of Seattle Bank’s capital stock concerning the transactions contemplated by the Merger Agreement; and

•	the ability of the Seattle Bank’s board of directors to terminate the Merger Agreement to enter into an agreement for a Superior Proposal, subject to specified conditions (including various rights of the Des Moines Bank to have an opportunity to match the Superior Proposal) and the payment of the Termination Fee, as described in “The Merger Agreement—Termination of the Merger Agreement.”

•	Other terms and conditions of the Merger Agreement, including the representations, warranties, and covenants, and the conditions to each party’s obligations to complete the Merger.

The Seattle Bank’s board of directors also weighed the factors described above against certain other factors and potential risks associated with supporting the proposed Merger, including, among others, the following:

•	the difficulty inherent in integrating the businesses, assets, and workforces of two large banks and the risk that the cost savings, synergies, and other benefits expected to be obtained through the Merger might not be realized fully or at all;

•	the possibility of membership, FHLBank system, management, and employee disruption associated with the Merger and integrating the operations of the Constituent Banks;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Merger;

•	the possibility of operational disruption at the Seattle Bank due to the loss of key personnel, disruption in vendor relationships, and other factors associated with preparing for the Merger and related transition;

•	the risk that the cultures of the two Constituent Banks may not be as compatible as anticipated;

•	the fact that the FHFA may not approve the Merger Application or may require additional conditions to the Merger that may make the Merger less beneficial to members and their communities than anticipated;

•	the fact that certain potential benefits, if any, from the securities litigation relating to PLMBS that the Seattle Bank purchased between 2001 and 2008 from various securities dealers and financial institutions may be received not only by members of the Seattle Bank but by all members of the Continuing Bank;

•	the restrictions on the conduct of the Seattle Bank’s business prior to the completion of the proposed Merger, which may delay or prevent the Seattle Bank from undertaking business opportunities that may arise or other actions it would otherwise take or refrain from taking with respect to its operations pending completion of the proposed Merger;

•	the fact that the Termination Fee to be paid to the Des Moines Bank under the circumstances specified in the Merger Agreement may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Seattle Bank (see “The Merger Agreement—Termination Fee”);

•	the terms of the Merger Agreement placing limitations on the Seattle Bank’s ability to solicit alternative business combination transactions and to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction (see “The Merger Agreement—Third-Party Acquisition Proposals”);

•	the ability of the Des Moines Bank’s board of directors, under specified circumstances, to withdraw or modify its recommendation to the members of the Des Moines Bank concerning the transactions contemplated by the Merger Agreement;

•	the ability of the Des Moines Bank’s board of directors to terminate the Merger Agreement and to enter into an agreement for a Superior Proposal, subject to specified conditions (which mirror those related to the Seattle Bank’s similar ability) (see “The Merger Agreement—Termination of the Merger Agreement”);

•	the amount of time it could take to complete the Merger, including the fact that completion of the Merger depends on factors outside the Seattle Bank’s control (including FHFA approval);

•	the risk that either members of the Des Moines Bank or members of the Seattle Bank may fail to ratify the Merger Agreement;

•	the possibility of significant costs and delays resulting from seeking FHFA and other regulatory approvals necessary to complete the transactions contemplated by the Merger, the possibility that such transactions may not be completed if such approvals are not obtained, and the potential negative impacts on the Seattle Bank, its business, and its membership if such approvals are not obtained; and

•	the fact that if the proposed Merger is not completed, the Seattle Bank will have expended significant human and financial resources on a failed transaction, may have undertaken actions that could adversely affect the Seattle Bank (e.g., balance sheet restructuring), and may also be required to pay the Termination Fee in various circumstances, as described in “The Merger Agreement—Termination Fee.”

In considering its support of the Merger, the Seattle Bank’s board of directors also considered that some of the directors and officers may have interests in the Merger that are different from, or in addition to, those of the Seattle Bank and its members, including that all of the directors of the Seattle Bank would continue as directors of the Continuing Bank and that certain of the officers (including the Seattle Bank’s President and Chief Executive Officer) would continue on as officers of the Continuing Bank. See “—Interests of Certain Directors and Executive Officers of the Constituent Banks in the Merger.”

The foregoing discussion of the reasoning undertaken by the Seattle Bank’s board of directors in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the Seattle Bank’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement and the transactions contemplated in the Merger, and the complexity of these matters, the Seattle Bank’s board of directors did not find it practicable to, and did not attempt to, quantify, rank, or assign any relative or specific weights to the various considerations in reaching its determination to support the Merger. In addition, individual directors may have given different weights to different considerations. The Seattle Bank’s board of directors considered all of the foregoing as a whole and based its recommendation on the totality of the information presented. This explanation of the reasons for the Merger and other information presented in this section are forward-looking and, accordingly, should be read in light of, among other things, the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of the Seattle Bank’s Financial Advisor

The Seattle Bank has retained Citi as a financial advisor in connection with the Merger. In connection with this engagement, the Seattle Bank requested that Citi evaluate the fairness, from a financial point of view, to the holders of the outstanding Seattle Bank Class A stock and Seattle Bank Class B stock of the Exchange Ratio. On September 24, 2014, at a meeting of the Seattle Bank’s board of directors at which the Merger was approved, Citi rendered to the Seattle Bank’s board an oral opinion, confirmed by delivery of a written opinion dated September 25, 2014, to the effect that, as of that date and based on and subject to the matters described in its opinion, the Exchange Ratio was fair, from a financial point of view, to holders of the outstanding Seattle Bank Class A stock and Seattle Bank Class B stock.

The full text of Citi’s written opinion, dated September 25, 2014, which describes the assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Annex E of this Disclosure Statement. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. The Seattle Bank’s members (and other stockholders) are urged to read the opinion in its entirety. Citi’s opinion was provided for the information of the Seattle Bank’s board of directors (in its capacity as such) in connection with its evaluation of the Exchange Ratio from a financial point of view and did not address any other aspects or implications of the Merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of the Seattle Bank to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Seattle Bank, or the effect of any other transaction in which the Seattle Bank may engage. Citi’s opinion does not address the amount payable upon the redemption or repurchase of any shares of Seattle Bank capital stock to be redeemed or repurchased in accordance with their terms in connection with the Merger. Citi’s opinion is not intended to be and does not constitute a recommendation to any member as to how such member should vote or act on any matters relating to the Merger.

In arriving at its opinion, Citi, among other things:

•	reviewed the Merger Agreement;

•	held discussions with certain senior officers, directors, and other representatives and advisors of the Seattle Bank and certain senior officers and other representatives and advisors of the Des Moines Bank concerning the businesses, operations, and prospects of the Seattle Bank and the Des Moines Bank;

•	examined certain publicly available business and financial information relating to the Seattle Bank and the Des Moines Bank as well as certain financial forecasts and other information and data relating to the Seattle Bank and the Des Moines Bank that were provided to or discussed with Citi by the respective managements of the Seattle Bank and the Des Moines Bank, including information relating to the potential strategic implications and operational benefits (including the amount, timing, and achievability thereof) anticipated by the managements of the Seattle Bank and the Des Moines Bank to result from the Merger;

•	reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, the historical and projected earnings and other operating data of the Seattle Bank and the Des Moines Bank and the capitalization and financial condition and regulatory position of the Seattle Bank and the Des Moines Bank;

•	considered, to the extent publicly available, the financial terms of the very limited number of other transactions that Citi considered relevant in evaluating the Merger and analyzed certain financial and other publicly available information relating to other FHLBanks;

•	evaluated certain potential pro forma financial effects of the Merger on the Des Moines Bank; and

•	conducted such other analyses and examinations and considered such other information and financial and economic criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of the Seattle Bank and the Des Moines Bank that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to the Seattle Bank and the Des Moines Bank provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the respective managements of the Seattle Bank and the Des Moines Bank that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Seattle Bank and the Des Moines Bank as to the future financial performance of the Seattle Bank and the Des Moines Bank, the potential strategic implications and operational benefits anticipated to result from the Merger, and the other matters covered thereby. Citi also assumed, with the consent of the Seattle Bank’s board of directors, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data would be realized in the amounts and at the times projected. With respect to pending litigation brought by the Seattle Bank against various defendants, relating to the sale of PLMBS by the defendants to the Seattle Bank, Citi assumed, based on instructions from the Seattle Bank and with the consent of the Seattle Bank’s board of directors, that the timing and amount of any substantial net recovery were difficult to predict, that any such net amounts would be used to make payments due in order to redeem any then outstanding MRCS and that, even if the amount of such net recovery exceeded the amount needed to redeem such stock, the Seattle Bank would be highly unlikely to obtain regulatory approval to pay a special dividend with respect to the Seattle Bank’s capital stock.

Citi assumed, with the consent of the Seattle Bank’s board of directors, that the Merger would be consummated in accordance with its terms, without waiver, modification, or amendment of any material term, condition, or agreement and that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the Merger, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on the Seattle Bank, the Des Moines Bank, or the contemplated benefits of the Merger. Citi also assumed, with the consent of the Seattle Bank’s board of directors, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Citi’s opinion relates to the relative values of the Seattle Bank and the Des Moines Bank. Citi did not express any view or opinion as to the actual value of the Des Moines Bank’s capital stock when issued in the Merger. Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Seattle Bank or the Des Moines Bank, and Citi did not make any physical inspection of the properties or assets of the Seattle Bank or the Des Moines Bank. Citi is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of allowances for losses with respect thereto, and Citi did not make an independent evaluation of the adequacy of such allowances of the Seattle Bank or the Des Moines Bank. Citi was not requested to consider, and its opinion does not address, the underlying business decision of the Seattle Bank to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Seattle Bank or the effect of any other transaction in which the Seattle Bank might engage. Citi expressed no view as to, and its opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors, or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio. Citi’s opinion was necessarily based on information available to Citi, and financial and other conditions and circumstances existing, as of the date of its opinion. Citi’s opinion did not address the amount payable upon the redemption or repurchase of any shares of the Seattle Bank’s capital stock to be redeemed or repurchased in accordance with their terms in connection with the Merger.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. This summary of these analyses is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citi considered industry performance, general business, economic and financial conditions, and other matters existing as of the date of its opinion, many of which are beyond the control of the Seattle Bank and the Des Moines Bank. Events occurring or information available after that date could materially alter its opinion. Citi has not undertaken to update, revise, reaffirm, or withdraw its opinion or otherwise comment upon the events occurring after the date of its opinion. No company, institution, business, or transaction used in Citi’s analyses as a comparison is identical or directly comparable to the Seattle Bank, the Des Moines Bank, or the Merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the values of the companies, institutions, business segments, or transactions analyzed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend the Exchange Ratio or other terms for the Merger. The type of consideration payable in the Merger and the Exchange Ratio for the Merger were determined through negotiations between the Seattle Bank and the Des Moines Bank, and the decision to enter into the Merger Agreement was solely that of the Seattle Bank’s board of directors. Citi’s opinion was only one of many factors considered by the Seattle Bank’s board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Seattle Bank’s board of directors or management with respect to the Merger or the Exchange Ratio.

The following is a summary of the material financial analyses presented to the Seattle Bank’s board of directors in connection with the delivery of Citi’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses.

Dividend Discount Analysis

Citi performed dividend discount analyses utilizing various assumptions, including, among others, some of those described in the section entitled “—Seattle Bank Unaudited Prospective Financial Information,” for (1) the Seattle Bank on a stand-alone basis, (2) the Seattle Bank on a stand-alone basis, with the added assumption that the dividend payout ratio would increase to 80% for each of 2017 and 2018, resulting in an accelerated return of capital, (3) the Des Moines Bank on a stand-alone basis, (4) the Continuing Bank resulting from the Merger, and (5) the Continuing Bank resulting from the Merger, assuming an increased dividend rate resulting from increased advance assumptions, increased PLMBS reinvestment rates, and accelerated operating expense savings. These analyses produced a reference range of implied equity values for each of these cases, which allowed Citi to calculate implied exchange ratio reference ranges and compare these with the Exchange Ratio provided for in the Merger Agreement.

Seattle Bank. Citi performed an illustrative dividend discount analysis of the Seattle Bank by calculating the estimated present value of the stand-alone dividends that the Seattle Bank was forecasted to generate and distribute, based on internal forecasts of the Seattle Bank’s management, for the six months ended December 31, 2014, and the Seattle Bank’s fiscal years ended December 31, 2015, through December 31, 2018, to the Seattle Bank stockholders (excluding MRCS that is both past due and excess). Citi utilized par value of the Seattle Bank’s capital stock as terminal value at December 31, 2018. Citi applied estimated member value from no-fee commitment by applying a range of 0.3% to 0.5%, reflecting an estimate of the benefit of members’ access to credit lines without commitment fees, based on the amount commercial banks charge their clients for credit lines. The cash flows, member value, and terminal value were then discounted to present values using discount rates ranging from 2.5% to 4.8%, reflecting an estimate of the cost of equity of the Seattle Bank. Using this dividend discount method, Citi calculated a range of implied value per share for the Seattle Bank stockholders (excluding MRCS that is both past due and excess).

For purposes of considering the potential impact of an accelerated return of capital, Citi performed a second illustrative dividend discount analysis of the Seattle Bank by calculating the estimated present value of the stand-alone dividends for the same period, with the added assumption that the dividend payout ratio would increase to 80% for each of 2017 and 2018, resulting in an accelerated return of capital. Citi utilized par value of the Seattle Bank’s capital stock as terminal value at December 31, 2018, and used the same discount rates and member value range as described above. Using this dividend discount method, Citi calculated a range of implied value per share for the Seattle Bank stockholders (excluding MRCS that is both past due and excess).

Des Moines Bank. Citi performed an illustrative dividend discount analysis of the Des Moines Bank by calculating the estimated present value of the stand-alone dividends that the Des Moines Bank was forecasted to generate and distribute, based on internal forecasts of the Des Moines Bank’s management, for the six months ended December 31, 2014, and the Des Moines Bank’s fiscal years ended December 31, 2015, through December 31, 2018. Citi utilized par value of the Des Moines Bank’s capital stock as terminal value at December 31, 2018. Citi applied estimated member value from no-fee commitment by applying a range of 0.3% to 0.5%, reflecting an estimate of the benefit of members’ access to credit lines without commitment fees, based on the amount commercial banks charge their clients for credit lines. The cash flows, member value, and terminal value were then discounted to present values using discount rates ranging from 2.5% to 3.5%, reflecting an estimate of the cost of equity of the Des Moines Bank. Using this dividend discount method, Citi calculated a range of implied value per share for the Des Moines Bank stockholders.

Continuing Bank. Citi performed an illustrative dividend discount analysis of the Continuing Bank resulting from the Merger by calculating the estimated present value of the dividends that the Continuing Bank would generate and distribute, based on internal forecasts of management of the Seattle Bank and the Des Moines Bank, for the six months ended December 31, 2014, and the fiscal years ended December 31, 2015, through December 31, 2018, to stockholders (excluding MRCS that is both past due and excess). Citi utilized par value of the Continuing Bank’s capital stock as terminal value at December 31, 2018. Citi applied estimated member value from no-fee commitment by applying a range of 0.3% to 0.5%, reflecting an estimate of the benefit of members’ access to credit lines without commitment fees, based on the amount commercial banks charge their clients for credit lines. The cash flows, member value, and terminal value were then discounted to present values using discount rates ranging from 2.5% to 3.5%, reflecting an estimate of the cost of equity of the Continuing Bank. Using this dividend discount method, Citi calculated a range of implied value per share for the Continuing Bank’s stockholders (excluding MRCS that is both past due and excess).

Citi also performed a second illustrative dividend discount analysis of the Continuing Bank resulting from the Merger by calculating the estimated present value of the stand-alone dividends for the same period, but assuming an increased dividend rate resulting from increased advance assumptions, increased PLMBS reinvestment rates, and accelerated operating expense savings. Citi utilized par value of the Continuing Bank’s capital stock as terminal value at December 31, 2018, and used the same discount rates and member value range as described above. Using this dividend discount method, Citi calculated a range of implied value per share for the Continuing Bank’s stockholders (excluding MRCS that is both past due and excess).

These calculations produced a reference range of implied equity values for each of the five cases above. Utilizing these ranges, Citi calculated the following implied exchange ratio reference ranges and compared them to the Exchange Ratio provided for in the Merger Agreement:

	Implied Exchange Ratio Reference Range	Exchange Ratio Provided in the Merger Agreement
Seattle Bank on a stand-alone basis / Des Moines Bank on a stand-alone basis	0.66x—0.91x	1.00x
Seattle Bank on a stand-alone basis / Continuing Bank	0.69x—0.94x	1.00x
Seattle Bank on a stand-alone basis / Continuing Bank in case of an increased dividend rate	0.68x—0.93x	1.00x
Seattle Bank in case of an accelerated return of capital / Des Moines Bank on a stand-alone basis	0.71x—0.98x	1.00x
Seattle Bank in case of an accelerated return of capital / Continuing Bank	0.74x—1.01x	1.00x
Seattle Bank in case of an accelerated return of capital / Continuing Bank in case of an increased dividend rate	0.74x—1.00x	1.00x

Selected Precedent Transactions Analyses

Citi reviewed publicly available information for the following three transactions announced from August 8, 2007, to December 31, 2011, that Citi, in the exercise of its professional judgment, deemed generally relevant for comparative purposes:

Announcement Date	Acquirer	Target
August 8, 2007	Federal Home Loan Bank of Dallas	Federal Home Loan Bank of Chicago
December 16, 2010	CoBank	U.S. AgBank
December 31, 2011	American AgCredit	Mountain Plains Farm Credit Services

Citi only considered one of the three transactions (CoBank/U.S. AgBank) to be meaningfully comparable, since one of the other two (American AgCredit/Mountain Plains) involved a transaction where the smaller company had aggregate par value of its stock of less than one half of one percent of the Seattle Bank’s, and the other (FHLBank Chicago/FHLBank Dallas) was a proposed merger in which negotiations were ultimately unsuccessful.

In this analysis, Citi reviewed the valuation and exchange ratio in the selected transactions at the time of announcement. In each case, the transaction involved (or contemplated) a par for par exchange.

Other Information

In rendering its opinion, Citi also reviewed and considered other factors, including potential pro forma financial effects of the Merger on, among other things, earnings to the Seattle Bank stockholders based on the Seattle Bank’s management projections, which indicated dividend rate accretion for the Seattle Bank stockholders.

Miscellaneous

Under the terms of Citi’s engagement, the Seattle Bank has agreed to pay Citi for its financial advisory services in connection with the Merger a fee of $8 million, $1 million of which became payable upon delivery of Citi’s opinion and the remainder of which is contingent upon completion of the Merger. The Seattle Bank also has agreed to reimburse Citi for reasonable expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citi and its affiliates in the past have provided, and currently provide, services to the Seattle Bank and the Des Moines Bank unrelated to the proposed Merger, for which services Citi and its affiliates have received and expect to receive compensation, including, without limitation, underwriting, custody, and liquidity services. In the ordinary course of Citi’s business, Citi and its affiliates may actively trade or hold the debt securities of the Seattle Bank and the Des Moines Bank for Citi’s own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such debt securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Seattle Bank, the Des Moines Bank and their respective affiliates; have relationships with other FHLBanks and their affiliates, including the provision of services similar to those provided to the Seattle Bank and the Des Moines Bank and their affiliates, for which services Citi and its affiliates have received and expect to receive compensation; are members of certain of such FHLBanks; and are defendants in certain litigation brought by certain of such FHLBanks. In the two-year period prior to the date of its opinion, Citi and its affiliates derived aggregate revenues of approximately $0.7 million from the Seattle Bank and certain of its affiliates and $4.3 million from the Des Moines Bank and certain of its affiliates for such underwriting, custody, liquidity, and other financial services unrelated to the Merger and related transactions.

The Seattle Bank selected Citi to provide certain financial advisory services in connection with the Merger based on Citi’s reputation and experience. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate, and other purposes. The issuance of Citi’s opinion was authorized by Citi’s Fairness Opinion Committee.

Seattle Bank Unaudited Prospective Financial Information

The Seattle Bank generally does not make public disclosure of detailed forecasts or projections of its expected financial performance because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. In connection with the evaluation of the Merger, however, the Seattle Bank’s management prepared various unaudited prospective financial information for the Seattle Bank on a stand-alone basis, without giving effect to the Merger, and for the Continuing Bank assuming completion of the Merger. The Seattle Bank is electing to provide selected summary unaudited prospective financial information in this section of this Disclosure Statement to provide the Constituent Banks’ members access to certain non-public unaudited prospective financial information that was made available to the Seattle Bank’s board of directors and to the Des Moines Bank, for purposes of considering and evaluating the Merger. Unaudited prospective financial information was also provided to the financial advisor of the Seattle Bank. See also “—Opinion of the Seattle Bank’s Financial Advisor.” The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of the selected summary unaudited prospective financial information below should not be regarded as an indication that any of the Seattle Bank, the Des Moines Bank, or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of the Constituent Banks or their representatives assumes any responsibility to members or other stockholders for the accuracy of this information.

The Seattle Bank’s management made various assumptions when preparing the unaudited prospective financial information. These assumptions related to, among other things, the following: future interest rates, business volumes and spreads on business activities, prices and spreads on investments and debt, regulatory acceptance of business strategies, and the accuracy of the financial information provided by the Des Moines Bank. The Seattle Bank’s assumptions were based in part both on historical performance and anticipated general economic conditions. The forecasts did not attempt to take into account a variety of detailed assumptions or other matters that have changed since the preparation of the forecasts, such as the Seattle Bank’s actual 2014 financial results and condition, changes in membership, and changes to general economic conditions.

To estimate the unaudited prospective financial information with regard to the Continuing Bank, assuming completion of the Merger, the Seattle Bank’s management also made various other assumptions, including, among others, the following: repurchase of the Seattle Bank’s MRCS, sale of the Seattle Bank’s PLMBS and related reinvestment, expense savings from the Merger, and regulatory acceptance of Additional Capital from Merger, including the use of Additional Capital from Merger for dividends payment, for the Continuing Bank.

The unaudited prospective financial information summarized below was not prepared for purposes of public disclosure or on a basis designed to comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. This prospective financial information has been prepared by, and is the responsibility of, management. The Seattle Bank’s independent registered public accounting firm, PwC, which is named in the section entitled “Independent Registered Public Accounting Firm,” has not compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, and accordingly, PwC does not express an opinion or any form of assurance on such information or its achievability. PwC assumes no responsibility for and denies any association with the unaudited prospective financial information and any other information derived therefrom included elsewhere in this Disclosure Statement. The reports of PwC incorporated by reference in this Disclosure Statement refer exclusively to historical financial information. The reports of PwC do not cover any other information in this Disclosure Statement and should not be read to do so.

Although presented with numerical specificity, the selected summary unaudited prospective financial information below was prepared utilizing variables, estimates, and assumptions that are inherently uncertain and may be beyond the control of the Seattle Bank, and which may prove not to have been, or to no longer be, accurate. The unaudited prospective financial information is subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the unaudited prospective financial information include risks and uncertainties relating to the Constituent Banks’ (and the Continuing Bank’s) businesses (including their ability to achieve strategic goals, objectives, and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in the Seattle Bank’s and the Des Moines Bank’s reports filed with the SEC, and other factors described or referenced in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The unaudited prospective financial information also reflects assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Constituent Banks’ (and the Continuing Bank’s) businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the unaudited prospective financial information was prepared. In addition, the unaudited prospective financial information does not take into account any circumstances, transactions, or events occurring after the date the unaudited prospective financial information was prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the unaudited prospective financial information. The Seattle Bank does not assure any members that the financial results in the unaudited prospective financial information will be realized or that future financial results will not materially vary from those in the unaudited prospective financial information.

The inclusion of selected summary unaudited prospective financial information in this Disclosure Statement should not be regarded as an indication that any of the Seattle Bank, the Des Moines Bank, or their respective officers, directors, advisors, or other representatives consider the unaudited prospective financial information to be necessarily material or predictive of actual future events, and the unaudited prospective financial information should not be relied on as such. No one has made or makes any representation to any member, other stockholder, or anyone else regarding, or assumes any responsibility for the validity, reasonableness, accuracy, or completeness of, the selected summary unaudited prospective financial information set forth below. None of the Seattle Bank, the Des Moines Bank, or their respective officers, directors, or other representatives gives any member or other stockholder of the Seattle Bank, any member or other stockholder of the Des Moines Bank, or other person any assurance that actual results will not differ materially from the unaudited prospective financial information, and except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the unaudited prospective financial information to reflect circumstances after the date the unaudited prospective financial information was generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the unaudited prospective financial information are shown to be incorrect. Members and other stockholders are cautioned not to rely on the unaudited prospective financial information.

The selected summary unaudited prospective financial information included below covers multiple time frames, and this information by its nature becomes subject to greater uncertainty over time. The unaudited prospective financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in the Seattle Bank’s and the Des Moines Bank’s respective public filings with the SEC and in this Disclosure Statement.

The following table presents selected summary unaudited Seattle Bank prospective financial information as a stand-alone entity for the second half of the fiscal year ending December 31, 2014, and the fiscal years ending December 31, 2015, 2016, 2017, and 2018, derived from information prepared by the Seattle Bank’s management in connection with its evaluation of the Merger. This table assumes that the Seattle Bank continues as a stand-alone entity and does not merge with the Des Moines Bank. (In the table below, because amounts are rounded to the nearest million dollars (including to $0, in some instances) and percentages are rounded to the nearest full percentage point, certain recalculations using such numbers may not produce the stated results.)

Seattle Bank (as Stand-alone Entity, No Completed Merger)

	Second Half of 2014	For the Year Ended December 31,
		2015	2016	2017	2018
	(in millions, unaudited)
Net Income	$33	$64	$62	$57	$53
Dividends	$0	$1	$1	$1	$1
Dividend Payout Ratio *	1%	1%	1%	1%	2%

*	Dividend Payout Ratio represents dividends to owners of capital stock in the stated period expressed as a percentage of net income in the stated period.

The following table presents selected summary unaudited Continuing Bank prospective financial information as a stand-alone entity for the second half of the fiscal year ending December 31, 2014, and the fiscal years ending December 31, 2015, 2016, 2017, and 2018, derived from information prepared by the Seattle Bank’s management in connection with its evaluation of the Merger. This table illustrates the combined financial information of the Constituent Banks and the dividend stream of the Continuing Bank as if the Merger had occurred as of July 1, 2014, and includes acquisition accounting and Merger-related transaction adjustments as of July 1, 2015.

Continuing Bank (After Completed Merger)

	Second Half of 2014	For the Year Ended December 31,
		2015	2016	2017	2018
	(in millions, unaudited)
Net Income	$83	$179	$229	$276	$307
Dividends	$51	$105	$101	$102	$115
Dividend Payout Ratio *	61%	59%	44%	37%	37%

*	Dividend Payout Ratio represents dividends to owners of capital stock in the stated period expressed as a percentage of net income in the stated period.

In connection with the Seattle Bank’s consideration of the Merger, the Des Moines Bank’s management provided the Seattle Bank with certain selected unaudited prospective financial information, including for the second half of the fiscal year ending December 31, 2014, and the fiscal years ending December 31, 2015, 2016, 2017, and 2018. This unaudited Des Moines prospective financial information was utilized by management to, among other things, prepare various unaudited prospective financial information and to assist the Seattle Bank’s management and board of directors in evaluation of the quantitative and strategic rationale for the Merger. This unaudited Des Moines prospective financial information was also provided to the Seattle Bank’s financial advisor for use in connection with the delivery of its financial analyses described in the section entitled “—Opinion of the Seattle Bank’s Financial Advisor.” See “—Opinion of the Des Moines Bank’s Financial Advisor” regarding certain of the unaudited Des Moines Bank prospective financial information provided to the Seattle Bank.

Recommendation of the Des Moines Bank’s Board of Directors and Reasons for the Merger

The Des Moines Bank’s board of directors, at a meeting held on September 23, 2014, unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of the Des Moines Bank (including its members), declared the Merger to be advisable, approved the Merger Agreement and the Merger, and recommended that Des Moines Bank members ratify the Merger Agreement.

The Des Moines Bank believes that the Merger with the Seattle Bank will provide significant value to the members of both organizations, and that the Continuing Bank will be in a stronger financial position than if the Constituent Banks were to remain stand-alone entities. In reaching its decision to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that its members ratify the Merger Agreement, the Des Moines Bank’s board of directors consulted with the Des Moines Bank’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of the Des Moines Bank’s and the Seattle Bank’s business, operations, financial condition, asset quality, earnings, and prospects;

•	the Des Moines Bank’s review and discussions with the Seattle Bank’s management concerning the due diligence examination of the Seattle Bank;

•	the economies of scale that could be achieved by combining the Constituent Banks;

•	the complementary nature of the Constituent Banks’ organizations and similar cultures, membership characteristics, and current financial positions;

•	the financial contribution of the Constituent Banks to the Continuing Bank in terms of relevant financial measures;

•	the ability of the Constituent Banks to diversify their risks through the Continuing Bank’s diversity of membership and size;

•	the ability of the Des Moines Bank and its members to gain access to new products and collateral categories;

•	the geographic reach and enhanced sustainability of the Continuing Bank, which would serve 13 states and the U.S. Pacific territories and nearly 1,500 member financial institutions;

•	the expectation of the Des Moines Bank’s management that the Continuing Bank would retain or enhance its strong capital position upon completion of the Merger;

•	the expected composition of the board of directors and executive officers of the Continuing Bank following the Merger, and the headquarters of the Continuing Bank, as described in “—Management and Board of Directors of the Continuing Bank”;

•	the opinion of Sandler, the Des Moines Bank’s financial advisor, dated September 25, 2014, delivered to the Des Moines Bank’s board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications, and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of the Des Moines Bank’s stock. See “—Opinion of the Des Moines Bank’s Financial Advisor”;

•	the financial and other terms of the Merger Agreement, including the merger consideration, tax treatment, restrictions on conduct of each Constituent Bank’s business prior to the closing of the Merger and mutual deal protection and termination fee provisions, which the Des Moines Bank reviewed with its outside financial and legal advisors;

•	the FHFA’s positive reaction to the Merger and its concurrence or non-objection to requests by the Constituent Banks to confirm various regulatory-related matters in connection with the Merger, including the FHFA’s agreement to lift the Amended Consent Order and to sustain the regulatory ratings assigned to the Des Moines Bank for the Continuing Bank until the next annual examination of the Continuing Bank in connection with the closing of the Merger;

•	the potential risk of diverting management attention and resources from the operation of the Des Moines Bank’s business and towards the completion of the Merger and the integration of the two Constituent Banks and the possibility of membership, FHLBank system, management, and employee disruption associated with the Merger and integrating the operations of the Constituent Banks;

•	the alternative of remaining as a stand-alone entity if the Des Moines Bank did not pursue the Merger, including the conclusion of the Des Moines Bank’s board of directors that a merger with the Seattle Bank offered an opportunity to enhance member services, expand economies of scale, diversify risk, and otherwise attain synergies in a combination that might not be achievable on a stand-alone basis, as well as the perception of the Des Moines Bank’s board of directors that there would be a substantial risk of loss of the opportunity to merge with the Seattle Bank if negotiation of the transaction were deferred to a later time;

•	the nature and amount of payments and other benefits to be received by the Des Moines Bank’s and the Seattle Bank’s managements in connection with the Merger pursuant to existing Constituent Bank plans and compensation arrangements and the Merger Agreement, as described in “—Interests of Certain Directors and Executive Officers of the Constituent Banks in the Merger”;

•	the regulatory and other approvals required in connection with the Merger and the potential to receive such regulatory approvals in a reasonably timely manner and without the imposition of unacceptable conditions; and

•	the possibility that the Merger may not be completed if the conditions to closing the Merger, including receipt of regulatory and member approvals, are not satisfied and the potential negative impacts on the Des Moines Bank, its business, and its membership if the Merger is not completed.

The foregoing discussion of the information and factors considered by the Des Moines Bank’s board of directors is not intended to be exhaustive, but includes the material factors considered by the Des Moines Bank’s board of directors. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Des Moines Bank’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Des Moines Bank’s board of directors considered all these factors as a whole, including discussions with, and questioning of, the Des Moines Bank’s management and the Des Moines Bank’s financial and legal advisors, and overall considered the factors to be favorable to, and to support its determination to approve, entry into the Merger Agreement. This explanation of the reasons for the Merger and other information presented in this section are forward-looking and, accordingly, should be read in light of, among other things, the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of the Des Moines Bank’s Financial Advisor

By letter dated May 27, 2014, the Des Moines Bank retained Sandler O’Neill & Partners, L.P. to act as an independent financial advisor to the Des Moines Bank’s board of directors in connection with the Des Moines Bank’s consideration of a possible business combination involving the Des Moines Bank and the Seattle Bank. Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler acted as financial advisor to the Des Moines Bank in connection with the proposed merger transaction and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the September 23, 2014, meeting at which the Des Moines Bank’s board of directors considered and approved the Merger Agreement, Sandler delivered to the Des Moines Bank’s board of directors its oral opinion, subsequently confirmed in a written opinion, dated September 25, 2014, that, as of September 25, 2014, the merger consideration was fair to the holders of the Des Moines Bank capital stock from a financial point of view. Sandler’s fairness opinion was approved by Sandler’s Fairness Opinion Committee. The full text of Sandler’s opinion is attached as Annex F to this Disclosure Statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of the Des Moines Bank capital stock are urged to read the entire opinion carefully in connection with their consideration of the Merger.

Sandler’s opinion speaks only as of the date of the opinion and was necessarily based on financial, economic, market and other conditions as they existed on, and the information made available to Sandler as of, that date. Events occurring or information available after that date could materially affect its opinion. Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler’s opinion was directed to the Des Moines Bank’s board of directors and is directed only to the fairness of the merger consideration to the holders of the Des Moines Bank’s capital stock from a financial point of view. It does not address the underlying business decision of the Des Moines Bank to engage in the Merger or any other aspect of the Merger and is not a recommendation to any holder of the Des Moines Bank capital stock as to how such stockholder should vote with respect to the Merger or any other matter.

In connection with rendering its opinion, Sandler reviewed and considered, among other things:

•	the Merger Agreement;

•	certain publicly available financial statements and other historical financial information of the Des Moines Bank that Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of the Seattle Bank that Sandler deemed relevant;

•	internal financial projections for the Des Moines Bank for the years ending December 31, 2015, through December 31, 2018, as provided by senior management of the Des Moines Bank;

•	internal financial projections for the Seattle Bank for the years ending December 31, 2015, through December 31, 2018, as provided by senior management of the Seattle Bank and confirmed and adjusted by senior management of the Des Moines Bank;

•	the projected financial impact of the Merger on the Des Moines Bank based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of the Des Moines Bank;

•	the current market environment generally and in the U.S. banking landscape in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic, and market criteria as Sandler considered relevant.

Sandler also discussed with certain members of the senior management of the Des Moines Bank the business, financial condition, results of operations and prospects of the Des Moines Bank and relied on similar discussions between the senior managements of the Des Moines Bank and the Seattle Bank regarding the business, financial condition, results of operations and prospects of the Seattle Bank.

In preparing its analyses, Sandler used internal financial projections as provided by the senior managements of the Des Moines Bank and the Seattle Bank, respectively. Sandler also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies that were prepared by and/or reviewed with the senior managements of the Des Moines Bank and the Seattle Bank. With respect to these projections, the respective senior managements of the Des Moines Bank and the Seattle Bank confirmed to Sandler that those projections reflected the estimates and judgments of those respective managements of the future financial performance of the Des Moines Bank and the Seattle Bank, respectively, and Sandler assumed that such performance would be achieved and has assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Des Moines Bank as to the future financial performance of the Des Moines Bank. Sandler expresses no opinion as to such estimates or the assumptions on which they are based. Sandler has assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Des Moines Bank and the Seattle Bank since the date of the most recent financial data made available, as of the date hereof. Sandler has also assumed in all respects material to its analysis that the Des Moines Bank and the Seattle Bank would remain as a going concern for all periods relevant to its analyses and that the Merger will be consummated as a tax-free reorganization under Section 368(a) of the Code. Sandler expressed no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith, including the determination of the accounting acquirer or legal acquirer in the Merger.

Sandler has assumed, with the Des Moines Bank’s consent, that (i) each of the parties to the Merger Agreement will comply in all material respects with all material terms of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third-party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Des Moines Bank, the Seattle Bank or the Merger, and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

In rendering its opinion, Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler’s opinion or the presentation made by Sandler to the Des Moines Bank’s board of directors, but is a summary of all material analyses performed and presented by Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, it made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinions; rather, Sandler made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of the Des Moines Bank, the Seattle Bank and Sandler. The analyses performed by Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Des Moines Bank’s board of directors. The analyses of Sandler and its opinion were among a number of factors taken into consideration by the Des Moines Bank’s board of directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of the Des Moines Bank’s board of directors or management with respect to the fairness of the Merger.

Summary of Proposal

Sandler reviewed the financial terms of the proposed transaction. As described in the Merger Agreement, current Seattle Bank member institutions will receive one share of the Continuing Bank capital stock, $100 par value, for each share of Seattle Bank capital stock. Member institutions are required to purchase membership and activity based capital stock of their respective FHLBank at $100 par value per share based on a member institution’s total assets or mortgage assets and the total dollar value of advances and other business outstanding with the FHLBank. When a member institution’s advances or other business activities with the FHLBank mature or are retired, the FHLBank generally repurchases the institution’s activity based capital stock (unless restricted by regulatory action and subject to a member institution’s right, if any, to carry excess stock), in each case, at $100 par value per share. Member institutions have always purchased and redeemed their capital stock holdings at $100 par value per share. As of June 30, 2014, the Seattle Bank had $858 million par value of capital stock and 8.58 million shares outstanding (excluding MRCS). Accounting treatment of the transaction will require that the assets and liabilities of the Seattle Bank are recorded at fair value on the pro forma balance sheet.

The Seattle Bank is currently under the Amended Consent Order which restricts its ability to repurchase capital stock from its member institutions as advances and other business activities mature or are retired or member institutions choose to terminate their membership. Seattle Bank capital stock that is subject to redemption is classified on the balance sheet as a liability, “mandatorily redeemable capital stock,” when a member submits a written request for redemption of excess capital stock, formally gives notice of intent to withdraw from membership, or otherwise attains nonmember status by merger or acquisition, charter termination, or involuntary termination from membership. Dividend rates on Seattle Bank MRCS must be paid at the same rate as outstanding shares of Seattle Bank capital stock recorded in total equity. As of June 30, 2014, the Seattle Bank had outstanding $1.6 billion of MRCS. Following the signing of the Merger Agreement and prior to closing, the Seattle Bank will use its reasonable best efforts to obtain all necessary regulatory approvals for the redemption of its outstanding shares of regulatory-restricted MRCS as is mutually agreed upon by both parties. It is also anticipated that the FHFA will terminate the Amended Consent Order upon the completion of the Merger.

Projected Financial Merger Analysis

Sandler analyzed certain potential projected financial effects of the Merger, assuming the following: (i) the Merger closes in the second calendar quarter of 2015; and (ii) 100% of the outstanding shares of Seattle Bank capital stock are converted into Des Moines Bank capital stock at a one-for-one, $100 par value exchange ratio.

Sandler analyzed the financial projections provided by the Des Moines Bank’s management developed in coordination with the Seattle Bank’s management relative to the Des Moines Bank’s stand-alone financial projections as the basis for its determination that the merger consideration was fair from a financial point of view from the perspective of the holders of the Des Moines Bank capital stock.

As detailed below, Sandler assessed the impact of the Merger on, among other variables, but in particular, the pro forma profitability, dividend payout ratio, earned dividend, efficiency ratio and market value of equity to par value of capital stock of the combined institution relative to the Des Moines Bank on a stand-alone basis.

Sandler also considered and discussed with the Des Moines Bank’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, the Des Moines Bank provided Sandler with financial projections for three scenarios with varying assumptions: conservative, small growth, and small growth with retention of some PLMBS. The assumptions for these three cases were provided by the Des Moines Bank’s management and developed in coordination with the Seattle Bank’s management. All three cases include the impact of merger adjustments. Although all three cases were considered and each case provided support for Sandler’s opinion, the Des Moines Bank’s management and the Des Moines Bank’s board of directors believe that the small growth case scenario is based on the most reasonable assumptions and has given that scenario the greatest weight among the three case scenarios.

The following is a summary of the financial projection analysis under the small growth case scenario.

Small Growth Assumptions for the Continuing Bank. These assumptions primarily relate to the Seattle Bank and were added to the Des Moines Bank’s stand-alone financial projections.

•	Balance Sheet

•	The Seattle Bank’s advance balances of non-members pay down and active members grow $1 billion in 2016, $1.5 billion in 2017, and $2 billion in 2018

•	All acquired assets/liabilities from the Seattle Bank are marked to fair value as of June 30, 2015

•	The Seattle Bank reduces its liquidity investments to $2 billion immediately prior to the Merger

•	The states within the Seattle Bank’s FHLBank district will implement the Des Moines Bank’s Mortgage Partnership Finance program (“MPF”) following the Merger

•	The Seattle Bank’s PLMBS are sold prior to the Merger and the proceeds reinvested in agency MBS

•	MBS investments are maintained at the 3X capital regulatory limit prior to the Merger

•	Net Interest Spreads for New Investment

•	Money market overnight investments earn a net interest spread of 3 basis points (“bps”) through 2014 and 7 bps thereafter

•	Agency MBS/collateralized mortgage obligations investments earn a net interest spread of 40 bps; MPF/MPP earn a net interest spread of 40 bps; Advances earn a net interest spread of 20 bps

•	Stock Activity

•	The Seattle Bank repurchases excess MRCS and excess Class A stock and Class B stock prior to the Merger or immediately thereafter

•	The Continuing Bank’s capital plan provides for a 4% capital stock requirement for advances and MPF/MPP, which will become applicable to the Seattle Bank’s members at the effective date of the Merger

•	Dividends

•	Quarterly dividend rate of the higher of 3 Month LIBOR rate or 2.5%

•	Other

•	PLMBS litigation: assumes no settlement

•	MPP credit enhancement of 25 bps of remaining portfolio balance

•	Reduce the Seattle Bank’s operating expenses to $20 million over 18 months

•	Seattle Bank Merger-related expenses:

• Fixed asset purchase accounting (50% written off)	$(7,394,181)

• Intangible asset	$20,000,000

• Merger-related expense	$(35,000,000)

• Net impact of Merger-related expenses on capital	$(22,394,181)

Projected Summary Results for Continuing Bank

	Small Growth Case
	Six Months Ended, December 31,	As of or for the Year Ended December 31,
	2015	2016	2017	2018
ROA	0.16%	0.21%	0.24%	0.28%
ROE	3.5%	4.6%	5.2%	5.7%
Dividends per share	$2.50	$2.50	$2.50	$2.90
Dividend payout ratio (1)	57%	42%	36%	36%
Earned dividend (2)	4.4%	6.0%	7.0%	8.0%
Efficiency ratio (3)	35%	26%	21%	19%

Des Moines Bank Stand-alone Projections

	Six Months Ended, December 31,	As of or for the Year Ended December 31,
	2015	2016	2017	2018
ROA	0.16%	0.20%	0.23%	0.26%
ROE	3.5%	4.5%	4.9%	5.4%
Dividends per share	$2.50	$2.50	$2.50	$2.90
Dividend payout ratio (1)	57%	45%	40%	41%
Earned dividend (2)	4.3%	5.5%	6.3%	7.2%
Efficiency ratio (3)	26%	22%	21%	20%

(1)	Dividend payout ratio is calculated as dividends per share divided by earnings per share of capital stock.
(2)	Earned dividend is calculated as net income divided by the total par value of capital stock.
(3)	Efficiency ratio is calculated as operating expense divided by net interest income before provision for credit losses.

Market Value of Equity to Par Value of Capital Stock Per Share

Sandler performed an analysis that compared the market value of equity to par value of capital stock per share of Des Moines Bank capital stock and Seattle Bank capital stock. The results were as follows:

	Des Moines	Seattle	Pro Forma Seattle *
2013
First Quarter	120%	100%
Second Quarter	122%	104%
Third Quarter	119%	105%
Fourth Quarter	121%	108%

2014
First Quarter	122%	109%
Second Quarter	125%	113%	136%

*	Assumes redemption of $1.6 billion of MRCS, which includes MRCS not deemed excess under the Seattle Bank’s capital plan.

In connection with this analysis, Sandler considered and discussed with the Des Moines Bank’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger transaction, and noted that the actual results achieved by the Continuing Bank may vary from projected results and the variations may be material.

Contribution Analysis

Sandler performed an analysis that examined the relative contribution of both the Des Moines Bank and the Seattle Bank to the combined institution on a pro forma basis. The results were as follows:

	Des Moines		Seattle
	June 30, 2014	As a %	June 30, 2014	As a %
	(in millions)		(in millions)
Advances	$51,714	84%	$10,214	16%
Total cash & securities	$23,799	48%	$25,486	52%
Total assets	$82,217	69%	$36,549	31%
Total consolidated obligations	$77,583	70%	$33,114	30%
MRCS	$9	1%	$1,635	99%
Capital stock (excluding MRCS)	$2,954	77%	$858	23%
Retained earnings	$705	69%	$312	31%
Total capital	$3,793	76%	$1,187	24%
Last twelve months (LTM) net income	$131	68%	$60	32%
2014 projected net income	$133	70%	$57	30%
LTM dividend/share	$2.50	96%	$0.10	4%
Outstanding shares (excluding MRCS) (in millions)	29.5	77%	8.6	23%

Sandler’s Relationship

Sandler acted as the financial advisor to the Des Moines Bank’s board of directors in connection with the Merger and will receive a transaction fee of $750,000 in connection with the Merger, contingent on the closing of the Merger. Sandler has also received a fee of $250,000 in connection with the delivery of its fairness opinion, which will be credited in full against the transaction fee that becomes due and payable upon the closing of the Merger. The Des Moines Bank has also agreed to reimburse Sandler for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.

The Des Moines Bank generally does not make public disclosure of detailed forecasts or projections of its expected financial performance because of, among other things, the inherent difficulty of accurately predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. In connection with the evaluation of the Merger, however, the Des Moines Bank’s management prepared various unaudited prospective financial information for the Des Moines Bank on a stand-alone basis, without giving effect to the Merger, and for the Continuing Bank assuming completion of the Merger. The Des Moines Bank is electing to provide selected summary unaudited prospective financial information in this section of this Disclosure Statement to provide the Constituent Banks’ members access to certain non-public unaudited prospective financial information that was made available to the Des Moines Bank’s board of directors, the Seattle Bank and the Des Moines Bank’s financial advisor, for purposes of considering and evaluating the Merger. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of the selected summary unaudited prospective financial information in this section should not be regarded as an indication that any of the Des Moines Bank, the Seattle Bank, or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of the Constituent Banks or their representatives assumes any responsibility to members or other stockholders for the accuracy of this information.

The Des Moines Bank’s management made various assumptions when preparing the unaudited prospective financial information. These assumptions related to, among other things, the following: future interest rates, business volumes and spreads on business activities, prices and spreads on investments and debt, regulatory acceptance of business strategies, and the accuracy of the financial information provided by the Seattle Bank. The Des Moines Bank’s assumptions were based in part both on historical performance and anticipated general economic conditions. The forecasts did not attempt to take into account a variety of detailed assumptions or other matters that have changed since the preparation of the forecasts, such as the Des Moines Bank’s actual 2014 financial results and condition, changes in membership, and changes to general economic conditions.

To estimate the unaudited prospective financial information with regard to the Continuing Bank, assuming completion of the Merger, the Des Moines Bank’s management also made various other assumptions, including, among others, those described above in this section.

The unaudited prospective financial information summarized above in this section was not prepared for purposes of public disclosure or on a basis designed to comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. This prospective financial information has been prepared by, and is the responsibility of, management. The Des Moines Bank’s independent registered public accounting firm, PwC, which is named in the section entitled “Independent Registered Public Accounting Firm,” has not examined, compiled, or performed any procedures with respect to the prospective financial information contained herein, and accordingly, PwC does not express an opinion or any form of assurance on such information or its achievability. PwC assumes no responsibility for and denies any association with the prospective financial information and any other information derived therefrom included elsewhere in this Disclosure Statement. The reports of PwC incorporated by reference in this Disclosure Statement refer exclusively to historical financial information. The reports of PwC do not cover any other information in this Disclosure Statement and should not be read to do so.

Although presented with numerical specificity, the selected summary unaudited prospective financial information in this section was prepared utilizing variables, estimates, and assumptions that are inherently uncertain and may be beyond the control of the Des Moines Bank, and which may prove not to have been, or to no longer be, accurate. The unaudited prospective financial information is subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from the unaudited prospective financial information include risks and uncertainties relating to the Constituent Banks’ (and the Continuing Bank’s) businesses (including their ability to achieve strategic goals, objectives, and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in the Des Moines Bank’s and the Seattle Bank’s reports filed with the SEC, and other factors described or referenced in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The unaudited prospective financial information also reflects assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Constituent Banks’ (and the Continuing Bank’s) businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the unaudited prospective financial information was prepared. In addition, the unaudited prospective financial information does not take into account any circumstances, transactions, or events occurring after the date the unaudited prospective financial information was prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the unaudited prospective financial information. The Des Moines Bank does not assure any members that the financial results in the unaudited prospective financial information will be realized or that future financial results will not materially vary from those in the unaudited prospective financial information.

The inclusion of selected summary unaudited prospective financial information in this Disclosure Statement should not be regarded as an indication that any of the Des Moines Bank, the Seattle Bank, or their respective officers, directors, advisors, or other representatives consider the unaudited prospective financial information to be necessarily material or predictive of actual future events, and the unaudited prospective financial information should not be relied on as such. No one has made or makes any representation to any member, other stockholder, or anyone else regarding, or assumes any responsibility for the validity, reasonableness, accuracy, or completeness of, the selected summary unaudited prospective financial information set forth in this section. None of the Des Moines Bank, the Seattle Bank, or their respective officers, directors, or other representatives gives any member or other stockholder of the Des Moines Bank, any member or other stockholder of the Seattle Bank, or other person any assurance that actual results will not differ materially from the unaudited prospective financial information, and except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the unaudited prospective financial information to reflect circumstances after the date the unaudited prospective financial information was generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the unaudited prospective financial information are shown to be incorrect. Members and other stockholders are cautioned not to rely on the unaudited prospective financial information.

The selected summary unaudited prospective financial information included in this section covers multiple time frames, and this information by its nature becomes subject to greater uncertainty over time. The unaudited prospective financial information should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in the Des Moines Bank’s and the Seattle Bank’s respective public filings with the SEC and in this Disclosure Statement.

Management and Board of Directors of the Continuing Bank

Immediately following the Merger, the board of directors of the Continuing Bank will be comprised of 29 members. Of those members, 15 will be the members of the Des Moines Bank’s board of directors immediately prior to the Merger, and 14 will be the members of the Seattle Bank’s board of directors immediately prior to the Merger. The size and composition structure of the board of directors of the Continuing Bank will remain as described in the preceding sentences until such time as the board of directors of the Continuing Bank, with the approval of the FHFA, develops and implements a mutually agreed-upon plan to reduce the size of the board.

The following persons are expected to serve as directors of the Continuing Bank immediately following the Merger (except as otherwise noted below):

Name	Current Des Moines/Seattle Bank Director
Ruth R. Bennett	Seattle Bank
David P. Bobbitt	Seattle Bank
Steven L. Bumann	Des Moines Bank
Marianne M. Emerson	Seattle Bank
David J. Ferries	Seattle Bank
Van D. Fishback	Des Moines Bank
Chris D. Grimm	Des Moines Bank
Eric A. Hardmeyer	Des Moines Bank
W. Douglas Hile	Des Moines Bank
William V. Humphreys	Seattle Bank
Teresa J. Keegan	Des Moines Bank
Michelle M. Keeley	Des Moines Bank
John F. Kennedy, Sr.	Des Moines Bank
Ellen Z. Lamale	Des Moines Bank
Russell J. Lau	Seattle Bank
James G. Livingston	Seattle Bank
Elsie M. Meeks	Des Moines Bank
Michael W. McGowan	Seattle Bank
Paula R. Meyer	Des Moines Bank
Dale E. Oberkfell	Des Moines Bank
Cynthia A. Parker	Seattle Bank
J. Benson Porter	Seattle Bank
Thomas P. Potiowsky	Seattle Bank
John P. Rigler II	Des Moines Bank
John H. Robinson	Des Moines Bank
Joseph C. Stewart III	Des Moines Bank
Robert M. Teachworth	Seattle Bank
David F. Wilson	Seattle Bank
Gordon Zimmerman*	Seattle Bank

*	Prior to completion of the Merger, Mr. Zimmerman is expected to resign from his position as a Seattle Bank member director for Montana due to an expected change in his employment, as required by FHFA regulations. The Seattle Bank’s board of directors will fill the vacancy pursuant to FHFA regulations.

Subject to and in accordance with the bylaws of the Continuing Bank and effective as of the effective date of the Merger, the chief executive officer of the Continuing Bank will be the current president and chief executive officer of the Des Moines Bank, Richard S. Swanson, and the president of the Continuing Bank will be the current president and chief executive officer of the Seattle Bank, Michael L. Wilson. The chief executive officer of the Continuing Bank and the president of the Continuing Bank will be co-executive leaders of the Continuing Bank, with their respective roles and responsibilities to be established pursuant to the bylaws of the Continuing Bank, as well as the board of directors of the Continuing Bank, and their respective employment agreements with the Continuing Bank. After June 30, 2017, the chief executive officer and president positions will be held by a single person and initially that individual is expected to be Mr. Wilson. Other than the changes related to the co-executive leadership roles described above and the new position of Director, Western Office, which is expected to be filled by Glen D. Simecek (currently an executive officer of the Seattle Bank), the current executive officers of the Des Moines Bank are expected to comprise the executive officers of the Continuing Bank immediately following the Merger.

The following persons are expected to serve as the executive officers of the Continuing Bank immediately following the Merger:

Name	Position
Richard S. Swanson	Chief Executive Officer
Michael L. Wilson	President
Steven T. Schuler	Chief Financial Officer
Daniel D. Clute	Chief Business Officer
Dusan Stojanovic	Chief Risk Officer
Nancy L. Betz	Director, Human Resources
Mary L. Cecola	Chief Business Technology Officer
George L. Crowley*	Director of Credit and Mortgage Sales
Ardis E. Kelley	Chief Accounting Officer
Aaron B. Lee	General Counsel and Corporate Secretary
Kelly E. Rasmuson	Director, Internal Audit
Glen D. Simecek	Director, Western Office
Joelyn R. Marren	Director, Portfolio Strategy
Bill R. Bemis	Treasurer

*	Mr. Crowley is expected to retire June 30, 2015.

Information about the Seattle Bank’s and the Des Moines Bank’s directors and executive officers can be found in the Constituent Banks’ respective Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and certain other documents listed under “Incorporation of Certain Documents by Reference.”

Interests of Certain Directors and Executive Officers of the Constituent Banks in the Merger

Certain of the Constituent Banks’ directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of their respective members. The members of the boards of directors of each of the Constituent Banks were aware of and considered these interests, among other matters, in evaluating the Merger Agreement and in recommending that their members ratify the Merger Agreement.

Continuing Services as Members of the Board of Directors of the Continuing Bank

Immediately following the Merger, the Continuing Bank’s board of directors will be comprised of 29 members, 14 of whom will be the members of the Seattle Bank’s board of directors immediately prior to the Merger and 15 of whom will be the members of the Des Moines Bank’s board of directors immediately prior to the Merger (or successors thereto). Immediately following the Merger and pursuant to the terms of the Merger Agreement, it is expected that Dale E. Oberkfell (current Chair of the Des Moines Bank) will serve as the Chair of the Continuing Bank and William V. Humphreys (current Chair of the Seattle Bank) will serve as the Vice Chair of the Continuing Bank. It is currently expected that the director fees to be paid to the Continuing Bank’s board of directors will be substantially similar in amount to the fees paid to the Des Moines Bank’s board of directors immediately prior to the effective date of the Merger. The size and composition structure of the Continuing Bank’s board of directors will remain as described above until the Continuing Bank’s board, with the approval of the FHFA, develops and implements a plan to reduce the size of the board.

Employment Agreement between Richard S. Swanson and the Continuing Bank

In connection with the Merger and his service as Chief Executive Officer of the Continuing Bank, Richard S. Swanson has entered into a new employment agreement with the Des Moines Bank to be effective upon the effective date of the Merger, subject to non-objection by the FHFA. Upon effectiveness of the Merger, the employment agreement will supersede Mr. Swanson’s current employment agreement with the Des Moines Bank, dated November 10, 2014.

The employment agreement provides that the Continuing Bank will initially pay Mr. Swanson an annualized base salary of $720,000. Mr. Swanson’s base salary may only be adjusted upward from the initial base salary based on an annual review by the board of directors of the Continuing Bank and may not be adjusted downward unless such downward adjustment is part of a nondiscriminatory cost reduction plan applicable to the Continuing Bank’s total compensation budget.

In addition, Mr. Swanson’s employment agreement provides that he is entitled to participate in all incentive plans approved by the Continuing Bank’s board of directors. Mr. Swanson’s incentive target will not be set lower than 75 percent of his base salary except as a result of a decision by the board of directors of the Continuing Bank affecting all executive officers covered by the incentive plan, such as a nondiscriminatory cost reduction plan applicable to the Continuing Bank’s total compensation budget. The agreement further provides that Mr. Swanson is entitled to participate in all eligible retirement benefit programs offered by the Continuing Bank. Mr. Swanson will also be eligible for certain perquisites, including reimbursement for financial planning expenses not to exceed $3,500 annually and a company car allowance in the amount of $750 per month.

Mr. Swanson’s employment agreement provides that:

•	the Continuing Bank or Mr. Swanson may terminate employment for any reason (other than good reason or cause) on 60 days’ written notice to the other party;

•	the Continuing Bank may terminate for cause immediately on written notice to Mr. Swanson; and

•	Mr. Swanson may terminate for good reason on written notice to the Continuing Bank,

in each case, in accordance with the procedures set forth in the employment agreement.

Potential Payments Upon Termination or Change of Control

The following paragraphs set out the material terms relating to the potential compensation that would be due to Mr. Swanson upon a termination of employment under his employment agreement. For purposes of the following discussion regarding potential payments upon a termination or change of control, the following are the definitions of “Cause,” “Good Reason,” “Disability,” and “Change of Control.” “Cause” generally means a felony conviction, a willful act of misconduct that materially impairs the Continuing Bank’s business or goodwill or causes material damage, a willful breach of certain representations in the employment agreement, a willful and continued failure to perform material duties, a willful material violation of the Continuing Bank’s code of ethics, or receipt by the Continuing Bank of any regulatory order that he be terminated or his authority be materially reduced. “Good Reason” generally means a reduction in the executive’s base salary or incentive plan bonus opportunity, unless as part of a nondiscriminatory cost reduction applicable to the Continuing Bank’s total compensation budget, a reduction in the executive’s corporate officer title, a material change by the Continuing Bank in the geographic location in which the executive is required to perform his services or a material breach of the employment agreement by the Continuing Bank. “Disability” means the executive is receiving benefits under a disability plan sponsored by the Continuing Bank for a period of not less than three months by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months and which has rendered the executive incapable of performing his duties. “Change of Control” means a merger, reorganization or consolidation of the Continuing Bank with or into another FHLBank or other entity, a sale or transfer of all or substantially all of the business or assets of the Continuing Bank to another FHLBank or other entity, the purchase by the Continuing Bank or transfer to the Continuing Bank of all or substantially all of the business or assets of another FHLBank, or the liquidation of the Continuing Bank.

Amounts payable under the employment agreement are subject to reduction in the event the amounts constitute an “excess parachute payment” under Section 280G of the Code.

Termination for Cause or Without Good Reason

If Mr. Swanson’s employment is terminated by the Continuing Bank for Cause or by Mr. Swanson without Good Reason, the employment agreement entitles Mr. Swanson to the following:

•	base salary accrued through the date of termination;

•	accrued but unpaid award(s) under any incentive plan in an amount equal to that which he would have received in the year of termination;

•	accrued and earned vacation through the date of termination; and

•	all other vested benefits under the terms of the Continuing Bank’s employee benefit plans, subject to the terms of such plans.

Payment of the foregoing accrued amounts, other than incentive plan award amounts, will be paid in a lump sum within ten days or no later than the first payroll date on or after Mr. Swanson’s date of termination. Payment of all incentive plan award amounts, if any, will be paid as otherwise provided for under the applicable incentive plan.

Termination Without Cause, for Good Reason, Following a Change of Control, or Within a Specified Period of Time Following the Effective Date of the Employment Agreement

If Mr. Swanson’s employment is terminated by the Continuing Bank without Cause or by Mr. Swanson for Good Reason, in addition to the payouts previously mentioned under “Termination for Cause or Without Good Reason,” the employment agreement entitles Mr. Swanson to the following:

•	two times the annual base salary in effect on the date of termination, or, in the case that the termination occurs on or before December 31, 2015, or within 24 months following a Change of Control, 2.99 times the annual base salary in effect on the date of termination;

•	one times the targeted non-deferred incentive plan award in effect for the calendar year in which the date of termination occurs, or, in the case that the termination occurs on or before December 31, 2015, or within 24 months following a Change of Control, 2.99 times the targeted non-deferred incentive plan award in effect for the calendar year in which the date of termination occurs;

•	the incentive plan award for the calendar year in which the date of termination occurs, prorated for the portion of the calendar year in which Mr. Swanson was employed;

•	the accrued but unpaid incentive plan awards covering periods prior to the one in which Mr. Swanson’s employment terminated, calculated in accordance with the terms of the incentive plan as if termination was due to death or disability; and

•	any benefits mandated under any applicable healthcare continuation laws, provided that the Continuing Bank will continue paying its portion of the medical and/or dental insurance premiums for Mr. Swanson for the one-year period following the date of termination.

In the event of termination by the Continuing Bank without Cause or by Mr. Swanson for Good Reason on or before December 31, 2015, Mr. Swanson also will be eligible for payment of premiums by the Continuing Bank for continued participation in the Continuing Bank’s group health care benefit (medical, dental, and vision) plans for a period of 18 months following the date of determination or, if earlier, June 30, 2017, subject to compliance with applicable laws (in lieu of the benefits under the last bullet above).

The base salary amount will be paid in a lump sum within ten days or no later than the first payroll date on or after the date of effectiveness of Mr. Swanson’s release of claims against the Continuing Bank. Payment of all incentive plan award amounts will be paid as otherwise provided under the applicable incentive plan, subject to effectiveness of a release of claims against the Continuing Bank.

Termination for Death, Disability, or Retirement

If Mr. Swanson’s employment is terminated due to death, disability, or qualifying retirement, in addition to the payouts previously mentioned under the section entitled “Termination for Cause or Without Good Reason,” he would be entitled to the following:

•	the incentive plan award for the calendar year in which the date of termination occurs and prorated for the portion of the calendar year in which he was employed;

•	to the extent not already paid to him, the accrued but unpaid incentive plan awards covering periods prior to the one in which Mr. Swanson’s employment is terminated;

•	other coverage continuation rights that are available upon death, disability, or retirement, as provided for under the terms of such plans; and

•	in the case of a qualifying retirement (as defined in the employment agreement), any pro-rated award that Mr. Swanson would have been entitled to receive under the Integration Performance Incentive Plan, calculated by treating the date of his qualifying retirement as his date of death.

Payment of the foregoing accrued amounts, other than incentive plan award amounts, will be paid in a lump sum within ten days or no later than the first payroll date on or after Mr. Swanson’s date of termination. Payment of all incentive plan award amounts, if any, will be paid as otherwise provided under the applicable incentive plan.

Employment Agreement between Michael L. Wilson and the Continuing Bank

Immediately following the Merger, Michael L. Wilson, the current President and Chief Executive Officer of the Seattle Bank, is expected to serve as President of the Continuing Bank. Other than Glen D. Simecek, the Seattle Bank’s Senior Vice President, Chief Business Officer, who is expected to become the Continuing Bank’s Director, Western Office, no other executive officers of the Seattle Bank are expected to serve as executive officers of the Continuing Bank.

In connection with the Merger, Mr. Wilson has entered into an employment agreement with the Des Moines Bank to be effective upon the effective date of the Merger, subject to non-objection by the FHFA, in order to establish his duties and compensation and to provide for his employment as President of the Continuing Bank following the consummation of the Merger. Upon effectiveness of the Merger, the employment agreement will supersede Mr. Wilson’s current employment agreement with the Seattle Bank, dated January 30, 2012.

The employment agreement provides that the Continuing Bank will initially pay Mr. Wilson an annualized base salary of $720,000. Mr. Wilson’s base salary may only be adjusted upward from the initial base salary based on an annual review by the board of directors of the Continuing Bank and may not be adjusted downward unless such downward adjustment is part of a nondiscriminatory cost reduction plan applicable to the Continuing Bank’s total compensation budget.

In addition, Mr. Wilson’s employment agreement provides that he is entitled to participate in all incentive plans approved by the Continuing Bank’s board of directors. Mr. Wilson’s incentive target will not be set lower than 75% of his base salary except as a result of a decision by the board of directors of the Continuing Bank affecting all executive officers covered by the incentive plan, such as a nondiscriminatory cost reduction plan applicable to the Continuing Bank’s total compensation budget. The agreement further provides that Mr. Wilson is entitled to participate in all eligible retirement benefit programs offered by the Continuing Bank. The Continuing Bank will credit all accrued vacation that Mr. Wilson earned at the Seattle Bank and such vacation time will be subject to the Continuing Bank’s vacation policy. The Continuing Bank will pay, or reimburse Mr. Wilson for, all reasonable relocation expenses incurred by Mr. Wilson in relocation to the Des Moines area up to a maximum of $125,000. Mr. Wilson will also be eligible for certain perquisites, including reimbursement for financial planning expenses not to exceed $3,500 annually and a company car allowance in the amount of $750 per month.

Mr. Wilson’s employment agreement provides that:

•	the Continuing Bank or Mr. Wilson may terminate employment for any reason (other than good reason or cause) on 60 days’ written notice to the other party;

•	the Continuing Bank may terminate for cause immediately on written notice to Mr. Wilson; and

•	Mr. Wilson may terminate for good reason on written notice to the Continuing Bank,

in each case, in accordance with the procedures set forth in the employment agreement.

Potential Payments Upon Termination or Change of Control

The following paragraphs set out the material terms relating to the potential compensation that would be due to Mr. Wilson upon a termination of employment under his employment agreement. For purposes of the following discussion regarding potential payments upon a termination or change of control, the following are the definitions of “Cause,” “Good Reason,” “Disability,” and “Change of Control.” “Cause” generally means a felony conviction, a willful act of misconduct that materially impairs the Continuing Bank’s business or goodwill or causes material damage, a willful breach of certain representations in the employment agreement, a willful and continued failure to perform material duties, a willful material violation of the Continuing Bank’s code of ethics, or receipt by the Continuing Bank of any regulatory order that he be terminated or his authority be materially reduced. “Good Reason” generally means a reduction in the executive’s base salary or incentive plan bonus opportunity, unless as part of a nondiscriminatory cost reduction applicable to the Continuing Bank’s total compensation budget; a reduction in the executive’s corporate officer title; a material change by the Continuing Bank in the geographic location in which the executive is required to perform his services, other than a change from Seattle, Washington, to Des Moines, Iowa; or a material breach of the employment agreement by the Continuing Bank. “Disability” means the executive is receiving benefits under a disability plan sponsored by the Continuing Bank for a period of not less than three months by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months and which has rendered the executive incapable of performing his duties. “Change of Control” means a merger, reorganization or consolidation of the Continuing Bank with or into another FHLBank or other entity, a sale or transfer of all or substantially all of the business or assets of the Continuing Bank to another FHLBank or other entity, the purchase by the Continuing Bank or transfer to the Continuing Bank of all or substantially all of the business or assets of another FHLBank, or the liquidation of the Continuing Bank.

Amounts payable under the employment agreement are subject to reduction in the event the amounts constitute an “excess parachute payment” under Section 280G of the Code.

Termination for Cause or Without Good Reason

If Mr. Wilson’s employment is terminated by the Continuing Bank for Cause or by Mr. Wilson without Good Reason, the employment agreement entitles Mr. Wilson to the following:

•	base salary accrued through the date of termination;

•	accrued but unpaid award(s) under any incentive plan in an amount equal to that which he would have received in the year of termination;

•	accrued and earned vacation through the date of termination; and

•	all other vested benefits under the terms of the Continuing Bank’s employee benefit plans, subject to the terms of such plans.

Payment of the foregoing accrued amounts, other than incentive plan award amounts, will be paid in a lump sum within ten days or no later than the first payroll date on or after Mr. Wilson’s date of termination. Payment of all incentive plan award amounts, if any, will be paid as otherwise provided for under the applicable incentive plan.

Termination Without Cause, for Good Reason, Following a Change of Control, or Within a Specified Period of Time Following the Effective Date of the Employment Agreement

If Mr. Wilson’s employment is terminated by the Continuing Bank without Cause or by Mr. Wilson for Good Reason, in addition to the payouts previously mentioned under “Termination for Cause or Without Good Reason,” the employment agreement entitles Mr. Wilson to the following:

•	two times the annual base salary in effect on the date of termination, or, in the case that the termination occurs on or before December 31, 2015, or within 24 months following a Change of Control, 2.99 times the annual base salary in effect on the date of termination;

•	one times the targeted non-deferred incentive plan award in effect for the calendar year in which the date of termination occurs, or, in the case that the termination occurs on or before December 31, 2015, or within 24 months following a Change of Control, 2.99 times the targeted non-deferred incentive plan award in effect for the calendar year in which the date of termination occurs;

•	the incentive plan award for the calendar year in which the date of termination occurs, prorated for the portion of the calendar year in which Mr. Wilson was employed;

•	the accrued but unpaid incentive plan awards covering periods prior to the one in which Mr. Wilson’s employment terminated, calculated in accordance with the terms of the incentive plan as if termination was due to death or disability; and

•	any benefits mandated under any applicable healthcare continuation laws, provided that the Continuing Bank will continue paying its portion of the medical and/or dental insurance premiums for Mr. Wilson for the one-year period following the date of termination.

In the event of termination by the Continuing Bank without Cause or Mr. Wilson for Good Reason on or before December 31, 2015, Mr. Wilson will also be paid $40,928 to continue in the Continuing Bank’s group health care benefit (medical, dental, and vision) plans for a period of 18 months following the date of termination (in lieu of the benefits under the last bullet above) and $15,000 for outplacement services.

The base salary amount will be paid in a lump sum within ten days or no later than the first payroll date that occurs on or after the date of effectiveness of Mr. Wilson’s release of claims against the Continuing Bank. Payment of all incentive plan award amounts will be paid as otherwise provided under the applicable incentive plan, subject to effectiveness of a release of claims against the Continuing Bank.

Termination for Death, Disability, or Retirement

If Mr. Wilson’s employment is terminated due to death, disability, or qualifying retirement, in addition to the payouts previously mentioned under the section entitled “Termination for Cause or Without Good Reason,” he would be entitled to the following:

•	the incentive plan award for the calendar year in which the date of termination occurs, prorated for the portion of the calendar year in which he was employed;

•	to the extent not already paid to him, the accrued but unpaid incentive plan awards covering periods prior to the one in which Mr. Wilson’s employment is terminated; and

•	other coverage continuation rights that are available upon death, disability, or retirement, as provided for under the terms of such plans.

Payment of the foregoing accrued amounts, other than incentive plan award amounts, will be paid in a lump sum within ten days or no later than the first payroll date on or after Mr. Wilson’s date of termination. Payment of all incentive plan award amounts, if any, will be paid as otherwise provided under the applicable incentive plan.

Change in Control Agreements with the Seattle Bank Executive Officers

Effective March 17, 2014, the Seattle Bank entered into change in control agreements with each of its executive officers. Each change in control agreement provides for certain severance benefits in the event that (i) the Seattle Bank terminates the executive officer’s employment other than for “cause,” death, or disability; or (ii) the executive officer terminates employment for “good reason,” in each case in connection with or within 24 months following a “change in control” (with the terms “cause,” “good reason,” and “change in control” as defined in the change in control agreement). Upon a qualifying termination and conditioned on the executive officer’s signing and not revoking a general release of claims against the Seattle Bank or its successor, the executive officer will receive the following lump sum cash benefits, less applicable withholding taxes:

•	severance payment equal to two times, and with respect to Mr. Wilson 2.99 times, the sum of (x) current base salary and (y) target incentive bonus for the year in which the change in control occurs that otherwise would be payable in the year following the change in control;

•	payment equal to the difference between (x) the lump sum benefit payable under the defined benefit pension plans in which the executive officer participates assuming an additional two, and with respect to Mr. Wilson three, years of credited pension service and (y) the lump sum benefit to which the executive officer is entitled under the plans;

•	payment approximately equal to 18 months of the monthly health care premium for the executive officer and his or her eligible dependents, grossed up for taxes; and

•	$15,000 for outplacement services.

The foregoing benefits for Mr. Wilson supersede any change in control severance compensation that he otherwise would be entitled to under his current employment agreement with the Seattle Bank.

Amounts payable are subject to reduction in the event that the amounts constitute an “excess parachute payment” under Section 280G of the Code.

The table below reflects the estimated amount of compensation payable to each executive officer of the Seattle Bank in the event that his or her employment is terminated under circumstances giving rise to payments under his or her change in control agreement, including termination (x) by the Seattle Bank other than for “cause,” death or disability or (y) by the executive officer for “good reason” in connection with or following a “change in control” of the Seattle Bank, subject in each case to an executive officer’s execution and non-revocation of a general release of claims.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including, among others, that the Merger is completed on May 31, 2015, and that each executive officer terminates employment on the same date. Some of the assumptions are based on information currently available, which may change in the future. As a result, the actual amounts, if any, to be received by an executive officer may differ materially from the amounts set forth below. In addition, all amounts potentially are subject to approval of the FHFA prior to payment. It is also anticipated that Messrs. Wilson and Simecek will continue employment with the Continuing Bank and, therefore, will not be eligible to receive any benefits under their change in control agreements in connection with such continued employment and the completion of the Merger.

Change in Control Payments for the Seattle Bank Executive Officers

Executive Officer	Cash Severance (1) ($)	Pension Payment (2) ($)	Medical Premium Payment (3) ($)	Total ($)
Michael L. Wilson	$2,530,472	$677,153	$40,928	$3,248,553
President and Chief Executive Officer

Vincent L. Beatty	877,626	591,533	58,044	1,527,203
Senior Vice President, Chief Financial Officer

Mike E. Brandeberry	791,438	208,000	37,940	1,037,378
Senior Vice President, Chief Counsel, and Corporate Secretary

Christina J. Gehrke	782,350	486,531	52,744	1,321,625
Senior Vice President, Chief Accounting and Administrative Officer

Lisa A. Grove	558,712	109,454	52,744	720,910
Senior Vice President, Chief Audit Executive

Darren R. Hamby	553,176	93,331	18,818	665,325
Senior Vice President, Chief Human Resources Officer

Michael R. Oberholtzer	665,000	168,000	58,044	891,044
Senior Vice President, Chief Business Technology Officer

Glen D. Simecek	633,800	101,985	40,928	776,713
Senior Vice President, Chief Business Officer

John F. Stewart	786,312	155,000	40,928	982,240
Senior Vice President, Chief Risk Officer

(1)	Represents the sum for each executive officer of the following amounts:

•	two times, and with respect to Mr. Wilson 2.99 times, the sum of (x) current base salary and (y) target incentive bonus (based on 2015 base salary and 2015 incentive bonus opportunity effective as of January 1, 2015); and

•	$15,000 for outplacement services.

(2)	Amount is payable based on additional credited pension service for the executive officer as described above. (This amount is in addition to such other amounts the executive officer may be entitled to under the terms of the defined benefit pension plan(s) in which he or she participates.)
(3)	Amount is equal to approximately 18 months of continued health care premiums for the executive officer and his or her eligible dependents, including a related tax gross up.

Director and Executive Officer Indemnification

Under the Merger Agreement, certain indemnification and insurance rights exist in favor of the Seattle Bank’s current and former directors and executive officers. Under the Merger Agreement, the Continuing Bank will, to the fullest extent permitted by applicable law, indemnify and provide advancement of expenses to each person who is, has been, or becomes a director or officer of the Seattle Bank prior to the effective date of the Merger against all losses, claims, damages, costs, expenses, liabilities, or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding, or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, or employee of the Seattle Bank, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the effective date of the Merger, whether asserted or claimed prior to, or at or after, the effective date of the Merger. Such indemnification and provision for the advancement of expenses will be to the same extent such directors and officers are indemnified by or have the right to advancement of expenses from the Seattle Bank, as of the date of the Merger Agreement, under the Seattle Bank’s organization certificate, bylaws and indemnification agreements, if any, in existence on the execution date of the Merger Agreement. The Continuing Bank will also assume and perform the Seattle Bank’s indemnification agreements with directors and officers in the same manner and to the same extent that the Seattle Bank would be required to perform if the Merger did not take place.

In addition, under the Merger Agreement, for a period of six years after the effective date of the Merger, the Continuing Bank will maintain the same or substantially similar insurance arrangements providing directors and officers liability coverage as those maintained by the Seattle Bank with respect to claims arising from facts or events that occurred at or before the effective date of the Merger. However, instead of the Continuing Bank specifically providing for that coverage, the Seattle Bank may, subject to the prior consent of the Des Moines Bank, obtain on or prior to the effective date of the Merger six-year “tail” or “extended discovery period” policies under the Seattle Bank’s existing insurance arrangements providing such coverage, and the Continuing Bank would be required to maintain such policies in full force and effect and honor the obligations of the Seattle Bank and the Continuing Bank thereunder.

Upon the consummation of the Merger, it is currently expected that the Continuing Bank will provide indemnification to its directors and officers pursuant to substantially similar indemnification provisions to those currently provided under the Seattle Bank’s bylaws, indemnification agreements, and related arrangements. Such indemnification is expected to include the Continuing Bank entering into new indemnification agreements, in substantially the same form as the current Seattle Bank indemnification agreements, to indemnify the Continuing Bank directors and certain of its officers, for indemnifiable losses arising in any proceeding, generally to the fullest extent permitted by law; these indemnification agreements will become effective upon the closing of the Merger.

Regulatory Approvals Required for the Merger

Under the FHFA Merger Rules, the constituent banks in a voluntary merger are required to submit a Merger Application and receive approval of the Director of the FHFA prior to the consummation of a merger. On October 31, 2014, in connection with the Merger, the Des Moines Bank and the Seattle Bank jointly submitted a Merger Application to the FHFA, and then, following requests for additional information from the FHFA, supplemented the Merger Application.

On December 19, 2014, the Des Moines Bank and the Seattle Bank were informed that the Director of the FHFA had approved the Merger, subject to the satisfaction of closing conditions set forth in the FHFA’s order, including those prescribed by the FHFA Rules. If the Des Moines Bank members and the Seattle Bank members, respectively, ratify the Merger Agreement as described elsewhere in this Disclosure Statement, the Constituent Banks will submit to the FHFA evidence that applicable closing conditions have been met and the organization certificate of the Continuing Bank (executed by the Continuing Bank’s directors) for acceptance. The consummation of the Merger may then be effected only after the Director of the FHFA determines that the closing conditions have been satisfied and the Director determines that the organization certificate complies with the requirements of the FHFA Merger Rules. Assuming such acceptance by the Director of the FHFA, the Merger is expected to be effective on May 31, 2015.

The Constituent Banks will continue to coordinate with the FHFA as the Constituent Banks continue the process of completing the Merger.

No other regulatory approvals are expected to be required with regard to the Merger.

Accounting Treatment

The Des Moines Bank will be treated as the acquirer for accounting purposes. The Des Moines Bank will account for the Merger under the acquisition method of accounting for business combinations of mutual entities under accounting principles generally accepted in the United States of America as prescribed in accordance with ASC Topic 805 “Business Combinations.” In accordance with this guidance, the Seattle Bank’s assets and liabilities as of the date of the Merger will be recorded at their respective fair values. Any difference between the fair value of the identifiable net assets acquired and the par value of the capital stock issued as consideration to Seattle Bank members will be recognized by the Continuing Bank in its statement of financial condition as an addition to capital in a new account called “Additional Capital from Merger.”

THE MERGER AGREEMENT

The following section describes certain aspects of the Merger, including certain material provisions of the Merger Agreement. This description is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached to this Disclosure Statement as Annex A and is incorporated by reference into this Disclosure Statement. You are urged to carefully read the full text of the Merger Agreement since it, and not the following description, constitutes the agreement of the Des Moines Bank and the Seattle Bank.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with the FHFA Merger Rules, the Seattle Bank will merge with and into the Des Moines Bank. The Des Moines Bank therefore will be the surviving entity for legal purposes. The Des Moines Bank’s capital plan, organization certificate and bylaws, which will each be amended and restated as further described in “Comparison of Rights of Stockholders” and “Description of Capital Stock of the Continuing Bank,” will be the respective capital plan, organization certificate and bylaws of the Continuing Bank. The Continuing Bank will be headquartered in Des Moines, Iowa, and be known as and operate under the name “Federal Home Loan Bank of Des Moines.”

Closing and Effective Date of the Merger

The closing of the Merger will take place on the effective date of the Merger pursuant to the terms of the Merger Agreement. The Merger Agreement requires the Constituent Banks to mutually agree in good faith to establish as the effective date of the Merger the close of business on a month-end date following satisfaction or waiver of the conditions to closing set forth in the Merger Agreement (excluding those conditions that by their nature are to be satisfied at the closing, but subject to satisfaction or waiver of those conditions as of the closing). In the event the Constituent Banks are unable to agree on the effective date of the Merger, then the effective date of the Merger will be the earlier of (i) the close of business on the month-end date immediately following 120 days after the satisfaction or waiver of the conditions to closing set forth in the Merger Agreement (excluding those conditions that by their nature are to be satisfied at the closing, but subject to satisfaction or waiver of those conditions as of the closing) or (ii) the close of business on the month-end date immediately preceding the End Date (as defined below), in each case, subject to the conditions to closing set forth in the Merger Agreement (excluding those conditions that by their nature are to be satisfied at the closing, but subject to satisfaction or waiver of those conditions as of the closing) having been satisfied or waived as of such date.

The Merger Agreement provides that it may be terminated by either the Des Moines Bank or the Seattle Bank if the Merger has not been consummated by June 30, 2015, which date may be extended one or more times beyond June 30, 2015, as further described below under “—Termination of the Merger Agreement.”

The Constituent Banks have currently targeted the effective date of the Merger to be May 31, 2015, on which date the closing of the Merger would occur.

Effect of the Merger on Shares of the Seattle Bank Stock

The Merger Agreement provides that the Seattle Bank members will receive one share of Continuing Bank Class A stock for each share of Seattle Bank Class A stock they own immediately prior to the Merger and one share of Continuing Bank Class B stock for each share of Seattle Bank Class B stock they own immediately prior to the Merger.

Effect of the Merger on Shares of the Des Moines Bank Stock

The Merger Agreement provides that Des Moines Bank members will retain the stock they own immediately prior to the Merger.

Conversion Plan

The Constituent Banks have agreed on the following plan to convert Seattle Bank stock into Continuing Bank stock at the effective date of the Merger.

Merger Transition; Preliminary Estimate of Minimum Investment

The Seattle Bank’s stockholders will be required to comply with the minimum investment requirements and other provisions of the Continuing Bank’s capital plan as of the effective date of the Merger. For more information on the Continuing Bank’s capital plan, including the minimum investment requirements and stockholders’ rights thereunder, please see “Description of Capital Stock of the Continuing Bank” and “Comparison of Rights of Stockholders.” To facilitate transition to the minimum investment and other requirements under the Continuing Bank’s capital plan, the Constituent Banks have agreed as follows:

•	At least 45 days prior to the effective date of the Merger, the Seattle Bank will calculate and communicate each Seattle Bank member’s estimated Continuing Bank Membership Stock requirement based on 0.12% of the member’s total assets as of December 31, 2014, subject to a cap of $10 million and a floor of $10,000. Thereafter, the minimum Continuing Bank Membership Stock requirement will be updated at least annually as provided in the Continuing Bank’s capital plan based on the member’s total assets as of the prior December 31.

•	At least 45 days prior to the effective date of the Merger, the Seattle Bank will also calculate and communicate the estimated Continuing Bank Activity Based Stock requirement for the Continuing Bank at 4.00% of the stockholder’s advance and MPP activity outstanding at the close of business on the prior month end. This is to give the Seattle Bank stockholder an estimate of the Continuing Bank Activity Based Stock requirement. The actual Continuing Bank Activity Based Stock requirement will be calculated as of the effective date of the Merger.

Conversion Process

The following outlines the process anticipated to be taken to convert the shares of Seattle Bank stock into shares of Continuing Bank stock at the effective date of the Merger:

•	On a day before the effective date of the Merger, in general, it is expected that all past due MRCS will be redeemed, except MRCS needed to support applicable membership and activity under the Seattle Bank’s capital plan (i.e., for outstanding advances and MPP participations).

•	On the effective date of the Merger, all Seattle Bank Class A and Class B stock will be converted to Continuing Bank Class A and Class B stock, and each such share of Continuing Bank Class B stock shall be designated as a share of Continuing Bank Membership Stock or Continuing Bank Activity Based Stock, in accordance with the Continuing Bank’s capital plan.

•	Any Seattle Bank member that has provided a notice of withdrawal to the Seattle Bank may elect to terminate the notice of withdrawal with no cancellation fee within 30 days of the effective date of the Merger.

•	On the first day of business following the effective date of the Merger, the Continuing Bank will take the following actions to conform each stockholder’s capital stock to the requirements of the Continuing Bank’s capital plan. This will entail calculating each stockholder’s minimum investment requirements as follows:

•	The Continuing Bank Membership Stock requirement based on the stockholder’s total assets as of December 31, 2014, which in most cases is expected to be the same as the estimate provided earlier; and

•	The Continuing Bank Activity Based Stock requirement based on the stockholder’s advances and acquired member assets activity outstanding as of the effective date of the Merger.

•	If a stockholder does not own sufficient Continuing Bank Class B stock to satisfy the minimum Continuing Bank Membership Stock and Continuing Bank Activity Based Stock requirements following the effective date of the Merger, the Continuing Bank will issue additional shares and debit the stockholder’s demand deposit account at the Continuing Bank under the terms of the Continuing Bank’s capital plan.

•	Continuing Bank Class A stock held by a stockholder may not be used to satisfy any Continuing Bank Membership Stock or Continuing Bank Activity Based Stock requirement. All issued and outstanding shares of Continuing Bank Class A stock are expected to be repurchased as excess stock in accordance with the Continuing Bank’s capital plan as promptly as practicable after the effective date of the Merger.

•	If the stockholder owns Continuing Bank stock in excess of the minimum Continuing Bank Membership Stock and Continuing Bank Activity Based Stock requirements following the effective date of the Merger, the Continuing Bank will repurchase the excess shares and credit the stockholder’s demand deposit account at the Continuing Bank under the terms of the Continuing Bank’s capital plan.

•	On the day following the effective date of the Merger, stockholders will be able to view their minimum investment requirements and the amount held as Continuing Bank Membership Stock and Continuing Bank Activity Based Stock via eAdvantage, the Continuing Bank’s on-line electronic banking and information system, or receive such information by contacting the Continuing Bank. The Seattle Bank stockholders will receive training on eAdvantage prior to the effective date of the Merger.

Representations and Warranties of the Constituent Banks

The representations, warranties and covenants described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, are solely for the benefit of the Constituent Banks, may be subject to limitations, qualifications or exceptions agreed upon by the Constituent Banks, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between the Constituent Banks rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to stockholders. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of the Constituent Banks. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Constituent Banks. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Disclosure Statement and in the documents incorporated by reference into this Disclosure Statement. See “Where You Can Find More Information.”

Under the Merger Agreement, each of the Constituent Banks makes representations and warranties to the other Constituent Bank with respect to, among other matters, due organization, standing and power; capital structure and members; authority and no conflict; regulatory approvals; SEC documents and regulatory reports; undisclosed liabilities; permits; compliance with applicable law; legal and governmental proceedings; absence of certain changes or events; material agreements; advances, other loans and letters of credit; investment portfolio; deposits; adequacy of capital; debt financing; derivatives; insurance; employees and benefit plans; properties; tax matters; books and records; accounting and internal controls; environmental matters; vote required; brokers or finders; impediments to performance; and transactions with affiliates. The representations and warranties in the Merger Agreement do not survive the effective date of the Merger.

Certain of these representations and warranties by each of the Constituent Banks are qualified as to knowledge or “materiality” or “Material Adverse Effect.” The term “Material Adverse Effect” for purposes of the Merger Agreement means, with respect to either Constituent Bank, a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such bank taken as a whole, or on the ability of such bank to perform its obligations under the Merger Agreement on a timely basis. However, any change or event caused by or resulting from the following will not be taken into account in determining whether there has been a Material Adverse Effect:

•	changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions;

•	changes in U.S. or foreign securities markets, unless such change has a materially disproportionate adverse effect on such bank relative to similarly situated entities;

•	changes or events, after the date of the Merger Agreement, affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such bank relative to similarly situated entities;

•	changes, after the date of the Merger Agreement, in generally accepted accounting principles or applicable regulatory accounting requirements;

•	actions or omissions of a Constituent Bank taken (or omitted to be taken) with the prior written consent of the other Constituent Bank or required or permitted under certain provisions of the Merger Agreement;

•	in and of itself, the failure to meet any financial estimates or projections;

•	changes or events arising from the announcement or pendency of the Merger or transactions contemplated thereby;

•	any lawsuits commenced by a member challenging the Merger or transactions contemplated thereby;

•	the departure of any member or loss of any employee or business partner resulting from the announcement of the Merger or the transactions contemplated thereby; or

•	any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

Conduct of Business Pending the Merger

Under the Merger Agreement, each of the Constituent Banks has agreed that, during the period before completion of the Merger, except as expressly contemplated or permitted by the Merger Agreement, or to the extent that the other Constituent Bank consents in writing, each of the Constituent Banks will carry on its business in the usual, regular and ordinary course consistent with past practice, and will use all reasonable efforts to preserve intact its present business organization, maintain its rights, franchises, licenses and other authorizations issued by any governmental authorities, preserve its relationships with its directors, officers, employees, and members, and with other FHLBanks and others having business dealings with it, and maintain its properties and assets in their present state of repair, order and condition, such that its ongoing business will not be impaired in any material respect as of the effective date of the Merger.

In addition, each of the Constituent Banks has agreed that prior to the effective date of the Merger, except as expressly required by the Merger Agreement or with the prior written consent of the other party, each of the Constituent Banks will not, subject to certain exceptions, undertake the following actions:

•	enter into any new material line of business;

•	change any material banking or operating policies or any accounting methods, except as required by applicable law;

•	incur any material capital expenditures, other than in the ordinary course of business consistent with past practice;

•	enter into any material contract, except in the ordinary course of business consistent with past practice;

•	declare or pay any dividends or other distributions, except for the declaration and payment of regular cash dividends at dividend rates in effect as of the date of the Merger Agreement (or otherwise as permitted by the Constituent Banks) in the ordinary course of business consistent with past dividend practice;

•	split, combine, exchange, adjust or reclassify any of its capital stock;

•	issue any shares of its capital stock, other than in the ordinary course of business consistent with past practice;

•	purchase, redeem or otherwise acquire any of its capital stock, other than in the ordinary course of business consistent with past practice;

•	amend its organization certificate, capital plan or bylaws;

•	acquire any business or material assets not in the ordinary course of business;

•	sell or otherwise dispose of any material assets, other than in the ordinary course of business consistent with past practice or otherwise as agreed to by the Constituent Banks;

•	incur or guarantee any indebtedness, other than consolidated obligation bonds, consolidated obligation discount notes and derivative obligations issued in the ordinary course of business consistent with past practice;

•	subject to certain exceptions, (i) enter into any new benefit plan or employment agreement, (ii) increase the compensation or benefit of any director, officer or employee, other than in the ordinary course of business or as required by any benefit plan in effect as of the date of the Merger Agreement, (iii) enter into any contract providing for payment to any director, officer or employee contingent upon the completion of the Merger, or (iv) accelerate the vesting of any bonus or incentive compensation; or

•	materially restructure or materially change its investment securities portfolio, hedging strategy or interest rate risk position, except that the foregoing shall not restrict the Constituent Bank’s activities in the ordinary course of business consistent with past practice.

To facilitate the integration and coordination of the operations of the Seattle Bank and the Des Moines Bank at the earliest time possible following the effective date of the Merger, each of the Constituent Banks shall, to the extent any such action is not in violation of applicable law, including laws regarding the exchange of information and other laws regarding competition, consult and cooperate with the other Constituent Bank on all strategic, operational and integration matters deemed relevant by the Constituent Banks, and use its reasonable best efforts to facilitate completion of such strategic, operational and integration matters as of the effective date of the Merger or as soon as reasonably practicable thereafter.

The Constituent Banks shall each afford to the representatives of the other, access, during normal business hours during the period prior to the closing of the Merger, to all its properties, books, contracts and records and all other information concerning its business, properties and personnel as such other Constituent Bank may reasonably request.

Third-Party Acquisition Proposals

Each of the Constituent Banks has agreed that it and its officers and directors will not:

•	initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal (as defined below);

•	engage in discussions with or provide any confidential information or data to any person or entity relating to an Acquisition Proposal, engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal; or

•	propose or agree to do any of the foregoing.

However, each of the Constituent Banks is permitted, prior to the date its members vote to ratify the Merger Agreement, to provide confidential information or data regarding such Constituent Bank to, or enter into discussions and negotiations with, any person or entity in response to an unsolicited bona fide written Acquisition Proposal that such Constituent Bank or its board of directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal if such Acquisition Proposal did not result from a breach of the Merger Agreement and such Constituent Bank first enters into a confidentiality agreement with the person or entity making such Acquisition Proposal having provisions that are no less favorable to such person or entity than those then contained in the confidentiality agreement, dated February 21, 2014, between the Seattle Bank and the Des Moines Bank.

Each of the Constituent Parties has agreed in the Merger Agreement that:

•	it will immediately terminate any activities, discussions or negotiations existing as of the date of the Merger Agreement with any third parties conducted before that date with respect to any Acquisition Proposal;

•	it will promptly request each third party, if any, that executed a confidentiality agreement with it before the date of the Merger Agreement in connection with the consideration of any Acquisition Proposal to return or destroy all confidential information or data previously furnished to such person or entity;

•	it will enforce, and not release any third party from or waive any provisions of, any confidentiality, standstill or similar agreement relating to any Acquisition Proposal; and

•	it will use reasonable best efforts to inform its respective directors, officers, key employees, agents and representatives of the foregoing restrictions in the Merger Agreement.

For purposes of the Merger Agreement:

•	the term “Acquisition Proposal” means:

•	a merger, acquisition, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Seattle Bank or the Des Moines Bank, as the case may be;

•	any purchase by or sale to a third party of 20% or more of the assets of the Seattle Bank or the Des Moines Bank, as the case may be (other than any such purchase or sale in the ordinary course of business, consistent with past practice, or as contemplated by the Merger Agreement); or

•	any purchase or sale of, or tender or exchange offer for, the voting securities of the Seattle Bank or the Des Moines Bank, as the case may be (other than any such purchase or sale in the ordinary course of business, consistent with past practice, or as contemplated by the Merger Agreement), that, if consummated, would result in any person or entity (or the members of such person or entity) beneficially owning securities representing 20% or more of the total voting power of it (or of the surviving parent entity in such transaction).

•

the term “Superior Proposal” means a bona fide written Acquisition Proposal which the board of directors of the Seattle Bank or the Des Moines Bank, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account the person or entity making the proposal and all other legal, financial, regulatory and other aspects of the proposal deemed relevant by such board of directors, is more favorable to the Seattle Bank or the Des Moines Bank, as the case may be, than the transactions contemplated by the Merger Agreement. For purposes of this definition, the term “Acquisition Proposal” shall have the meaning assigned to such term in the Merger Agreement, except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “100%” and “Acquisition Proposal” shall be deemed to refer only to a transaction involving the Des Moines Bank or the Seattle Bank, as the case may be.

Change in Recommendation

The Merger Agreement provides that the board of directors (including committees) of each Constituent Bank will not:

•	withdraw, modify or qualify its recommendation in favor of the Merger in a manner adverse to the other party, or publicly adopt or propose a resolution to withdraw, modify, or qualify its recommendation in a manner adverse to the other party;

•	fail to reaffirm its recommendation or fail to state publicly that the Merger and the Merger Agreement are in the best interests of its members within ten business days after the other party requests in writing that such action be taken in the event that an Acquisition Proposal relating to the capital stock of the Seattle Bank or the Des Moines Bank, as the case may be, has been publicly disclosed or announced;

•	fail to announce publicly within ten business days after an Acquisition Proposal relating to the capital stock of the Seattle Bank or the Des Moines Bank, as the case may be, has been publicly announced, that it recommends rejection of such Acquisition Proposal;

•	approve, endorse or recommend any such Acquisition Proposal with respect to the capital stock of the Seattle Bank or the Des Moines Bank, as the case may be; or

•	resolve or propose to take any action described above.

Each of the foregoing actions is referred to in the Merger Agreement as a “Change in Recommendation.” Notwithstanding the foregoing, the respective boards of directors of the Des Moines Bank and the Seattle Bank may, at any time prior to the ratification of the Merger Agreement by the Required Member Vote, make a Change in Recommendation:

•	if:

•	an unsolicited, bona fide written offer to effect a transaction of the type referred to in the definition of the term “Superior Proposal” is made to the Seattle Bank or the Des Moines Bank and is not withdrawn;

•	such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of, or any action inconsistent with, the Merger Agreement;

•	the party to whom the Superior Proposal was directed, referred to as a “Target Party,” has materially complied with its obligations to provide notices to the other party of any Acquisition Proposal and other matters requiring notice under the Merger Agreement;

•	the board of directors of the Target Party determines in good faith, after obtaining and taking into account the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that such offer constitutes a Superior Proposal;

•	such board of directors does not effect, or cause the Target Party to effect, a Change in Recommendation at any time within ten business days after the other party receives written notice from the Target Party confirming that such board of directors has determined that such offer is a Superior Proposal and intends to effect a Change in Recommendation;

•	during such ten business day period, if requested by such other party, the Target Party engages in good faith negotiations with such other party to amend the Merger Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal;

•	at the end of such ten business day period, such offer has not been withdrawn and continues to constitute a Superior Proposal; and

•	the board of directors of the Target Party reasonably determines in good faith, after obtaining and taking into account the advice of its outside legal counsel that, in light of such Superior Proposal, a Change in Recommendation is required in order for such board of directors to comply with its statutory and fiduciary duties under applicable law; or

•	if:

•	an Intervening Event (as defined below) occurs;

•	at least ten business days prior to each meeting of the Seattle Bank’s or Des Moines Bank’s board of directors, as the case may be, at which such board of directors intends to consider whether the Intervening Event requires such board of directors to make a Change in Recommendation, the party whose board of directors is to meet for such purpose provides the other party with a written notice specifying the date and time of such meeting and the reasons for holding such meeting, including a reasonably detailed explanation of the Intervening Event;

•	during such ten business day period, if requested by the party so notified, the party whose board of directors is to meet for such purpose engages in good faith negotiations with the party so notified to amend the Merger Agreement in a manner that obviates the need to make a Change in Recommendation as a result of such Intervening Event; and

•	the board of directors that is considering whether to make a Change in Recommendation reasonably determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Intervening Event, a Change in Recommendation is required in order for such board of directors to comply with its statutory and fiduciary duties under applicable law.

For purposes of the Merger Agreement, an “Intervening Event” is defined as a material development or change in circumstances (that is not an Acquisition Proposal) that occurs or arises after the date of the Merger Agreement that was neither known to the Seattle Bank or the Des Moines Bank or any of their respective executive officers, directors, advisors and representatives nor reasonably foreseeable by the Seattle Bank or the Des Moines Bank or any of their respective executive officers, directors, advisors and representatives as of the date of the Merger Agreement.

Required Member Vote

Under the FHFA Merger Rules, each member of the Seattle Bank and the Des Moines Bank is entitled to cast one vote for each share of capital stock that such member was required to own as of the record date in the election to ratify the Merger Agreement; except that the number of votes that any Seattle Bank member or Des Moines Bank member may cast in such election shall not exceed, as applicable, the average number of shares of Seattle Bank or Des Moines Bank stock required to be held by all members of the Seattle Bank or the Des Moines Bank, respectively, calculated on a district-wide basis as of the record date. The receipt of ballots ratifying the Merger Agreement in accordance with the foregoing methodology from holders of a majority of the votes cast by the Des Moines Bank members and the Seattle Bank members, respectively, is required to ratify the Merger Agreement.

Recommendation of the Seattle Bank’s Board of Directors

The Seattle Bank’s board of directors has unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of the Seattle Bank (including its members), declared the Merger to be advisable, approved the Merger Agreement and the Merger, and recommended that Seattle Bank members ratify the Merger Agreement. For the factors considered by the Seattle Bank’s board of directors in reaching its decision to approve the Merger Agreement, see “The Merger—Recommendation of the Seattle Bank’s Board of Directors and Reasons for the Merger.”

Recommendation of the Des Moines Bank’s Board of Directors

The Des Moines Bank’s board of directors has unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of the Des Moines Bank (including its members), declared the Merger to be advisable, approved the Merger Agreement and the Merger, and recommended that Des Moines Bank members ratify the Merger Agreement. For the factors considered by the Des Moines Bank’s board of directors in reaching its decision to approve the Merger Agreement, see “The Merger—Recommendation of the Des Moines Bank’s Board of Directors and Reasons for the Merger.”

Reasonable Best Efforts; Regulatory Filings and Other Actions

Each Constituent Bank has agreed to use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all applicable laws that may be imposed on it with respect to the Merger and to consummate the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, and (ii) to obtain (and to cooperate with the other party to obtain) the FHFA’s approval of the Merger, in accordance with the FHFA Merger Rules, and any other consent, authorization, order or approval of, or any exemption by, any other governmental authority or any other public or private third party that is required to be obtained or made by it pursuant to applicable law or any contract or other obligation in connection with the Merger and the transactions contemplated by the Merger Agreement (except in certain specific situations as provided for in the Merger Agreement).

Employee Matters

The Constituent Banks agree that, except as otherwise provided in the Merger Agreement or otherwise mutually determined, the Des Moines Bank benefit plans and the Seattle Bank benefit plans in effect at the date of the Merger Agreement shall remain in effect after the closing of the Merger with respect to employees covered by such plans at the closing, and the Continuing Bank shall as promptly as practical formulate benefit plans for the Continuing Bank that provide benefits for services on a basis that does not discriminate between employees who were covered by the Des Moines Bank benefit plans and employees who were covered by the Seattle Bank benefit plans.

Employment Agreements

The Des Moines Bank entered into new employment agreements with each of the Des Moines Bank’s and the Seattle Bank’s current President and Chief Executive Officer. These agreements set forth the terms and conditions of each such individual’s employment or other relationship with the Continuing Bank following the effective date of the Merger and will be effective upon and subject to the completion of the Merger. The principal terms of these agreements or amendments are summarized above in “The Merger—Interests of Certain Directors and Executive Officers of the Constituent Banks in the Merger.”

Directors and Officers of the Continuing Bank; Governance

Board of Directors and Executive Officers of the Continuing Bank

Immediately following the Merger, the board of directors of the Continuing Bank will be comprised of 29 members. Of those members, 15 will be the members of the Des Moines Bank’s board of directors immediately prior to the Merger, and 14 will be the members of the Seattle Bank’s board of directors immediately prior to the Merger. The size and composition structure of the board of directors of the Continuing Bank will remain as described in the preceding sentences until such time as the board of directors of the Continuing Bank, with the approval of the FHFA, develops and implements a mutually agreed-upon plan to reduce the size of the board.

Subject to and in accordance with the bylaws of the Continuing Bank and effective as of the effective date of the Merger, the chief executive officer of the Continuing Bank will be the current president and chief executive officer of the Des Moines Bank, and the president of the Continuing Bank will be the current president and chief executive officer of the Seattle Bank. The chief executive officer of the Continuing Bank and the president of the Continuing Bank will be co-executive leaders of the Continuing Bank, with their respective roles and responsibilities to be established pursuant to the bylaws of the Continuing Bank and their respective employment agreements with the Continuing Bank.

Amendments to Capital Plan, Organization Certificate and Bylaws

In connection with the Merger, the Des Moines Bank intends to amend its capital plan effective at the closing of the Merger to, among other things, (i) authorize two classes of capital stock of the Continuing Bank, consisting of Class A stock (to accommodate existing Seattle Bank Class A stock) and Class B stock; and (ii) authorize the distribution, either as a dividend (if approved by the FHFA) or capital distribution, if and when declared by the board of directors of Additional Capital from Merger (i.e., the loss absorbing, distributable capital component created in the Merger equal to the difference between the fair value of the net assets acquired and the consideration transferred in the Merger).

The Des Moines Bank also intends to amend and restate its organization certificate effective at the closing of the Merger to, among other things, expand the number of states and U.S. territories in the FHLBank district for which the Des Moines Bank is responsible to include the states and U.S. territories in the current Seattle Bank FHLBank district.

The Des Moines Bank also intends to amend and restate its bylaws effective at the closing of the Merger to, among other things, (i) expand the size of the board of directors of the Continuing Bank to 29 members, (ii) modernize the bylaws to reflect electronic delivery and communications consistent with the current Seattle Bank bylaws, (iii) provide that action by written consent without a meeting must be unanimous, and (iv) update the indemnity provisions to reflect current best practices and accommodate existing and new indemnity agreements.

The foregoing summary of the amendments to the capital plan, organization certificate and bylaws of the Des Moines Bank is subject to, and qualified in its entirety by reference to, the organization certificate, capital plan, and bylaws of the Continuing Bank, each as amended in the forms attached to this Disclosure Statement as Annex B, Annex C and Annex D, respectively, and are incorporated by reference into this Disclosure Statement. You are urged to carefully read the full text of the amended forms of capital plan, organization certificate and bylaws of the Continuing Bank.

Conditions to Completion of the Merger

Neither the Seattle Bank nor the Des Moines Bank may complete the Merger unless the following conditions, among others, are satisfied or, where legally permitted, waived:

•	the FHFA shall have approved (or issued a non-objection to) the Merger, and such approval shall be in full force and effect;

•	each of the Seattle Bank and the Des Moines Bank shall have obtained the Required Member Vote from its respective members;

•	any waiting period, if applicable, to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and its implementing regulations or any other antitrust laws shall have expired or been terminated, or any approval under such laws, if applicable, shall have been received and shall be in full force and effect;

•	no restraining order, injunction or other order issued by any court of competent jurisdiction, or other legal restraint preventing the consummation of the Merger, shall be in effect, and no action by a government entity with respect to such a restraining order, injunction or other order shall be pending;

•	no action shall have been taken, nor shall any statute, rule, regulation or order have been enacted, entered, enforced or deemed applicable to the Merger, by any governmental authority of competent jurisdiction that makes the consummation of the Merger illegal;

•	except as expressly contemplated under the Merger Agreement, no requisite regulatory approval shall have been granted subject to a condition that requires a Constituent Bank to agree to any condition or restriction that would constitute a material impairment of the benefits reasonably expected to be realized from the Merger, and no governmental authority shall have otherwise taken any action in connection with any requisite regulatory approval that would require a Constituent Bank or the Continuing Bank to agree to such a condition or restriction;

•	the Constituent Banks shall have taken all actions so that the amended organization certificate, bylaws and capital plan of the Des Moines Bank shall be adopted as contemplated by the Merger Agreement; and

•	the Seattle Bank shall have amended its capital plan as contemplated in the Merger Agreement.

Each Constituent Bank’s obligation to complete the Merger is also subject to the satisfaction or applicable waiver of the following additional conditions:

•	the representations and warranties of the other Constituent Bank must be true and correct as of the date of the Merger Agreement and, except for representations and warranties that speak as of an earlier date, must also be true and correct as of the closing of the Merger, subject to any exceptions that do not have, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect on the other Constituent Bank or the Continuing Bank after the Merger;

•	the other Constituent Bank must have performed in all material respects all obligations that it is required by the Merger Agreement to perform on or prior to the closing of the Merger; and

•	since the date of the Merger Agreement, the other Constituent Bank must not have suffered a Material Adverse Effect.

Termination of the Merger Agreement

The Merger Agreement is terminable under the following circumstances:

•	by mutual written consent of the Constituent Banks;

•	by either Constituent Bank if (i) the FHFA has denied approval of the Merger or (ii) any other governmental authority shall have issued a final and non-appealable order, decree or ruling that enjoins or otherwise prohibits the Merger;

•	by either Constituent Bank if the Merger has not been consummated on or before June 30, 2015 (which date may be extended until September 30, 2015, if, as of June 30, 2015, the only closing conditions that remain unsatisfied are the receipt of the FHFA approval, any other required regulatory approvals or the Required Member Vote, and which date may be further extended for up to three additional months after September 30, 2015, if the FHFA approval and such other required regulatory approvals have been obtained prior to September 30, 2015, in order to obtain the approval of the members, in each case, pursuant to the terms of the Merger Agreement) (such date, as it may be extended, the “End Date”);

•	by the Des Moines Bank if (i) the Seattle Bank has materially breached its obligations relating to dissemination of the disclosure statement recommending ratification of the Merger Agreement to its members, or has materially breached its “no shop” obligations under the Merger Agreement; or (ii) the Seattle Bank or its board has made a Change in Recommendation (each event described in the foregoing clauses, a “Seattle Bank Triggering Event”);

•	by the Seattle Bank if (i) the Des Moines Bank has materially breached its obligations relating to dissemination of the disclosure statement recommending ratification of the Merger Agreement by its members, or has materially breached its “no shop” obligations under the Merger Agreement; or (ii) the Des Moines Bank or its board makes a Change in Recommendation (each event described in the foregoing clauses, a “Des Moines Bank Triggering Event”);

•	by the Des Moines Bank if, prior to the time at which its Required Member Vote has been obtained, the Des Moines Bank’s board makes a Change in Recommendation in response to a Superior Proposal or an unforeseen material development or change in circumstance (in either case, which the Des Moines Bank’s board believes requires a Change in Recommendation to comply with its statutory and fiduciary duties (a “Des Moines Bank Fiduciary Out”)), provided that the Des Moines Bank may terminate in such circumstances only if it has not breached or failed to perform certain of its obligations under the Merger Agreement and pays the Seattle Bank the Termination Fee;

•	by the Seattle Bank if, prior to the time at which its Required Member Vote has been obtained, the Seattle Bank’s board makes a Change in Recommendation in response to a Superior Proposal or an unforeseen material development or change in circumstance (in either case, which the Seattle Bank’s board believes requires a Change in Recommendation to comply with its statutory and fiduciary duties (a “Seattle Bank Fiduciary Out”)), provided that the Seattle Bank may terminate in such circumstances only if it has not breached or failed to perform certain of its obligations under the Merger Agreement and pays the Des Moines Bank the Termination Fee;

•	by either Constituent Bank if the Seattle Bank or the Des Moines Bank shall have failed to obtain the Required Member Vote; and

•	by either Constituent Bank if there has been an uncured breach by the other Constituent Bank of any of the covenants or representations or warranties, which breach would result in the failure to meet a condition to the closing of the Merger.

Effect of Termination

If the Merger Agreement is terminated, it will become void and have no effect, except that (i) each Constituent Bank will remain liable for any liability arising out of its willful and material breach of the Merger Agreement or fraud and (ii) designated provisions of the Merger Agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fee

The Merger Agreement provides for payment of the Termination Fee of $57 million by the Des Moines Bank to the Seattle Bank if:

•	the Seattle Bank terminates the Merger Agreement because of a Des Moines Bank Triggering Event;

•	the Des Moines Bank terminates the Merger Agreement before receiving its Required Member Vote in order to exercise a Des Moines Bank Fiduciary Out;

•	either Constituent Bank terminates the Merger Agreement on the grounds that the Merger has not been consummated before the End Date, the Des Moines Bank has received a publicly known alternative Acquisition Proposal prior to such termination, and following the occurrence of such proposal, the Des Moines Bank has intentionally breached (and not cured) any of its representations, warranties, covenants or agreements, which has caused a failure of the satisfaction of certain closing conditions or has materially contributed to the failure of the Constituent Banks to consummate the Merger; or

•	either Constituent Bank terminates the Merger Agreement because the Des Moines Bank members failed to provide the Required Member Vote and, at any time before the member vote, there was a publicly known alternative acquisition proposal not withdrawn before the election date or a Des Moines Bank Triggering Event.

The Merger Agreement provides for payment of the Termination Fee by the Seattle Bank to the Des Moines Bank if:

•	the Des Moines Bank terminates the Merger Agreement because of a Seattle Bank Triggering Event;

•	the Seattle Bank terminates the Merger Agreement before receiving its Required Member Vote in order to exercise a Seattle Bank Fiduciary Out;

•	either Constituent Bank terminates the Merger Agreement on the grounds that the Merger has not been consummated before the End Date, the Seattle Bank has received a publicly known alternative acquisition proposal prior to such termination, and following the occurrence of such proposal, the Seattle Bank has intentionally breached (and not cured) any of its representations, warranties, covenants or agreements, which has caused a failure of the satisfaction of certain closing conditions or has materially contributed to the failure to consummate the Merger; or

•	either Constituent Bank terminates the Merger Agreement because the Seattle Bank members failed to provide the Required Member Vote and, at any time before the member vote, there was a publicly known alternative acquisition proposal not withdrawn before the election date or a Seattle Bank Triggering Event.

Fees and Expenses

Except with respect to (i) property or transfer taxes imposed on either party in connection with the Merger, which will be paid by the Continuing Bank if the Merger is consummated, (ii) the printing and mailing expenses incurred in connection with the printing and mailing of this Disclosure Statement and the ballot included herewith, which will be paid by the Des Moines Bank and the Seattle Bank proportionately (based on the number of their respective members) and (iii) the Termination Fee, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expense, whether or not the Merger is consummated.

Director and Officer Indemnification and Insurance

Under the Merger Agreement, the Continuing Bank will, to the fullest extent permitted by applicable law, indemnify and provide advancement of expenses to each person who is, has been, or becomes a director or officer of the Seattle Bank prior to the effective date of the Merger against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director, officer or employee of the Seattle Bank, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the effective date of the Merger, whether asserted or claimed prior to, or at or after, the effective date of the Merger. Such indemnification and provision for the advancement of expenses will be to the same extent such directors and officers are indemnified by or have the right to advancement of expenses from the Seattle Bank, as of the date of the Merger Agreement, under the Seattle Bank’s organization certificate, bylaws and indemnification agreements, if any, in existence on the execution date of the Merger Agreement. The Continuing Bank will also assume and perform the Seattle Bank’s indemnification agreements with directors and officers in the same manner and to the same extent that the Seattle Bank would be required to perform if the Merger did not take place.

The Merger Agreement requires the Continuing Bank to maintain for a period of six years after the effective date of the Merger the same or substantially similar insurance arrangements providing director and officer liability coverage as those maintained by the Seattle Bank with respect to claims arising from facts or events that occurred at or before the effective date of the Merger. However, instead of the Continuing Bank specifically providing for that coverage, the Seattle Bank may, subject to the prior consent of the Des Moines Bank, obtain on or prior to the effective date of the Merger six-year “tail” or “extended discovery period” policies under the Seattle Bank’s existing insurance arrangements providing such coverage, and the Continuing Bank would be required to maintain such policies in full force and effect and honor the obligations of the Seattle Bank and the Continuing Bank thereunder.

Amendment and Waiver

The Seattle Bank and the Des Moines Bank may amend the Merger Agreement. However, after any approval of the Merger by the members of the Seattle Bank or the Des Moines Bank, as applicable, there may not be any amendment that by law requires further approval of the members of the Seattle Bank or the Des Moines Bank, as applicable, without such further approval.

At any time prior to the effective date of the Merger, each of the Constituent Banks, to the extent legally allowed, may extend the time for the performance of any of the obligations or other acts of the other party; waive any inaccuracies in the representations and warranties of the other party; and waive compliance by the other party with any of the agreements, covenants or conditions contained in the Merger Agreement.

Specific Performance

The Merger Agreement provides that, in addition to any other remedy to which they are entitled at law or in equity, the Constituent Banks will be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general summary of certain material United States federal income tax consequences of the Merger to the Constituent Banks, Seattle Bank members (and other Seattle Bank stockholders), and Des Moines members (and other Des Moines Bank stockholders). The summary is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations under the Code, Internal Revenue Service rulings, and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. The following summary is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the consequences described below.

Neither the Seattle Bank nor the Des Moines Bank will incur United States federal income tax liability as a result of the Merger by reason of their tax exempt status, without regard to whether the Merger qualifies as a Reorganization (as such term is defined below).

The summary below does not purport to address all tax considerations that may be relevant to a Seattle Bank member, other Seattle Bank stockholder, or Des Moines Bank stockholder in light of its individual circumstances. Furthermore, the following summary does not address alternative minimum taxes or any tax consequences under the laws of any state, local or foreign jurisdiction.

Seattle Bank Members (and Other Stockholders)

The Merger

For United States federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”). The parties have not sought and do not intend to seek any opinion of counsel or ruling from the Internal Revenue Service with respect to the treatment of the Merger as a Reorganization.

The shares of capital stock in the Seattle Bank will be exchanged for shares of Des Moines Bank capital stock in the Merger, and accordingly the federal income tax consequences to the Seattle Bank stockholders will be affected by whether the Merger qualifies as a Reorganization, as well as other factors. If the Merger constitutes a Reorganization, a Seattle Bank stockholder will not recognize gain or loss on the exchange of its shares of Seattle Bank capital stock for shares of Continuing Bank capital stock in the Merger. If no gain or loss is recognized, (i) a Seattle Bank stockholder’s aggregate tax basis in the shares of Continuing Bank stock received by it in the Merger will be the same as the aggregate tax basis of such stockholder’s shares of Seattle Bank stock surrendered in the Merger, and (ii) such Seattle Bank stockholder’s holding period for the shares of Continuing Bank stock received in exchange for shares of Seattle Bank stock will include the holding period of the shares of Seattle Bank stock surrendered in the Merger. If a Seattle Bank stockholder has differing tax bases and/or holding periods in its shares of Seattle Bank stock, such stockholder should consult with its tax advisor in order to identify the tax bases and/or holding periods of the particular shares of Continuing Bank stock that it receives in the Merger.

If the Merger fails to qualify as a Reorganization, the Merger would be treated for United States federal income tax purposes as a taxable exchange by each Seattle Bank stockholder of its shares of Seattle Bank capital stock for the shares of Continuing Bank capital stock received by such stockholder. If the Merger fails to qualify as a Reorganization, in general (and subject to the discussion below), a Seattle Bank stockholder would recognize gain or loss in connection with the Merger equal to the difference between (i) the fair market value, as of the effective time of the Merger, of the shares of Continuing Bank stock such stockholder receives and (ii) its adjusted tax basis in such stockholder’s shares of Seattle Bank stock surrendered in the Merger. There is no established market for the shares of Continuing Bank stock, and therefore the fair market value of the Continuing Bank’s capital stock is uncertain. Any value of the shares of Continuing Bank stock used by the Continuing Bank and/or a Seattle Bank stockholder for purposes of determining a Seattle Bank stockholder’s gain or loss for United States federal income purposes would be subject to review and possible challenge by the Internal Revenue Service.

Gain or loss realized generally would be calculated separately for each block of shares of Seattle Bank capital stock (i.e., shares acquired at the same cost in a single transaction) surrendered in the Merger by a Seattle Bank stockholder. A Seattle Bank stockholder’s aggregate tax basis in the shares of Continuing Bank capital stock received in the Merger would be equal to its fair market value at the time of the closing of the Merger and the holding period for such stockholder’s shares of Continuing Bank stock would begin the day after the closing of the Merger.

Redemption of MRCS and Class A Stock and Regular Quarterly Dividend Payment

Under the Merger Agreement, the Seattle Bank must use its reasonable best efforts to obtain FHFA approval for the redemption or repurchase of its outstanding excess past due MRCS (and such additional shares of its MRCS as may be mutually agreed upon by the Seattle Bank and the Des Moines Bank) and Class A stock (being stock held by Seattle Bank stockholders that have excess capital for which such stockholders would be entitled to request redemption from the Des Moines Bank following the Merger). Upon receipt of applicable FHFA non-objection and prior to the consummation of the Merger, the Seattle Bank will promptly redeem or repurchase such excess MRCS and Class A stock as has been approved by the FHFA for redemption or repurchase (each, a “Redemption” and collectively the “Redemptions”). In addition, it is expected that all shares of Continuing Bank Class A stock and a portion of the Continuing Bank Class B stock received by Seattle Bank stockholders in the Merger will be excess capital stock in the Continuing Bank immediately after the Merger. This excess stock is expected to be redeemed or repurchased shortly after the Merger (the “Post-Merger Redemptions”) pursuant to the Des Moines Bank’s established practice to regularly redeem or repurchase all excess capital stock from its members.

The Continuing Bank also intends to pay to the former Seattle Bank stockholders the obligation of the Seattle Bank for a dividend declared by the Seattle Bank. The dividend payment will be calculated consistent with the per share dividend amount paid during the immediately preceding quarter and will be based on the applicable share calculation provisions relating to dividends set forth in the Seattle Bank’s capital plan (the “Distribution Payment”).

The Continuing Bank for itself and with respect to the Seattle Bank intends to report for income tax purposes that each of the Redemptions by the Seattle Bank, the Post-Merger Redemptions by the Continuing Bank, and the Distribution Payment by the Continuing Bank should properly be treated as a transaction that is independent of the Merger, and that, when so treated, (i) each Redemption and each of the Post-Merger Redemptions properly would be treated as a taxable disposition of the redeemed or repurchased shares of Seattle Bank stock and the Continuing Bank Class B stock, respectively, and (ii) the Distribution Payment would properly be treated as a taxable dividend made with respect to Seattle Bank capital stock that is paid by the Continuing Bank as its successor in the Merger. The parties have not sought and do not intend to seek any opinion of counsel or ruling from the Internal Revenue Service with respect to the treatment of the Redemptions, the Post-Merger Redemptions, or the Distribution Payment. The Internal Revenue Service may take a contrary position and, to the extent the Internal Revenue Service were to prevail, the amount paid in each such Redemption and each such Post-Merger Redemption, if paid to a Seattle Bank stockholder who also receives any Continuing Bank stock in the Merger, may be treated (i) as a distribution taxable as a dividend (whether or not considered to be separate and independent of the Merger) or (ii) together with the Distribution Payment, as additional cash received in connection with the Merger. If the Internal Revenue Service were to assert and sustain these positions, a Seattle Bank stockholder would recognize taxable income in connection with the Merger up to the lesser of (x) such stockholder’s potential gain on all of its Seattle Bank stock or (y) the aggregate amount of cash received by such stockholder in the Redemptions, the Post-Merger Redemptions, and the Distribution Payment. In addition, to the extent that the Redemptions, the Post-Merger Redemptions, and the Distribution

Payment are considered for income tax purposes to be transactions integral to and not independent of the Merger, and the total amount of such integral cash payments to Seattle Bank stockholders exceeds 60% of the current value of all of the outstanding pre-Merger Seattle Bank stock that is considered to be equity for income tax purposes at such time, the Merger could be disqualified from treatment as a Reorganization. Disqualification of the Merger from treatment as a Reorganization could adversely affect Seattle Bank stockholders who have received Des Moines Bank stock in the Merger, whether or not such stockholders have received cash proceeds in the Redemptions or the Post-Merger Redemptions. Seattle Bank stockholders should consult their own tax advisors regarding the possible tax effects of alternative characterizations of the Redemptions, the Post-Merger Redemptions, and the Distribution Payment and the possible effect of the Redemptions, the Post-Merger Redemptions, and the Distribution Payment on qualification of the Merger as a Reorganization.

Des Moines Bank Members (and Other Stockholders)

Des Moines Bank stockholders will not recognize income, gain, or loss as a result of the Merger, without regard to whether the Merger qualifies as a Reorganization. Because the Des Moines Bank would remain in existence as the Continuing Bank after the Merger and the Merger itself would neither change the number or rights associated with the shares of capital stock in the Des Moines Bank outstanding immediately before the Merger, nor provide for distributions on such stock, its stockholders will not be considered to have sold or exchanged any of their shares of Des Moines Bank stock and accordingly would neither realize nor recognize any income, gain or loss by reason of the Merger. To the extent, if any, that amendments to the Des Moines Bank’s capital plan taking effect contemporaneously with the Merger affect the rights of the Des Moines Bank stockholders in their capacity as such, any exchange of the Des Moines Bank stock deemed to result from such amendments and the new designation of their shares as Class B stock would be considered to constitute a non-taxable exchange of stock in a recapitalization of the Des Moines Bank in which the Des Moines Bank stockholders would not recognize any taxable income, gain or loss.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO CONSTITUENT BANK MEMBERS (AND OTHER STOCKHOLDERS). EACH CONSTITUENT BANK STOCKHOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE MERGER TO IT IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS AND NOTES

The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of the Des Moines Bank and the Seattle Bank after giving effect to the Merger and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet as of September 30, 2014, is presented as if the Merger had occurred on September 30, 2014. The unaudited pro forma condensed combined income statements for the year ended December 31, 2013, and the nine months ended September 30, 2014, are presented as if the Merger had occurred on January 1, 2013. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Merger and, with respect to the income statements, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations for mutual entities under accounting principles generally accepted in the United States. The Des Moines Bank is the acquirer for accounting purposes.

A final determination of the acquisition consideration and fair values of the Seattle Bank’s assets and liabilities, which cannot be made prior to the completion of the Merger, will be based on the actual net tangible and intangible assets of the Seattle Bank that exist as of the date of completion of the transaction. Consequently, amounts allocated to identifiable intangible assets and Additional Capital from Merger could change significantly from the allocations used in the unaudited pro forma condensed combined financial statements presented below and could result in a material change to amortization of acquired intangible assets.

The unaudited pro forma condensed combined financial statements do not include the effects of expected cost savings resulting from the Merger or the effects of expected restructuring or integration costs resulting from the Merger that are not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared.

The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of:

•	net cash used or generated in the Seattle Bank’s operations prior to the completion of the Merger;

•	changes in the fair values of the Seattle Bank’s assets and liabilities;

•	other changes in the Seattle Bank’s net assets that occur prior to the completion of the Merger; and

•	the timing of the completion of the Merger.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only. They are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the Merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	the accompanying notes;

•	the Des Moines Bank’s separate audited historical financial statements and accompanying notes as of and for the year ended December 31, 2013, included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, incorporated by reference herein;

•	the Seattle Bank’s separate audited historical financial statements and accompanying notes as of and for the year ended December 31, 2013, included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, incorporated by reference herein;

•	the Des Moines Bank’s separate unaudited historical financial statements and accompanying notes as of and for the nine months ended September 30, 2014, included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, incorporated by reference herein;

•	the Seattle Bank’s separate unaudited historical financial statements and accompanying notes as of and for the nine months ended September 30, 2014, included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, incorporated by reference herein; and

•	other information pertaining to the Des Moines Bank and the Seattle Bank contained in or incorporated by reference into this Disclosure Statement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2014

(dollars in millions)

The unaudited pro forma condensed combined balance sheet as of September 30, 2014, is presented below as if the Merger had occurred on September 30, 2014:

	Historical		Pro Forma
	Des Moines Bank	Seattle Bank	Adjustments		Combined
Cash	$9,478	$1,043	$(25	)(1)	$10,496
Advances	64,220	10,226	74	(2)	74,520
Mortgage loans, gross	6,530	686	41	(3)	7,257
Allowance for credit losses	(6)	(1)	1	(3)	(6)

Total mortgage loans, net	6,524	685	42	(3)	7,251

Money market	4,697	5,741	(3,741	)(4)	6,697
MBS	10,860	8,146	45	(5)	19,051
Other investments	2,391	9,058	2	(6)	11,451

Total investments	17,948	22,945	(3,694)		37,199

Other assets	229	118	(7	)(7)	340
Intangible assets	—	—	27	(8)	27

Total assets	$98,399	$35,017	$(3,583)		$129,833

Bonds	$30,387	$18,242	$170	(9)	$48,799
Discount notes	62,803	13,310	(2,373	)(10)	73,740

Total consolidated obligations	93,190	31,552	(2,203)		122,539

MRCS	8	1,544	(1,368	)(11)	184
Deposits	471	462	—		933
Other liabilities	410	249	—		659

Total liabilities	94,079	33,807	(3,571)		124,315

Capital stock	3,456	859	—	(12)	4,315
Retained earnings	712	327	(335	)(13)	704
Accumulated other comprehensive income (loss) (“AOCI”)	152	24	(24	)(14)	152
Additional Capital from Merger	—	—	347	(15)	347

Total capital	4,320	1,210	(12)		5,518

Total liabilities and capital	$98,399	$35,017	$(3,583)		$129,833

(1)	Represents payment for Merger-related expenses incurred by the Seattle Bank ($17 million) and the Des Moines Bank ($8 million) prior to the assumed Merger date.

(2)	Represents fair value adjustments resulting from the application of acquisition accounting to the Seattle Bank’s advances on the assumed Merger date of $74 million.
(3)	Represents fair value adjustments resulting from the application of acquisition accounting to the Seattle Bank’s mortgage loans, net on the assumed Merger date of $42 million. This adjustment includes the reversal of the Seattle Bank’s allowance for credit losses on mortgage loans as that does not carry over on the assumed Merger date.
(4)	Represents a reduction in the Seattle Bank’s money market investments down to a balance of $2.0 billion prior to the assumed Merger date. Funds obtained from this reduction in assets were utilized to pay down the Seattle Bank’s short-term discount notes and excess MRCS (down to a balance of $176 million) prior to the assumed Merger date.
(5)	Represents fair value adjustments resulting from the application of acquisition accounting to the Seattle Bank’s MBS investments on the assumed Merger date of $45 million. Prior to the Merger date, the par value of the Seattle Bank’s PLMBS totaling $2.0 billion was replaced 1:1 with agency MBS.
(6)	Represents fair value adjustments resulting from the application of acquisition accounting to the Seattle Bank’s other investments on the assumed Merger date of $2 million.
(7)	Represents the disposal of fixed assets totaling $7 million held by the Seattle Bank on the assumed Merger date as these assets will not be utilized by the Continuing Bank.
(8)	Represents identifiable intangible assets of $27 million recorded on the assumed Merger date related to the Seattle Bank’s customer relationships and other.
(9)	Represents fair value adjustments resulting from the application of acquisition accounting to the Seattle Bank’s bonds on the assumed Merger date of $170 million.
(10)	Represents a net reduction in the Seattle Bank’s discount notes prior to the assumed Merger date resulting from a decline in money market investments partially offset by the repurchase of excess MRCS.
(11)	Represents the repurchase of the Seattle Bank’s excess MRCS down to a balance of $176 million prior to the assumed Merger date.
(12)	Seattle Bank capital stock was reissued 1:1 as Des Moines Bank capital stock on the assumed Merger date and therefore no adjustment is necessary.
(13)	Represents the elimination of the Seattle Bank’s retained earnings of $327 million as well as a reduction in the Des Moines Bank’s retained earnings of $8 million due to Merger-related expenses incurred prior to the assumed Merger date.
(14)	Represents the removal of the Seattle Bank’s $24 million AOCI balance as a result of purchase accounting adjustments.
(15)	Represents the Seattle Bank’s net assets of $1.2 billion on the assumed Merger date adjusted for the par value of the Seattle Bank’s outstanding capital stock of $0.9 billion.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Year Ended December 31, 2013

(dollars in millions)

The unaudited pro forma condensed combined income statement for the year ended December 31, 2013, is presented below as if the Merger had occurred on January 1, 2013:

	Historical		Pro Forma
	Des Moines Bank	Seattle Bank	Adjustments		Combined
Advances	$201	$76	$(47	)(1)	$230
Mortgage loans	253	47	(1	)(2)	299
Money market	6	15	(13	)(3)	8
MBS	108	111	(33	)(4)	186
Other investments	66	33	(1	)(5)	98

Total interest income	634	282	(95)		821

Bonds	407	132	(76	)(6)	463
Discount notes	14	12	(5	)(7)	21
MRCS	—	1	1	(8)	2

Total interest expense	421	145	(80)		486

Net interest income	213	137	(15)		335
(Reversal) provision for credit losses	(6)	(1)	—		(7)

Net interest income after provision	219	138	(15)		342
Other (loss) income	(35)	10	2	(9)	(23)
Other expense	62	80	2	(10)	144

Net income before assessments	122	68	(15)		175
Assessments	12	7	(1	)(11)	18

Net income	$110	$61	$(14)		$157

(1)	Represents amortization of the $122 million advance premium resulting from fair value adjustments to the Seattle Bank’s advances resulting from the application of acquisition accounting based on a weighted-average remaining life of 2.6 years on the assumed Merger date.
(2)	Represents amortization of the $20 million mortgage loan premium resulting from fair value adjustments to the Seattle Bank’s mortgage loans resulting from the application of acquisition accounting based on a weighted-average remaining life of 19.8 years on the assumed Merger date.
(3)	Represents a decline in interest income resulting from the reduction in the Seattle Bank’s money market investments prior to the assumed Merger date.
(4)	Prior to the assumed Merger date, the Seattle Bank’s PLMBS totaling $2.5 billion were replaced with agency MBS earning 40 bps. As such, this adjustment eliminates the Seattle Bank’s PLMBS interest income of $41 million and replaces it with $10 million of agency MBS interest income. The adjustment also includes amortization of the $52 million held-to-maturity (HTM) MBS premium resulting from fair value adjustments to the Seattle Banks’s HTM MBS resulting from the application of acquisition accounting based on a weighted-average remaining life of 23.1 years on the assumed Merger date.
(5)	Represents amortization of the $5 million other investment premium resulting from fair value adjustments to the Seattle Bank’s other investments resulting from the application of acquisition accounting based on a weighted-average remaining life of 7.2 years on the assumed Merger date.
(6)	Represents amortization of the $334 million bond premium resulting from fair value adjustments to the Seattle Bank’s bonds resulting from the application of acquisition accounting based on a weighted-average remaining life of 4.4 years on the assumed Merger date.
(7)	Represents a decline in interest expense resulting from the reduction in the Seattle Bank’s discount notes prior to the assumed Merger date.

(8)	Represents adjusted Seattle Bank MRCS expense based on the Des Moines Bank’s annualized dividend rate of 2.61 percent.
(9)	Represents the elimination of the Seattle Bank’s other-than-temporary impairment (“OTTI”) losses as all impaired PLMBS were replaced with agency MBS prior to the assumed Merger date.
(10)	Represents amortization of identifiable intangible assets of $4 million resulting from the application of acquisition accounting. Also includes a reduction in depreciation expense of $2 million resulting from the disposal of certain fixed assets held by the Seattle Bank on the assumed Merger date as these assets will not by utilized by the Continuing Bank. This adjustment does not include expected cost savings resulting from the Merger.
(11)	Represents a reduction in AHP assessments due to a reduction in combined net income.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Nine Months Ended September 30, 2014

(dollars in millions)

The unaudited pro forma condensed combined income statement for the nine months ended September 30, 2014, is presented below as if the Merger had occurred on January 1, 2013:

	Historical		Pro Forma
	Des Moines Bank	Seattle Bank	Adjustments		Combined
Advances	$170	$50	$(35	)(1)	$185
Mortgage loans	184	30	(1	)(2)	213
Money market	5	7	(6	)(3)	6
MBS	86	84	(27	)(4)	143
Other investments	47	37	(1	)(5)	83

Total interest income	492	208	(70)		630

Bonds	283	94	(57	)(6)	320
Discount notes	32	7	(3	)(7)	36
MRCS	—	2	(1	)(8)	1

Total interest expense	315	103	(61)		357

Net interest income	177	105	(9)		273
(Reversal) provision for credit losses	(2)	—	—		(2)

Net interest income after provision	179	105	(9)		275
Other (loss) income	(29)	2	3	(9)	(24)
Other expense	49	61	(1	)(10)	109

Net income before assessments	101	46	(5)		142
Assessments	10	5	(1	)(11)	14

Net income	$91	$41	$(4)		$128

(1)	Represents amortization of the $122 million advance premium resulting from fair value adjustments to the Seattle Bank’s advances resulting from the application of acquisition accounting based on a weighted-average remaining life of 2.6 years on the assumed Merger date.
(2)	Represents amortization of the $20 million mortgage loan premium resulting from fair value adjustments to the Seattle Bank’s mortgage loans resulting from the application of acquisition accounting based on a weighted-average remaining life of 19.8 years on the assumed Merger date.
(3)	Represents a decline in interest income resulting from the reduction in the Seattle Bank’s money market investments prior to the assumed Merger date.
(4)	Prior to the assumed Merger date, the Seattle Bank’s PLMBS were replaced with agency MBS earning 40 bps. As of December 31, 2013, the balance of these investments totaled $2.1 billion. This adjustment eliminates the Seattle Bank’s original PLMBS interest income of $31 million and replaces it with $6 million of agency MBS interest income. The adjustment also includes amortization of the $52 million HTM MBS premium resulting from fair value adjustments to the Seattle Bank’s HTM MBS resulting from the application of acquisition accounting based on a weighted-average remaining life of 23.1 years on the assumed Merger date.
(5)	Represents amortization of the $5 million other investment premium resulting from fair value adjustments to the Seattle Bank’s other investments resulting from the application of acquisition accounting based on a weighted-average remaining life of 7.2 years on the assumed Merger date.
(6)	Represents amortization of the $334 million bond premium resulting from fair value adjustments to the Seattle Bank’s bonds resulting from the application of acquisition accounting based on a weighted-average remaining life of 4.4 years on the assumed Merger date.
(7)	Represents a decline in interest expense resulting from the reduction in the Seattle Bank’s discount notes prior to the assumed Merger date.
(8)	Represents adjusted Seattle Bank MRCS expense based on the Des Moines Bank’s annualized dividend rate of 2.80 percent.
(9)	Represents the elimination of the Seattle Bank’s OTTI losses as all impaired PLMBS were replaced with agency MBS prior to the assumed Merger date.
(10)	Represents a reduction in depreciation expense of $2 million resulting from the disposal of certain fixed assets held by the Seattle Bank on the assumed Merger date as these assets will not be utilized by the Continuing Bank. Also includes the amortization of identifiable intangible assets of $1 million resulting from the application of acquisition accounting. This adjustment does not include expected cost savings resulting from the Merger.
(11)	Represents a reduction in AHP assessments due to a reduction in combined net income.

COMPARISON OF RIGHTS OF STOCKHOLDERS

The following table compares the material differences between the rights of the Seattle Bank stockholders and the Continuing Bank stockholders under, in the case of the Seattle Bank, the Seattle Bank’s capital plan and bylaws, each as amended and in effect as of the date of this Disclosure Statement, and, in the case of the Continuing Bank, the Continuing Bank’s capital plan and bylaws, each as of the effective date of the Merger, in the forms attached hereto as Annex C and Annex D. The table also summarizes the material differences between the rights of the Des Moines Bank stockholders under the current capital plan and bylaws of the Des Moines Bank and the rights under the capital plan and bylaws of the Continuing Bank as of the effective date of the Merger. For more information regarding the changes to the capital plans of the Constituent Banks in connection with the Merger, please see “Description of Capital Stock of the Continuing Bank.” The following information is a summary and does not purport to be complete. For more complete information, you should read the current capital plan and bylaws of both the Des Moines Bank and the Seattle Bank, and the proposed capital plan and bylaws for the Continuing Bank attached to this Disclosure Statement as Annex C and Annex D.

	Current Seattle Bank Stockholder Rights	Current Des Moines Bank Stockholder Rights and Continuing Bank Stockholder Rights
Classes of Stock	The Seattle Bank is authorized to issue two classes of capital stock, composed of Class A stock and Class B stock.	Prior to the effective date of the Merger, the Des Moines Bank is authorized to issue one class of capital stock, composed of Class B stock. Upon the effective date of the Merger, the Continuing Bank will be authorized to issue two classes of capital stock, composed of Class A stock and Class B stock.

	Class A stock—Issuance of Class A stock has been suspended by the Seattle Bank’s board of directors since June 1, 2009. Class A stock is issuable only to satisfy minimum investment requirements for a new advance or for the renewal of an existing advance initially capitalized by the excess stock pool, and only to a member that has no excess Class B stock available to capitalize the new or renewing advance.	Class A stock—Class A stock is issuable only upon the automatic conversion, at the effective date of the Merger, of any shares of Class A stock of the Seattle Bank issued and outstanding immediately prior to the effective date of the Merger into shares of Class A stock of the Continuing Bank. Class A stock will not be able to be used to satisfy the minimum investment requirements of any stockholder and will constitute excess stock, subject to repurchase by the Continuing Bank.

	Class B stock—Class B stock is issued as a single class. Only Class B stock may be used to meet the “Seattle Bank Membership Stock Requirement” (as such term is defined below for purposes of this table).	Class B stock—Class B stock is composed of two subclasses: membership stock and activity based stock. Membership stock is required to be purchased and held as a condition of membership in the Des Moines Bank (the “Des Moines Bank Membership Stock Requirement”). Activity based stock is required to be purchased and held in order to obtain an advance and engage in other transactions with the Des Moines Bank (the “Des Moines Bank Activity Based Stock Requirement”). The Continuing Bank will have similar provisions.

	Current Seattle Bank Stockholder Rights	Current Des Moines Bank Stockholder Rights and Continuing Bank Stockholder Rights
Minimum Investment Requirements

Each member is required to hold capital stock equal to the greater of: (1) $500 or 0.5% of the member’s home mortgage loans and mortgage loan pass-through securities (the “Seattle Bank Membership Stock Requirement”), subject to a Seattle Bank Membership Stock Requirement cap of $15.0 million; or (2) the sum of the requirement for advances currently outstanding to that member (the “Seattle Bank Advance Stock Requirement”) and the requirement for the remaining principal balance of mortgages sold to the Seattle Bank under the MPP (the “Seattle Bank MPP Stock Requirement” and together with the Seattle Bank Advance Stock Requirement, the “Seattle Bank Activity Based Stock Requirement”).

The board of directors may set the Seattle Bank Activity Based Stock Requirement between 2.5% and 6.0% of a member’s outstanding principal balance of advances (with the percentage applicable with respect to a particular advance, the percentage that was in effect when the advance was made). As of the date of this Disclosure Statement, the Seattle Bank Advance Stock Requirement is equal to 4.5% of a member’s outstanding principal balance of advances and the Seattle Bank MPP Stock Requirement is 5% of the remaining principal balance of mortgages sold to the Seattle Bank. The Seattle Bank has not purchased any mortgage loans under the MPP since 2006 and does not intend to resume any such purchases.

Des Moines Bank Membership Stock Requirement—Each member of the Des Moines Bank must purchase and hold membership stock in an amount equal to 0.12% of its total assets as of the preceding December 31, subject to a cap of $10 million and a floor of $10,000. Subject to member notification, the Des Moines Bank’s board of directors may adjust the Des Moines Bank Membership Stock Requirement within the following ranges:

			Min.	Max.
		Percent of total assets	0.10%	0.25%
		Member stock cap	$10 million	$30 million
		Member stock floor	$10,000	$30,000

Des Moines Bank Activity Based Stock Requirement—Each member of the Des Moines Bank is required to purchase activity based stock equal to the percentage of the book value on the Des Moines Bank’s books and records of the following transactions:

		Transaction		Percentage
		Outstanding advances		4.00%
		Outstanding acquired member assets		4.00%
		Standby letters of credit		0.00%
		Advance commitments		0.00%
		Acquired member asset commitments		0.00%

		Subject to member notification, the Des Moines Bank’s board of directors may adjust the Des Moines Bank Activity Based Stock Requirement within the following ranges:

		Transaction	Min.	Max.
		Outstanding advances	3.00%	5.00%
		Outstanding acquired member assets	3.00%	5.00%
		Standby letters of credit	0.00%	0.175%
		Advance commitments	0.00%	0.35%
		Acquired member asset commitments	0.00%	0.60%

	Current Seattle Bank Stockholder Rights	Current Des Moines Bank Stockholder Rights and Continuing Bank Stockholder Rights
Minimum Investment Requirements (continued)

Continuing Bank Capital Stock Requirements—The Continuing Bank’s capital plan will have the same minimum investment requirements as the Des Moines Bank’s capital plan, except that, in connection with the FHFA’s approval of the Merger, the Continuing Bank’s capital plan as of the effective date of the Merger will change (i) the minimum of the investment range for percentage of total assets from 0.10% to 0.05% and the minimum of the range for member stock cap from $10 million to $1 million for the membership stock requirement of the Continuing Bank; and (ii) the minimum of the investment range for outstanding advances from 3.00% to 2.00% and the minimum of the investment range for outstanding acquired member assets from 3.00% to 0.00% for the activity based stock requirement of the Continuing Bank. The following tables summarize the membership stock requirement and activity based stock requirement of the Continuing Bank:

Continuing Bank Membership Stock Requirement

			Min.	Max.
		Percent of total assets	0.05%	0.25%
		Member stock cap	$1 million	$30 million
		Member stock floor	$10,000	$30,000
		Continuing Bank Activity Based Stock Requirement
		Transaction	Min.	Max.
		Outstanding advances	2.00%	5.00%
		Outstanding acquired member assets	0.00%	5.00%
		Standby letters of credit	0.00%	0.175%
		Advance commitments	0.00%	0.35%
		Acquired member asset commitments	0.00%	0.60%

		Changes outside the foregoing ranges will require, in addition to the Continuing Bank’s board approval, the approval of the FHFA.

Excess Stock

Each stockholder is permitted to retain excess shares of capital stock (i.e., stock not being used for membership or activity requirements).

The Seattle Bank may, in its discretion, repurchase any excess shares of capital stock upon five days’ notice to stockholders (upon meeting any applicable regulatory requirements, including the Amended Consent Order).

		Each member of the Des Moines Bank is permitted to retain excess shares of activity based stock in an amount not to exceed an operational threshold. The operational threshold amount is currently $0 per member. The board of directors of the Des Moines Bank may adjust the operational threshold within a specified range of $0 to $250,000. The Continuing Bank will have similar provisions.

	Current Seattle Bank Stockholder Rights	Current Des Moines Bank Stockholder Rights and Continuing Bank Stockholder Rights
The excess shares held by all stockholders, or the excess stock pool, also is available for a member to satisfy its Seattle Bank Advance Stock Requirement by relying on capital that is associated with total outstanding excess stock rather than purchasing additional stock in the Seattle Bank. A member may utilize the excess stock pool under the following circumstances: (1) the member owns no additional stock that can be used to capitalize new advances or renew existing advances, (2) the new advance or renewal of an existing advance has a term to maturity of one year or less, (3) the member is utilizing no more than 25.0% of the total amount of the excess stock pool, and (4) the aggregate amount of all stock from the excess stock pool being used to capitalize advances by the Seattle Bank members does not exceed 50.0% of the excess stock pool (as of October 10, 2014, the excess stock pool closed for new and renewing advances).

The Des Moines Bank will repurchase its activity based stock that exceeds the operational threshold on at least a scheduled, monthly basis. The Continuing Bank will have similar provisions.

With regard to the Continuing Bank, any outstanding shares of Class A stock will constitute excess stock, subject to repurchase upon 15 days’ notice. The Continuing Bank anticipates that it will repurchase any outstanding shares of Class A stock as promptly as practicable following the Merger.

Dividends	Dividend rates may differ between Class A stock and Class B stock; however, any dividend on Class A stock or Class B stock must be paid equally on all Class A stock and all Class B stock, respectively (i.e., the board of directors is not permitted to pay different dividend rates between the Class B shares that support membership requirements and the Class B shares that support activity requirements).	For the Des Moines Bank, dividend rates may differ between subclasses of Class B stock (i.e., its membership stock and activity based stock). For the Continuing Bank, dividend rates may differ between the Continuing Bank’s Class A stock and Class B stock and their subclasses.

	Current Seattle Bank Stockholder Rights		Current Des Moines Bank Stockholder Rights and Continuing Bank Stockholder Rights
Cancellation Fee	A stockholder cancelling a redemption notice is charged a cancellation fee equal to the following:		For the Des Moines Bank, a stockholder cancelling a redemption notice is charged a cancellation fee equal to the following:

	Timing of Cancellation (in years after redemption notice)	Cancellation Fee	Timing of Cancellation (in years after redemption notice)	Cancellation Fee
	Within 1 year	20% of dividends received during the time the request was outstanding (“Year One Fee”)	Within 1 year	1% of par value of shares to be redeemed

	Within 2 years	Year One Fee plus 40% of dividends received during the second year the request was outstanding (“Year Two Fee”)	Within 2 years	2% of par value of shares to be redeemed

	Within 3 years	Year Two Fee plus 60% of dividends received during the third year the request was outstanding (“Year Three Fee”)	Within 3 years	3% of par value of shares to be redeemed

	Within 4 years	Year Three Fee plus 80% of dividends received during the fourth year the request was outstanding (“Year Four Fee”)	Within 4 years	4% of par value of shares to be redeemed

	Within 5 years	Year Four Fee plus 100% of dividends received during the fifth year the request was outstanding	Within 5 years	5% of par value of shares to be redeemed

The Continuing Bank will have similar provisions.

Number of Directors	The Seattle Bank’s board of directors is currently comprised of 14 members.		The Des Moines Bank’s board of directors is currently comprised of 15 members. Immediately following the Merger, the Continuing Bank’s board of directors is expected to be comprised of 29 members. Of those members, 15 will be the members of the Des Moines Bank’s board of directors immediately prior to the Merger, and 14 will be the members of the Seattle Bank’s board of directors immediately prior to the Merger.

	Current Seattle Bank Stockholder Rights	Current Des Moines Bank Stockholder Rights and Continuing Bank Stockholder Rights

Board Action by Written Consent	The Seattle Bank’s bylaws provide that action by written consent of the board of directors without a meeting must be unanimous.	The Des Moines Bank’s bylaws currently permit action by written consent of the board of directors if the consent is signed by at least a majority of the directors in office. The Continuing Bank’s bylaws will require that action by written consent of the board of directors without a meeting must be unanimous.

Indemnification and Liability Exculpation of Directors and Officers

The Seattle Bank’s bylaws provide that the Seattle Bank will indemnify and hold harmless any director or officer who was, is or is threatened to be made a party to or is otherwise involved in any proceeding (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Seattle Bank or, that being or having been a director or officer of the Seattle Bank, he or she is or was serving at the request of the Seattle Bank as a director, officer, partner, trustee, employee, member or agent of another entity (an “indemnitee”), whether the basis of a proceeding is alleged action in an official capacity or in any other capacity while serving as a director, officer, partner, trustee, employee, member or agent, against all losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered by the indemnitee in connection with the proceeding. The indemnification will continue as to an indemnitee who has ceased to be a director or officer of the Seattle Bank or a director, officer, partner, trustee, employee, member or agent of another bank-requested entity and will inure to the benefit of the indemnitee’s heirs, executors and administrators.

No indemnification, however, will be provided to any director or officer for acts or omissions:

•    Finally adjudged to be acts or omissions involving intentional misconduct or a knowing violation of the law;

•    For any transaction with respect to which the director or officer is finally adjudged to have personally received a personal benefit in money, property, or services to which the director or officer was not legally entitled;

•    or If indemnification is otherwise prohibited by law.

The Des Moines Bank’s bylaws currently provide that the Des Moines Bank will indemnify and hold harmless any director or officer who was or is a party or is threatened to be made a party to or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, or employee of the Des Moines Bank, or who served at the Des Moines Bank’s request as a director, officer, or employee of another entity, against all expenses, liabilities and losses actually and reasonably incurred or suffered by such person in connection with such action, suit or proceeding based on the determination of the Des Moines Bank’s board of directors that such indemnification is proper in the circumstances. Indemnification is proper if the Des Moines Bank’s board of directors in its sole discretion determines that such person acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the Des Moines Bank’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such director’s or officer’s conduct was unlawful. The indemnification provided by the Des Moines Bank’s bylaws is intended to confer indemnification upon directors and officers to the fullest extent permitted by applicable law and regulations and will continue as to a director or officer who has ceased to be a director, officer, employee or agent and inure to the benefit of a director’s or officer’s heirs, executors and administrators. The rights to indemnification under the bylaws are deemed a contract right.

The Des Moines Bank’s bylaws also provide that expenses incurred by parties subject to indemnification in connection with a covered

Current Seattle Bank Stockholder Rights	Current Des Moines Bank Stockholder Rights and Continuing Bank Stockholder Rights

The Seattle Bank’s bylaws also provide that directors and officers have a right to be paid by the Seattle Bank the expenses incurred in defending any proceeding in advance of its final disposition. The advancement of expenses is contingent on the delivery by the indemnitee of an undertaking to repay all advanced amounts if the indemnitee is ultimately adjudged not to be entitled to indemnification.

proceeding will be paid or advanced by the Des Moines Bank in advance of the final disposition of such proceeding upon receipt of an agreement from the director or officer to promptly repay all advanced amounts in the event that it is determined that the director or officer is not entitled to be indemnified and a determination by the Des Moines Bank’s board of directors that it is likely that the director or officer will be entitled to indemnification.

With respect to any proceeding seeking to enforce rights to indemnification, the Seattle Bank generally will indemnify an indemnitee only if the applicable proceeding has been authorized or ratified by the Seattle Bank’s board of directors. The right to indemnification is deemed to be a contract right.

In addition, as allowed for under the Seattle Bank’s bylaws, the Seattle Bank also has entered into separate indemnification agreements to indemnify its directors and certain of its officers for indemnifiable losses arising in any proceeding, generally to the fullest extent permitted by law.

In addition, the Des Moines Bank’s bylaws provide that a director shall not be personally liable to the Des Moines Bank or its members for monetary damages for breach of fiduciary duty as a director, but such limitation of liability does not eliminate or limit liability for (i) any breach of a director’s duty of loyalty to the Des Moines Bank or its members, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) any transaction from which the director gained an improper personal benefit.

Upon the consummation of the Merger, it is currently expected that the Continuing Bank will provide indemnification to its directors and officers pursuant to indemnification provisions substantially similar to those currently provided under the Seattle Bank’s bylaws (which indemnification provisions are included in the form of bylaws of the Continuing Bank attached as Annex D hereto), indemnification agreements and related arrangements.

Such indemnification is expected to include the Continuing Bank entering into new indemnification agreements, in substantially the same form as the current Seattle Bank indemnification agreements, to indemnify the Continuing Bank directors and certain of its officers for indemnifiable losses arising in any proceeding, generally to the fullest extent permitted by law; these indemnification agreements will become effective upon the closing of the Merger.

DESCRIPTION OF CAPITAL STOCK OF THE CONTINUING BANK

As a result of the Merger, the Seattle Bank’s stockholders and the Des Moines Bank’s stockholders will be stockholders of the Continuing Bank. Your rights as stockholders, as well as members, of the Continuing Bank will be governed by the FHLBank Act, the regulations of the FHFA, and the capital plan and bylaws of the Continuing Bank, each as of the effective date of the Merger, in the forms attached hereto as Annex C and Annex D, respectively. The following is a brief description of the terms of the capital stock of the Continuing Bank. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the capital plan and bylaws of the Continuing Bank in the forms attached as Annexes hereto. We urge you to read these forms of capital plan and bylaws of the Continuing Bank in their entirety. Following the consummation of the Merger, the Continuing Bank will be known as the “Federal Home Loan Bank of Des Moines.”

Classes of Stock—General

Upon the effective date of the Merger, the Continuing Bank will be authorized to issue two classes of capital stock, composed of Class A stock and Class B stock. The par value of the Continuing Bank’s capital stock is $100 per share. Capital stock will be issued, redeemed, repurchased, and transferred at par value. The Continuing Bank acts as its own transfer agent and issues all capital stock in book-entry form.

Class A stock is issuable only upon the automatic conversion, at the effective date of the Merger, of any shares of Class A stock of the Seattle Bank issued and outstanding immediately prior to the effective date of the Merger into shares of Class A stock. Class A stock cannot be used to satisfy the minimum investment requirements of any stockholder and will constitute excess stock, subject to repurchase by the Continuing Bank as provided in its capital plan.

Class B stock is composed of two subclasses: “Continuing Bank Membership Stock” and “Continuing Bank Activity Based Stock” (as these terms are described below). Continuing Bank Membership Stock is required to be purchased and held as a condition of membership in the Continuing Bank. Continuing Bank Activity Based Stock is required to be purchased and held in order to obtain an advance and engage in other transactions with the Continuing Bank.

Limitations on Ownership of Capital Stock

The Continuing Bank may issue capital stock only in accordance with the terms of the capital plan of the Continuing Bank and the regulations of the FHFA. The Continuing Bank may issue capital stock only to members.

Minimum Investment

The capital plan of the Continuing Bank requires that members hold and maintain a minimum investment in capital stock. The minimum investment is based on the sum of the two subclasses of Class B stock:

“Continuing Bank Membership Stock.” Each member must purchase and hold membership capital stock in an amount equal to 0.12% of its total assets as of the preceding December 31 subject to a cap of $10 million and a floor of $10,000. The Continuing Bank will calculate this requirement at least annually. The Continuing Bank will notify each member of its Continuing Bank Membership Stock requirement at least 15 days prior to the effective date of any adjustment that the Continuing Bank makes to the member’s Continuing Bank Membership Stock balance as a result of such annual calculation.

“Continuing Bank Activity Based Stock.” Each member is required to purchase Continuing Bank Activity Based Stock equal to 4.00% of its advances and mortgage loans outstanding and to hold that stock as long as the transactions and commitments remain outstanding. On a daily basis, the Continuing Bank will calculate each member’s Continuing Bank Activity Based Stock requirement, notify the member of any change in its Continuing Bank Activity Based Stock requirement, and, if required, issue additional Continuing Bank Activity Based Stock to the member.

The Continuing Bank Membership Stock and Continuing Bank Activity Based Stock percentages may be periodically adjusted by the Continuing Bank’s board of directors within ranges established in the capital plan. In connection with the FHFA’s approval of the Merger, the capital plan of the Continuing Bank, as of the effective date of the Merger, will change (i) the minimum of the investment range for percentage of total assets from 0.10% to 0.05% and the Continuing Bank Membership Stock cap from $10 million to $1 million with regard to the Continuing Bank Membership Stock requirements and (ii) the minimum of the investment range for outstanding advances from 3.00% to 2.00% and the minimum of the investment range for outstanding acquired member assets from 3.00% to 0.00% with regard to the Continuing Bank Activity Based Stock requirements. For additional information regarding the minimum investment requirements, please see the summary of the minimum investment requirements of the Continuing Bank set forth in “Comparison of Rights of Stockholders.”

Voting Rights for Election of Directors

The Continuing Bank will maintain a board of directors consisting of 29 members, including 17 member directors and 12 independent directors (of which at least two will qualify as “public interest” directors). Each state of the 13 states within the FHLBank district of the Continuing Bank will have a member director; four states will have an additional member director, three of which are deemed “grandfathered” member director seats under the FHLBank Act. With regard to the “grandfathered” member director seats, as those seats’ terms expire, such seats will be apportioned annually by the director of the FHFA, consistent with Section 7 of the FHLBank Act, among the states in the Continuing Bank district based on the ratio of the required stock held by the members in each state to the total required outstanding stock of the Continuing Bank. The size and composition structure of the Continuing Bank’s board of directors will remain as described above until such time as the Continuing Bank’s board of directors, with the approval of the FHFA, develops and implements a mutually agreed-upon plan to reduce the size of the board.

Voting rights with regard to the election of directors are set forth in 12 C.F.R. Part 1261. Each member is eligible to vote for the number of open member director seats in the state in which its principal place of business is located and any open independent director seats. Each member will be entitled to cast one vote for each share of capital stock that the member was required to hold under the capital plan of the Continuing Bank as of a record date of December 31 of the year preceding the election date, except that the number of votes that each member may cast for each directorship shall not exceed the average number of shares of capital stock that were required to be held by all members located in that state on the record date. No shares of capital stock shall have any voting preference. The Continuing Bank will annually calculate each member’s minimum investment requirement for purposes of determining its voting shares based on its preceding December 31st balance sheet, outstanding advances, and any other activity or product that requires a capital stock purchase under the capital plan of the Continuing Bank. Member directors are elected based on the votes of the members whose principal place of business is located in a particular state. Independent directors are elected based on votes of the members at large.

Ownership of Retained Earnings

The retained earnings, paid-in surplus, Additional Capital from Merger, undivided profits, and equity reserves, if any, of the Continuing Bank are owned by the stockholders of Class B stock in an amount proportional to the stockholder’s share of the total shares of issued and outstanding Class B stock. Stockholders have no right to receive any portion of these items except through the declaration of a dividend or capital distribution approved by the board of directors or upon liquidation of the Continuing Bank.

Dividends and Capital Distributions

Dividends and capital distributions will be paid when and as declared by the board of directors of the Continuing Bank. The board of directors may declare and pay different dividends for each class or subclass of capital stock. Dividends may be paid in the form of cash or stock or a combination thereof. Capital distributions may be paid only in the form of cash. Dividends may be paid only from current earnings, previously retained earnings, or Additional Capital from Merger. Capital distributions may only be paid from Additional Capital from Merger. “Additional Capital from Merger” is defined in the capital plan of the Continuing Bank as the loss absorbing, distributable capital component created in the Merger equal to the difference between the fair value of the net assets acquired and the consideration transferred in the Merger.

Unless the board of directors declares otherwise, dividends and capital distributions are noncumulative. The board of directors may not declare and pay any dividend or capital distribution if the Continuing Bank is not in compliance with its capital requirements or if, after paying the dividend or making the capital distribution, the Continuing Bank would not be in compliance with its capital requirements.

Each stockholder will be entitled to receive dividends and capital distributions on capital stock held during the applicable dividend or capital distribution period for the period of time the stockholder owned the capital stock.

Redemption and Repurchase of Capital Stock

Redemption

A member may, at its discretion, request redemption of some or all of its capital stock that constitutes excess stock by providing a notice of redemption to the Continuing Bank. Excess stock means any capital stock held by a member that exceeds or does not count toward that member’s minimum investment requirement. A member may not have pending at any one time more than one redemption request for the same shares of capital stock. The five-year redemption period commences upon the Continuing Bank’s receipt of the notice of redemption. In the event that multiple notices of redemption are pending, the Continuing Bank will honor notices of redemption in the order in which the Continuing Bank received them. The Continuing Bank will redeem the capital stock identified in a notice of redemption following the expiration of the five-year redemption period and pay the stated par value of that capital stock in cash subject to the terms of the capital plan of the Continuing Bank. The Continuing Bank is not permitted to redeem capital stock if such redemption would result in any of the events described below in “—Limitations on Redemptions and Repurchases.”

Cancellation of Redemption

A member may cancel any pending notice of redemption before the completion of the five-year redemption period by providing written notice of cancellation to the Continuing Bank. The Continuing Bank will impose a cancellation fee on any member that cancels a notice of redemption. The cancellation fee is the fee in effect at the time the Continuing Bank receives the notice of redemption, unless the board of directors of the Continuing Bank has decided to apply a changed cancellation fee to previously submitted notices of redemption. Following receipt of a notice of redemption cancellation, the Continuing Bank will notify the member of the cancellation fee. Immediately upon completion of the Merger, the calculation fee in effect will be equal to the following:

•	1% of the par value of the shares of capital stock subject to the notice of redemption if the Continuing Bank receives the cancellation of notice of redemption within one year of the day the Continuing Bank (or predecessor) received the notice of redemption;

•	2% of the par value of the shares of capital stock subject to the notice of redemption if the Continuing Bank receives the cancellation of notice of redemption within two years of the day the Continuing Bank (or predecessor) received the notice of redemption;

•	3% of the par value of the shares of capital stock subject to the notice of redemption if the Continuing Bank receives the cancellation of notice of redemption within three years of the day the Continuing Bank (or predecessor) received the notice of redemption;

•	4% of the par value of the shares of capital stock subject to the notice of redemption if the Continuing Bank receives the cancellation of notice of redemption within four years of the day the Continuing Bank (or predecessor) received the notice of redemption; or

•	5% of the par value of the shares of capital stock subject to the notice of redemption if the Continuing Bank receives the cancellation of notice of redemption within five years of the day the Continuing Bank (or predecessor) received the notice of redemption.

The board of directors may adjust the cancellation fee percentage for each period between 0.00% and not more than the applicable percentage for such period specified above. If the board of directors adjusts or amends the cancellation fee, it will determine whether the adjustment will apply to the cancellation of any previously submitted notice of redemption as well as those submitted in the future. The Continuing Bank will provide at least 15 days’ advance written notice to each member of any adjustment or amendment to its cancellation fee.

A notice of redemption by a member (whose membership has not been terminated) will automatically be cancelled if, within five business days after the expiration of the five-year redemption period, the Continuing Bank is prevented from redeeming the member’s capital stock because such redemption would cause the member to fail to meet its minimum investment after such redemption. The automatic cancellation will have the same effect as a voluntary cancellation, and the Continuing Bank will impose the cancellation fee percentage described above.

Repurchase

The Continuing Bank, in its discretion, may repurchase excess stock without regard to any redemption period as follows:

Continuing Bank Membership Stock. With 15 days’ prior written notice to members, the Continuing Bank may repurchase excess shares of Continuing Bank Membership Stock. Any repurchase of Continuing Bank Membership Stock automatically reduces the amount of Continuing Bank Membership Stock subject to any outstanding notice of redemption by the amount of Continuing Bank Membership Stock repurchased. If a member has more than one pending notice of redemption, the Continuing Bank will automatically reduce the amount of Continuing Bank Membership Stock that is subject to the pending notices of redemption in the same order in which the Continuing Bank received them. A member’s submission of a notice of withdrawal, or its termination of membership in any other manner, will not, in and of itself, cause any Continuing Bank Membership Stock to be deemed excess stock.

Continuing Bank Activity Based Stock. The Continuing Bank will repurchase Continuing Bank Activity Based Stock that exceeds an operational threshold on at least a scheduled, monthly basis. The operational threshold amount is currently $0 per member. The Continuing Bank’s board of directors may adjust the operational threshold within a specified range of $0 to $250,000. The board of directors may amend this range; however, changes to the range constitute an amendment to the Continuing Bank’s capital plan that would require prior FHFA approval. The Continuing Bank will notify members at least 15 days in advance of the scheduled dates for repurchasing Continuing Bank Activity Based Stock and at least 15 days prior to the effective date of any change in or amendment to the operational threshold.

Class A Stock. Any outstanding shares of Class A stock will constitute excess stock. The Continuing Bank may repurchase shares of Class A stock at any time. The Continuing Bank will notify members at least 15 days in advance of the scheduled dates for repurchasing Class A stock. The Continuing Bank anticipates that it will repurchase any outstanding shares of Class A stock as promptly as practicable following the Merger.

Limitations on Redemptions and Repurchases

The Continuing Bank’s ability to redeem or repurchase capital stock is subject to a number of limitations. Accordingly, there can be no assurance that shares of capital stock subject to a notice of redemption will, in fact, be redeemed at the expiration of the five-year redemption period or that excess shares will be repurchased. Specifically, the Continuing Bank will not redeem or repurchase capital stock:

•	without the prior written approval of the FHFA, if the FHFA or the board of directors of the Continuing Bank has determined that the Continuing Bank has incurred, or is likely to incur, losses that result in or are likely to result in charges against the capital of the Continuing Bank. This prohibition shall apply even if the Continuing Bank is in compliance with its capital requirements, and shall remain in effect for however long the Continuing Bank continues to incur such charges or until the FHFA determines that such charges are not expected to continue;

•	if the redemption or repurchase would cause the Continuing Bank to fail to meet any minimum regulatory capital requirement;

•	if the redemption or repurchase would cause a member to fail to maintain its minimum investment in capital stock; or

•	if the sum of all requested capital stock redemptions that the Continuing Bank is scheduled to make on any date equals or exceeds the amount that would cause the Continuing Bank to fall below its minimum regulatory capital requirements, in which case the Continuing Bank will process redemptions in the order in which notifications were received, but in no case will the Continuing Bank redeem capital stock to the point that it would fail to meet its minimum regulatory capital requirements.

The Continuing Bank cannot redeem capital stock if the board of directors suspends redemptions due to its reasonable belief that continued redemption of stock would cause the Continuing Bank to fail to meet its minimum regulatory capital requirements, prevent the Continuing Bank from maintaining adequate capital against a potential risk that may not adequately be reflected in its minimum regulatory capital requirements, or otherwise prevent the Continuing Bank from operating in a safe and sound manner. The Continuing Bank is required to notify the FHFA in writing within two business days of the date of the decision to suspend the redemption of capital stock and inform the FHFA of the reasons for the suspension and its strategies and time frames for addressing those conditions that led to the suspension. The FHFA may require the Continuing Bank to reinstitute the redemption of capital stock. The Continuing Bank cannot repurchase any capital stock without the written permission of the FHFA during any period in which the Continuing Bank has suspended redemptions of capital stock under the circumstances described in this paragraph.

Transfer of Excess Stock

A member may transfer excess stock only to another member that controls, is controlled by, or is under common control with the member subject to the prior approval of the Continuing Bank. The Continuing Bank will not approve a transfer if the transfer would result in the transferring member being out of compliance with its minimum investment. All excess stock transfers shall be at par value and shall be effective upon being recorded on the appropriate books and records of the Continuing Bank.

If a member that has filed a notice of redemption or notice of withdrawal transfers the excess stock subject to that notice to another member, the transfer shall be deemed to be a cancellation of such notice upon the effective date of the transfer. The member transferring the excess stock shall be responsible for paying any applicable cancellation fees.

Rights in Liquidation, Merger, or Consolidation

If the Continuing Bank is liquidated, after full payment to the Continuing Bank’s creditors and to the extent of remaining funds, each of the Continuing Bank’s stockholders shall be entitled to receive the par value of its Class B stock, as well as any retained earnings, paid-in surplus, and Additional Capital from Merger, in an amount proportional to the stockholder’s share of the total outstanding shares of Class B stock. If the Continuing Bank merges with or consolidates with another FHLBank, the board of directors shall determine the rights and preferences of the Continuing Bank’s stockholders, subject to any terms and conditions imposed by the FHFA.

Restricted Retained Earnings Account

Effective February 28, 2011, the 12 FHLBanks, including the Constituent Banks, entered into a Joint Capital Enhancement Agreement (the “Joint Agreement”), which is intended to enhance the capital position of each FHLBank. The intent of the Joint Agreement is to allocate that portion of each FHLBank’s earnings historically paid to satisfy its Resolution Funding Corporation obligation to a separate retained earnings account at that FHLBank.

The substantive provisions of the Joint Agreement are incorporated in the capital plan of the Continuing Bank in Sections 7 through 10. The rights of the holders of the Continuing Bank’s capital stock are affected by the terms of the Joint Agreement, as implemented by the capital plan, because the Continuing Bank is required to allocate some of its earnings to the “restricted retained earnings account” (as that term is defined in the Joint Agreement) that otherwise might have been available to pay dividends to holders of the Continuing Bank’s capital stock.

In accordance with the Joint Agreement, starting in the third quarter of 2011, each FHLBank has been required to allocate 20% of its net income to a separate restricted retained earnings account until the balance of the account equals at least 1% of that FHLBank’s average balance of outstanding consolidated obligations for the previous quarter. Although restricted retained earnings under the Joint Agreement are included in determining whether the Continuing Bank has attained the retained earnings target under its retained earnings and dividend policy, these restricted retained earnings will not be available to pay dividends. Under the Joint Agreement, if, at any time, the Continuing Bank’s restricted retained earnings are below the required level under the Joint Agreement, it would only be permitted to pay dividends out of (1) current net income not required to be added to its restricted retained earnings and (2) retained earnings that are not restricted.

The Joint Agreement provides that any quarterly net losses of an FHLBank may be netted against its net income for other quarters during the same calendar year so that the minimum required year-to-date or annual allocation to its separate restricted retained earnings account is attained. In the event an FHLBank incurs a net loss for a cumulative year-to-date or annual period that results in a decrease to the balance of its separate restricted retained earnings account compared to the balance at the beginning of that calendar year, such FHLBank’s quarterly allocation requirement will thereafter increase to 50% of quarterly net income until the cumulative difference between the allocations made at the 50% rate and the allocations that would have been made at the regular 20% rate is equal to the amount of the decrease beyond the balance of its separate restricted retained earnings account at the beginning of that calendar year. Any year-to-date or annual losses beyond losses that decrease the separate restricted retained earnings account to its balance as of the beginning of the calendar year shall first reduce retained earnings that are not restricted retained earnings to a zero balance, and then may reduce the balance of the FHLBank’s separate restricted retained earnings account, but not below a zero balance.

The Joint Agreement provides that if an FHLBank’s separate restricted retained earnings account exceeds 1.5% of its total consolidated obligations, such FHLBank may transfer amounts from its separate restricted retained earnings account to another retained earnings account, but only to the extent that the balance of its separate restricted retained earnings account remains at least equal to 1.5% of the FHLBank’s total consolidated obligations immediately following such transfer.

The Joint Agreement provides that during the “Dividend Restriction Period” (as such term is defined in Section 7.2 of the capital plan), an FHLBank may pay dividends only from retained earnings that are not restricted retained earnings or the portion of quarterly net income that exceeds the amount required to be allocated to the separate restricted retained earnings account. The Joint Agreement expressly provides that it will not affect the rights of an FHLBank’s Class B stockholders in the retained earnings of an FHLBank, including those held in the separate restricted retained earnings account of an FHLBank, as granted under Section 6(h) (12 U.S.C. Sec. 1426(h)) of the FHLBank Act.

Consistent with applicable law, the Joint Agreement further provides that during the Dividend Restriction Period, an FHLBank shall redeem or repurchase capital stock only at par value, and shall not engage in such redemption or repurchase if, following such transaction, the FHLBank’s regulatory total capital falls below its aggregate paid-in amount of capital stock.

The Joint Agreement will terminate by an affirmative vote of two-thirds of the boards of directors of the then existing FHLBanks or automatically if a change in the FHLBank Act, FHFA regulations, or other applicable law has the effect of: (i) creating any new or higher assessment or taxation on the net income or capital of any FHLBank, or requiring the FHLBanks to retain a higher level of restricted retained earnings than the amount that is required under the Joint Agreement; or (ii) establishing general restrictions applicable to the payment of dividends by FHLBanks that satisfy all relevant capital standards by either (a) requiring a new or higher mandatory allocation of an FHLBank’s net income to any retained earnings account other than the amount specified in the Joint Agreement, or (b) prohibiting dividend payments from any portion of an FHLBank’s retained earnings that are not held in its separate restricted retained earnings account.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements incorporated in this Disclosure Statement by reference to the Annual Reports on Form 10-K for the fiscal year ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in its reports incorporated herein.

APPRAISAL RIGHTS

The holders of Seattle Bank capital stock and Des Moines Bank capital stock will not be entitled to assert any appraisal rights or dissenters’ rights in connection with the Merger under the FHLBank Act and the regulations of the FHFA, as amended.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

For purposes of the FHFA Merger Rules, the Des Moines Bank and the Seattle Bank are permitted to incorporate certain information into this Disclosure Statement by reference to other information that has been filed (including if furnished) with the SEC. The information incorporated by reference is deemed to be part of this Disclosure Statement, except for any information that is superseded by information in this Disclosure Statement. The documents that are incorporated by reference contain important information about the Constituent Banks and you should read this document together with any other documents incorporated by reference in this Disclosure Statement.

This Disclosure Statement incorporates by reference the following documents that have previously been filed through January 5, 2015, with the SEC by the Seattle Bank (File No. 000-51406):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed on March 18, 2014;

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014, as filed on May 8, 2014; the quarterly period ended June 30, 2014, as filed on August 7, 2014; and the quarterly period ended September 30, 2014, as filed on November 6, 2014; and

•	Current Reports on Form 8-K, as filed on January 2, 2014, January 7, 2014, January 9, 2014, January 14, 2014, January 16, 2014, January 21, 2014, January 23, 2014, January 28, 2014, January 30, 2014, February 4, 2014, February 6, 2014, February 11, 2014, February 13, 2014, February 18, 2014, February 25, 2014, February 27, 2017, March 4, 2014, March 6, 2014, March 11, 2014, March 13, 2014, March 20, 2014, March 25, 2014, March 27, 2014, April 1, 2014, April 3, 2014, April 8, 2014, April 15, 2014, April 22, 2014, April 24, 2014, April 29, 2014, May 1, 2014, May 6, 2014, May 8, 2014, May 13, 2014, May 15, 2014, May 20, 2014, May 22, 2014, May 27, 2014, June 10, 2014, June 12, 2014, June 17, 2014, June 19, 2014, June 24, 2014, July 3, 2014, July 8, 2014, July 10, 2014, July 11, 2014, July 15, 2014, July 17, 2014, July 22, 2014, July 24, 2014, July 29, 2014, July 31, 2014, August 5, 2014, August 7, 2014, August 12, 2014, August 14, 2014, August 28, 2014, September 11, 2014, September 16, 2014, September 23, 2014, September 25, 2014, October 2, 2014, October 14, 2014, October 28, 2014, November 18, 2014, November 20, 2014, November 25, 2014, December 4, 2014, December 9, 2014, December 11, 2014, December 16, 2014, December 18, 2014, and December 29, 2014.

This Disclosure Statement also incorporates by reference the following documents that have previously been filed through January 5, 2015, with the SEC by the Des Moines Bank (File No. 000-51999):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed on March 11, 2014;

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2014, as filed on May 9, 2014; the quarterly period ended June 30, 2014, as filed on August 12, 2014; and the quarterly period ended September 30, 2014, as filed on November 12, 2014; and

•

Current Reports on Form 8-K, as filed on January 3, 2014, January 7, 2014, January 9, 2014, January 13, 2014, January 14, 2014, January 16, 2014, January 22, 2014, January 28, 2014, January 30, 2014, February 4, 2014, February 6, 2014, February 11, 2014, February 13, 2014, February 19, 2014, February 20, 2014, February 25, 2014, February 27, 2014, March 4, 2014, March 6, 2014, March 11, 2014, March 13, 2014, March 18, 2014, March 20, 2014, March 25, 2014, March 27, 2014, April 1, 2014, April 3, 2014, April 8, 2014, April 10, 2014, April 15, 2014, April 17, 2014, April 22, 2014, April 24, 2014, April 29, 2014, May 1, 2014, May 6, 2014, May 8, 2014, May 13, 2014, May 15, 2014, May 23, 2014, May 28, 2014, May 29, 2014, June 3, 2014, June 5, 2014, June 10, 2014, June 12, 2014, June 17, 2014, June 19, 2014, June 24, 2014, June 26, 2014, July 1, 2014, July 3, 2014, July 8, 2014, July 10, 2014, July 15, 2014, July 17, 2014, July 22, 2014, July 24, 2014, July 29, 2014, July 31, 2014, August 5, 2014, August 7, 2014, August 12, 2014, August 14, 2014, August 19, 2014, August 26, 2014, August 28, 2014, September 3, 2014, September 4, 2014, September 9, 2014, September 11, 2014,

September 16, 2014, September 18, 2014, September 23, 2014, September 24, 2014, September 25, 2014, September 30, 2014, October 2, 2014, October 7, 2014, October 9, 2014, October 16, 2014, October 21, 2014, October 23, 2014, October 28, 2014, October 29, 2014, October 30, 2014, November 4, 2014, November 6, 2014, November 12, 2014, November 13, 2014, November 13, 2014, November 18, 2014, November 20, 2014, November 25, 2014, November 28, 2014, December 4, 2014, December 9, 2014, December 11, 2014, December 16, 2014, December 18, 2014, December 23, 2014, December 29, 2014, and January 2, 2015.

In addition, the Constituent Banks are incorporating by reference any documents they may file (or information furnished through an SEC filing if so specified) under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act, as amended, after January 5, 2015, and on or prior to the last date for voting by the Des Moines Bank members and the Seattle Bank members on ratification of the Merger Agreement; provided, however, that the Des Moines Bank and the Seattle Bank are not incorporating by reference any information furnished (but not filed), except as otherwise specified in such information.

The Constituent Banks are delivering this Disclosure Statement in connection with the Merger and it constitutes the Disclosure Statement of the Constituent Banks, pursuant to FHFA Merger Rules. As permitted, this document does not contain all of the information set forth in the Disclosure Statement, most notably the information incorporated by reference. This Disclosure Statement is available for inspection and copying as set forth below under “Where You Can Find More Information.”

Both the Des Moines Bank and the Seattle Bank file annual, quarterly and current reports with the SEC. You may obtain the information incorporated by reference and any other materials the Des Moines Bank and the Seattle Bank file with the SEC without charge by following the instructions in the section entitled “Where You Can Find More Information” below.

Neither the Des Moines Bank nor the Seattle Bank has authorized anyone to give any information or make any representation about the Merger that is different from, or in addition to, that contained in this Disclosure Statement or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this Disclosure Statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

WHERE YOU CAN FIND MORE INFORMATION

The Constituent Banks file annual, quarterly and special reports, and other business and financial information with the SEC. You may read and copy any materials that either the Des Moines Bank or the Seattle Bank files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the Public Reference Room. In addition, the Des Moines Bank and the Seattle Bank file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from the Des Moines Bank at http://www.fhlbdm.com under the “About FHLB Des Moines” link and then under the heading “Investor Relations” or from the Seattle Bank at http://www.fhlbsea.com under the “Our Company” link and then under the heading “Financial Results.”

The Constituent Banks are delivering this Disclosure Statement in connection with the Merger pursuant to, and in accordance with, the rules of the FHFA. This document constitutes the Disclosure Statement of the Constituent Banks pursuant to the FHFA Merger Rules. As permitted, this document does not contain all of the information included in the Disclosure Statement, most notably the documents incorporated by reference herein. If there are any amendments or supplements to this Disclosure Statement following the date of distribution hereof, the Constituent Banks plan to furnish any such amendment or supplement through a filing with the SEC and post any such amendment or supplement on their websites in a special section relating to the Merger and/or Disclosure Statement (with hard copies available upon request at the addresses set forth below). You may read and copy the Disclosure Statement, including any amendments or supplements, at the addresses set forth below. Statements contained in this Disclosure Statement as to the contents of any contract or other documents referred to in this document are not necessarily complete and you should refer to the copy of the applicable contract or other document as may be incorporated by reference or otherwise be available. This Disclosure Statement incorporates by reference documents that the Des Moines Bank and the Seattle Bank have previously filed with the SEC and documents that the Des Moines Bank and the Seattle Bank may file with the SEC and post on their websites after the date of this document and prior to the date of the respective votes of the Des Moines Bank members and the Seattle Bank members. These documents contain important information about the Constituent Banks and their financial condition and results. See “Incorporation of Certain Documents by Reference.” These documents are available without charge to you upon written or oral request to the applicable Constituent Bank’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

For Des Moines Bank Members:	For Seattle Bank Members:

Federal Home Loan Bank of Des Moines Skywalk Level 801 Walnut Street, Suite 200 Des Moines, Iowa 50309 Attention: Angie Richards (800) 544-3452 arichards@fhlbdm.com	Federal Home Loan Bank of Seattle 1001 Fourth Avenue, Suite 2600 Seattle, Washington 98154-0000 Attention: Connie Waks (206) 340-2300 cwaks@fhlbsea.com

To obtain timely delivery of these documents before the closing date of the vote of the members of the Des Moines Bank and the vote of the members of the Seattle Bank, you must request the information no later than February 13, 2015.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of September 25, 2014

between

THE FEDERAL HOME LOAN BANK OF DES MOINES

and

THE FEDERAL HOME LOAN BANK OF SEATTLE

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

(continued)

A-v

Annex I Certain Definitions

Exhibit A Form of Organization Certificate of Continuing Bank [see Annex B of the Disclosure Statement for current form]

Exhibit B Form of Bylaws of Continuing Bank [see Annex D of the Disclosure Statement for current form]

Exhibit C Form of Capital Plan of Continuing Bank [see Annex C of the Disclosure Statement for current form]

A-vi

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 25, 2014 (this “Agreement”), is entered into between the Federal Home Loan Bank of Des Moines, a federally chartered corporation (“FHLB Des Moines”), and the Federal Home Loan Bank of Seattle, a federally chartered corporation (“FHLB Seattle”). FHLB Des Moines and FHLB Seattle are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, the boards of directors of FHLB Des Moines (the “FHLB Des Moines Board”) and FHLB Seattle (the “FHLB Seattle Board”) have authorized, approved, and declared it to be advisable and in the best interests of their respective Members to ratify, this Agreement and consummate the business combination transaction provided for herein in which FHLB Seattle would merge with and into FHLB Des Moines, with FHLB Des Moines as the Continuing Bank (the “Merger”);

WHEREAS, the FHLB Des Moines Board and the FHLB Seattle Board have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies, missions and goals; and

WHEREAS, FHLB Des Moines and FHLB Seattle desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, subject to the conditions set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Date of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, including the satisfaction or waiver of the conditions set forth in Article VI (excluding those conditions that, by their nature, are to be satisfied as of the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing), FHLB Des Moines and FHLB Seattle shall cause the Merger to be consummated by submitting the Organization Certificate of the Continuing Bank, executed in accordance with section 1278.7(a)(2) of the FHFA Merger Rules, for endorsement by the FHFA Director pursuant to section 1278.7 of the FHFA Merger Rules. The Merger shall become effective upon (a) the last day of the month in which the Organization Certificate of the Continuing Bank is accepted by the FHFA Director as endorsed thereon or (b) such other date following the acceptance by the FHFA Director of the Organization Certificate as may be agreed to by the Parties or as may be designated by the FHFA Director in accordance with section 1278.7(b) of the FHFA Merger Rules (such date, the “Effective Date”); provided that in no event shall the Effective Date be later than the End Date.

1.2 Closing. The closing of the Merger (the “Closing”) will take place at such time on the Effective Date as set forth pursuant to the terms below. The Parties shall in good faith mutually agree upon the close of business on the month-end date following satisfaction or waiver of the conditions to Closing set forth in Article VI (excluding those conditions that by their nature, are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions as of the Closing) as the Effective Date; provided that if the Parties are unable to agree on the Effective Date, then the Effective Date shall be the earlier of (i) the close of business on the month-end date immediately following 120 days after the satisfaction or waiver of the conditions to Closing set forth in Article VI (excluding those conditions that by their nature, are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions as of the Closing) or (ii) the close of business on the month-end date immediately preceding the End Date; provided that, as of such date, the conditions to Closing set forth in Article VI (excluding those conditions that by their nature, are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions as of the Closing) shall have been satisfied or waived. The Closing shall be held at the offices of Morrison & Foerster LLP, McLean, Virginia, unless another place is agreed to in writing by the Parties.

1.3 Effects of the Merger. FHLB Des Moines shall be the Continuing Bank in the Merger. At the Effective Date, (a) FHLB Seattle shall be merged with and into FHLB Des Moines; (b) the Continuing Bank shall remain a body corporate operating under the Organization Certificate of the Continuing Bank with all powers granted to a FHLB under the FHLB Act; (c) the separate corporate existence of FHLB Seattle shall cease; (d) all the rights, titles, powers, privileges, books, records, assets, property, and franchises of FHLB Seattle shall vest in the Continuing Bank; (e) all debts, liabilities, obligations, restrictions, disabilities and duties of FHLB Seattle shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Continuing Bank; and (e) the Merger shall have the other effects set forth in section 1278.7(c) of the FHFA Merger Rules.

1.4 Organization Certificate, Bylaws and Capital Plan; Corporate Name. The Organization Certificate, Bylaws and Capital Plan of FHLB Des Moines, as amended in the forms attached hereto as Exhibits A, B and C, respectively (subject, in the case of the Capital Plan of the Continuing Bank, to the proviso of the first sentence of Section 5.7(a)), or in such other forms as may be agreed upon by the Parties in accordance with Section 5.7(a), shall be the Organization Certificate, Bylaws and Capital Plan of the Continuing Bank upon consummation of the Merger. The Continuing Bank shall be known as and operate under the name “Federal Home Loan Bank of Des Moines”.

1.5 Members. Each Member of FHLB Seattle immediately prior to the Effective Date shall, upon consummation of the Merger at the Effective Date: (a) automatically cease to be a Member of FHLB Seattle, (b) have no rights as a Member of FHLB Seattle other than the rights to receive the FHLB Des Moines Stock as the Merger consideration pursuant to Section 2.1(b), and (c) automatically become a Member of the Continuing Bank.

1.6 Directors and Officers. Upon consummation of the Merger, at the Effective Date, the directors and officers of the Continuing Bank shall be as set forth in Section 5.7.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT BANKS

2.1 Effect on FHLB Seattle Stock. As of the Effective Date, by virtue of the Merger and without any action on the part of FHLB Des Moines, FHLB Seattle or the holder of any of the following capital stock:

(a) each share of FHLB Seattle Class A Stock issued and outstanding immediately prior to the Effective Date shall be converted into one (1) fully paid and nonassessable share of FHLB Des Moines Class A Stock;

(b) each share of FHLB Seattle Class B Stock issued and outstanding immediately prior to the Effective Date shall be converted into one (1) fully paid and nonassessable share of FHLB Des Moines Class B Stock, and each such share shall be designated as a share of FHLB Des Moines Class B Membership Stock or FHLB Des Moines Activity Stock, as applicable, in accordance with the Capital Plan of the Continuing Bank; and

(c) no shares of FHLB Seattle Stock shall remain outstanding and all of such shares shall automatically be cancelled and retired and shall cease to exist, and each FHLB Seattle Certificate shall thereafter represent solely the shares of FHLB Des Moines Class A Stock, FHLB Des Moines Class B Membership Stock or FHLB Des Moines Class B Activity Stock, as applicable, into which such FHLB Seattle Stock has been converted.

2.2 Effect on FHLB Des Moines Stock. Each share of FHLB Des Moines Stock issued and outstanding immediately prior to the Effective Date shall remain outstanding following the Effective Date as shares of the Continuing Bank.

2.3 Book-Entry Notation. As soon as reasonably practicable following the Effective Date, the Continuing Bank, as the stock transfer agent (the “Exchange Agent”), shall make such book-entry notations and undertake such other administrative actions as it deems necessary or advisable to properly reflect on the stock books of the Continuing Bank the stock ownership of the Members of the Continuing Bank who were Members of FHLB Seattle immediately prior to the Effective Date, after giving effect to the automatic conversion of FHLB Seattle Stock into FHLB Des Moines Stock pursuant to Section 2.1.

2.4 No Further Ownership Rights; No Liability for Escheat. All shares of FHLB Des Moines Stock issued upon conversion of shares of FHLB Seattle Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of FHLB Seattle Stock. None of FHLB Des Moines, FHLB Seattle, the Exchange Agent or the Continuing Bank shall be liable to any holder of shares of FHLB Seattle Stock for shares of FHLB Des Moines Stock or dividends or distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.5 Tax Treatment. The parties intend that for U.S. federal income Tax purposes the Merger shall qualify as a reorganization under Section 368(a) of the Code and adopt this Agreement as the plan of reorganization within the meaning of Sections 354 and 361 of the Code and Section 1.368-2(g) of the United States Treasury Regulations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of FHLB Seattle. Except, with respect to any subsection of this Section 3.1, as set forth in the FHLB Seattle SEC Documents (other than any exhibits thereto (other than press releases), any disclosures in any “Risk Factors” section contained therein, and any predictive, cautionary or forward looking disclosures contained under the captions “Forward Looking Statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or the correspondingly identified subsection of the disclosure schedule delivered by FHLB Seattle to FHLB Des Moines concurrently herewith (the “FHLB Seattle Disclosure Schedule”), it being understood that any exception or disclosure set forth in any part or subpart of FHLB Seattle Disclosure Schedule will be deemed an exception or disclosure, as applicable, with respect to: (a) the corresponding section or subsection of this Section 3.1; and (b) any other section or subsection of this Section 3.1 with respect to which the relevance or applicability of such exception or disclosure is reasonably apparent on the face of such disclosure, FHLB Seattle represents and warrants to FHLB Des Moines as follows:

(a) Organization, Standing and Power. FHLB Seattle is a federally chartered corporation created under the authority of the FHLB Act, is duly organized, validly existing and in good standing under the federal law, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle. The copies of the Organization Certificate, Capital Plan and Bylaws of FHLB Seattle, which have been previously furnished to FHLB Des Moines, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure; Members.

(i) FHLB Seattle is authorized to issue two classes of FHLB Seattle Stock, consisting of FHLB Seattle Class A Stock and FHLB Seattle Class B Stock. As of the close of business on August 31, 2014, 24,982,432 shares of FHLB Seattle Stock, consisting of 458,407 shares of FHLB Seattle Class A Stock held by 77 Members, 507,758 shares of FHLB Seattle Class A Stock held by 12 non-Members, 10,975,233 shares of FHLB Seattle Class B Stock held by 322 Members and 13,041,034 shares of FHLB Seattle Class B Stock held by 35 non-Members, were issued and outstanding. Of the outstanding shares, as of the close of business on

August 31, 2014, 87,682 shares of FHLB Seattle Class A Stock held by 7 Members, 507,758 shares of FHLB Seattle Class A Stock held by 12 non-Members, 2,789,794 shares of FHLB Seattle Class B Stock held by 37 Members and 13,041,034 shares of FHLB Seattle Class B Stock held by 35 non-Members were reclassified for financial reporting purposes from capital stock to mandatorily redeemable capital stock (collectively, the “Mandatorily Redeemable FHLB Seattle Stock”). As of August 31, 2014, 1,866,832 shares of Mandatorily Redeemable FHLB Seattle Stock held by 32 Members and 7,372,129 shares of Mandatorily Redeemable FHLB Seattle Stock held by 29 non-Members (of which 354,321 shares held by 4 non-Members are required to be held to support bank activity) consisted of Mandatorily Redeemable FHLB Seattle Stock that is past the end of the contractual redemption period as a result of restrictions imposed by the FHFA that limits FHLB Seattle’s ability to redeem FHLB Seattle Stock (collectively, the “Regulatory-Restricted Mandatorily Redeemable FHLB Seattle Stock”). Effective as of June 1, 2009, the FHLB Seattle Board has suspended the issuance of FHLB Seattle Class A Stock to support new advances, which suspension remains in full force and effect. As of the close of business on August 31, 2014, FHLB Seattle had outstanding an aggregate of 873,245 shares of FHLB Seattle Class A Stock and 17,208,513 shares of FHLB Seattle Class B Stock consisting of Excess Stock. As of August 31, 2014, approximately $67.504 million of outstanding Advances and other Loans were obtained by Members of FHLB Seattle using Excess Stock of FHLB Seattle.

(ii) Except for the outstanding shares of FHLB Seattle Stock, there are no shares of capital stock or other equity securities of FHLB Seattle issued, reserved for issuance or outstanding. All outstanding shares of FHLB Seattle Stock have been duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under Applicable Law, the Organizational Documents of FHLB Seattle or any contract to which FHLB Seattle is a party or otherwise bound. None of the outstanding FHLB Seattle Stock or other securities of FHLB Seattle was issued in violation of the Capital Plan of FHLB Seattle in effect at the time of such issuance, the Securities Act, the FHLB Act, the FHFA Regulations or any other Applicable Law. The outstanding shares of the FHLB Seattle Stock have the rights, terms and preferences applicable to such FHLB Seattle Stock as set forth in the FHLB Seattle Capital Plan. Each share of FHLB Seattle Stock has been issued and, if applicable, transferred only at par value of $100.00 per share.

(iii) Except as contemplated by this Agreement and as provided in the FHLB Seattle Capital Plan, there is no (A) outstanding preemptive right, subscription, option, call, warrant or other right to acquire any securities of FHLB Seattle; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of FHLB Seattle; (C) contract under which FHLB Seattle is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of its securities; or (D) agreement with a Member, voting trust or other agreement, arrangement, contract or understanding, in each case, that may affect the exercise of voting, the right to receive any economic benefit or any other rights with respect to the capital stock of FHLB Seattle.

(iv) All redemptions and repurchases of FHLB Seattle Stock have been undertaken by FHLB Seattle in compliance in all material respects with the Capital Plan of FHLB Seattle then in effect at the time of such redemption or repurchase and the FHLB Act, the FHFA Regulations and any other Applicable Law.

(v) FHLB Seattle has no Subsidiaries.

(vi) As of the close of business on August 31, 2014, FHLB Seattle had 322 Members, 8 Housing Associates, and 37 non-Member shareholders awaiting redemption of their FHLB Seattle Stock by FHLB Seattle in the amount set forth in Schedule 3.1(b)(vi) of the FHLB Seattle Disclosure Schedule, whether as a result of merger or acquisition by a non-Member institution or otherwise.

(c) Authority; No Conflict; Regulatory Approvals.

(i) FHLB Seattle has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the receipt of the Required FHLB Seattle Vote and the

Requisite Regulatory Approvals, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FHLB Seattle, subject in the case of the consummation of the Merger to the receipt of the Required FHLB Seattle Vote. This Agreement has been duly executed and delivered by FHLB Seattle and constitutes a valid and binding obligation of FHLB Seattle, enforceable against FHLB Seattle in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (collectively, the “Enforceability Exceptions”).

(ii) The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien (other than Permitted Liens) on any material assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Organizational Documents of FHLB Seattle, or (B) except as set forth in Schedule 3.1(c)(ii) of the FHLB Seattle Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any Loan or credit agreement, note, mortgage, indenture, lease, FHLB Seattle Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Law applicable to FHLB Seattle or its properties or assets, which Violation, in the case of clause (B) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle or the Continuing Bank.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority (acting in any capacity) is required by or with respect to FHLB Seattle in connection with the execution and delivery of this Agreement by FHLB Seattle or the consummation by FHLB Seattle of the Merger or the other transactions contemplated hereby, the failure to make or obtain which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle or the Continuing Bank, except for (A) the joint filing and submission of a merger application by FHLB Seattle and FHLB Des Moines (the “Merger Application”), together with the Organizational Documents of the Continuing Bank, the Disclosure Statement and such other documents and filings as may be necessary to obtain the FHFA’s approval of the Merger, in accordance with the FHFA Merger Rules, and approval or non-objection of the same by the FHFA to the extent required by the FHFA Merger Rules or other Applicable Law (collectively, the “FHFA Approvals”); and (B) if applicable, the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and its implementing regulations, and such filings as are necessary to comply with any other applicable antitrust laws, and any waiting period applicable to the consummation of the Merger under such laws shall have expired or been terminated or any approval under such laws shall have been received (the approvals required by the immediately preceding clauses (A) and (B) are referred to herein collectively as the “Requisite Regulatory Approvals”).

(d) SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i) FHLB Seattle has filed all reports, schedules, registration statements and other documents required under Applicable Law to be filed by it with the SEC since December 31, 2011 (the “FHLB Seattle SEC Documents”). FHLB Seattle has delivered or made available to FHLB Des Moines true, correct and complete copies of all FHLB Seattle SEC Documents, all comment letters received by FHLB Seattle from the SEC since December 31, 2011, all responses to such comment letters by or on behalf of FHLB Seattle and all other correspondence since December 31, 2011 between the SEC and FHLB Seattle, in each case to the extent not available to the public in completely unredacted form on the SEC’s EDGAR website (“EDGAR”). As of their respective dates of filing with the SEC (except to the extent corrected (A) in the case of FHLB Seattle SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date hereof, by the filing or furnishing of the applicable amending or superseding FHLB Seattle SEC

Document, and (B) in the case of FHLB Seattle SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Date, by the filing or furnishing of the applicable amending or superseding FHLB Seattle SEC Document), the FHLB Seattle SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “SOX Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such FHLB Seattle SEC Documents, and none of the FHLB Seattle SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of FHLB Seattle included in the FHLB Seattle SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the financial position of FHLB Seattle and the results of operations, changes in Members’ equity and cash flows of FHLB Seattle as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in FHLB Seattle SEC Documents since FHLB Seattle’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(ii) Since December 31, 2011, FHLB Seattle has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Law with the FHFA and any other applicable Governmental Authority (other than the SEC, with respect to which such matters are addressed in Section 3.1(d)(i)), and have paid all fees and assessments due and payable in connection therewith, except to the extent that the failure to file such report, registration or statement or to pay such fees and assessments would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle. As of their respective dates (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing, but without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed.

(iii) Except for (A) those liabilities that are fully reflected or reserved for in the financial statements of FHLB Seattle included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since June 30, 2014 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle, FHLB Seattle does not have, and since June 30, 2014, FHLB Seattle has not incurred (except to the extent permitted by Section 4.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in FHLB Seattle’s financial statements in accordance with GAAP).

(e) Information Supplied. None of the information supplied or to be supplied by FHLB Seattle for inclusion or incorporation by reference in the Disclosure Statement will, at the date of mailing to Members of FHLB Seattle (or as of the date of any amendment, incorporation or supplement to the Disclosure Statement from time to time thereafter as contemplated by this Agreement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement will comply as to form in all material respects with the requirements of the FHFA Merger Rules, except that no representation or warranty is made by FHLB Seattle with respect to statements made or incorporated by reference therein based on information supplied by FHLB Des Moines for inclusion or incorporation by reference in the Disclosure Statement.

(f) Permits; Compliance with Applicable Law; Agreements with Regulators.

(i) FHLB Seattle holds all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Authorities which are material to the operation of its businesses (the “FHLB Seattle Permits”), the FHLB Seattle Permits are in full force and effect and FHLB Seattle is in compliance with the terms of the FHLB Seattle Permits, except where the failure so to hold, be in full force and effect or comply, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle.

(ii) (A) FHLB Seattle is conducting, and has conducted at all times since December 31, 2011, its business in compliance in all material respects with all Applicable Laws applicable to FHLB Seattle or to the employees conducting such business (including the FHLB Act, the FHFA Regulations, the SOX Act, the USA PATRIOT Act of 2001, any applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the privacy and customer information requirements contained in Applicable Law, and all applicable fair lending and other discrimination-related statutes, rules or regulations); and (B) since December 31, 2011, FHLB Seattle has received no written notification from any Governmental Authority (x) asserting that FHLB Seattle is not in current compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (y) threatening to revoke any FHLB Seattle Permit.

(iii) Except as set forth in Schedule 3.1(f)(iii) of the FHLB Seattle Disclosure Schedule: (A) FHLB Seattle is not a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority which restricts materially the conduct of its business, restricts in any way its ability to issue, repurchase or redeem capital stock, imposes any material requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management; and (B) FHLB Seattle has not been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), nor does FHLB Seattle have any Knowledge of any other facts which would reasonably be expected to give rise to the issuance by any Governmental Authority of, any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. FHLB Seattle is in compliance in all material respects with all of the foregoing so listed (or required to be listed) in Schedule 3.1(f)(iii) of the FHLB Seattle Disclosure Schedule.

(g) Books and Records; Accounting and Internal Controls.

(i) The minute books of FHLB Seattle have been kept in the ordinary course of business and are complete and reflect in all material respects the corporate action taken by its Members, the FHLB Seattle Board and each committee of the FHLB Seattle Board and are in compliance in all material respects with all Applicable Laws. True, correct and complete copies of all such minute books kept by FHLB Seattle since December 31, 2011 have been made available to FHLB Des Moines.

(ii) The records, systems, controls, data and information of FHLB Seattle are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FHLB Seattle (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following clause.

(iii) FHLB Seattle has implemented and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iv) FHLB Seattle has (A) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (1) all information required to be disclosed by FHLB Seattle in the reports it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (2) all such information is accumulated and communicated to FHLB Seattle’s management, including its chief executive officer and chief accounting and administrative officer (who, for purposes of FHLB Seattle’s disclosure controls and procedures performs similar functions as a principal financial officer), as appropriate to allow timely decisions regarding required disclosure and (B) disclosed, based on its most recent evaluation prior to the date hereof, to FHLB Seattle’s auditors and the audit committee of the FHLB Seattle Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect FHLB Seattle’s ability to record, process, summarize and report financial data and have identified for FHLB Seattle’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in FHLB Seattle’s internal controls. FHLB Seattle has made available to FHLB Des Moines a summary of any such disclosure made by management to FHLB Seattle’s auditors and audit committee since December 31, 2011.

(v) Since December 31, 2011, neither FHLB Seattle nor, to the Knowledge of FHLB Seattle, any director, officer, employee, auditor, accountant or representative of FHLB Seattle has received or has otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FHLB Seattle or its internal control over financial reporting, including any complaint, allegation, assertion or claim that FHLB Seattle has engaged in questionable accounting or auditing practices.

(h) Legal and Governmental Proceedings. Schedule 3.1(h) of the FHLB Seattle Disclosure Schedule lists all currently pending litigation and governmental or administrative proceedings or formal governmental investigations to which FHLB Seattle is a party, either directly, indirectly or in a fiduciary capacity. As of the date hereof, there is no action, suit, claim, proceeding instituted or pending or, to of Knowledge FHLB Seattle, threatened against FHLB Seattle or against any asset, interest or right of FHLB Seattle which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle.

(i) Absence of Certain Changes or Events. From December 31, 2013 through the date of this Agreement: (i) FHLB Seattle has conducted its business in the ordinary course consistent with its past practices; (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle; and (iii) there has not been (A) any action or event of the type that would have required the consent of FHLB Des Moines under Section 4.1 or (B) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of FHLB Seattle (whether or not covered by insurance).

(j) Certain Agreements. Except as set forth in Schedule 3.1(j) of the FHLB Seattle Disclosure Schedule and except for this Agreement and any agreements with respect to (A) Advances made or renewed by FHLB Seattle, (B) Loans purchased by FHLB Seattle, (C) letters of credit issued by FHLB Seattle on behalf of Members, (D) deposit liabilities incurred by FHLB Seattle, (E) consolidated obligation bonds and consolidated obligation discount notes, including those bonds and notes for which FHLB Seattle remains primarily liable, (F) any Derivative Contracts or (G) any lease, contract, agreement, arrangement, commitment or understanding entered into after the date hereof in accordance with Section 4.1, in each case, entered into in the ordinary course of business consistent with past practice and in accordance with Applicable Laws, FHLB Seattle is not a party to or bound by any contract, arrangement, commitment or understanding:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which limits the ability of FHLB Seattle to issue capital stock, declare dividends or other distributions on capital stock, or redeem or repurchase capital stock;

(iii) which limits the ability of FHLB Seattle to engage in its business, or compete in any line of business, in any geographic area or with any Person, other than (A) any limitation or requirement imposed on the FHLB Seattle by the FHLB Act or the FHFA Regulations; or (B) any limitation or requirement that would not reasonably be expected to be material to FHLB Seattle;

(iv) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement);

(v) in the case of a FHLB Seattle Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi) which would prohibit or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(vii) which is a consulting agreement or a data processing, software programming or licensing contract, in each case, involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by FHLB Seattle on sixty (60) days or less notice without cause and without any required payment or other conditions (other than the condition of notice));

(viii) consisting of real property leases;

(ix) consisting of agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business;

(x) which is a Derivative Contract;

(xi) which relates to the incurrence of Indebtedness; or

(xii) which is not of the type described in clauses (i) through (xi) above and which involved payments by, or to, FHLB Seattle in the fiscal year ended December 31, 2013, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2014, of more than $250,000 (other than any such contracts which are terminable by FHLB Seattle on 60 days or less notice without cause and without any required payment or other conditions (other than the condition of notice)).

FHLB Seattle has previously made available to FHLB Des Moines complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.1(j) and in effect as of the date hereof (collectively referred to herein as the “FHLB Seattle Contracts”). All of the FHLB Seattle Contracts constitute valid and binding obligations of FHLB Seattle (except to the extent they have expired or been terminated in accordance with their terms), enforceable against FHLB Seattle in accordance with their respective terms, subject to the Enforceability Exception. Neither FHLB Seattle nor, to the Knowledge of FHLB Seattle, any of the other parties thereto, is in material breach of any provision of, and no event or condition exists, with or without notice, lapse of time or both, that would constitute a material default under the provisions of, any FHLB Seattle Contract.

(k) Advances; Other Loans; Allowance for Loan Losses; Letters of Credit.

(i) As of August 31, 2014, FHLB Seattle had outstanding an aggregate of approximately $9.930 billion in Advances at par value to 134 Members, 7 non-Member shareholders and 1 Housing Associate, and approximately $698.443 million of mortgage loans at par value held for portfolio under the Mortgage Purchase Program of FHLB Seattle, net of real estate owned. FHLB Seattle has purchased no mortgage loans since December 31, 2006. FHLB Seattle neither originates nor holds any Loans other than Advances and single-family mortgage loans purchased from Members of FHLB Seattle prior to or on December 31, 2006 pursuant to the Mortgage Purchase Program (MPP) of FHLB Seattle. Each Advance is originated or renewed by FHLB Seattle in all material respects in accordance with the terms of an Advance agreement in substantially the form previously provided to FHLB Des Moines. Each outstanding Loan of FHLB Seattle is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Each outstanding Loan of FHLB Seattle has been administered and, where applicable, serviced in all material respects in accordance with the terms of the Advance agreement or other Loan, credit or security documents, the written underwriting standards of FHLB Seattle, the FHLB Act, the FHFA Regulations and all other Applicable Law.

(ii) For each Advance it has originated or renewed, FHLB Seattle has obtained and maintained a security interest in eligible collateral, all in accordance with the FHLB Act and the FHFA Regulations in all material respects. FHLB Seattle has perfected its security interest in eligible collateral for each Advance by filing a UCC-1 Financing Statement, or such other appropriate form of Lien, or by maintaining physical possession of collateral, either directly or through its agent, in accordance with the applicable forms of collateral/security agreements attached as Schedule 3.1(k)(ii) of the FHLB Seattle Disclosure Schedule, the FHLB Act and the FHFA Regulations in all material respects.

(iii) FHLB Seattle’s allowance for loan losses is in compliance in all material respects with FHLB Seattle’s existing methodology for determining the adequacy of such allowance and the standards established by applicable Governmental Authorities, and such allowance for loan losses is, and as of the Effective Date will be, in conformity with all such standards.

(iv) For the year ended December 31, 2013 and the six months ended June 30, 2014, participating Members of FHLB Seattle delivered $6.0 million and $7.7 million, respectively, of mortgage loans to the FHLB of Chicago under the MPF Program. FHLB Seattle is in compliance in all material respects with the terms of the MPF Program.

(v) As of August 31, 2014, FHLB Seattle had outstanding letters of credits issued to 20 Members, zero non-Members and zero Housing Associates, in an aggregate amount of approximately $375.787 million. FHLB Seattle does not offer or provide any other form of credit support on behalf of its Members. Each outstanding letter of credit has been issued by FHLB Seattle in accordance in all material respects with the written underwriting standards of FHLB Seattle, the FHLB Act, the FHFA Regulations and all other Applicable Law. Each outstanding letter of credit has been fully collateralized by FHLB Seattle with eligible collateral at the time of issuance, which has been perfected by FHLB Seattle, in each case, in accordance in all material respects with the FHLB Act and the FHFA Regulations.

(l) Investment Portfolio; Deposits.

(i) All investment securities held by FHLB Seattle, as reflected in the financial statements of FHLB Seattle, are carried in accordance with GAAP and in compliance with the credit risk management policies of FHLB Seattle, the FHLB Act and the FHFA Regulations, including those regulations restricting or prohibiting investments in certain securities. FHLB Seattle has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien (other than Permitted Liens).

(ii) All of the deposits held by FHLB Seattle (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (i) all applicable policies and procedures of FHLB Seattle and (ii) all Applicable Law, including anti-money laundering requirements. The deposit agreements and other documents relating to the deposit accounts of FHLB Seattle are in FHLB Seattle’s possession or reasonably available to FHLB Seattle at the Effective Date.

(m) Adequacy of Capital; Compliance with Capital Agreement.

(i) FHLB Seattle’s risk-based capital, total regulatory capital-to-assets ratio and leverage capital-to-assets ratio are in compliance with the requirements of the FHFA Regulations and the Capital Plan of FHLB Seattle.

(ii) FHLB Seattle has allocated and set aside out of its net income as restricted retained earnings the amounts required by the Capital Agreement and otherwise is in compliance in all material respects with its other obligations under the Capital Agreement.

(n) Debt Financing. FHLB Seattle has not incurred, created or assumed any Indebtedness (or modified any of the material terms of any such outstanding Indebtedness), guaranteed any Indebtedness or issued or sold any debt securities or warrants or rights to acquire any debt securities of FHLB Seattle or guaranteed any debt securities of others, other than consolidated obligation bonds, consolidated obligation discount notes and derivative obligations for which FHLB Seattle is the primary obligor that are issued on behalf of FHLBs by the Office of Finance in accordance with Applicable Law. Each outstanding consolidated obligation bond and consolidated obligation discount note for which FHLB Seattle is the primary obligor constitutes the valid and legally binding obligation of FHLB Seattle enforceable in accordance with its terms, subject to the Enforceability Exceptions. FHLB Seattle is not in breach in any material respect of its obligations with respect to any such outstanding consolidated obligation bond and consolidated obligation discount note.

(o) Derivatives. All equity, interest rate, interest rate exchange agreements, foreign exchange or other swap, forward, future, option, cap, floor, hedges, collars agreements and other off-balance sheet or derivative arrangements (each, a “Derivative Contract”), whether entered into for FHLB Seattle’s own account, or for the account of its customers, were entered into in accordance with customary business practices, the risk management policies and procedures of FHLB Seattle, and all Applicable Law. Each Derivative Contract of FHLB Seattle constitutes the valid and legally binding obligation of FHLB Seattle enforceable in accordance with its terms subject to the Enforceability Exceptions, and is in full force and effect. Neither FHLB Seattle nor, to the Knowledge of FHLB Seattle, any other party thereto, is in material breach of any of its obligations under any Derivative Contract of FHLB Seattle. The financial position of FHLB Seattle under or with respect to each such Derivative Contract has been reflected in the books and records of FHLB Seattle in accordance with GAAP applied on a consistent basis.

(p) Insurance. Set forth in Schedule 3.1(p) of the FHLB Seattle Disclosure Schedule is a true, correct and complete list of all insurance policies maintained by FHLB Seattle. All such insurance policies and bonds are in full force and effect and FHLB Seattle is not in material default under any such policy or bond. Except as set forth in Schedule 3.1(p) of the FHLB Seattle Disclosure Schedule, as of the date hereof, there are no pending claims, and no event or condition exists, with or without notice, lapse of time or both, that would reasonably be expected to give rise to any claims, in each case, (i) in excess of $100,000 under any of such insurance policies or bonds or (ii) as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

(q) Benefit Plans.

(i) With respect to each material employee benefit plan (including any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each material severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any current or former employee, officer or director of FHLB Seattle has any present or future right to benefits, and which is sponsored, maintained or contributed to by FHLB Seattle, or with respect to which FHLB Seattle has any present or future liability (the “FHLB Seattle Benefit Plans”), FHLB Seattle has made available to FHLB Des Moines a true, correct and complete copy of (A) the most recent annual report (Form 5500) filed with the IRS, if applicable, and, where applicable, the related audited financial statements thereof, (B) such FHLB Seattle Benefit Plan and all related amendments thereto, (C) each trust agreement relating to such FHLB Seattle Benefit Plan and all related amendments thereto, (D) the most recent summary plan description for each FHLB Seattle Benefit Plan for which a summary plan description is required by ERISA and, for Benefit Plans not subject to ERISA, any relevant summaries and (E) the most recent determination letter issued by the IRS, if applicable, with respect to any FHLB Seattle Benefit Plan qualified under Section 401(a) of the Code, if applicable.

(ii) Except as listed on Schedule 3.1(q)(ii) of the FHLB Seattle Disclosure Schedule, none of the FHLB Seattle Benefit Plans are subject to Title IV of ERISA.

(iii) Neither FHLB Seattle nor any of its ERISA Affiliates has ever contributed to or had an obligation to contribute to any multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(13) of ERISA or Section 414(f) of the Code) (a “Multiemployer Plan”), or a multiple employer plan (within the meaning of Section 413(c) of the Code, or 29 CFR Section 2530.210(c) (a “Multiple Employer Plan”) other than those listed on Schedule 3.1(q)(ii) of the FHLB Seattle Disclosure Schedule (collectively the “FHLB Seattle Multiple Employer Plans”). Except as would not have a Material Adverse Effect on FHLB Seattle, neither FHLB Seattle nor any of its ERISA Affiliates has incurred any liability in connection with the termination of a pension plan subject to Title IV of ERISA, the complete or partial withdrawal from any Multiemployer Plan or Multiple Employer Plan subject to Title IV of ERISA, or the failure to make contributions due under Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, under the terms of any such pension plan or any agreement entered into in connection with any such pension plan, or premiums due to the PBGC under Title IV of ERISA. Except as would not have a Material Adverse Effect on FHLB Seattle, with respect to the FHLB Seattle Multiple Employer Plans, (A) neither FHLB Seattle nor any of its ERISA Affiliates has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability, and no event has occurred with respect to a FHLB Seattle Multiple Employer Plan (or any other Multiemployer Plan or Multiple Employer Plan to which FHLB Seattle or any of its ERISA Affiliates has at any time had an obligation to contribute) that reasonably can be expected to constitute a “withdrawal” or “partial withdrawal” (as such terms are defined in Title IV of ERISA) with respect to such FHLB Seattle Multiple Employer Plan, which could reasonably be expected to result in any liability to FHLB Seattle or any of its ERISA Affiliates; (B) neither FHLB Seattle nor any of its ERISA Affiliates has received any notice that a FHLB Seattle Multiple Employer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that a FHLB Seattle Multiple Employer Plan is or may become insolvent; (C) neither FHLB Seattle nor any of its ERISA Affiliates has failed to make any required contributions to a FHLB Seattle Multiple Employer Plan; (D) to the Knowledge of FHLB Seattle, no FHLB Seattle Multiple Employer Plan is a party to any pending merger or asset or liability transfer; (E) to the Knowledge of FHLB Seattle, there are no PBGC proceedings against or affecting any FHLB Seattle Multiple Employer Plan; and (F) neither FHLB Seattle nor any of its ERISA Affiliates has (or may have as a result of the transactions contemplated hereby) any withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA.

(iv) Except as set forth in Schedule 3.1(q)(iv) of the FHLB Seattle Disclosure Schedule, FHLB Seattle has no potential, contingent or actual liability for providing, under any FHLB Seattle Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(v) Except as would not have a Material Adverse Effect on FHLB Seattle, each FHLB Seattle Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with, and complies in form with, Section 409A of the Code and applicable guidance with respect thereto from the period beginning January 1, 2010 through the date hereof.

(vi) Each FHLB Seattle Benefit Plan has at all times been maintained, administered, operated and funded in accordance with its terms and in compliance with all applicable requirements of all Applicable Laws, except for any instances of noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle. With respect to the FHLB Seattle Benefit Plans, individually and in the aggregate, nothing has occurred and, to the Knowledge of FHLB Seattle, there exists no condition or set of circumstances in connection with which FHLB Seattle could be subject to any liability under any Applicable Law, or pursuant to any indemnification agreement, which liability would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle. To the Knowledge of FHLB Seattle, except as would not have a Material Adverse Effect on FHLB Seattle, nothing has occurred, or is reasonably expected to occur, that could reasonably be expected to adversely affect the qualification or exemption of any FHLB Seattle Benefit Plan that is intended to qualified under Section 401(a) of the Code or its related trust or group annuity contract.

(vii) Except as set forth in Schedule 3.1(q)(vii) of the FHLB Seattle Disclosure Schedule, no FHLB Seattle Benefit Plan exists that could result in the payment to any present or former employee of FHLB Seattle of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of FHLB Seattle as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

(viii) None of the assets of any FHLB Seattle Benefit Plan are invested in employer securities or employer real property.

(ix) Except as would not have a Material Adverse Effect on FHLB Seattle, with respect to each of the FHLB Seattle Benefit Plans, all contributions or premium payments due and payable on or before the Effective Date have been timely made, and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(r) Properties. FHLB Seattle (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the FHLB Seattle SEC Documents filed prior to the date hereof as being owned by FHLB Seattle or acquired after the date thereof which are material to FHLB Seattle’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such FHLB Seattle SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to FHLB Seattle’s Knowledge, the lessor, except in the case of clauses (i) and (ii) above which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle. All tangible assets owned or used by FHLB Seattle are, and on the Effective Date will be: (x) adequate for the conduct of FHLB Seattle’ business as currently conducted in all material respects and (y) reasonably fit and suitable for the uses and purposes for which they were intended and in good operating condition, subject to normal wear and tear and maintenance requirements, except, in the case of preceding clauses (x) and (y), where such failure would not materially impair the operations of FHLB Seattle as presently conducted or the Continuing Bank at the Effective Date.

(s) Intellectual Property. FHLB Seattle owns or has a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “FHLB Seattle Intellectual Property”) necessary to carry on its business substantially as currently conducted, except where such failures to own or validly license such FHLB Seattle Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle. FHLB Seattle has not, since January 1, 2011, received any notice of unauthorized use, infringement or misappropriation of or conflict with, and to the Knowledge of FHLB Seattle, there is no unauthorized use, infringement or misappropriation of or conflict with, the rights of any Person anywhere in the world with respect to the ownership or use of any FHLB Seattle Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle. FHLB Seattle has not, since January 1, 2011, issued any notice or claim to a third party alleging unauthorized use, infringement or misappropriation of any FHLB Seattle Intellectual Property by any third party, employee or former employee, and to the Knowledge of FHLB Seattle, no third party has infringed, violated or misappropriated any rights in the FHLB Seattle Intellectual Property.

(t) Tax Matters; AHP Assessments.

(i) FHLB Seattle is exempt from federal income taxes under the provisions of 12 U.S.C. 1433, is not required to file a state or federal income Tax Return, and is otherwise exempt from all other federal, state and local taxation other than real property Taxes.

(ii) Except for real property Taxes and except as disclosed in Schedule 3.1(t) of the FHLB Seattle Disclosure Schedule, FHLB Seattle has no material liability for Taxes. All material Taxes that FHLB Seattle is required by Applicable Law to have paid, withheld or collected have been duly paid, withheld or collected (taking into account any permitted extensions) and, to the extent required by Applicable Law, have been paid to the proper Governmental Authority or other Person. No written or, to the Knowledge of FHLB Seattle, other notice of any deficiency or pending audit with respect to Taxes that (A) has been proposed, asserted or assessed against FHLB Seattle and (B) has not previously been paid, has been received by FHLB Seattle.

(iii) FHLB Seattle (A) (x) is not a party to any Tax sharing agreement, or similar agreement regarding the allocation of Tax attributes, exemptions, or liabilities or any agreement under which FHLB Seattle may be required to pay, reimburse or indemnify any other Person for Taxes that may be imposed on such Person, and (y) has no obligation to any other Person under such an agreement to which it previously had been a party; and (B) is not and has never been a member of an affiliated group filing consolidated or combined Tax Returns.

(iv) FHLB Seattle maintains no compensation plans, programs, agreements or arrangements the payments under which, if FHLB Seattle were subject to federal income Tax, would not reasonably be expected to be deductible as a result of the limitations under Sections 162(m) or 280G of the Code (without regard to Sections 280G(b)(4)(A) and 280G(b)(5)) and the regulations issued thereunder.

(v) FHLB Seattle has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

(vi) FHLB Seattle is not and has not been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(vii) FHLB Seattle has recorded and set aside assessments for the AHP in the amounts required by its AHP and otherwise is in compliance in all material respects with its other obligations under its AHP and the rules and regulations governing its AHP.

(u) Environmental Matters. FHLB Seattle is in compliance with all applicable Environmental Laws in all material respects. There is no action, suit, claim or proceeding pending or, to the Knowledge of FHLB Seattle, threatened in which FHLB Seattle has been or, with respect to threatened proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws; or (ii) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by FHLB Seattle. During the period of FHLB Seattle’s ownership, operation or lease of any of its current or former properties or facilities, there has been no release or, to the Knowledge of FHLB Seattle, threatened release of Hazardous Materials in, on, under, around or affecting any such property, except in compliance with applicable Environmental Laws, that has resulted or could reasonably be expected to result in material liability under Environmental Law. To the Knowledge of FHLB Seattle, none of the following exists at any current or former properties or facilities owned, operated, or leased by FHLB Seattle: (i) underground storage tanks; (ii) materials or equipment containing polychlorinated biphenyls; or (iii) landfills, surface impoundments, or disposal areas. Other than as provided to FHLB Des Moines, FHLB Seattle has not conducted or prepared, and is not otherwise in possession of, any environmental studies or reports conducted or prepared with respect to any current or former properties or facilities owned, operated or leased by FHLB Seattle, as of the date hereof.

(v) Board Approval. The FHLB Seattle Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “FHLB Seattle Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of FHLB Seattle, including its Members, and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the Members of FHLB Seattle ratify this Agreement and directed that such matter be submitted for consideration by FHLB Seattle Members. No state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(w) Vote Required. Each Member of FHLB Seattle is entitled to cast one vote for each share of FHLB Seattle Stock that such Member was required to own as of the Record Date in the election to ratify this Agreement; provided, that the number of votes that any Member of FHLB Seattle may cast in such election shall not exceed the average number of shares of FHLB Seattle Stock required to be held by all Members of FHLB Seattle, calculated on a district-wide basis, as of the Record Date. The receipt of ballots ratifying this Agreement from holders of a majority of the votes cast by the Members of FHLB Seattle by written ballot in accordance with the methodology described in the preceding sentence (the “Required FHLB Seattle Vote”) is the only vote of the Members of FHLB Seattle necessary to ratify this Agreement and authorize the Merger and the other transactions contemplated hereby.

(x) Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between FHLB Seattle and any (i) officer or director of FHLB Seattle (other than those disclosed in Schedule 3.1(j) of the FHLB Seattle Disclosure Schedule), (ii) record or beneficial owner of 5% or more of the voting securities of FHLB Seattle, (iii) affiliate or family member of any officer, director or record or beneficial owner or (iv) any other affiliate of FHLB Seattle, on the other hand, in each case, except for Advances or letters of credits issued by FHLB Seattle to its Members in the ordinary course of business consistent with past practice.

(y) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee to be paid by FHLB Seattle in connection with any of the transactions contemplated by this Agreement, except for Citigroup Global Markets Inc.

(z) Opinion of Financial Advisor of FHLB Seattle. FHLB Seattle has received the opinion of its financial advisor, Citigroup Global Markets Inc., dated the date of this Agreement, that the exchange ratio for the conversion of FHLB Seattle Stock for FHLB Des Moines Stock in the Merger, as provided in Sections 2.1(a) and (b), is fair, from a financial point of view, to the holders of FHLB Seattle Stock.

(aa) Impediments to Performance. FHLB Seattle has not taken or agreed to take any action, nor does it have Knowledge of any fact or circumstance, that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the Parties to obtain any Requisite Regulatory Approval or to perform its covenants and agreements under this Agreement.

(bb) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1, neither FHLB Seattle nor any other Person on behalf of FHLB Seattle is making or has made any express or implied representation or warranty with respect to FHLB Seattle or with respect to any other information provided to FHLB Des Moines in connection with the transactions contemplated herein. Neither FHLB Seattle nor any other Person shall have or be subject to any liability or indemnification obligation to FHLB Des Moines or any other Person resulting from the distribution to FHLB Des Moines, or the use by FHLB Des Moines of, any such information, including any information, documents, projections, forecasts or other material made available to FHLB Des Moines in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 3.1. FHLB Seattle acknowledges that FHLB Des Moines is making no representations or warranties other than the representations and warranties contained in Section 3.2.

3.2 Representations and Warranties of FHLB Des Moines. Except, with respect to any subsection of this Section 3.2, as set forth in the FHLB Des Moines SEC Documents (other than any exhibits thereto (other than press releases), any disclosures in any “Risk Factors” section contained therein, and any predictive, cautionary or forward looking disclosures contained under the captions “Forward Looking Statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or the correspondingly identified subsection of the disclosure schedule delivered by FHLB Des Moines to FHLB Des Moines concurrently herewith (the “FHLB Des Moines Disclosure Schedule”), it being understood that any exception or disclosure set forth in any part or subpart of FHLB Des Moines Disclosure Schedule will be deemed an exception or disclosure, as applicable, with respect to: (a) the corresponding section or subsection of this Section 3.2; and (b) any other section or subsection of this Section 3.2 with respect to which the relevance or applicability of such exception or disclosure is reasonably apparent on the face of such disclosure, FHLB Des Moines represents and warrants to FHLB Seattle as follows:

(a) Organization, Standing and Power. FHLB Des Moines is a federally chartered corporation created under the authority of the FHLB Act, is duly organized, validly existing and in good standing under the federal law, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines. The copies of Organization Certificate, Capital Plan and Bylaws of FHLB Des Moines, which have been previously furnished to FHLB Seattle, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure; Members.

(i) Prior to the Effective Date, FHLB Des Moines is authorized to issue one class of FHLB Des Moines Stock, consisting of the FHLB Des Moines Class B Stock. The FHLB Des Moines Class B Stock consists of two subclasses prior to the Effective Date, the FHLB Des Moines Class B Membership Stock and the FHLB Des Moines Class B Activity Stock. As of the close of business on August 31, 2014, an aggregate of 30,868,130 shares of FHLB Des Moines Class B Stock were issued and outstanding, consisting of 6,474,417 shares of FHLB Des Moines Class B Membership Stock held by 1,168 Members, 24,350,595 shares of FHLB Des Moines Class B Activity Stock held by 744 Members and 43,118 shares of FHLB Des Moines Class B Activity Stock held by 10 non-Members. As of the close of business on August 31, 2014, no outstanding shares of FHLB Des Moines Class B Stock have been reclassified for financial reporting purposes from capital stock to mandatorily redeemable capital stock. As of the close of business on August 31, 2014, FHLB Des Moines had outstanding an aggregate of no shares consisting of Excess Stock. As of August 31, 2014, no outstanding Advances or other Loans were obtained by Members of FHLB Des Moines using Excess Stock of FHLB Des Moines. Upon the consummation of the Merger, the Continuing Bank will be authorized to issue two classes of FHLB Des Moines Stock, consisting of the FHLB Des Moines Class A Stock and FHLB Des Moines Class B Stock. The FHLB Des Moines Class B Stock will consist of two subclasses as of the Effective Date, the FHLB Des Moines Class B Membership Stock and the FHLB Des Moines Class B Activity Stock.

(ii) Except for the outstanding shares of FHLB Des Moines Stock, there are no shares of capital stock or other equity securities of FHLB Des Moines issued, reserved for issuance or outstanding. All outstanding shares of FHLB Des Moines Stock have been duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under Applicable Law, the Organizational Documents of FHLB Des Moines or any contract to which FHLB Des Moines is a party or otherwise bound. None of the outstanding FHLB Des Moines Stock or other securities of FHLB Des Moines was issued in violation of the Capital Plan of FHLB Des Moines in effect at the time of such issuance, the Securities Act, the FHLB Act, the FHFA Regulations or any other Applicable Law. The outstanding shares of the FHLB Des Moines Stock have the rights, terms and preferences applicable to such FHLB Des Moines Stock as set forth in the FHLB Des Moines Capital Plan. Each share of FHLB Des Moines Stock has been issued and, if applicable, transferred only at par value of $100.00 per share.

(iii) Except as contemplated by this Agreement and as provided in the FHLB Des Moines Capital Plan, there is no (A) outstanding preemptive right, subscription, option, call, warrant or other right to acquire any securities of FHLB Des Moines; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any securities of FHLB Des Moines; (C) contract under which FHLB Des Moines is or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any of its securities; or (D) agreement with a Member, voting trust or other agreement, arrangement, contract or understanding, in each case, that may affect the exercise of voting, the right to receive any economic benefit or any other rights with respect to the capital stock of FHLB Des Moines.

(iv) All redemptions and repurchases of FHLB Des Moines Stock have been undertaken by FHLB Des Moines in compliance in all material respects with the Capital Plan of FHLB Des Moines then in effect at the time of such redemption or repurchase and the FHLB Act, the FHFA Regulations and any other Applicable Law.

(v) FHLB Des Moines has no Subsidiaries.

(vi) As of the close of business on August 31, 2014, FHLB Des Moines had four Members, no Housing Associate, and no non-Member shareholder awaiting redemption of their FHLB Des Moines Stock by FHLB Des Moines in the amount set forth in Schedule 3.2(b)(vi) of the FHLB Des Moines Disclosure Schedule, whether as a result of merger or acquisition by a non-Member institution or otherwise.

(c) Authority; No Conflict; Regulatory Approvals.

(i) FHLB Des Moines has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the receipt of the Required FHLB Des Moines Vote and the Requisite Regulatory Approvals, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of FHLB Des Moines, subject in the case of the consummation of the Merger to the receipt of the Required FHLB Des Moines Vote. This Agreement has been duly executed and delivered by FHLB Des Moines and constitutes a valid and binding obligation of FHLB Des Moines, enforceable against FHLB Des Moines in accordance with its terms, subject to Enforceability Exceptions.

(ii) The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, (A) conflict with, or result in any Violation pursuant to, any provision of the Organizational Documents of FHLB Des Moines, or (B) except as set forth in Schedule 3.2(c)(ii) of the FHLB Des Moines Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any Loan or credit agreement, note, mortgage, indenture, lease, FHLB Des Moines Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Law applicable to FHLB Des Moines or its properties or assets, which Violation, in the case of clause (B) above, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines or the Continuing Bank.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority (acting in any capacity) is required by or with respect to FHLB Des Moines in connection with the execution and delivery of this Agreement by FHLB Des Moines or the consummation by FHLB Des Moines of the Merger or the other transactions contemplated hereby, the failure to make or obtain which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines or the Continuing Bank, except for the FHFA Approvals and the other Requisite Regulatory Approvals.

(d) SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i) FHLB Des Moines has filed all reports, schedules, registration statements and other documents required under Applicable Law to be filed by it with the SEC since December 31, 2011 (the “FHLB Des Moines SEC Documents”). FHLB Des Moines has delivered or made available to FHLB Seattle true, correct and complete copies of all FHLB Des Moines SEC Documents, all comment letters received by FHLB Des Moines from the SEC since December 31, 2011, all responses to such comment letters by or on behalf of FHLB Des Moines and all other correspondence since December 31, 2011 between the SEC and FHLB Des Moines, in each case to the extent not available to the public in completely unredacted form on EDGAR. As of their respective dates of filing with the SEC (except to the extent corrected (A) in the case of FHLB Des Moines SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date hereof, by the filing or furnishing of the applicable amending or superseding FHLB Des Moines SEC Document, and (B) in the case of FHLB Des Moines SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Date, by the filing or furnishing of the applicable amending or superseding FHLB Des Moines SEC Document), the FHLB Des Moines SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the SOX Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such FHLB Des Moines SEC Documents, and none of the FHLB Des Moines SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of FHLB Des Moines included in the FHLB Des Moines SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the financial position of FHLB Des Moines and the results of operations, changes in Members’ equity and cash flows of FHLB Des Moines as of the dates and for the periods shown, subject, in the case of interim financial statements, to (i) the omission of notes to the extent permitted by Regulations S-X of the SEC (but only if, in the case of interim financial statements included in FHLB Des Moines SEC Documents since FHLB Des Moines’s most recent Annual Report on Form 10-K, such notes would not differ materially from the notes to the financial statements included in such Annual Report) and (ii) normal, recurring year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(ii) Since December 31, 2011, FHLB Des Moines has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Law with the FHFA and any other applicable Governmental Authority (other than the SEC, with respect to which such matters are addressed in Section 3.2(d)(i)), and have paid all fees and assessments due and payable in connection therewith, except to the extent that the failure to file such report, registration or statement or to pay such fees and assessments would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines. As of their respective dates (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing, but without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed.

(iii) Except for (A) those liabilities that are fully reflected or reserved for in the financial statements of FHLB Des Moines included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since June 30, 2014 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines, FHLB Des Moines does not have, and since June 30, 2014, FHLB Des Moines has not incurred (except to the extent permitted by Section 4.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in FHLB Des Moines’s financial statements in accordance with GAAP).

(e) Information Supplied. None of the information supplied or to be supplied by FHLB Des Moines for inclusion or incorporation by reference in the Disclosure Statement will, at the date of mailing to Members of FHLB Des Moines (or as of the date of any amendment, incorporation or supplement to the Disclosure Statement from time to time thereafter as contemplated by this Agreement), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement will comply as to form in all material respects with the requirements of the FHFA Merger Rules, except that no representation or warranty is made by FHLB Des Moines with respect to statements made or incorporated by reference therein based on information supplied by FHLB Seattle for inclusion or incorporation by reference in the Disclosure Statement.

(f) Permits; Compliance with Applicable Law; Agreements with Regulators.

(i) FHLB Des Moines holds all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Authorities which are material to the operation of its businesses (the “FHLB Des Moines Permits”), the FHLB Des Moines Permits are in full force and effect and FHLB Des Moines is in compliance with the terms of the FHLB Des Moines Permits, except where the failure so to hold, be in full force and effect or comply, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines.

(ii)(A) FHLB Des Moines is conducting, and has conducted at all times since December 31, 2011, its business in compliance in all material respects with all Applicable Laws applicable to FHLB Des Moines or to the employees conducting such business (including the FHLB Act, the FHFA Regulations, the SOX Act, the USA PATRIOT Act of 2001, any applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the privacy and customer information requirements contained in Applicable Law, and all applicable fair lending and other discrimination-related statutes, rules or regulations); and (B) since December 31, 2011, FHLB Des Moines has received no written notification from any Governmental Authority (x) asserting that FHLB Des Moines is not in current compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (y) threatening to revoke any FHLB Des Moines Permit.

(iii) (A) FHLB Des Moines is not a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority which restricts materially the conduct of its business, restricts in any way its ability to issue, repurchase or redeem capital stock, imposes any material requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management; and (B) FHLB Des Moines has not been advised by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), nor does FHLB Des Moines have any Knowledge of any other facts which would reasonably be expected to give rise to the issuance by any Governmental Authority of, any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. FHLB Des Moines is in compliance in all material respects with all of the foregoing so listed (or required to be listed) in Schedule 3.2(f)(iii) of the FHLB Des Moines Disclosure Schedule.

(g) Books and Records; Accounting and Internal Controls.

(i) The minute books of FHLB Des Moines have been kept in the ordinary course of business and are complete and reflect in all material respects the corporate action taken by its Members, the FHLB Des Moines Board and each committee of the FHLB Des Moines Board and are in compliance in all material respects with all Applicable Laws. True, correct and complete copies of all such minute books kept by FHLB Des Moines since December 31, 2011 have been made available to FHLB Seattle.

(ii) The records, systems, controls, data and information of FHLB Des Moines are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FHLB Des Moines (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following clause.

(iii) FHLB Des Moines has implemented and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(iv) FHLB Des Moines has (A) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), and such controls and procedures are effective to ensure that (1) all information required to be disclosed by FHLB Des Moines in the reports it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (2) all such information is accumulated and communicated to FHLB Des Moines’s management, including its chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure and (B) disclosed, based on its most recent evaluation prior to the date hereof, to FHLB Des Moines’s auditors and the audit committee of the FHLB Des Moines Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect FHLB Des Moines’s ability to record, process, summarize and report financial data and have identified for FHLB Des Moines’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in FHLB Des Moines’s internal controls. FHLB Des Moines has made available to FHLB Seattle a summary of any such disclosure made by management to FHLB Des Moines’s auditors and audit committee since December 31, 2011.

(v) Since December 31, 2011, neither FHLB Des Moines nor, to the Knowledge of FHLB Des Moines, any director, officer, employee, auditor, accountant or representative of FHLB Des Moines has received or has otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FHLB Des Moines or its internal control over financial reporting, including any complaint, allegation, assertion or claim that FHLB Des Moines has engaged in questionable accounting or auditing practices.

(h) Legal and Governmental Proceedings. Schedule 3.2(h) of the FHLB Des Moines Disclosure Schedule lists all currently pending litigation and governmental or administrative proceedings or formal governmental investigations to which FHLB Des Moines is a party, either directly, indirectly or in a fiduciary capacity. As of the date hereof, there is no action, suit, claim, proceeding instituted or pending or, to of Knowledge FHLB Des Moines, threatened against FHLB Des Moines or against any asset, interest or right of FHLB Des Moines which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines

(i) Absence of Certain Changes or Events. From December 31, 2013 through the date of this Agreement: (i) FHLB Des Moines has conducted its business in the ordinary course consistent with its past practices; (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines; and (iii) there has not been (A) any action or event of the type that would have required the consent of FHLB Seattle under Section 4.2 or (B) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of FHLB Des Moines (whether or not covered by insurance).

(j) Certain Agreements. Except as set forth in Schedule 3.2(j) of the FHLB Des Moines Disclosure Schedule and except for this Agreement and any agreements with respect to (A) Advances made or renewed by FHLB Des Moines, (B) Loans purchased by FHLB Des Moines, (C) letters of credit issued by FHLB Des Moines on behalf of Members, (D) deposit liabilities incurred by FHLB Des Moines, (E) consolidated obligation bonds and consolidated obligation discount notes, including those bonds and notes for which FHLB Des Moines remains primarily liable, (F) any Derivative Contracts, or (G) any lease, contract, agreement, arrangement, commitment or understanding entered into after the date hereof in accordance with Section 4.2, in each case, entered into in the ordinary course of business consistent with past practice and in accordance with Applicable Laws, FHLB Des Moines is not a party to or bound by any contract, arrangement, commitment or understanding:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which limits the ability of FHLB Des Moines to issue capital stock, declare dividends or other distributions on capital stock, or redeem or repurchase capital stock;

(iii) which limits the ability of FHLB Des Moines to engage in its business, or compete in any line of business, in any geographic area or with any Person, other than (A) any limitation or requirement imposed on the FHLB Des Moines by the FHLB Act or the FHFA Regulations; or (B) any limitation or requirement that would not reasonably be expected to be material to FHLB Des Moines;

(iv) with or to a labor union or other collective bargaining representative (including any collective bargaining agreement);

(v) in the case of a FHLB Des Moines Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi) which would prohibit or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

(vii) which is a consulting agreement or a data processing, software programming or licensing contract, in each case, involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by FHLB Des Moines on sixty (60) days or less notice without cause and without any required payment or other conditions (other than the condition of notice));

(viii) consisting of real property leases;

(ix) consisting of agreements providing for indemnification, contribution or any guaranty in favor of any officer or director or that were not entered into in the ordinary course of business;

(x) which is a Derivative Contract;

(xi) which relates to the incurrence of Indebtedness; or

(xii) which is not of the type described in clauses (i) through (xi) above and which involved payments by, or to, FHLB Des Moines in the fiscal year ended December 31, 2013, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2014, of more than $250,000 (other than any such contracts which are terminable by FHLB Des Moines on 60 days or less notice without cause and without any required payment or other conditions (other than the condition of notice)).

FHLB Des Moines has previously made available to FHLB Seattle complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.2(j) and in effect as of the date hereof (collectively referred to herein as the “FHLB Des Moines Contracts”). All of the FHLB Des Moines Contracts constitute valid and binding obligations of FHLB Des Moines (except to the extent they have expired or been terminated in accordance with their terms), enforceable against FHLB Des Moines in accordance with their respective terms, subject to the Enforceability Exception. Neither FHLB Des Moines nor, to the Knowledge of FHLB Des Moines, any of the other parties thereto, is in material breach of any provision of, and no event or condition exists, with or without notice, lapse of time or both, that would constitute a material default under the provisions of, any FHLB Des Moines Contract.

(k) Advances; Other Loans; Allowance for Loan Losses; Letters of Credit.

(i) As of August 31, 2014, FHLB Des Moines had outstanding an aggregate of approximately $54.564 billion in Advances at par value to 697 Members, 10 non-Member shareholders and one Housing Associate, and $6.447 billion of mortgage loans at par value held for portfolio under the MPF Program, net of real estate owned. FHLB Des Moines does not originate any Loans other than Advances. Each Advance is originated or renewed by FHLB Des Moines in all material respects in accordance with the terms of an Advance agreement in substantially the form previously provided to FHLB Seattle. Each outstanding Loan of FHLB Des Moines is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Each outstanding Loan of FHLB Des Moines has been administered and, where applicable, serviced in all material respects in accordance with the terms of the Advance agreement or other Loan, credit or security documents, the written underwriting standards of FHLB Des Moines, the FHLB Act, the FHFA Regulations and all other Applicable Law.

(ii) For each Advance it has originated or renewed, FHLB Des Moines has obtained and maintained a security interest in eligible collateral, all in accordance with the FHLB Act and the FHFA Regulations in all material respects. FHLB Des Moines has perfected its security interest in eligible collateral for each Advance by filing a UCC-1 Financing Statement, or such other appropriate form of Lien, or by maintaining physical possession of collateral, either directly or through its agent, in accordance with the applicable forms of collateral/security agreements attached as Schedule 3.2(k)(ii) of the FHLB Des Moines Disclosure Schedule, the FHLB Act and the FHFA Regulations in all material respects.

(iii) FHLB Des Moines’s allowance for loan losses is in compliance in all material respects with FHLB Des Moines’s existing methodology for determining the adequacy of such allowance and the standards established by applicable Governmental Authorities, and such allowance for loan losses is, and as of the Effective Date will be, in conformity with all such standards.

(iv) The total unpaid principal balance of mortgage loans held by FHLB Des Moines under the MPF Program as of December 31, 2013 and June 30, 2014 was approximately $6.417 billion and $6.492 billion, respectively. FHLB Des Moines is in compliance in all material respects with the terms of the MPF Program.

(v) As of August 31, 2014, FHLB Des Moines had outstanding letters of credits issued to 186 Members, zero non-Member shareholders and zero Housing Associates in an aggregate amount of approximately $3.941 billion. FHLB Des Moines does not offer or provide any other form of credit support on behalf of its Members. Each outstanding letter of credit has been issued by FHLB Des Moines in accordance in all material respects with the written underwriting standards of FHLB Des Moines, the FHLB Act, the FHFA Regulations and all other Applicable Law. Each outstanding letter of credit has been fully collateralized by FHLB Des Moines with eligible collateral at the time of issuance, which has been perfected by FHLB Des Moines, in each case, in accordance in all material respects with the FHLB Act and the FHFA Regulations.

(l) Investment Portfolio; Deposits.

(i) All investment securities held by FHLB Des Moines, as reflected in the financial statements of FHLB Des Moines, are carried in accordance with GAAP and in compliance with the credit risk management policies of FHLB Des Moines, the FHLB Act and the FHFA Regulations, including those regulations restricting or prohibiting investments in certain securities. FHLB Des Moines has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien (other than Permitted Liens).

(ii) All of the deposits held by FHLB Des Moines (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (i) all applicable policies and procedures of FHLB Des Moines and (ii) all Applicable Law, including anti-money laundering requirements. The deposit agreements and other documents relating to the deposit accounts of FHLB Des Moines are in FHLB Des Moines’s possession or reasonably available to FHLB Des Moines at the Effective Date.

(m) Adequacy of Capital; Compliance with Capital Agreement.

(i) FHLB Des Moines’s risk-based capital, total regulatory capital-to-assets ratio and leverage capital-to-assets ratio are in compliance with the requirements of the FHFA Regulations and the Capital Plan of FHLB Des Moines.

(ii) FHLB Des Moines has allocated and set aside out of its net income as restricted retained earnings the amounts required by the Capital Agreement and otherwise is in compliance in all material respects with its other obligations under the Capital Agreement.

(n) Debt Financing. FHLB Des Moines has not incurred, created or assumed any Indebtedness (or modified any of the material terms of any such outstanding Indebtedness), guaranteed any Indebtedness or issued or sold any debt securities or warrants or rights to acquire any debt securities of FHLB Des Moines or guaranteed any debt securities of others, other than consolidated obligation bonds, consolidated obligation discount notes and derivative obligations for which FHLB Des Moines is the primary obligor that are issued on behalf of FHLBs by the Office of Finance in accordance with Applicable Law. Each outstanding consolidated obligation bond and consolidated obligation discount note for which FHLB Des Moines is the primary obligor constitutes the valid and legally binding obligation of FHLB Des Moines enforceable in accordance with its terms subject to the Enforceability Exceptions. FHLB Des Moines is not in breach in any material respect of its obligations with respect to any such outstanding consolidated obligation bond and consolidated obligation discount note.

(o) Derivatives. All Derivative Contracts, whether entered into for FHLB Des Moines’s own account, or for the account of its customers, were entered into in accordance with customary business practices, the risk management and procedures of FHLB Des Moines, and all Applicable Law. Each Derivative Contract of FHLB Des Moines constitutes the valid and legally binding obligation of FHLB Des Moines enforceable in accordance with its terms subject to the Enforceability Exceptions, and is in full force and effect. Neither FHLB Des Moines nor, to the Knowledge of FHLB Des Moines, any other party thereto, is in material breach of any of its obligations under any Derivative Contract of FHLB Des Moines. The financial position of FHLB Des Moines under or with respect to each such Derivative Contract has been reflected in the books and records of FHLB Des Moines in accordance with GAAP applied on a consistent basis.

(p) Insurance. Set forth in Schedule 3.2(p) of the FHLB Des Moines Disclosure Schedule is a true, correct and complete list of all insurance policies maintained by FHLB Des Moines. All such insurance policies and bonds are in full force and effect and FHLB Des Moines is not in material default under any such policy or bond. Except as set forth in Schedule 3.2(p) of the FHLB Des Moines Disclosure Schedule, as of the date hereof, there are no pending claims, and no event or condition exists, with or without notice, lapse of time or both, that would reasonably be expected to give rise to any claims, in each case, (i) in excess of $100,000 under any of such insurance policies or bonds or (ii) as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

(q) Benefit Plans.

(i) With respect to each Benefit Plan under which any current or former employee, officer or director of FHLB Des Moines has any present or future right to benefits, and which is sponsored, maintained or contributed to by FHLB Des Moines, or with respect to which FHLB Des Moines has any present or future liability (the “FHLB Des Moines Benefit Plans”), FHLB Des Moines has made available to FHLB Seattle a true, correct and complete copy of (A) the most recent annual report (Form 5500) filed with the IRS, if applicable, and, where applicable, the related audited financial statements thereof, (B) such FHLB Des Moines Benefit Plan and all related amendments thereto, (C) each trust agreement relating to such FHLB Des Moines Benefit Plan and all related amendments thereto, (D) the most recent summary plan description for each FHLB Des Moines Benefit Plan for which a summary plan description is required by ERISA and, for Benefit Plans not subject to ERISA, any relevant summaries and (E) the most recent determination letter issued by the IRS, if applicable, with respect to any FHLB Des Moines Benefit Plan qualified under Section 401(a) of the Code, if applicable.

(ii) Except as listed on Schedule 3.2(q)(ii) of the FHLB Des Moines Disclosure Schedule, none of the FHLB Des Moines Benefit Plans are subject to Title IV of ERISA.

(iii) Neither FHLB Des Moines nor any of its ERISA Affiliates has ever contributed to or had an obligation to contribute to any Multiemployer Plan or Multiple Employer Plan other than those listed on Schedule 3.2(q)(iii) of the FHLB Des Moines Disclosure Schedule (collectively the “FHLB Des Moines Multiple Employer Plans”). Except as would not have a Material Adverse Effect on FHLB Des Moines, neither FHLB Des Moines nor any of its ERISA Affiliates has incurred any liability in connection with the termination of a pension plan subject to Title IV of ERISA, the complete or partial withdrawal from any Multiemployer Plan or Multiple Employer Plan subject to Title IV of ERISA, or the failure to make contributions due under Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, under the terms of any such pension plan or any agreement entered into in connection with any such pension plan, or premiums due to the PBGC under Title IV of ERISA. Except as would not have a Material Adverse Effect on FHLB Des Moines, with respect to the FHLB Des Moines Multiple Employer Plans, (A) neither FHLB Des Moines nor any of its ERISA Affiliates has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability, and no event has occurred with respect to a FHLB Des Moines Multiple Employer Plan (or any other Multiemployer Plan or Multiple Employer Plan to which FHLB Des Moines or any of its ERISA Affiliates has at any time had an obligation to contribute) that reasonably can be expected to constitute a “withdrawal” or “partial withdrawal” (as such terms are defined in Title IV of ERISA) with respect to such FHLB Des Moines Multiple Employer Plan, which could reasonably be expected to result in any liability to FHLB Des Moines or any of its ERISA Affiliates; (B) neither FHLB Des Moines nor any of its ERISA Affiliates has received any notice that a FHLB Des Moines Multiple Employer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that a FHLB Des Moines Multiple Employer Plan is or may become insolvent; (C) neither FHLB Des Moines nor any of its ERISA Affiliates has failed to make any required contributions to a FHLB Des Moines Multiple Employer Plan; (D) to the Knowledge of FHLB Des Moines, no FHLB Des Moines Multiple Employer Plan is a party to any pending merger or asset or liability transfer; (E) to the Knowledge of FHLB Des Moines, there are no PBGC proceedings against or affecting any FHLB Des Moines Multiple Employer Plan; and (F) neither FHLB Des Moines nor any of its ERISA Affiliates has (or may have as a result of the transactions contemplated hereby) any withdrawal liability by reason of a sale of assets pursuant to Section 4204 of ERISA.

(iv) Except as set forth in Schedule 3.2(q)(iv) of the FHLB Des Moines Disclosure Schedule, FHLB Des Moines has no potential, contingent or actual liability for providing, under any FHLB Des Moines Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code or applicable state law.

(v) Except as would not have a Material Adverse Effect on FHLB Des Moines, each FHLB Des Moines Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with, and complies in form with, Section 409A of the Code and applicable guidance with respect thereto from the period beginning January 1, 2010 through the date hereof.

(vi) Each FHLB Des Moines Benefit Plan has at all times been maintained, administered, operated and funded in accordance with its terms and in compliance with all applicable requirements of all Applicable Laws, except for any instances of noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines. With respect to the FHLB Des Moines Benefit Plans, individually and in the aggregate, nothing has occurred and, to the Knowledge of FHLB Des Moines, there exists no condition or set of circumstances in connection with which FHLB Des Moines could be subject to any liability under any Applicable Law, or pursuant to any indemnification agreement, which liability would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines. To the Knowledge of FHLB Des Moines, except as would not have a Material Adverse Effect on FHLB Des Moines, nothing has occurred, or is reasonably expected to occur, that could reasonably be expected to adversely affect the qualification or exemption of any FHLB Des Moines Benefit Plan that is intended to qualified under Section 401(a) of the Code or its related trust or group annuity contract.

(vii) Except as set forth in Schedule 3.2(q)(vii) of the FHLB Des Moines Disclosure Schedule, no FHLB Des Moines Benefit Plan exists that could result in the payment to any present or former employee of FHLB Des Moines of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of FHLB Des Moines as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

(viii) None of the assets of any FHLB Des Moines Benefit Plan are invested in employer securities or employer real property.

(ix) Except as would not have a Material Adverse Effect on FHLB Des Moines, with respect to each of the FHLB Des Moines Benefit Plans, all contributions or premium payments due and payable on or before the Effective Date have been timely made, and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(r) Properties. FHLB Des Moines (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the FHLB Des Moines SEC Documents filed prior to the date hereof as being owned by FHLB Des Moines or acquired after the date thereof which are material to FHLB Des Moines’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such FHLB Des Moines SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to FHLB Des Moines’s Knowledge, the lessor, except in the case of clauses (i) and (ii) above which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines. All tangible assets owned or used by FHLB Des Moines are, and on the Effective Date will be: (x) adequate for the conduct of FHLB Des Moines’s business as currently conducted in all material respects and (y) reasonably fit and suitable for the uses and purposes for which they were intended and in good operating condition subject to normal wear and tear and maintenance requirements, except, in the case of preceding clauses (x) and (y), where such failure would not materially impair the operations of FHLB Des Moines as presently conducted or the Continuing Bank at the Effective Date.

(s) Intellectual Property. FHLB Des Moines owns or has a valid license to use all trademarks, service marks and trade names (including any registrations or applications for registration of any of the foregoing) (collectively, the “FHLB Des Moines Intellectual Property”) necessary to carry on its business substantially as currently conducted, except where such failures to own or validly license such FHLB Des Moines Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines. FHLB Des Moines has not, since January 1, 2011, received any notice of unauthorized use, infringement or misappropriation of or conflict with, and to the Knowledge of FHLB Des Moines, there is no unauthorized use, infringement or misappropriation of or conflict with, the rights of any Person anywhere in the world with respect to the ownership or use of any FHLB Des Moines Intellectual Property which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines. FHLB Des Moines has not, since January 1, 2011, issued any notice or claim to a third party alleging unauthorized use, infringement or misappropriation of any FHLB Des Moines Intellectual Property by any third party, employee or former employee, and to the Knowledge of FHLB Des Moines, no third party has infringed, violated or misappropriated any rights in the FHLB Des Moines Intellectual Property.

(t) Tax Matters; AHP Assessments.

(i) FHLB Des Moines is exempt from federal income taxes under the provisions of 12 U.S.C. 1433, is not required to file a state or federal income Tax Return, and is otherwise exempt from all other federal, state and local taxation other than real property Taxes.

(ii) Except for real property Taxes, FHLB Des Moines has no material liability for Taxes. All material Taxes that FHLB Des Moines is required by Applicable Law to have paid, withheld or collected have been duly paid, withheld or collected (taking into account any permitted extensions) and, to the extent required by Applicable Law, have been paid to the proper Governmental Authority or other Person. No written or, to the Knowledge of FHLB Des Moines, other notice of any deficiency or pending audit with respect to Taxes that (A) has been proposed, asserted or assessed against FHLB Des Moines and (B) has not previously been paid, has been received by FHLB Des Moines.

(iii) FHLB Des Moines (A) (x) is not a party to any Tax sharing agreement, or similar agreement regarding the allocation of Tax attributes, exemptions, or liabilities or any agreement under which FHLB Des Moines may be required to pay, reimburse or indemnify any other Person for Taxes that may be imposed on such Person, and (y) has no obligation to any other Person under such an agreement to which it previously had been a party; and (B) is not and has never been a member of an affiliated group filing consolidated or combined Tax Returns.

(iv) FHLB Des Moines maintains no compensation plans, programs, agreements or arrangements the payments under which, if FHLB Des Moines were subject to federal income Tax, would not reasonably be expected to be deductible as a result of the limitations under Sections 162(m) or 280G of the Code (without regard to Sections 280G(b)(4)(A) and 280G(b)(5)) and the regulations issued thereunder.

(v) FHLB Des Moines has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

(vi) FHLB Des Moines is not and has not been a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(vii) FHLB Des Moines has recorded and set aside assessments for the AHP in the amounts required by its AHP and otherwise is in compliance in all material respects with its other obligations under its AHP and the rules and regulations governing its AHP.

(u) Environmental Matters. FHLB Des Moines is in compliance with all applicable Environmental Laws in all material respects. There is no action, suit, claim or proceeding pending or, to the Knowledge of FHLB Des Moines, threatened in which FHLB Des Moines has been or, with respect to threatened proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws; or (ii) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by FHLB Des Moines. During the period of FHLB Des Moines’s ownership, operation or lease of any of its current or former properties or facilities, there has been no release or, to the Knowledge of FHLB Des Moines, threatened release of Hazardous Materials in, on, under, around or affecting any such property, except in compliance with applicable Environmental Laws, that has resulted or could reasonably be expected to result in material liability under Environmental Law. To the Knowledge of FHLB Des Moines, none of the following exists at any current or former properties or facilities owned, operated, or leased by FHLB Des Moines: (i) underground storage tanks; (ii) materials or equipment containing polychlorinated biphenyls; or (iii) landfills, surface impoundments, or disposal areas. Other than as provided to FHLB Seattle, FHLB Des Moines has not conducted or prepared, and is not otherwise in possession of, any environmental studies or reports conducted or prepared with respect to any current or former properties or facilities owned, operated or leased by FHLB Des Moines, as of the date hereof.

(v) Board Approval. The FHLB Des Moines Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “FHLB Des Moines Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of FHLB Des Moines, including its Members, and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the Members of FHLB Des Moines ratify this Agreement and directed that such matter be submitted for consideration by FHLB Des Moines Members. No state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(w) Vote Required. Each Member of FHLB Des Moines is entitled to cast one vote for each share of FHLB Des Moines Stock that such Member was required to own as of the Record Date in the election to ratify this Agreement; provided, that the number of votes that any Member of FHLB Des Moines may cast in such election shall not exceed the average number of shares of FHLB Des Moines Stock required to be held by all Members of FHLB Des Moines, calculated on a district-wide basis, as of the Record Date. The receipt of ballots ratifying this Agreement from holders of a majority of the votes cast by the Members of FHLB Des Moines by written ballot in accordance with the methodology described in the preceding sentence (the “Required FHLB Des Moines Vote”) is the only vote of the Members of FHLB Des Moines necessary to ratify this Agreement and authorize the Merger and the other transactions contemplated hereby.

(x) Transactions with Affiliates. There are no agreements, contracts, plans, arrangements or other transactions between FHLB Des Moines and any (i) officer or director of FHLB Des Moines (other than those disclosed in Schedule 3.2(j) of the FHLB Des Moines Disclosure Schedule), (ii) record or beneficial owner of 5% or more of the voting securities of FHLB Des Moines, (iii) affiliate or family member of any officer, director or record or beneficial owner or (iv) any other affiliate of FHLB Des Moines, on the other hand, in each case, except for Advances or letters of credits issued by FHLB Des Moines to its Members in the ordinary course of business consistent with past practice.

(y) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee to be paid by FHLB Des Moines in connection with any of the transactions contemplated by this Agreement, except for Sandler O’Neill & Partners, L.P.

(z) Opinion of Financial Advisor of FHLB Des Moines. FHLB Des Moines has received the opinion of its financial advisor, Sandler O’Neill & Partners, L.P., dated the date of this Agreement, that the merger consideration is fair, from a financial point of view, to the holders of FHLB Des Moines Stock.

(aa) Impediments to Performance. FHLB Des Moines has not taken or agreed to take any action, nor does it have Knowledge of any fact or circumstance, that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the Parties to obtain any Requisite Regulatory Approvals or to perform its covenants and agreements under this Agreement.

(bb) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.2, neither FHLB Des Moines nor any other Person on behalf of FHLB Des Moines is making or has made any express or implied representation or warranty with respect to FHLB Des Moines or with respect to any other information provided to FHLB Des Moines in connection with the transactions contemplated herein. Neither FHLB Des Moines nor any other Person shall have or be subject to any liability or indemnification obligation to FHLB Des Moines or any other Person resulting from the distribution to FHLB Des Moines, or the use by FHLB Des Moines of, any such information, including any information, documents, projections, forecasts or other material made available to FHLB Des Moines in any “virtual data room” or management presentation in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Section 3.2. FHLB Des Moines acknowledges that FHLB Seattle is making no representations or warranties other than the representations and warranties contained in Section 3.1.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Covenants of FHLB Seattle. Except as otherwise permitted or contemplated by Schedule 4.1 of the FHLB Seattle Disclosure Schedule, during the period from the date of this Agreement and continuing until the Effective Date, FHLB Seattle agrees that, except as expressly contemplated or permitted by this Agreement or to the extent that FHLB Des Moines shall otherwise consent in writing:

(a) Ordinary Course. FHLB Seattle shall carry on its business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact its present business organizations, maintain its rights, franchises, licenses and other authorizations issued by Governmental Authorities, preserve its relationships with directors, officers, employees, Members, other FHLBs and others having business dealings with it and maintain its properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their ongoing business shall not be impaired in any material respect as of the Effective Date. Without limiting the generality of the foregoing, FHLB Seattle shall not:

(i) enter into any new material line of business;

(ii) change its lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to FHLB Seattle, except as required by Applicable Law or by any material policy of a Governmental Authority;

(iii) incur or commit to any material capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;

(iv) enter into, terminate or amend any lease, contract or agreement which, if effective as of the date hereof, would constitute an FHLB Seattle Contract, except in the ordinary course of business consistent with past practice; or

(v) take any action or fail to take any action, which action or failure causes a material breach of any FHLB Seattle Contract or any material lease, contract or agreement (as amended) described in the foregoing clause (iv) of this Section 4.1(a).

(b) Dividends; Changes in Stock; Repurchases and Redemptions. FHLB Seattle shall not:

(i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular cash dividends on FHLB Seattle Stock, at dividend rates in effect as of the date of this Agreement (except as otherwise set forth on Schedule 4.1 of the FHLB Seattle Disclosure Schedule), in the ordinary course of business and in accordance with the terms of the FHLB Seattle Capital Plan as in effect on the date of this Agreement with usual record and payment dates for such dividends in accordance with FHLB Seattle’s past dividend practice, subject to the receipt of all regulatory approvals for any such dividends to the extent required;

(ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or

(iii) purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except (A) for such repurchases, redemptions or acquisitions undertaken in the ordinary course of business consistent with FHLB Seattle’s past practice and in accordance with the FHLB Seattle Capital Plan and Applicable Law and, if required, only upon the receipt of all necessary approvals from the FHFA for each such repurchase, redemption or acquisition; and (B) as required by Section 5.8.

(c) Issuance of Securities. FHLB Seattle shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares of its capital stock or “phantom” shares of its capital stock, or enter into any agreement with respect to any of the foregoing, other than the issuance of FHLB Seattle Stock in the ordinary course of business consistent with FHLB Seattle’s past practice and in accordance with the FHLB Seattle Capital Plan and Applicable Law.

(d) Governing Documents. FHLB Seattle shall not amend or propose to amend its Organization Certificate, Capital Plan, Bylaws or similar organizational documents, as applicable, or, except to the extent permitted by Section 4.1(e) or 4.1(f), enter into a plan of consolidation, merger or reorganization with any Person.

(e) No Acquisitions. FHLB Seattle shall not acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets not in the ordinary course of business.

(f) No Dispositions. Other than (i) sales of investment securities and other assets in the ordinary course of business consistent with past practice and Applicable Law or (ii) as otherwise agreed to by the Parties, FHLB Seattle shall not sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to FHLB Seattle.

(g) Indebtedness. FHLB Seattle shall not incur, create or assume any Indebtedness (or modify any of the material terms of any outstanding Indebtedness), guarantee any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of FHLB Seattle or guarantee any debt securities of others, other than (i) consolidated obligation bonds, consolidated obligation discount notes and derivative obligations for which FHLB Seattle is the primary obligor that are issued on behalf of FHLBs by the Office of Finance in the ordinary course of business consistent with past practice and (ii) to the extent they constitute Indebtedness, (A) Derivative Contracts and (B) letters of credit issued by FHLB Seattle on behalf of its Members, in each case, in the ordinary course of business consistent with past practice and in accordance with Applicable Law.

(h) Other Actions. FHLB Seattle shall not intentionally take any action that would, or reasonably might be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied or (unless such action is required by Applicable Law) which would materially and adversely affect the ability of the Parties to consummate the Merger in accordance with the terms of this Agreement.

(i) Accounting Methods. FHLB Seattle shall not change its methods of accounting in effect at December 31, 2013, except as required by changes in GAAP as concurred in by FHLB Seattle’s independent auditors or required by bank regulatory authorities.

(j) Compensation and Benefit Plans. FHLB Seattle shall not, except (A) as set forth in Schedule 4.1 of the FHLB Seattle Disclosure Schedule, (B) for any employment agreement or employment arrangement submitted to the FHFA for its non-objection or approval prior to the date of this Agreement (a true and correct copy of which has been provided to FHLB Des Moines) or (C) for any director compensation agreements to be adopted in the ordinary course of business consistent with past practice and in accordance with Applicable Law:

(i) enter into, adopt, amend (except for such amendments as may be required by Applicable Law) or terminate any FHLB Seattle Benefit Plan, or any agreement, arrangement, plan or policy between FHLB Seattle and one or more of its directors, officers, employees or independent consultants who are natural persons;

(ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

(iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement; or

(iv) provide that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event.

(k) Investment Portfolio; Interest Rate Risk; Other Risk. FHLB Seattle shall not materially restructure or materially change its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict FHLB Seattle’s activities in the ordinary course of business consistent with past practice.

(l) No Liquidation. FHLB Seattle shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m) Other Agreements. FHLB Seattle shall not agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2 Covenants of FHLB Des Moines. Except as otherwise permitted or contemplated by Schedule 4.2 of the FHLB Des Moines Disclosure Schedule, during the period from the date of this Agreement and continuing until the Effective Date, FHLB Des Moines agrees that, except as expressly contemplated or permitted by this Agreement or to the extent that FHLB Seattle shall otherwise consent in writing:

(a) Ordinary Course. FHLB Des Moines shall carry on its business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact its present business organizations, maintain its rights, franchises, licenses and other authorizations issued by Governmental Authorities, preserve its relationships with directors, officers, employees, Members, other FHLBs and others having business dealings with it and maintain its properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their ongoing business shall not be impaired in any material respect as of the Effective Date. Without limiting the generality of the foregoing, FHLB Des Moines shall not:

(i) enter into any new material line of business;

(ii) change its lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to FHLB Des Moines, except as required by Applicable Law or by any material policy of a Governmental Authority;

(iii) incur or commit to any material capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;

(iv) enter into, terminate or amend any lease, contract or agreement which, if effective as of the date hereof, would constitute an FHLB Des Moines Contract, except in the ordinary course of business consistent with past practice; or

(v) take any action or fail to take any action, which action or failure causes a material breach of any FHLB Des Moines Contract or any material lease, contract or agreement (as amended) described in the foregoing clause (iv) of this Section 4.2(a).

(b) Dividends; Changes in Stock; Repurchases and Redemptions. FHLB Des Moines shall not:

(i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except the declaration and payment of regular cash dividends on FHLB Des Moines Stock, at dividend rates in effect as of the date of this Agreement (except as otherwise set forth on Schedule 4.2 of the FHLB Des Moines Disclosure Schedule), in the ordinary course of business and in accordance with the terms of the FHLB Des Moines Capital Plan as in effect on the date of this Agreement with usual record and payment dates for such dividends in accordance with FHLB Des Moines’ past dividend practice, subject to the receipt of all regulatory approvals for any such dividends to the extent required;

(ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or

(iii) purchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, except for such repurchases, redemptions or acquisitions undertaken in the ordinary course of business consistent with FHLB Des Moines’ past practice and in accordance with the FHLB Des Moines Capital Plan and Applicable Law and, if required, only upon the receipt of all necessary approvals from the FHFA for each such repurchase, redemption or acquisition.

(c) Issuance of Securities. FHLB Des Moines shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares of its capital stock or “phantom” shares of its capital stock, or enter into any agreement with respect to any of the foregoing, other than the issuance of FHLB Des Moines Stock in the ordinary course of business consistent with FHLB Des Moines’ past practice and in accordance with the FHLB Des Moines Capital Plan and Applicable Law.

(d) Governing Documents. FHLB Des Moines shall not amend or propose to amend its Organization Certificate, Capital Plan, Bylaws or similar organizational documents, as applicable, or, except to the extent permitted by Section 4.2(e) or 4.2(f), enter into a plan of consolidation, merger or reorganization with any Person.

(e) No Acquisitions. FHLB Des Moines shall not acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets, not in the ordinary course of business.

(f) No Dispositions. Other than (i) sales of investment securities and other assets in the ordinary course of business consistent with past practice and Applicable Law or (ii) as otherwise agreed to by the Parties, FHLB Des Moines shall not sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to FHLB Des Moines.

(g) Indebtedness. FHLB Des Moines shall not incur, create or assume any Indebtedness (or modify any of the material terms of any outstanding Indebtedness), guarantee any Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of FHLB Des Moines or guarantee any debt securities of others, other than (i) consolidated obligation bonds, consolidated obligation discount notes and derivative obligations for which FHLB Des Moines is the primary obligor that are issued on behalf of FHLBs by the Office of Finance in the ordinary course of business consistent with past practice and (ii) to the extent they constitute Indebtedness, (A) Derivative Contracts and (B) letters of credit issued by FHLB Des Moines on behalf of its Members, in each case, entered in the ordinary course of business consistent with past practice and in accordance with Applicable Law.

(h) Other Actions. FHLB Des Moines shall not intentionally take any action that would, or reasonably might be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied or (unless such action is required by Applicable Law) which would materially and adversely affect the ability of the Parties to consummate the Merger in accordance with the terms of this Agreement.

(i) Accounting Methods. FHLB Des Moines shall not change its methods of accounting in effect at December 31, 2013, except as required by changes in GAAP as concurred in by FHLB Des Moines’s independent auditors or required by bank regulatory authorities.

(j) Compensation and Benefit Plans. FHLB Des Moines shall not, except (A) as set forth in Schedule 4.2 of the FHLB Des Moines Disclosure Schedule, (B) for any employment agreement or employment arrangement submitted to the FHFA for its non-objection or approval prior to the date of this Agreement (a true and correct copy of which has been provided to FHLB Seattle) or (C) for any director compensation agreements to be adopted in the ordinary course of business consistent with past practice and in accordance with Applicable Law:

(i) enter into, adopt, amend (except for such amendments as may be required by Applicable Law) or terminate any FHLB Des Moines Benefit Plan, or any agreement, arrangement, plan or policy between FHLB Des Moines and one or more of its directors, officers, employees or independent consultants who are natural persons;

(ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

(iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement; or

(iv) provide that, with respect to the right to any bonus or incentive compensation, the vesting of any such bonus or incentive compensation shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event.

(k) Investment Portfolio; Interest Rate Risk; Other Risk. FHLB Des Moines shall not materially restructure or materially change its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict FHLB Des Moines’ activities in the ordinary course of business consistent with past practice.

(l) No Liquidation. FHLB Des Moines shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m) Other Agreements. FHLB Des Moines shall not agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

4.3 Transition. In order to facilitate the integration of the operations of FHLB Seattle and FHLB Des Moines and to permit the coordination and integration of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the Parties as a result of the Merger, each of FHLB Seattle and FHLB Des Moines shall, to the extent any such action is not in violation of Applicable Law, including laws regarding the exchange of information and other laws regarding competition, consult and cooperate with the other Party on all strategic, operational and integration matters deemed relevant by the Parties, and use its reasonable best efforts to facilitate completion of such strategic, operational and integration matters as of the Effective Date or as soon as reasonably practicable thereafter. Each of FHLB Seattle and FHLB Des Moines shall make available to the other at its facilities, when determined by FHLB Des Moines or FHLB Seattle, as the case may be, to be appropriate and necessary, office space in order to assist in observing operations and reviewing, to the extent not in violation of Applicable Law, matters concerning the affairs of the other Party. Without in any way limiting the provisions of Section 5.2 (but subject to the limitations therein), FHLB Seattle, FHLB Des Moines and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to the other Party, be entitled to review the operations and visit the facilities of the other Party during normal business hours as may be deemed reasonably necessary by FHLB Des Moines or FHLB Seattle, as the case may be, to accomplish the foregoing arrangements.

4.4 Advice of Changes; Government Filings.

(a) Each Party shall confer on a regular and reasonably frequent basis with the other, report on operational matters and promptly advise the other in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such Party contained herein.

(b) FHLB Seattle and FHLB Des Moines shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Date and shall deliver to the other Party copies of all such reports promptly after the same are filed as may be allowed under Applicable Law; provided that any such reports shall be deemed delivered to the other Party upon filing of such report on EDGAR. FHLB Seattle and FHLB Des Moines shall file all reports with the FHFA and all other reports, applications and other documents required to be filed with any other applicable Governmental Authorities between the date hereof and the Effective Date and shall make available to the other Party copies of all such reports promptly after the same are filed, as may be allowed by Applicable Law. Each of FHLB Seattle and FHLB Des Moines shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to Applicable Law relating to the exchange of information, with respect to all the information relating to the other Party, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that to the extent practicable it will consult with the other Party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of matters relating to completion of the transactions contemplated hereby.

4.5 Insurance. During the period from the date of this Agreement and continuing until the Effective Date, each of FHLB Des Moines and FHLB Seattle shall (a) use their commercially reasonable efforts to maintain and keep in full force and effect all of their respective policies of insurance presently in effect, or replacements for such policies; and (b) take all requisite action (including the making of claims and the giving of notices) pursuant to their respective policies of insurance in order to preserve all rights thereunder with respect to all matters which could reasonably give rise to a claim prior to the Effective Date.

4.6 No Control of Other Party’s Business. Nothing contained in this Agreement shall give FHLB Des Moines, directly or indirectly, the right to control or direct the operations of FHLB Seattle or shall give FHLB Seattle, directly or indirectly, the right to control or direct the operations of FHLB Des Moines prior to the Effective Date. Prior to the Effective Date, each of FHLB Seattle and FHLB Des Moines shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Disclosure Statement; Member Ratifications.

(a) As promptly as reasonably practicable following the date hereof, FHLB Des Moines and FHLB Seattle shall cooperate in jointly preparing the Disclosure Statement relating to the matters to be submitted to the applicable Members of FHLB Seattle and FHLB Des Moines, together with the ballot for use by such Members in connection with the vote to ratify this Agreement (the “Ballot”), all in accordance with the FHFA Merger Rules. Each of FHLB Des Moines and FHLB Seattle shall use reasonable best efforts to disseminate the Disclosure Statement and the Ballot to its respective Members in accordance with the FHFA Merger Rules as promptly as is reasonably practical following approval of the Merger Application by the FHFA. FHLB Des Moines and FHLB Seattle shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Disclosure Statement or Ballot received from the FHFA. Each Party shall cooperate and jointly prepare any amendment or supplement to the Disclosure Statement if required. If at any time prior to the Effective Date any information relating to either of the Parties, or its affiliates, officers or directors, should be discovered by either Party which should be set forth in an amendment or supplement to the Disclosure Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party hereto and, to the extent required by law, rules or regulations, or as may otherwise be mutually agreed to by the Parties, an appropriate amendment or supplement describing such information shall be promptly submitted to the FHFA and disseminated to the Members of FHLB Seattle and FHLB Des Moines.

(b) FHLB Seattle and FHLB Des Moines hereby agree that the closing date for the Members of FHLB Des Moines and FHLB Seattle to vote to ratify this Agreement shall be thirty (30) days after the date the Disclosure Statement was first disseminated to such Members, unless a later date is required by the FHFA or agreed upon by the Parties (such date, the “Election Date”). FHLB Seattle and FHLB Des Moines shall use their reasonable best efforts to ensure that the Parties have the same Election Date. The FHLB Seattle Board and the FHLB Des Moines Board shall use their respective reasonable best efforts to obtain from the Members of FHLB Seattle and FHLB Des Moines, respectively, the Required FHLB Seattle Vote and the Required FHLB Des Moines Vote as of the Election Date; provided, however, that the foregoing covenant shall not be deemed to limit the right of the FHLB Seattle Board or the FHLB Des Moines Board to make a Change in Recommendation in compliance with Section 5.1(d). Provided this Agreement has not been terminated in accordance with Article VII, nothing contained in this Agreement shall be deemed to relieve FHLB Seattle or FHLB Des Moines of their respective obligations to submit this Agreement to their respective Members for a vote on the ratification of this Agreement in accordance with the FHFA Merger Rules (it being understood that in no event shall either Party be required to disseminate the Disclosure Statement until the Merger Application has been approved by the FHFA). Subject to Section 5.1(d), the Disclosure Statement shall include the recommendations of the FHLB Seattle Board and the FHLB Des Moines Board that the Members of FHLB Seattle and FHLB Des Moines, respectively, vote to ratify this Agreement (such recommendation being referred to herein as the “FHLB Seattle Board Recommendation” and the “FHLB Des Moines Board Recommendation,” respectively, and collectively, as the “Board Recommendations”).

(c) Subject to Section 5.1(d), neither the FHLB Seattle Board or the FHLB Des Moines Board nor any committee of either thereof shall: (i) withdraw, modify or qualify its Board Recommendation in a manner adverse to the other Party, or publicly adopt or propose a resolution to withdraw, modify or qualify its Board Recommendation in a manner adverse to the other Party; (ii) fail to reaffirm its Board Recommendation or fail to state publicly that the Merger and this Agreement are in the best interests of FHLB Seattle or FHLB Des Moines (as applicable), in each case, within ten (10) Business Days after the other Party requests in writing that such action be taken in the event that an Acquisition Proposal relating to the FHLB Seattle Stock (in the case of the FHLB Seattle Board) or the FHLB Des Moines Stock (in the case of the FHLB Des Moines Board), shall have been publicly disclosed or announced (provided that, for purposes of clarity, no such reaffirmation or statement shall be required by the Target Party or its board of directors during any ten (10) Business Day period described in Section 5.1(d)); (iii) fail to announce publicly within ten (10) Business Days after an Acquisition Proposal relating to the FHLB Seattle Stock (in the case of the FHLB Seattle Board) or the FHLB Des Moines Stock (in the case of the FHLB Des Moines Board), shall have been publicly announced, that it recommends rejection of such Acquisition Proposal (provided that, for purposes of clarity, no such announcement shall be required by the

Target Party or its board of directors during any ten (10) Business Day period described in Section 5.1(d)); (iv) approve, endorse or recommend any such Acquisition Proposal with respect to FHLB Seattle (in the case of the FHLB Seattle Board) or FHLB Des Moines (in the case of the FHLB Des Moines Board); or (v) resolve or propose to take, or not to take, as the case may be, any action described in clauses (i) through (iv) of this sentence (each of the foregoing actions described in clauses (i) through (v) of this sentence being referred to herein as a “Change in Recommendation”).

(d) Notwithstanding anything to the contrary contained in Sections 5.1(b) or 5.1(c), at any time prior to the ratification of this Agreement by the Required FHLB Seattle Vote (in the case of FHLB Seattle) or the Required FHLB Des Moines Vote (in the case of FHLB Des Moines), the FHLB Seattle Board or the FHLB Des Moines Board, as the case may be, may effect, or cause FHLB Seattle or FHLB Des Moines, respectively, to effect a Change in Recommendation:

(i) if: (A) after the date of this Agreement, an unsolicited, bona fide written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to FHLB Seattle or FHLB Des Moines (such Party under such circumstances being referred to herein as a “Target Party”) and is not withdrawn; (B) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of, or any action inconsistent with, this Agreement; (C) the Target Party has materially complied with its obligations to provide notices to the other Party of any Acquisition Proposal and other matters requiring notice under Section 5.4(b)(ii); (D) the board of directors of the Target Party determines in good faith, after obtaining and taking into account the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that such offer constitutes a Superior Proposal; (E) such board of directors does not effect, or cause the Target Party to effect, a Change in Recommendation at any time within ten (10) Business Days after the other Party receives written notice from the Target Party confirming that such board of directors has determined that such offer is a Superior Proposal and intends to effect a Change in Recommendation; (F) during such ten (10) Business Day period, if requested by such other Party, the Target Party engages in good faith negotiations with such other Party to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal; (G) at the end of such ten (10) Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by the other Party as a result of the negotiations required by clause (F) or otherwise); and (H) the board of directors of the Target Party reasonably determines in good faith, after obtaining and taking into account the advice of its outside legal counsel that, in light of such Superior Proposal, a Change in Recommendation is required in order for such board of directors to comply with its statutory and fiduciary duties under Applicable Law; or

(ii) if: (A) a material development or change in circumstances occurs (that is not an Acquisition Proposal) or arises after the date of this Agreement that was neither known to FHLB Seattle or FHLB Des Moines or any of their respective executive officers, directors, advisors and representatives nor reasonably foreseeable by FHLB Seattle or FHLB Des Moines or any of their respective executive officers, directors, advisors and representatives as of the date of this Agreement (such material development or change in such circumstances being referred to herein as an “Intervening Event”); provided, however, the fact that FHLB Seattle or FHLB Des Moines meets or exceeds internal or published estimates or projections of revenues, earnings or other financial metrics for any period shall not, in and of itself, constitute an Intervening Event (it being understood that the underlying causes of such change or fact shall not be excluded in determining whether there has been an Intervening Event); (B) at least ten (10) Business Days prior to each meeting of the FHLB Seattle Board or the FHLB Des Moines Board at which such board of directors intends to consider whether such Intervening Event requires such board of directors to effect or cause FHLB Seattle (in the case of the FHLB Seattle Board) or FHLB Des Moines (in the case of the FHLB Des Moines Board) to effect, a Change in Recommendation, the Party whose board of directors is to meet for such purpose provides the other Party with a written notice specifying the date and time of such meeting and the reasons for holding such meeting, including a reasonably detailed explanation of the Intervening Event (it being agreed that any material change in such Intervening Event shall require a new notice and ten (10) Business Day period); (C) during such ten (10) Business Day period, if requested by the Party so notified, the Party whose board of directors is to meet for such purpose engages in good faith negotiations with the Party so notified to amend this Agreement in a manner that obviates the need to effect or cause a Change in Recommendation as a result of such Intervening Event; and (D) the board of directors that is considering whether to effect a Change in Recommendation reasonably determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Intervening Event, a Change in Recommendation is required in order for such board of directors to comply with its statutory and fiduciary duties under Applicable Law.

5.2 Access to Information.

(a) Upon reasonable notice, FHLB Seattle and FHLB Des Moines shall each afford to the representatives of the other, access, during normal business hours during the period prior to the Effective Date, to all its properties, books, contracts and records and, during such period, each of FHLB Seattle and FHLB Des Moines shall make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, the FHLB Act, the FHFA Regulations and any other applicable federal or state banking laws or other Applicable Law (other than reports or documents which such Party is not permitted to disclose under Applicable Law) and (ii) all other information concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any applicable privilege, including the attorney-client privilege, of the institution in possession or control of such information or contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement. The Parties will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) The Parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated as of February 21, 2014, between FHLB Seattle and FHLB Des Moines (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

(c) No such investigation by either FHLB Des Moines or FHLB Seattle shall affect the representations and warranties of the other.

5.3 Reasonable Best Efforts; FHFA Approvals; Merger Application.

(a) Each of FHLB Seattle and FHLB Des Moines shall use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Laws which may be imposed on such Party with respect to the Merger and to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, and (ii) to obtain (and to cooperate with the other Party to obtain) the FHFA Approvals and any other consent, authorization, order or approval of, or any exemption by, any other Governmental Authority or any other public or private third party which is required to be obtained or made by such Party pursuant to Applicable Law or any contract or other obligation in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption will result in a condition or restriction on such Party or on the Continuing Bank having an effect of the type referred to in Section 6.1(e) (excluding, for the avoidance of doubt, any such condition or restriction with respect to which the condition to Closing in Section 6.1(e) has been deemed satisfied or waived in accordance with the terms of Section 6.1(e)).

(b) In furtherance and not in limitation of the Parties’ obligations under this Section 5.3, each of the Parties further agrees as follows:

(i) As soon as practicable after the date hereof, each of FHLB Seattle and FHLB Des Moines shall use all reasonable best efforts to prepare the Merger Application, the Disclosure Statement and any other necessary documentation and effect all necessary filings in order to obtain the FHFA Approvals and the other Requisite Regulatory Approvals.

(ii) Subject to Applicable Law and all applicable privileges, including the attorney-client privilege, and to the extent not prohibited by any applicable Governmental Authority, the Parties will cooperate with each other and will each furnish the other and the other’s counsel with all information concerning themselves, their directors, officers and Members and such other matters as may be necessary or advisable in connection with the Merger Application, the Disclosure Statement and any other application, petition or statement made by or on behalf of any Party to any Governmental Authority in connection with the Merger. Subject to Applicable Law and all applicable privileges, including the attorney-client privilege, and to the extent not prohibited by any applicable Governmental Authority, (A) FHLB Seattle and FHLB Des Moines shall have the right to review in advance all filings made by the other Party in connection with the transactions contemplated by this Agreement with any Governmental Authority (other than with regard to information reasonably considered confidential by the providing Party) and (B) FHLB Seattle and FHLB Des Moines shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority (other than any part of such filings reasonably considered confidential by the providing Party).

(iii) Subject to Applicable Law and to the extent not prohibited by the relevant Governmental Authority, FHLB Seattle and FHLB Des Moines shall permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Authority (except for any confidential portions thereof) from and after the date of this Agreement through the Effective Date.

(iv) FHLB Seattle and FHLB Des Moines shall promptly inform each other of and supply to each other any material communication (or other correspondence or memoranda) received by them from, or given by them to, any Governmental Authority, in each case, regarding any of the transactions contemplated hereby, to the extent such communication is not prohibited by the relevant Governmental Authority.

(v) FHLB Seattle and FHLB Des Moines shall, to the extent practical, allow the representatives of the other Party to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with any Governmental Authority or other organization relating to any Requisite Regulatory Approval or otherwise relating to any transactions contemplated by this Agreement, except as may otherwise be required by such Governmental Authority. In furtherance of the foregoing, FHLB Seattle and FHLB Des Moines shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.

(vi) Each of FHLB Seattle and FHLB Des Moines shall pay one-half of any applicable HSR Act filing fee.

5.4 Acquisition Proposals.

(a) Each of FHLB Des Moines and FHLB Seattle agrees that neither it nor any of its officers and directors shall, and that it shall use its reasonable best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, acquisition, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any purchase by or sale to a third party of 20% or more of its assets (other than any such purchase or sale in the ordinary course of business, consistent with past practice, or as contemplated by Schedule 4.1 of the FHLB Seattle Disclosure Schedule or Schedule 4.2 of the FHLB Des Moines Disclosure Schedule), or any purchase or sale of, or tender or exchange offer for, its voting securities (other than any such purchase or sale in the ordinary course of business, consistent with past practice, or as contemplated by Schedule 4.1 of the FHLB Seattle Disclosure Schedule or Schedule 4.2 of the FHLB Des Moines Disclosure Schedule) or that, if consummated, would result in any Person (or the Members of such Person) beneficially owning securities representing 20% or more of the total voting power of it (or of the surviving parent entity in such transaction) (any such proposal, offer or transaction being hereinafter referred to as an “Acquisition Proposal”), (ii) engage in discussions with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(b) (i) Notwithstanding the foregoing, prior to the Election Date, nothing in this Section 5.4 shall prohibit a Party from providing confidential information or data regarding such Party to, or entering into discussions and negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal that such Party or its board of directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal if (A) such Acquisition Proposal did not result from any breach of any other provision of Section 5.4(a) and (B) such Party first enters into a confidentiality agreement with the Person making such Acquisition Proposal having provisions that are no less favorable to such Person than those then contained in the Confidentiality Agreement.

(ii) Each Party shall notify the other Party promptly (but in no event later than twenty four (24) hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such Party by any Person that informs such Party that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal. Such notice shall be made in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each Party shall also promptly, and in any event within twenty four (24) hours, notify the other Party, in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 5.4(b) (and shall promptly provide to the other Party copies of all material nonpublic information so provided not previously provided to the other Party) and shall keep the other Party promptly and fully informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing within twenty four (24) hours of receipt a copy of all material documentation or correspondence relating thereto (including copies of all changes in any terms).

(c) Each of FHLB Des Moines and FHLB Seattle agrees that (i) it will and will cause its officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and will promptly request each Person, if any, that has heretofore executed a confidentiality agreement with such Party in connection with the consideration of any Acquisition Proposal, to return or destroy all confidential information or data heretofore furnished to such Person, and (ii) it shall enforce (and not release any third party from or waive) any provisions of, any confidentiality, standstill or similar agreement to which it is a party with respect to any Acquisition Proposal. Each of FHLB Des Moines and FHLB Seattle agrees that it will use reasonable best efforts to inform its respective directors, executive officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4.

(d) Nothing in this Section 5.4 shall (i) permit either Party to terminate this Agreement (which is covered by Article VII) or (ii) affect any other obligation of the Parties under this Agreement. Provided this Agreement has not been terminated in accordance with its terms, neither Party shall submit to the vote of its Members any Acquisition Proposal other than the Merger.

(e) The provisions of this Section 5.4 shall be deemed, as between the Parties, to apply to each Party and its respective directors and employees, agents and representatives to the same extent as such provisions apply to the respective Parties, and each Party shall be responsible for any breach of such provisions by any of its directors, employees, agents or representatives.

5.5 Employee Benefit Plans and Employee Matters.

(a) FHLB Des Moines and FHLB Seattle agree that, except as otherwise provided herein and unless otherwise mutually determined, the FHLB Des Moines Benefit Plans and FHLB Seattle Benefit Plans in effect at the date of this Agreement shall remain in effect after the Effective Date with respect to employees covered by such plans at the Effective Date, and the Continuing Bank shall as promptly as practical formulate Benefit Plans for the Continuing Bank, with respect both to employees who were covered by the FHLB Des Moines Benefit Plans and FHLB Seattle Benefit Plans at the Effective Date and employees who were not covered by such plans at the Effective Date, that provide benefits for services on a basis that does not discriminate between employees who were covered by the FHLB Des Moines Benefit Plans and employees who were covered by the FHLB Seattle Benefit Plans. FHLB Seattle shall adopt such amendments to the FHLB Seattle Benefit Plans as reasonably requested by FHLB Des Moines to implement the foregoing and to avoid the duplication of benefits. FHLB Seattle and FHLB Des Moines shall fund their respective defined benefit plans listed on Schedule 5.5 of the FHLB Seattle Disclosure Schedule and Schedule 5.5 of the FHLB Des Moines Disclosure Schedule, respectively, at the percentage level set forth in such schedule as of the Effective Date.

(b) FHLB Seattle and FHLB Des Moines further agree that, to the extent that employees of FHLB Seattle or FHLB Des Moines are covered by Benefit Plans of the Continuing Bank, the Continuing Bank shall: (i) provide employees of FHLB Seattle and employees of FHLB Des Moines credit for all years of service with FHLB Seattle and its predecessors, or FHLB Des Moines and its predecessors, as applicable, prior to the Effective Date for the purpose of eligibility and vesting to the extent that such credit has been recognized under the FHLB Des Moines Benefit Plans or FHLB Seattle Benefit Plans, as applicable, for such purpose, (ii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Benefit Plans applicable to the individual immediately prior to the Effective Date) and eligibility waiting periods under group health plans of the Continuing Bank to be waived with respect to employees of FHLB Seattle and FHLB Des Moines who remain as employees of the Continuing Bank (and their eligible dependents) and (iii) cause to be credited, for purposes of the Continuing Bank’s health plans, any deductibles or out-of-pocket expenses incurred by employees of FHLB Seattle and FHLB Des Moines and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Continuing Bank’s health plans with the objective that there be no double counting during the year in which the Effective Date occurs of such deductibles or out-of-pocket expenses. Notwithstanding the preceding sentence, to the extent that the Continuing Bank reasonably determines that legal, administrative, or other impediments make compliance with the preceding sentence not reasonably practicable or that such compliance would result in the duplication of benefits, the Continuing Bank shall have no obligations or liabilities with respect to the requirements of the preceding sentence. FHLB Seattle and FHLB Des Moines hereby further agree that, except as otherwise specified in this Agreement, the Continuing Bank shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of FHLB Seattle and FHLB Des Moines. Without limiting the generality of the foregoing, the Continuing Bank shall recognize and honor all unused sick leave and unused vacation accrued by the employees of FHLB Seattle and FHLB Des Moines as of the Effective Date subject to any limitations on sick leave accruals or carry-overs or vacation accruals applicable under FHLB Des Moines’s sick leave or vacation accrual policies.

(c) Nothing in this Section 5.5 shall confer upon any employee any right to continue in the employ or service of FHLB Des Moines, FHLB Seattle, or the Continuing Bank, or shall interfere with or restrict in any way the rights of FHLB Des Moines, FHLB Seattle, and the Continuing Bank, which rights are hereby expressly reserved, to discharge or terminate the services of any employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.5 shall

(x) be deemed or construed to be an amendment or other modification of any FHLB Des Moines Benefit Plan, FHLB Seattle Benefit Plan or employee benefit plan of FHLB Des Moines, FHLB Seattle, or the Continuing Bank, or (y) create any third party rights in any current or former service provider or employee of FHLB Des Moines, FHLB Seattle, or the Continuing Bank.

5.6 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 5.3(vi) and Section 7.2 hereof and except that (a) if the Merger is consummated, the Continuing Bank shall pay, or cause to be paid, any and all property or transfer taxes imposed on either Party in connection with the Merger, and (b) the printing and mailing expenses incurred in connection with printing and mailing the Disclosure Statement and Ballot shall be paid by FHLB Des Moines and FHLB Seattle proportionately (based on the number of Members of each FHLB).

5.7 Organizational Documents; Directors; Officers; Corporate Name; Corporate Headquarters; Employment Agreements.

(a) In conjunction with the submission of the Merger Application, the Parties shall submit to the FHFA for its approval or non-objection, as applicable, the Organization Certificate, Bylaws and Capital Plan of the Continuing Bank substantially in the forms attached hereto as Exhibits A, B and C, respectively; provided, however, that the Capital Plan of the Continuing Bank shall provide reasonable transition mechanisms for (i) subjecting over a period of time the former FHLB Seattle Members to the provisions of the Capital Plan of the Continuing Bank and (ii) allowing the Continuing Bank to meet financial and operational plans. Following such submission, if either Party is made aware that amendments to any such forms of Organizational Documents are required by the FHFA in connection with obtaining the Requisite Regulatory Approvals, then such Party shall promptly notify the other Party of such required amendments and, as soon as reasonably practicable thereafter, the Parties shall seek, in good faith, to reach agreement on amendments to the applicable forms of Organizational Documents of the Continuing Bank and, thereafter, shall promptly submit and (subject to Section 6.1(e)) use their reasonable efforts to obtain the FHFA’s approval or non-objection to any such agreed upon amendments as necessary to consummate the Merger. Upon receipt of approval or non-objection to any such amendments to the Organization Certificate, Bylaws, or Capital Plan of the Continuing Bank after the date of this Agreement but prior to the Effective Date (provided any material amendments have been included in the Disclosure Statement disseminated to each Party’s Members, the Organization Certificate, Bylaws or Capital Plan of the Continuing Bank substantially in the form set forth in Exhibits A, B and C, respectively (subject, in the case of the Capital Plan of the Continuing Bank, to the proviso of the first sentence in this Section 5.7(a)), shall be deemed amended, as applicable, to incorporate such amendments and any references to the Organization Certificate, Bylaws or Capital Plan of the Continuing Bank in this Agreement shall be deemed to refer to such Organizational Document as amended by the Parties pursuant to this Section 5.7(a). Prior to the Effective Date, FHLB Des Moines shall use its reasonable best efforts and take such corporate actions as may be reasonably necessary to adopt, as of the Effective Date, the Organization Certificate, Bylaws and Capital Plan of the Continuing Bank substantially in the form attached hereto as Exhibits A, B and C (subject, in the case of the Capital Plan of the Continuing Bank, to the proviso of the first sentence in this Section 5.7(a)), respectively, with such amendments as may be agreed upon by the Parties pursuant to this Section 5.7(a). Each Party has received the signatures to the Organization Certificate from each of its directors. If the Organization Certificate in the form attached hereto as Exhibit A is amended in accordance with this Section 5.7(a) after the date of this Agreement, then each Party shall promptly, and in any event no later than ten (10) Business Days after such amendment has been approved by the FHFA (or such shorter time period if necessary in order to consummate the Merger on or prior to the End Date), obtain the signature of each of its then current directors to such amended Organization Certificate, to the extent necessary. If, prior to the Effective Date, a Party appoints any new director, then such Party shall promptly, and in any event within ten (10) Business Days of each such appointment, obtain the signature of such new director to the Organization Certificate. In connection with the Closing, each Party shall deliver to the other Party the Organization Certificate signed by each of its directors for submission to the FHFA Director for endorsement in accordance with Section 1.1.

(b) On or prior to the Effective Date, FHLB Des Moines shall cause the number of directors that will comprise the board of directors of the Continuing Bank at the Effective Date to be twenty-nine (29). Of the members of the initial board of directors of the Continuing Bank at the Effective Date, fifteen (15) shall be current members of the FHLB Des Moines Board as designated by FHLB Des Moines prior the Effective Date, and fourteen (14) shall be current members of the FHLB Seattle Board as designated by FHLB Seattle prior to the Effective Date. No other Person shall be designated to serve on the board of directors of the Continuing Bank at the Effective Date. The Parties shall seek the approval of the FHFA to maintain the board of directors of the Continuing Bank at such number until the board of directors of the Continuing Bank, with the approval of the FHFA, develops a plan to reduce the size of such board of directors to an agreed upon level. Subject to and in accordance with the Bylaws of the Continuing Bank, effective as of the Effective Date and for two years thereafter (assuming the appropriate reelection by the applicable Members) or, with respect to the vice chair of the Continuing Bank, upon the earlier expiration of his term as a director of the Continuing Bank, the chair of the FHLB Des Moines Board at the Closing shall be the chair of the board of directors of the Continuing Bank and the chair of the FHLB Seattle Board at the Closing shall be the vice chair of the board of directors of the Continuing Bank until the end of the calendar year following the second anniversary of the Effective Date (the “Initial Term”). If an individual serving in either such role at the Closing should cease to be a director prior to the end of the Initial Term, the board of the Continuing Bank shall elect a director from the same board on which such individual served prior to the Closing as a replacement for the remainder of the Initial Term. Prior to the end of the Initial Term and to become effective thereafter, the board of directors of the Continuing Bank shall elect its chair and one or more vice chairs (or other leadership positions, as the case may be) according to its Bylaws.

(c) The board of directors of the Continuing Bank shall have an executive committee; finance committee; risk committee; audit committee; human resources and compensation committee; technology or information systems committee; mission and member relations committee; or such other committees as such board of directors may establish in accordance with the Bylaws of the Continuing Bank. Prior to the consummation of the Merger, the members of such committees shall be jointly appointed by the FHLB Des Moines Board and FHLB Seattle Board, based on a collective recommendation from the chairs and vice chairs of the Parties, taking into consideration the intent that committee membership would be balanced between former FHLB Des Moines and FHLB Seattle directors. From and after the Effective Date, the board of directors of the Continuing Bank may make changes in such committee structure from time to time as needed or appropriate. The chair, in consultation with the vice chair, of the board of directors of the Continuing Bank shall appoint committee chairs, taking into consideration the intent that committee chairships should include both former FHLB Des Moines and FHLB Seattle directors. FHLB Des Moines shall consult and cooperate with FHLB Seattle in enacting amendments to its existing board committee charters and other organizational documents or adopting new organizational documents, as necessary, and each Party shall use its reasonable best efforts to cause such board committees of the Continuing Bank to be established in accordance with Section 5.7(c) at the Effective Date or as promptly as practicable thereafter.

(d) Subject to and in accordance with the Bylaws of the Continuing Bank, effective as of the Effective Date (i) the chief executive officer of the Continuing Bank shall be the current president and chief executive officer of FHLB Des Moines, and (ii) the president of the Continuing Bank shall be the current president and chief executive officer of FHLB Seattle. The chief executive officer of the Continuing Bank and the president of the Continuing Bank will be co-executive leaders of the Continuing Bank, with their respective roles and responsibilities to be established pursuant to the Bylaws of the Continuing Bank and their respective employment agreements with the Continuing Bank; provided that, subject to the terms of such employment agreements and the approval, as applicable, of the board of directors of the Continuing Bank (and any other approvals required under Applicable Law), upon retirement of the chief executive officer of the Continuing Bank not later than June 30, 2017, the president of the Continuing Bank shall become the president and chief executive officer of the Continuing Bank. Prior to the Closing, FHLB Seattle and FHLB Des Moines shall jointly designate the remaining executive officers of the Continuing Bank, which shall represent a combination of executives from FHLB Des Moines and FHLB Seattle.

(e) FHLB Des Moines shall take all actions necessary, including by adopting an amendment to the Organization Certificate of the Continuing Bank, to provide that, effective as of the Effective Date, the Continuing Bank shall be known as and operate under the name the “Federal Home Loan Bank of Des Moines”.

(f) Effective as of the Effective Date, the corporate headquarters and principal office of the Continuing Bank shall be located at Federal Home Loan Bank of Des Moines, Skywalk Level, 801 Walnut Street in Des Moines, Iowa, and the continuation and location of any other offices of the Continuing Bank following the Effective Date, including any satellite or business resumption facilities, shall be mutually agreed upon by the Parties; provided that the Continuing Bank shall maintain an office in the Seattle, Washington metropolitan area for purposes of providing Member and customer support services.

(g) Each Party shall take all actions reasonably necessary, and shall use its reasonable best efforts to cause its chief executive officer and president to enter into and execute an employment agreement with FHLB Des Moines to be effective only upon the Effective Date on terms mutually acceptable to the Parties and such executives, prior to the submission of the Merger Application.

5.8 Regulatory-Restricted Mandatorily Redeemable FHLB Seattle Stock. Promptly after the date hereof and prior to the consummation of the Merger, FHLB Seattle shall use its reasonable best efforts to obtain all necessary regulatory approvals for the redemption of its outstanding shares of Regulatory-Restricted Mandatorily Redeemable FHLB Seattle Stock and such additional shares of Mandatorily Redeemable FHLB Seattle Stock as may be mutually agreed upon by the parties. Upon receipt of such approval and prior to the consummation of the Merger, FHLB Seattle shall promptly redeem such number of shares of Mandatorily Redeemable FHLB Seattle Stock (including the Regulatory-Restricted Mandatorily Redeemable FHLB Seattle Stock) approved by the FHFA for redemption.

5.9 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Date, the Continuing Bank shall, to the fullest extent permitted by Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer, director or employee of FHLB Seattle (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FHLB Seattle, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Date, whether asserted or claimed prior to, or at or after, the Effective Date (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by FHLB Seattle pursuant to FHLB Seattle’s Organization Certificate, Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of FHLB Seattle. Without limiting the foregoing, from and after the Effective Date, the Continuing Bank hereby agrees to assume and perform such indemnification agreements in the same manner and to the same extent that FHLB Seattle would be required to perform if the Merger had not taken place on the terms set forth in such indemnification agreements (as such agreements may be amended from time to time by the agreement of the parties thereto).

(b) For a period of six years after the Effective Date, the Continuing Bank shall cause to be maintained in effect the current policies of directors’ and officers’ liability, employment practices liability, fiduciary liability and bankers professional liability insurance maintained by FHLB Seattle (provided that the Continuing Bank may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Date; provided, however, that the Continuing Bank shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by FHLB Seattle for such insurance (“FHLB Seattle’s Current Premium”), and if such premiums for such insurance would at any time exceed 300% of FHLB Seattle’s Current Premium, then the Continuing Bank shall cause to be maintained policies of insurance which, in the Continuing Bank’s good faith determination, provide the maximum coverage available at an annual premium equal to 300% of FHLB Seattle’s Current Premium. In lieu of the foregoing, FHLB Seattle may, subject to the prior consent of FHLB Des Moines, which consent shall not be unreasonably withheld, obtain on or prior to the Effective Date six-year “tail” or “extended discovery period” policies under FHLB Seattle’s existing insurance policies described in the preceding sentence, which policies shall provide equivalent coverage to that described in the preceding sentence (except that such policies shall be for the sole benefit of the FHLB Seattle directors, officers and other individual insureds named therein) if and to the extent that the same may be obtained for an amount that does not exceed 300% of FHLB Seattle’s Current Premium, and in such case the Continuing Bank shall cause to maintain such “tail” or “extended discovery period” policies in full force and effect and to honor the obligations of FHLB Seattle and the Continuing Bank thereunder.

(c) If the Continuing Bank or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Continuing Bank or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Continuing Bank, as the case may be, shall assume the obligations set forth in this Section 5.9.

(d) The provisions of this Section 5.9 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.10 Public Announcements. FHLB Des Moines and FHLB Seattle shall use reasonable best efforts (a) to develop a joint communications plan; (b) to ensure that all press releases and other public statements with respect to the Merger and the other transactions contemplated hereby shall be consistent with such joint communications plan; and (c) except in respect of any announcement required by Applicable Law, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement, the Merger or the other transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Disclosure Statement in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 4.4, no Party shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of such other Party (which consent shall not be unreasonably withheld). Notwithstanding anything to the contrary, following a Change in Recommendation by FHLB Seattle or FHLB Des Moines, as the case may be, the Party making the Change in Recommendation shall, if this Agreement has not then been terminated, provide the other Party with its Member lists and allow and facilitate the other Party’s contact with its Members and prospective Members and such contacts may be made without regard to the above limitations of this Section 5.10. Except as provided in the immediately preceding sentence, neither Party shall contact any Member of the other Party without the prior consent of such other Party.

5.11 Amendment to FHLB Seattle Capital Plan. Prior to the Closing, FHLB Seattle shall take all actions necessary to effect an amendment to the FHLB Seattle Capital Plan (including exercising its reasonable best efforts to obtain all necessary FHFA approvals) in order to address the matters set forth in Schedule 4.1(d) of the FHLB Seattle Bank Disclosure Schedule (the “Seattle Capital Plan Amendment”). The Seattle Capital Plan Amendment shall be in form and substance reasonably acceptable to FHLB Des Moines.

5.12 Additional Agreements. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Continuing Bank with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Banks, the proper officers and directors of each Party shall take all such necessary action.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each Party to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing:

(a) FHFA Approvals. The FHFA Approvals shall have been obtained and shall be in full force and effect.

(b) Member Approval. FHLB Seattle shall have obtained the Required FHLB Seattle Vote, and FHLB Des Moines shall have obtained the Required FHLB Des Moines Vote.

(c) HSR Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act and its implementing regulation or any other antitrust laws shall have expired or been terminated or any approval under such laws shall have been received and shall be in full force and effect.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect and no action brought by a Governmental Authority with respect to such an Injunction shall be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Authority of competent jurisdiction which makes the consummation of the Merger illegal.

(e) Absence of Certain Conditions. Except as expressly contemplated under this Agreement, no Requisite Regulatory Approval shall have been granted subject to any condition or conditions that, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority of competent jurisdiction that, in connection with the grant of a Requisite Regulatory Approval, requires any of the Parties, including the Continuing Bank, to agree to any condition, requirement or restriction upon the Continuing Bank that would constitute a material impairment of the benefits reasonably expected to be realized from the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything in Section 1.1 or this Section 6.1 to the contrary, following the initial dissemination of the Disclosure Statement by the Parties in accordance with Section 5.1, except with respect to any new conditions required, or actions taken, by the FHFA or any other Governmental Authority subsequent to such date, the condition set forth in this Section 6.1(e) shall have been deemed satisfied (or waived, as applicable).

(f) Organizational Documents. FHLB Des Moines and FHLB Seattle shall have taken all action necessary so that the Organization Certificate, Bylaws and Capital Plan of FHLB Des Moines, as amended in substantially the forms attached hereto as Exhibit A, B and C, respectively (subject, in the case of the Capital Plan of FHLB Des Moines, to the provisions of the Capital Plan of the Continuing Bank described in Section 5.7(a)), or in such other forms as may be required by the FHFA and mutually agreed upon by the Parties pursuant to Section 5.7(a), shall have been duly adopted by the FHLB Des Moines Board as the Organization Certificate, Bylaws and Capital Plan of the Continuing Bank effective no later than the Effective Date.

(g) Seattle Capital Plan Amendment. The FHLB Seattle Capital Plan Amendment shall have been adopted and be in full force and effect.

6.2 Conditions to Obligation of FHLB Des Moines. The obligation of FHLB Des Moines to effect the Merger is subject to the satisfaction of the following conditions at or prior to the Closing, unless waived by FHLB Des Moines:

(a) Representations and Warranties. Each of the representations and warranties of FHLB Seattle set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date, as though made on and as of the Effective Date, subject to such exceptions as do not have, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Seattle or the Continuing Bank, and FHLB Des Moines shall have received a certificate signed on behalf of FHLB Seattle by the chief executive officer and by the chief financial officer of FHLB Seattle to such effect.

(b) Performance of Obligations. FHLB Seattle shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and FHLB Des Moines shall have received a certificate signed on behalf of FHLB Seattle by the chief executive officer and by the chief financial officer of FHLB Seattle to such effect.

(c) Material Adverse Effect. Since the date of this Agreement, FHLB Seattle shall not have suffered a Material Adverse Effect.

6.3 Conditions to Obligation of FHLB Seattle. The obligation of FHLB Seattle to effect the Merger is subject to the satisfaction of the following conditions at or prior to the Closing, unless waived by FHLB Seattle:

(a) Representations and Warranties. Each of the representations and warranties of FHLB Des Moines set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date, as though made on and as of the Effective Date, subject to such exceptions as do not have, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FHLB Des Moines or the Continuing Bank, and FHLB Seattle shall have received a certificate signed on behalf of FHLB Des Moines by the chief executive officer and by the chief financial officer of FHLB Des Moines to such effect.

(b) Performance of Obligations. FHLB Des Moines shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and FHLB Seattle shall have received a certificate signed on behalf of FHLB Des Moines by the chief executive officer and by the chief financial officer of FHLB Des Moines to such effect.

(c) Material Adverse Effect. Since the date of this Agreement, FHLB Des Moines shall not have suffered a Material Adverse Effect.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, by action taken or authorized by the board of directors of the terminating Party or Parties, whether before or after approval of the Merger by the Members of FHLB Seattle or FHLB Des Moines:

(a) by mutual consent of FHLB Des Moines and FHLB Seattle in a written instrument;

(b) by either FHLB Des Moines or FHLB Seattle, upon written notice to the other Party, if (i) the FHFA has denied approval of the Merger and such denial is final and evidenced in writing from the FHFA Director or (ii) any other Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to materially comply with Section 5.3 or any other provision of this Agreement shall have resulted in, or materially contributed to, such action;

(c) by either FHLB Des Moines or FHLB Seattle, upon written notice to the other Party, if the Merger shall not have been consummated on or before June 30, 2015 (such date, as may be extended hereunder, the “End

Date”); provided, however, that the End Date may be extended one or more times, but not past September 30, 2015, by notice from either Party delivered to the other Party on or before June 30, 2015, or the later date to which such date has then been most recently extended as provided herein, if the only conditions to the Closing that have not been satisfied as of the date such notice is delivered are the receipt of the FHFA Approvals (or the satisfaction of any final conditions to the FHFA Approvals necessary to consummate the Merger), any other Requisite Regulatory Approval, the Required FHLB Seattle Vote or the Required FHLB Des Moines Vote and the satisfaction of any such condition(s) remains reasonably possible; provided, further, that if the FHFA Approvals and any other outstanding Requisite Regulatory Approvals are obtained on or prior to September 30, 2015, then the End Date may be extended by either Party for up to three (3) months after the effective date of the last Requisite Regulatory Approval received by the Parties in order to obtain the Required FHLB Seattle Vote and the Required FHLB Des Moines Vote, as applicable, and satisfy any final conditions to the FHFA Approvals necessary to consummate the Merger; provided, further, that, notwithstanding any of the foregoing, the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to materially comply with any provision of this Agreement shall have resulted in, or materially contributed to, the failure of the Closing to occur on or before the applicable End Date;

(d) by FHLB Des Moines, upon written notice to FHLB Seattle, if (i) FHLB Seattle shall have materially breached its obligations under Section 5.1 or Section 5.4; or (ii) there shall have occurred a Change in Recommendation by the FHLB Seattle Board or FHLB Seattle (each event described in the foregoing clauses (i) and (ii), an “FHLB Seattle Triggering Event”);

(e) by FHLB Seattle, upon written notice to FHLB Des Moines, if (i) FHLB Des Moines shall have materially breached its obligations under Section 5.1 or Section 5.4; or (ii) there shall have occurred a Change in Recommendation by the FHLB Des Moines Board or FHLB Des Moines (each event described in the foregoing clauses (i) and (ii), an “FHLB Des Moines Triggering Event”);

(f) by FHLB Des Moines, upon written notice to FHLB Seattle, if, prior to (but not after) the time at which the Required FHLB Des Moines Vote has been obtained: (i) FHLB Des Moines has not breached or failed to perform in any material respect its obligations or agreements contained in Section 5.1 or Section 5.4; (ii) the FHLB Des Moines Board makes a Change of Recommendation in response to a Superior Proposal or an Intervening Event; and (iii) FHLB Des Moines prior to or concurrently with such termination pays FHLB Seattle in immediately available funds the Termination Fee;

(g) by FHLB Seattle, upon written notice to FHLB Des Moines, if, prior to (but not after) the time at which the Required FHLB Seattle Vote has been obtained: (i) FHLB Seattle has not breached or failed to perform in any material respect its obligations or agreements contained in Section 5.1 or Section 5.4; (ii) the FHLB Seattle Board makes a Change of Recommendation in response to a Superior Proposal or an Intervening Event; and (iii) FHLB Seattle prior to or concurrently with such termination pays FHLB Des Moines in immediately available funds the Termination Fee;

(h) by either FHLB Des Moines or FHLB Seattle, upon written notice to the other Party at any time after the Election Date and the review of Ballots, if FHLB Seattle or FHLB Des Moines shall have failed to obtain the Required FHLB Seattle Vote or the Required FHLB Des Moines Vote, as applicable; and

(i) by either FHLB Des Moines or FHLB Seattle, upon written notice to the other Party, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Effective Date, the failure of the condition set forth in Sections 6.2(a), 6.2(b), 6.3(a) or 6.3(b), as the case may be, and which breach has not been cured within sixty (60) days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either FHLB Seattle or FHLB Des Moines as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of FHLB Des Moines or FHLB Seattle or their respective officers or directors, except that (i) Sections 5.2(b), 5.6, this Section 7.2 and Article VIII shall survive such termination and remain in full force and effect (and the Confidentiality Agreement shall remain in full force and effect in accordance with its terms) and (ii) no Party shall be relieved or released from any liability arising out of its (x) willful and material breach of this Agreement or (y) fraud.

(b) FHLB Des Moines shall pay FHLB Seattle, by wire transfer of immediately available funds, the sum of $57,000,000 (the “Termination Fee”), without duplication, if this Agreement is terminated as follows:

(i) if FHLB Seattle shall terminate this Agreement pursuant to Section 7.1(e), then FHLB Des Moines shall pay the Termination Fee on the Business Day following such termination;

(ii) if FHLB Des Moines shall terminate this Agreement pursuant to Section 7.1(f), then FHLB Des Moines shall pay the Termination Fee prior to or concurrently with such termination;

(iii) if (A) either Party shall terminate this Agreement pursuant to Section 7.1(c), (B) at any time after the date of this Agreement and before such termination there shall have been an Acquisition Proposal regarding FHLB Des Moines that is publicly announced or otherwise publicly known (a “FHLB Des Moines Public Proposal”), and (C) following the occurrence of such FHLB Des Moines Public Proposal, FHLB Des Moines shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have resulted in a failure of the conditions set forth in Sections 6.3(a) or 6.3(b), as the case may be, or otherwise shall have materially contributed to the failure of the Effective Date to occur prior to the termination of this Agreement, then FHLB Des Moines shall pay the Termination Fee on the Business Day following such termination; and

(iv) if (A) either Party shall terminate this Agreement pursuant to Section 7.1(h) because the Required FHLB Des Moines Vote shall not have been received, and (B) at any time after the date of this Agreement and at or before such the FHLB Des Moines Election Date there shall have been (i) an FHLB Des Moines Public Proposal that is not withdrawn prior to the FHLB Des Moines Election Date or (ii) an FHLB Des Moines Triggering Event, then FHLB Des Moines shall pay the Termination Fee on the Business Day following such termination.

(c) FHLB Seattle shall pay FHLB Des Moines, by wire transfer of immediately available funds, the Termination Fee, without duplication, if this Agreement is terminated as follows:

(i) if FHLB Des Moines shall terminate this Agreement pursuant to Section 7.1(d), then FHLB Seattle shall pay the Termination Fee on the Business Day following such termination;

(ii) if FHLB Seattle shall terminate this Agreement pursuant to Section 7.1(g), then FHLB Seattle shall pay the Termination Fee prior to or concurrently with such termination; and

(iii) if (A) either Party shall terminate this Agreement pursuant to Section 7.1(c), (B) at any time after the date of this Agreement and before such termination there shall have been an Acquisition Proposal regarding FHLB Seattle that is publicly announced or otherwise publicly known (a “FHLB Seattle Public Proposal”), and (C) following the occurrence of such FHLB Seattle Public Proposal, FHLB Seattle shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have resulted in a failure of the conditions set forth in Sections 6.2(a) or 6.2(b), as the case may be, or otherwise shall have materially contributed to the failure of the Effective Date to occur prior to the termination of this Agreement, then FHLB Seattle shall pay the Termination Fee on the Business Day following such termination; and

(iv) if (A) either Party shall terminate this Agreement pursuant to Section 7.1(h) because the Required FHLB Seattle Vote shall not have been received, and (B) at any time after the date of this Agreement and at or before the FHLB Seattle Election Date there shall have been an (i) an FHLB Seattle Public Proposal that is not withdrawn prior to the FHLB Seattle Election Date or (ii) an FHLB Seattle Triggering Event, then FHLB Seattle shall pay the Termination Fee on the Business Day following such termination.

(d) In no event shall FHLB Seattle and FHLB Des Moines be entitled to receive more than one Termination Fee, it being understood that only one Termination Fee shall be payable by FHLB Des Moines or FHLB Seattle upon the occurrence of one or more events triggering payment of the Termination Fee, as applicable, under clauses (i) through (iv) of Section 7.2(b) and Section 7.2(c), respectively. In the event that the Termination Fee is payable by both Parties pursuant to Section 7.2(b)(iv) and Section 7.2(c)(iv), then notwithstanding anything to the contrary in this Section 7.2, neither Party shall be required to pay such Termination Fee.

(e) The Parties acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, that the payment of any Termination Fee constitutes liquidated damages and not a penalty and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if either Party fails to pay any and all amounts due to the other Parties on the dates specified in accordance with Section 7.2(b) or Section 7.2(c), then such non-paying Party shall pay all costs and expenses (including legal fees and expenses) incurred by the other Party in connection with any action or proceeding (including the filing of any lawsuit) taken by such other Party to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other Party.

(f) In the event that the Termination Fee is payable by either Party pursuant to this Section 7.2 and the other Party receives payment of the Termination Fee then, subject to the receiving Party’s rights under Section 7.2(e) to recover costs and expenses incurred in connection with any action or proceeding to collect such Termination Fee in full (together with interest), the right to receive such Termination Fee shall constitute such other Party’s sole and exclusive remedy under this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Definitions. Except as otherwise provided herein, capitalized terms used in this Agreement shall have the meanings ascribed thereto in Annex I attached hereto.

8.2 Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Date, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Date.

8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice.

(a) if to FHLB Des Moines, to

Federal Home Loan Bank of Des Moines

801 Walnut St

Des Moines, Iowa 50309

Facsimile: (515) 699-1293

Attention: General Counsel

with a copy (which shall not constitute notice) to

Morrison & Foerster LLP

1650 Tysons Boulevard, Suite 400

McLean, Virginia 22102

Facsimile: (703) 760-7777

Attention: Lawrence Bard

            and

(b) if to FHLB Seattle, to

Federal Home Loan Bank of Seattle

1001 Fourth Avenue, Suite 2600

Seattle, Washington 98154

Facsimile: (206) 340-2485

Attention: Chief Counsel

with a copy (which shall not constitute notice) to

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, Washington 98101

Facsimile: (206) 359-7752

Attention: Jens Fischer

8.4 Interpretation. When a reference is made in this Agreement to Sections or subsections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes”, “included” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms.

8.5 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the Members of FHLB Seattle or of FHLB Des Moines, but, after any such approval, no amendment shall be made which by law requires further approval by such Members without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.6 Extension; Waiver. At any time prior to the Effective Date, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

8.7 Counterparts. This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

8.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms and (b) except as provided in Section 5.9, is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. In no event shall the terms of this Agreement be deemed to establish, amend or modify any employee benefit plan of FHLB Seattle, FHLB Des Moines, or the Continuing Bank or any other benefit plan, program, agreement or arrangement maintained or sponsored by either of them, or confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with FHLB Seattle, FHLB Des Moines or the Continuing Bank, or constitute or create an employment agreement with or for any individual.

8.9 Governing Law. This Agreement shall be governed by the statutory and common law of the United States and, to the extent federal law incorporates or defers to state law, the substantive laws of the State of Delaware (excluding, however, laws regarding the conflict of law provisions). In any action between the Parties arising out of or relating to this Agreement, the Merger or the transactions contemplated herein, each Party irrevocably and unconditionally consents and submits to the jurisdiction and venue of the federal courts of the United States.

8.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.12 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

8.13 WAIVER OF JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT ONE THAT MAY BE WAIVED. EACH PARTY AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION OR DISPUTE RESOLUTION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, FHLB Des Moines and FHLB Seattle have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

THE FEDERAL HOME LOAN BANK OF DES MOINES

By:	/s/ Richard S. Swanson
Name: Richard S. Swanson
Title: President and Chief Executive Officer

THE FEDERAL HOME LOAN BANK OF SEATTLE

By:	/s/ Michael L. Wilson
Name: Michael L. Wilson
Title: President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]

Annex I

Certain Definitions

For purposes of the Agreement (including this Annex I):

“Acquisition Proposal” has the meaning set forth in Section 5.4(a).

“Advance” with respect to each Party means any loan made by such Party that meets the requirement of an “Advance” as defined pursuant to 12 CFR 900.2 of the FHLB Act.

“Agreement” has the meaning set forth in the preamble.

“AHP” means the Affordable Housing Program established by each FHLB in accordance with the FHLB Act.

“Applicable Law” means any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Government Authority applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person).

“Ballot” has the meaning set forth in Section 5.1(a).

“Benefit Plan” has the meaning set forth in Section 3.1(q)(i).

“Board Recommendation” has the meaning set forth in Section 5.1(b).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Iowa and State of Washington are authorized or obligated to close.

“Bylaws” of a Party means the bylaws of such Party as in effect as of the date of this Agreement (unless the circumstances indicate another date).

“Capital Agreement” means the Joint Capital Enhancement Agreement entered into on February 28, 2011, as amended on August 5, 2011, among the twelve FHLBs.

“Capital Plan” means the capital structure plan required for each FHLB by section 6(b) of the FHLB Act (12 U.S.C. 1426(b)), and part 933 of the FHFA Regulations, as approved by the FHFA.

“Change in Recommendation” has the meaning set forth in Section 5.1(c).

“Closing” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Constituent Banks” means each of FHLB Des Moines and FHLB Seattle.

Annex I-1

“Continuing Bank” means FHLB Des Moines, as the Constituent Bank that will survive the Merger of the Constituent Banks.

“Derivative Contract” has the meaning set forth in Section 3.1(o).

“Disclosure Statement” means a written document prepared in accordance with the FHFA Merger Rules for the purpose of obtaining the Required FHLB Seattle Vote and the Required FHLB Des Moines Vote, as may be amended and supplemented from time to time.

“EDGAR” has the meaning set forth in Section 3.1(d)(i).

“Election Date” has the meaning set forth in Section 5.1(b).

“Effective Date” has the meaning set forth in Section 1.1.

“End Date” has the meaning set forth in Section 7.1(c).

“Enforceability Exceptions” has the meaning set forth in Section 3.1(c)(i).

“Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization or agency requirement relating to: (i) the protection of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) wetlands, indoor air, pollution, contamination or any injury to persons or property in connection with any Hazardous Substance.

“ERISA” has the meaning set forth in Section 3.1(q)(i).

“ERISA Affiliate”, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excess Stock” means that amount of a Party’s capital stock owned by a Member of such Party or other institution in excess of that Member’s or other institution’s minimum investment in capital stock required under the Capital Plan of such Party, the FHLB Act, or the FHFA Regulations, as applicable.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.3.

“FHFA” means the Federal Housing Financing Agency or, where appropriate in the context, its predecessor agency, the Federal Housing Finance Board.

“FHFA Approvals” has the meaning set forth in Section 3.1(c)(iii).

“FHFA Director” means the director of the FHFA or his or her designee.

“FHFA Merger Rules” means the rules set forth under Final Rule, Voluntary Mergers of Federal Home Loan Banks, 76 Fed. Reg. 72,823 (Nov. 28, 2011) (codified at 12 C.F.R. part 1278).

“FHFA Regulations” means the regulations of the FHFA found at 12 C.F.R. Chapters IX and XII, as amended from time to time.

Annex I-2

“FHLB” means a Federal Home Loan Bank established under Section 12 of the FHLB Act.

“FHLB Act” means the Federal Home Loan Bank Act, as amended (12 U.S.C. 1421 through 1449).

“FHLB Des Moines” has the meaning set forth in the preamble.

“FHLB Des Moines Benefit Plan” has the meaning set forth in Section 3.2(q)(i).

“FHLB Des Moines Board” has the meaning set forth in the recitals.

“FHLB Des Moines Board Approval” has the meaning set forth in Section 3.2(v).

“FHLB Des Moines Board Recommendation” has the meaning set forth in Section 5.1(b).

“FHLB Des Moines Capital Plan” means the Capital Plan of FHLB Des Moines, as amended and revised on September 5, 2011 and approved by the FHFA on August 5, 2011, as may be amended.

“FHLB Des Moines Class A Stock” means the FHLB Des Moines Class A stock, par value one hundred dollars ($100) per share, having the rights, preferences and terms set forth in the Capital Plan of FHLB Des Moines (or, upon and after the Closing, the Capital Plan of the Continuing Bank).

“FHLB Des Moines Class B Activity Stock” means the subclass of Class B Stock, par value one hundred dollars ($100) per share, issued by FHLB Des Moines and purchased and held, as the case may be, to satisfy activity-based stock purchase requirements of Members as set forth in the Capital Plan of FHLB Des Moines (or, upon and after the Closing, the Capital Plan of the Continuing Bank).

“FHLB Des Moines Class B Membership Stock” means the subclass of Class B Stock, par value one hundred dollars ($100) per share, issued by FHLB Des Moines and purchased and held, as the case may be, as a condition of membership pursuant to the Capital Plan of FHLB Des Moines (or, upon and after the Closing, the Capital Plan of the Continuing Bank).

“FHLB Des Moines Class B Stock” means the FHLB Des Moines Class B Membership Stock and FHLB Des Moines Class B Activity Stock.

“FHLB Des Moines Contracts” has the meaning set forth in Section 3.2(j).

“FHLB Des Moines Disclosure Schedule” has the meaning set forth in the lead-in paragraph to Section 3.2.

“FHLB Des Moines Intellectual Property” has the meaning set forth in Section 3.2(s).

“FHLB Des Moines Multiple Employer Plans” has the meaning set forth in Section 3.2(q)(iii).

“FHLB Des Moines Permits” has the meaning set forth in Section 3.2(f).

“FHLB Des Moines Public Proposal” has the meaning set forth in Section 7.2(b)(iii).

“FHLB Des Moines SEC Documents” has the meaning set forth in Section 3.2(d)(i).

“FHLB Des Moines Stock” means the FHLB Des Moines Class B Stock and shall include, from and after the Effective Date, the FHLB Des Moines Class A Stock.

Annex I-3

“FHLB Des Moines Triggering Event” has the meaning set forth in Section 7.1(e).

“FHLB Seattle” has the meaning set forth in the preamble.

“FHLB Seattle Benefit Plan” has the meaning set forth in Section 3.1(q)(i).

“FHLB Seattle Board” has the meaning set forth in the recitals.

“FHLB Seattle Board Approval” has the meaning set forth in Section 3.1(v).

“FHLB Seattle Board Recommendation” has the meaning set forth in Section 5.1(b).

“FHLB Seattle Capital Plan” means the Capital Plan of FHLB Seattle adopted March 5, 2002, as amended on November 22, 2002, December 8, 2004, March 9, 2005, June 8, 2005, October 11, 2006, February 20, 2008, March 6, 2009, September 5, 2011 and November 5, 2012, as may be amended.

“FHLB Seattle Capital Plan Amendment” has the meaning set forth in Section 5.11.

“FHLB Seattle Certificate” means a stock certificate, in book-entry form, that immediately prior to the Effective Date represented one or more shares of FHLB Seattle Stock.

“FHLB Seattle Class A Stock” means the FHLB Seattle Class A Stock, par value one hundred dollars ($100) per share, having the rights, preferences and terms set forth in the FHLB Seattle Capital Plan.

“FHLB Seattle Class B Stock” means the Class B Stock, par value one hundred dollars ($100) per share, having the rights, preferences and terms set forth in the FHLB Seattle Capital Plan.

“FHLB Seattle Contracts” has the meaning set forth in Section 3.1(j).

“FHLB Seattle Disclosure Schedule” has the meaning set forth in the lead-in paragraph to Section 3.1.

“FHLB Seattle Intellectual Property” has the meaning set forth in Section 3.1(s).

“FHLB Seattle Multiple Employer Plans” has the meaning set forth in Section 3.1(q)(iii).

“FHLB Seattle Permits” has the meaning set forth in Section 3.1(f)(i).

“FHLB Seattle Public Proposal” has the meaning set forth in Section 7.2(c)(iii).

“FHLB Seattle SEC Documents” has the meaning set forth in Section 3.1(d)(i).

“FHLB Seattle Stock” means FHLB Seattle Class A Stock and FHLB Seattle Class B Stock.

“FHLB Seattle’s Current Premium” has the meaning set forth in Section 5.9(b).

“FHLB Seattle Triggering Event” has the meaning set forth in Section 7.1(d).

“Hazardous Substance” means any hazardous substance that is: (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon, or (iii) any other such substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

Annex I-4

“HSR Act” has the meaning set forth in Section 3.1(c)(iii).

“Housing Associate” of any Party means an entity that has been approved as a housing associate of such Party pursuant to part 926 of the FHFA Regulations.

“GAAP” means generally accepted accounting principles in effect in the United States.

“Governmental Authority” means any court, administrative agency, commission, board, department or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.

“Indebtedness” means, with respect to any Person, (a) such Person’s indebtedness for borrowed money, (b) amounts owing by such Person as deferred purchase price for property or services (excluding accrued expenses and trade payables), (c) indebtedness of such Person evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) indebtedness of such Person secured by a Lien on any assets or properties of such Person, (f) indebtedness of such Person under leases required to be accounted for as capital leases under GAAP, and (g) guarantees of such Person with respect to any indebtedness, amounts owing, commitments or obligations of any other Person of a type described in clauses (a) through (f) above.

“Initial Term” has the meaning set forth in Section 5.7(b).

“IRS” means the United States Internal Revenue Service.

“Indemnified Liabilities” has the meaning set forth in Section 5.9(a).

“Indemnified Parties” has the meaning set forth in Section 5.9(a).

“Injunction” has the meaning set forth in Section 6.1(d).

“Intervening Event” has the meaning set forth in Section 5.1(d)(ii).

“Knowledge” means facts and other information which, as of the date of this Agreement, the chief executive officer, president, chief financial officer, chief administrative officer, chief accounting officer, chief legal counsel or general counsel, chief risk officer, chief business officer and chief technology officer, director of internal audit or director of human resources of a Party, or any other executive employee of a Party with responsibilities commensurate to any of the foregoing positions, knows as a result of the performance of his or her duties, or that any such officer of a FHLB reasonably should know in the normal course of his or her duties, and includes diligent inquiry as is reasonable under the circumstances.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Loans” means loans, Advances and any other advances (including variable interest rate, fixed interest rate and structured advances), extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person pursuant to applicable regulatory or accounting principles.

“Merger” has the meaning set forth in the recitals.

Annex I-5

“Merger Application” has the meaning set forth in Section 3.1(c)(iii).

“Mandatorily Redeemable FHLB Seattle Stock” has the meaning set forth in Section 3.1(b)(i).

“Material Adverse Effect” means, with respect to either FHLB Des Moines or FHLB Seattle, a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such Party taken as a whole or on the ability of such Party to perform its obligations hereunder on a timely basis; provided that the following shall not be deemed to have, and shall not be taken into account in determining whether there has been, a “Material Adverse Effect”: any change or event caused by or resulting from (i) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (ii) changes in U.S. or foreign securities markets, including changes in price levels or trading volumes, unless such change has a materially disproportionate adverse effect on such Party relative to similarly situated Persons, (iii) changes or events, after the date hereof, affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Party relative to similarly situated Persons, (iv) changes, after the date hereof, in GAAP, Applicable Law or regulatory accounting requirements applicable to FHLBs or financial institutions generally, (v) actions or omissions of FHLB Des Moines or FHLB Seattle taken (or omitted to be taken) with the prior written consent of the other Party or permitted or contemplated by Schedule 4.1 of the FHLB Seattle Disclosure Schedule or Schedule 4.2 of the FHLB Des Moines Disclosure Schedule, or required to be taken (or omitted to be taken) in compliance with Sections 5.5 and 5.8 of this Agreement, (vi) the failure to meet any internal or published estimates or projections of revenues, earnings or other financial metrics, in and of itself (it being understood that the causes giving rise to such failure may, to the extent permitted by the other clauses of this definition, be taken into account in determining whether there has been a Material Adverse Effect), (vii) changes or events arising from the announcement or pendency of the Merger or the transactions contemplated hereby, including (a) any lawsuit commenced by a shareholder or Member of either Party challenging the Merger or the transactions contemplated hereby and (b) the departure of any Member or the loss of any employee or business partner resulting from the announcement of the Merger or the transactions contemplated hereby or (viii) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

“Member” means, with respect to either FHLB Des Moines or FHLB Seattle, an institution that has been approved for membership by FHLB Des Moines or FHLB Seattle, as applicable, that has purchased FHLB Des Moines Stock or FHLB Seattle Stock, as applicable, and continues to be entitled to all of the rights, privileges and obligations associated with being a member of FHLB Des Moines or FHLB Seattle, as applicable.

“MPF Program” means the Mortgage Partnership Finance® program offered by the Federal Home Loan Bank of Chicago (including the Mortgage Partnership Finance Xtra® program).

“Multiemployer Plan” has the meaning set forth in Section 3.1(q)(iii).

“Multiple Employer Plan” has the meaning set forth in Section 3.1(q)(iii).

“Office of Finance” means the Office of Finance, a joint office of the FHLBs established under part 285 of the FHLB Act (12 CFR Part 1273).

“Organization Certificate,” with respect to a Constituent Bank or the Continuing Bank, means the organization certificate of such bank as endorsed by the FHFA.

“Organizational Documents” with respect to a Constituent Bank or the Continuing Bank means the Organization Certificate, Capital Plan, Bylaws and other similar organizational documents of such bank.

“Party” has the meaning set forth in the preamble.

Annex I-6

“Permitted Liens”, with respect to any Person, means (i) Liens for current taxes and assessments not yet delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Persons in accordance with GAAP and regulatory accounting principles; (ii) Liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such Liens have been established on the books of such Person in accordance with GAAP and regulatory accounting principles, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (iii) any recorded Lien (other than for funded indebtedness) relating to any leased premises that will not have a Material Adverse Effect on such Person and which does not materially impair the use of such property or the merchantability or the value of such property or interest therein; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which does not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) Liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (vi) deposits, Liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (vii) Liens on assets of such Person incurred in the ordinary course of their banking business, including Liens on risk assets given to secure deposits and other liabilities of such Person arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (viii) minor Liens that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of FHLB Seattle or FHLB Des Moines, as the case may be.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Authority or other entity.

“Record Date” means the date established by the FHLB Des Moines Board and the FHLB Seattle Board, as applicable, for determining the Members of FHLB Des Moines and FHLB Seattle, respectively, that are entitled to vote on the ratification of this Agreement and the number of votes that may be cast by each such Member in such election.

“Regulatory-Restricted Mandatorily Redeemable FHLB Seattle Stock” has the meaning set forth in Section 3.1(b)(i).

“Required FHLB Des Moines Vote” has the meaning set forth in Section 3.2(w).

“Required FHLB Seattle Vote” has the meaning set forth in Section 3.1(w).

“Requisite Regulatory Approvals” has the meaning set forth in Section 3.1(c)(iii).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SOX Act” has the meaning set forth in Section 3.1(d).

Annex I-7

“Subsidiary” means, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal which the board of directors of FHLB Des Moines or FHLB Seattle, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account the Person making the proposal and all other legal, financial, regulatory and other aspects of the proposal deemed relevant by such board of directors, is more favorable to FHLB Des Moines or FHLB Seattle, as the case may be, than the transactions contemplated by this Agreement; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “100%” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving FHLB Des Moines or FHLB Seattle, as the case may be.

“Target Party” has the meaning set forth in Section 5.1(d)(i).

“Tax” or “Taxes” (including with correlative meaning, “Taxable”) means (i) any federal, foreign, state, provincial, territorial, municipal, or local tax, including any income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs, premium, real property, personal property, intangibles, capital stock, transfer, profits, windfall profits, environmental, severance, fuel, utility, payroll, social security, employment insurance, unemployment insurance, social insurance, pension plan, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, unclaimed property, add-on minimum, or other tax, assessment, duty, fee, levy, premium, contribution or other governmental charge of any kind whatsoever imposed by a Governmental Authority in the nature of the foregoing taxes, together with and including any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax, obligation to file a Tax Return or any contest or dispute thereof, (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other Person at any time prior to and through the Effective Date, and (iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) as a result of a contractual obligation to any other Person or of transferee, successor or secondary liability; provided that, notwithstanding the foregoing, Tax or Taxes shall not include any assessments imposed under an AHP established by a Party.

“Tax Return” means any report, return, estimate, election, designation, form, document, declaration or other information (including any attached schedules and any amendments to such report, return, document, declaration or other information) required to be supplied to or filed with any Governmental Authority or other Person with respect to any Tax, including an information return and any document with respect to or accompanying payments, deposits or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Termination Fee” has the meaning set forth in Section 7.2(b).

“Violation” has the meaning set forth in Section 3.1(c)(ii).

Annex I-8

Annex B

FORM OF

AMENDED AND RESTATED ORGANIZATION CERTIFICATE

THE FEDERAL HOME LOAN BANK OF

DES MOINES

WHEREAS, the Organization Certificate of the Federal Home Loan Bank of Des Moines (the “Bank”), was adopted by the Bank’s Board of Directors on October 13, 1932 (the “Original Organization Certificate”), and filed with the regulator of the Bank at that time (the Federal Home Loan Bank Board);

WHEREAS, the Bank and the Federal Home Loan Bank of Seattle (the “Seattle Bank”) have entered into an agreement and plan of merger, dated as of September 25, 2014 (the “Merger Agreement”), providing for the merger of the Seattle Bank with and into the Bank (the “Merger”), with the Bank as the continuing bank in the Merger (the “Continuing Bank”), on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, in order to consummate the Merger, it will be necessary to amend and restate the Original Organization Certificate in the form of this Amended and Restated Organization Certificate, for submission to the Director of the Federal Housing Finance Agency (the “Director”) for endorsement in accordance with 12 CFR Section 1278.7; and

WHEREAS, each of the directors who will constitute the Board of Directors of the Continuing Bank has executed this Amended and Restated Organization Certificate in accordance with 12 CFR Section 1278.7.

NOW, THEREFORE, this Amended and Restated Organization Certificate of the Bank, which is intended to replace the Original Organization Certificate, is hereby approved by the Board of Directors of the Bank and submitted for endorsement by the Director in accordance with 12 CFR Section 1278.7.

1.	The title of this Bank shall be the FEDERAL HOME LOAN BANK OF DES MOINES.

2.	The location of the principal office of this Bank will be in the City of Des Moines, State of Iowa, or at such other city as the Director may from time to time determine is suited to the convenient and customary course of business of the institutions eligible to become Members of this Bank.

3.	This Bank shall be established in the City of Des Moines, State of Iowa, in District Number Eight, as defined by the Director, or as may from time to time be readjusted or modified by the Director. Said District Number Eight as now defined is as follows:

The States of Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming, and the U.S. Territories of American Samoa, Guam and the Northern Mariana Islands.

4.	This Bank shall engage in the business authorized by said Federal Home Loan Bank Act (as amended from time to time, the “Act”), and it shall exercise such powers as are permitted or prescribed by the Act, subject to the supervision of the Director.

5.

The minimum amount of capital stock for the organization of this Bank shall be in such amount and in such classes as determined in accordance with the Act and applicable regulations and the Bank’s capital plan, which amount shall not be less than Five Million ($5,000,000.00) Dollars, divided into shares of the par value of One Hundred ($100.00) Dollars each and shall be issued at par. After the amount of the minimum capital shall have been subscribed, any stock issued thereafter shall be issued at such price not less than par as may be fixed by the Act and applicable regulations. The capital stock of this Bank may from time to time be increased to such amount or amounts as may be necessary to provide for the issue of shares to members in accordance with the provisions of the Act and the stock of this Bank shall from time to time be paid off and retired in accordance with the requirements and subject to the conditions and limitations prescribed in said Act, and with such rules, regulations, and orders, not inconsistent with law, as the Federal Housing Finance Agency may from time to time prescribe or issue.

6.	This Certificate is made for the purpose of carrying out the provisions of the Act, and such other acts as may be passed by Congress amending or supplementing the Act, in so far as it or they may be applicable to the Continuing Bank, and is subject to such changes or additions, not inconsistent with law, as the Director may deem necessary or expedient and may from time to time direct.

7.	The Bank shall have succession until dissolved by the Director under the Act or by further act of Congress.

IN WITNESS WHEREOF, we, the directors aforesaid, have hereunto set our hands this [—] day of [—], 2015.

By:	By:

Name: Ruth B. Bennett	Name: David P. Bobbitt

Title: Director	Title: Director

By:	By:

Name: Steven L. Bumann	Name: W. Douglas Hile

Title: Director	Title: Director

By:	By:

Name: Marianne M. Emerson	Name: David J. Ferries

Title: Director	Title: Director

By:	By:

Name: Michelle M. Keeley	Name: Van D. Fishback

Title: Director	Title: Director

By:	By:

Name: Chris D. Grimm	Name: Eric A. Hardmeyer

Title: Director	Title: Director

By:	By:

Name: William V. Humphreys	Name: Teresa J. Keegan

Title: Director	Title: Director

By:	By:

Name: John F. Kennedy, Sr.	Name: Ellen Z. Lamale

Title: Director	Title: Director

By:	By:

Name: Russell J. Lau	Name: James G. Livingston

Title: Director	Title: Director

By:	By:

Name: Michael W. McGowan	Name: Paula R. Meyer

Title: Director	Title: Director

By:	By:

Name: Dale E. Oberkfell	Name: Cynthia A. Parker

Title: Director	Title: Director

By:	By:

Name: J. Benson Porter	Name: Thomas P. Potiowsky

Title: Director	Title: Director

By:	By:

Name: John P. Rigler II	Name: John H. Robinson

Title: Director	Title: Director

By:	By:

Name: Joseph C. Stewart III	Name: Elsie M. Meeks

Title: Director	Title: Director

By:	By:

Name: Robert M. Teachworth	Name: David F. Wilson

Title: Director	Title: Director

By:

Name: Gordon Zimmerman

Title: Director

APPROVED AND ENDORSED BY THE DIRECTOR FOR FILING EFFECTIVE AS OF :

By:

Name:

Title:

Annex C

FHLB Des Moines Capital Plan

Amended and Revised

September 5, 2011

(Approved by the Federal Housing Finance Agency on August 5, 2011)

Further Amended on [—]

(Approved by the Federal Housing Finance Agency on [—])

C-i

1.	Definitions

For purposes of this Capital Plan, all capitalized terms used but not defined elsewhere have the following meanings:

“Acquired Member Assets” means assets sold to the Bank pursuant to 12 C.F.R. Part 955 (as such regulation may be amended) and held on the Bank’s balance sheet.

“Activity Based Stock” means a subclass of Class B Stock that is required to be purchased and held in order to obtain an advance and to engage in other transactions with the Bank.

“Activity Based Stock Requirement” means the level of Activity Based Stock that must be purchased and held in order to obtain advances and engage in other transactions with the Bank.

“Additional Capital” means the loss absorbing, distributable capital component created in the Merger equal to the difference between the fair value of the net assets acquired and the fair value of the Capital Stock issued in the Merger.

“Bank” means the Federal Home Loan Bank of Des Moines.

“Board of Directors” means the Board of Directors of the Bank.

“Cancellation Fee” means the fee the Bank will impose upon a Member that cancels or revokes a Notice of Redemption or Notice of Withdrawal.

“Capital Plan” means the Bank’s plan for a capital structure as required by 12 U.S.C. 1426(b) (as such may be amended), as approved by the Finance Agency.

“Capital Stock” means, collectively, the Class A Stock and Class B Stock authorized under this Capital Plan.

“Class A Stock” means the class A stock authorized for issuance under this Capital Plan.

“Class B Stock” means the class B stock authorized for issuance under this Capital Plan.

“Commitment” means any legally binding agreement that requires the Bank to make an advance, acquire Acquired Member Assets, or otherwise transact business with a Member.

“Excess Shares” or “Excess Stock” means the amount or shares of each class or subclass of the Bank’s Capital Stock held by a Member that exceeds or does not count towards that Member’s Minimum Investment.

“Finance Agency” means the Federal Housing Finance Agency, the regulator of the Federal Home Loan Bank System, or any successor thereto.

“Member” means any institution that has been approved for membership in the Bank and has purchased the required amount of Membership Stock.

“Membership Stock” means a subclass of Class B Stock that is required to be purchased and held as a condition of membership in the Bank.

“Merger” means the merger of the Bank and the Federal Home Loan Bank of Seattle.

“Merger Effective Time” means the effective time of the Merger.

“Membership Stock Requirement” means the level of Membership Stock that must be purchased and maintained as a condition of membership.

“Minimum Investment” means the amount of Membership Stock necessary for a stockholder to satisfy its Membership Stock Requirement and the amount of Activity Based Stock necessary for a stockholder to satisfy its Activity Based Stock Requirement.

“Notice of Redemption” means any written request by a Member to the Bank to redeem Capital Stock.

“Notice of Withdrawal” means the written notice by a Member to the Bank of that Member’s intention to withdraw from membership in the Bank.

“Total Assets” means a Member’s total assets as reported to the Member’s primary regulator or on its audited financial statement.

2.	Capital Structure

2.1	Authorized Capital Stock

The Bank issues Capital Stock only in accordance with 12 C.F.R. Section 931.2 (as such regulation may be amended) and in accordance with this Capital Plan.

Capital Stock is composed of the following classes:

•	Class A Stock; and

•	Class B Stock.

The Class B Stock is composed of the following sub-classes:

•	Membership Stock; and

•	Activity Based Stock.

2.2	Stock Issuance and Retirement Procedures

The Bank acts as its own transfer agent and issues all stock in book-entry form.

The Bank does not issue fractional shares of Capital Stock. A Minimum Investment shall be rounded up to the next $100. Any dividend declared in the form of Capital Stock shall be rounded down to the next $100 and any fractional shares shall be distributed in the form of a cash dividend.

Capital Stock may be purchased and held only by Members, former Members that are required to hold Capital Stock after their membership has terminated in order to support outstanding advances and other transactions with the Bank, and entities that acquire Members, such as through mergers or consolidations, but which themselves are not Members.

The Bank issues Capital Stock in a stockholder’s name, credits the stockholder’s Class A Stock, Membership Stock or Activity Based Stock balance, as appropriate, and debits the stockholder’s demand deposit account for any payment due.

Upon redemption or repurchase of Capital Stock, the Bank retires the stock, debits the stockholder’s Class A Stock, Membership Stock or Activity Based Stock balance, as appropriate, and credits the stockholder’s demand deposit account with any proceeds.

The Bank shall not permit a stockholder to convert any Excess Shares of Capital Stock between classes or sub-classes of Capital Stock.

2.3	Minimum Investment Requirements

The Board of Directors has a continuing obligation to review and adjust the Minimum Investment as necessary to ensure that the Bank remains in compliance with its capital requirements. The Bank shall provide notice to each stockholder of any adjustment to the Minimum Investment and the effective date of any such adjustment at least 15 days prior to the effective date of any such adjustment. Upon the effective date of any such adjustment, the Bank shall, as applicable, issue any Capital Stock in accordance with section 2.2 or repurchase any Capital Stock in accordance with section 4.

A stockholder must comply promptly with any adjustments the Board of Directors makes to the Minimum Investment.

2.4	Membership Stock Requirements

The Board of Directors has established a Membership Stock Requirement identified in Appendix I. The Board of Directors may adjust the Membership Stock Requirement within the ranges specified in Appendix I. Each Member is required to purchase and maintain Membership Stock in an amount equal to its Membership Stock Requirement, as calculated by the Bank.

At least annually, the Bank calculates each Member’s Membership Stock Requirement as a percentage of Total Assets as of the preceding December 31st. The Bank will notify each Member of its Membership Stock Requirement at least 15 days prior to the effective date of any adjustments that the Bank shall make to the Member’s Membership Stock balance as a result of such annual calculation. If a Member’s Membership Stock Requirement has increased since the last time the Bank calculated the Member’s Membership Stock Requirement, the Bank shall issue Membership Stock in accordance with section 2.2.

The Bank, in its discretion, may recalculate any Member’s Membership Stock Requirements more often than annually if the Bank deems it appropriate. The Bank may recalculate a Member’s Membership Stock Requirement if requested by the Member, or in the Bank’s discretion. In each of these cases, the Bank will calculate the Membership Stock Requirement based on the Member’s Total Assets as of the end of the most recent calendar quarter for which financial information is available.

Notwithstanding any other provision of this Capital Plan, in the event that (a) a Member becomes insolvent or otherwise subject to the appointment of a conservator, receiver or other legal custodian under federal or state law, and (b) the Bank has terminated the Member’s membership, then that Member’s Membership Stock Requirement shall be zero.

2.5	Activity Based Stock Requirements

The Board of Directors has established an Activity Based Stock Requirement identified in Appendix I. The Board of Directors may adjust the Activity Based Stock Requirement within the ranges specified in Appendix I. The Board of Directors may apply changes in the Activity Based Stock Requirement to any advances, whether new or existing, and other transactions.

Each stockholder is required to purchase and maintain Activity Based Stock in an amount equal to its Activity Based Stock Requirement, as calculated by the Bank, as long as the advance or other transaction remains recorded on the Bank’s books and records.

The Bank calculates each stockholder’s Activity Based Stock Requirement daily. The Bank shall notify each stockholder of any increase in its Activity Based Stock Requirement and issue Activity Based Stock to the stockholder in accordance with section 2.2.

2.6	Class A Stock

No shares of Class A Stock shall be issued by the Bank except upon the automatic conversion, at the Merger Effective Time, of any shares of Class A Stock of the Federal Home Loan Bank of Seattle issued and outstanding immediately prior to the Merger Effective Time into the shares of Class A Stock.

Shares of Class A Stock cannot be used to satisfy the Minimum Investment of any stockholder. All issued and outstanding shares of Class A Stock shall constitute Excess Stock, subject to repurchase by the Bank as provided in section 4.2.3.

3.	Rights and Preferences

3.1	Par Value

Capital Stock shall be issued, transferred, redeemed, and repurchased at a par value of $100.

3.2	Ownership of Retained Earnings

The retained earnings, paid-in surplus, Additional Capital, undivided profits and equity reserves, if any, of the Bank are owned by the stockholders of Class B Stock in an amount proportional to the stockholder’s share of the total shares of issued and outstanding Class B Stock. Such stockholders have no right to receive any portion of these items except through the declaration of a dividend or capital distribution approved by the Board of Directors or upon liquidation of the Bank.

3.3	Voting Rights

The voting rights associated with Capital Stock are defined in and governed by the Finance Agency’s regulations. No share of Capital Stock shall have any voting preference.

3.4	Dividends and Capital Distributions

Except as otherwise provided herein or by regulation or statute, the Board of Directors has sole discretion to determine the amount, form, frequency and timing of dividend payments and capital distributions for each class and subclass of Capital Stock. The Board of Directors may declare different dividends or capital distributions for any class or subclass of Capital Stock.

Dividend payments may be made in the form of cash, additional shares of Capital Stock, or a combination thereof as determined by the Board of Directors. Capital distributions may only be made in the form of cash. Unless the Board of Directors declares otherwise, dividends and capital distributions are non-cumulative.

Dividends may only be paid from current earnings, previously retained earnings or, subject to the approval of the Finance Agency, Additional Capital. Capital distributions may only be paid from Additional Capital. The Board of Directors may not declare or pay any dividends or make any capital distributions if the Bank is not in compliance with its capital requirements or, if after paying the dividend or making the capital distribution, the Bank would not be in compliance with its capital requirements.

Each stockholder will be entitled to receive applicable dividends and capital distributions on Capital Stock held during the applicable dividend or capital distribution period for the period of time the stockholder owned the Capital Stock. The Bank pays dividends and capital distributions on Capital Stock as long as it is issued and outstanding, regardless of whether a Member has provided a Notice of Redemption or Notice of Withdrawal or a stockholder has terminated membership for any reason.

3.5	Liquidation

If the Bank is liquidated, after payment in full to the Bank’s creditors, the Bank’s stockholders shall be entitled to receive the par value of their Class B Stock, as well as any retained earnings, paid-in surplus and Additional Capital, in an amount proportional to the stockholder’s share of the total shares of Class B Stock. If any shares of Class A Stock remain outstanding at the time of liquidation, the Class A stockholders will be entitled to receive the par value of their stock (but no additional amounts), prior to the distribution of any retained earnings, paid-in surplus or Additional Capital to the Class B stockholders. A liquidation of the Bank shall also be subject to any terms and conditions imposed by the Finance Agency.

3.6	Merger or Consolidation

The Board of Directors shall determine the rights and preferences of the Bank’s stockholders in connection with any merger or consolidation, subject to any terms and conditions imposed by the Finance Agency.

4.	Redemption, Repurchase and Transfer

4.1	Capital Stock Redemption

Class B Stock is redeemable on five years’ written notice to the Bank. Class A Stock is redeemable on six months’ written notice to the Bank. The Bank shall not be obligated to redeem a Member’s Capital Stock other than in accordance with the Capital Plan, and is not permitted to redeem Capital Stock if such redemption would cause the Member to fail to meet its Minimum Investment or is otherwise prohibited pursuant to section 4.3.

4.1.1	Notice of Redemption

A Member may redeem Capital Stock by providing a Notice of Redemption to the Bank specifying the class or sub-class and the number of shares of Capital Stock to be redeemed. A Member shall not have more than one Notice of Redemption outstanding at any one time for the same shares of Capital Stock.

The redemption period commences upon the Bank’s receipt of the Notice of Redemption. The Bank honors Notices of Redemption in the order in which the Bank receives them.

The Bank shall redeem the Capital Stock identified in a Notice of Redemption following the expiration of the redemption period and pay the stated par value of that Capital Stock to the Member in cash in accordance with section 2.2 and subject to the limitations set forth in section 4.3, unless the Bank exercises its discretionary authority to repurchase Excess Stock in accordance with section 4.2 prior to that time.

4.1.2	Cancellation of Notice of Redemption

A Member may cancel a Notice of Redemption prior to the end of the redemption period by providing written notice to the Bank of its intent to cancel its Notice of Redemption. The Bank will charge the Member a Cancellation Fee equal to the following:

•	one percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within one year of the day the Bank received the Notice of Redemption;

•	two percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within two years of the day the Bank received the Notice of Redemption;

•	three percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within three years of the day the Bank received the Notice of Redemption;

•	four percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within four years of the day the Bank received the Notice of Redemption; or

•	five percent of the par value of the shares of Capital Stock subject to the Notice of Redemption if the Bank receives the cancellation of Notice of Redemption within five years of the day the Bank received the Notice of Redemption.

The Board of Directors may change the Cancellation Fee to any percentage of the par value of the shares of Capital Stock subject to the cancelled Notice of Redemption that is not less than 0.0 percent and not more than the percentages specified in the preceding paragraph. If the Board of Directors changes the Cancellation Fee, the Board of Directors will also determine whether the changed Cancellation Fee will apply to the cancellation of any previously submitted Notice of Redemption as well as those submitted in the future. Otherwise, the Cancellation Fee in effect at the time the Bank received the Notice of Redemption will apply to the cancellation of that Notice of Redemption. The Bank will notify Members in writing at least 15 days in advance of any changes in the Cancellation Fee.

A Notice of Redemption by a Member (whose membership has not been terminated) shall be automatically cancelled if, within five business days after the end of the applicable redemption notice period, the Bank is prevented from redeeming the Member’s Capital Stock because the Member would fail to maintain its Minimum Investment after such redemption. The automatic cancellation (in full or to the extent required) shall have the same effect as a voluntary cancellation and the Bank shall impose the Cancellation Fee described in the preceding paragraph.

4.1.3	Notice of Withdrawal

The Bank’s receipt of a Notice of Withdrawal commences the five-year redemption period for all Class B Stock or the six-month redemption for all Class A Stock held by that Member, in each case, that is not already subject to a pending Notice of Redemption. The redemption period for Membership Stock purchased subsequent to the Bank’s receipt of a Member’s Notice of Withdrawal shall be deemed to have commenced when the Bank issued such Membership Stock. Following the expiration of the redemption period, the Bank shall pay the stated par value of the Capital Stock to the Member in cash, in accordance with section 2.2 and subject to the limitations set forth in sections 4.3 and 5.3.

4.1.4	Cancellation of Notice of Withdrawal

A Member may cancel a Notice of Withdrawal prior to the end of the redemption period by providing written notice to the Bank of its intent to cancel its Notice of Withdrawal. The Bank will charge the Member a Cancellation Fee on the par value of the Member’s Capital Stock balance as described in section 4.1.2.

4.1.5	Termination of Membership

If an institution’s membership has been terminated as a result of a merger or consolidation into a nonmember or into a member of another Federal Home Loan Bank, the redemption period for any Capital Stock that is not subject to a pending Notice of Redemption shall be deemed to commence on the date on which the charter of the former member is terminated.

If an institution’s membership is involuntarily terminated, the redemption period for all Capital Stock owned by the former member and not already subject to a pending Notice of Redemption shall commence on the date that the Board of Directors terminates the institution’s membership.

4.2	Capital Stock Repurchases

The Bank, in its discretion, may repurchase any Excess Shares without regard to any redemption period.

4.2.1	Membership Stock

Upon 15 days written notice to Members, the Bank may, in its sole discretion, repurchase Membership Stock which the Bank determines is Excess Stock without regard to the five-year redemption notice period. The Bank shall repurchase any such Excess Stock in accordance with section 2.2 and subject to the limitations set forth in section 4.3.

Any repurchase of Membership Stock automatically reduces the amount of Membership Stock that is the subject of any outstanding Notice of Redemption by the amount of Membership Stock repurchased. If a Member has Membership Stock that is subject to more than one Notice of Redemption, the Bank will automatically reduce the amount of Membership Stock that is subject to such outstanding Notices of Redemption in the same order in which the Bank received such Notices of Redemption.

A Member’s submission of a Notice of Withdrawal in accordance with section 5.1, or its termination of membership in any other manner, will not, in and of itself, cause any Membership Stock to be deemed Excess Stock for purposes of this section.

4.2.2	Activity Based Stock

Each Member may hold Excess Shares of Activity Based Stock up to the operational threshold established in Appendix I. The Board of Directors may, from time to time, increase or decrease the operational threshold within ranges specified in Appendix I. The Bank will notify each Member of a change in the operational threshold at least 15 days prior to implementing the change.

The Bank will repurchase any Excess Shares of Activity Based Stock that exceed the operational threshold established in Appendix I, on at least a scheduled, monthly basis in accordance with section 2.2 and subject to the limitations set forth in section 4.3. The Bank will notify Members at least 15 days in advance of the scheduled date(s) for repurchasing Activity Based Stock and prior to implementing any changes in the scheduled date(s) for repurchasing Activity Based Stock.

4.2.3	Class A Stock

The Bank may repurchase any shares of Class A Stock at any time; provided, that the Bank will notify Members at least 15 days in advance of the scheduled date(s) for repurchasing Class A Stock and prior to implementing any changes in the scheduled date(s) for repurchasing Class A Stock.

4.3	Limitations on Capital Stock Redemption or Repurchase

The Bank will not redeem or repurchase Capital Stock:

•	without the prior written approval of the Finance Agency, if the Finance Agency or the Board of Directors has determined that the Bank has incurred, or is likely to incur, losses that result in or are likely to result in charges against the capital of the Bank. This prohibition shall apply even if the Bank is in compliance with its capital requirements, and shall remain in effect for however long the Bank continues to incur such charges or until the Finance Agency determines that such charges are not expected to continue; or

•	if the redemption or repurchase would cause the Bank to be out of compliance with its capital requirements; or

•	if the redemption or repurchase would cause a stockholder to be out of compliance with its Minimum Investment; or

•	if the sum of all requested Capital Stock redemptions that the Bank is scheduled to make on any date equals or exceeds the amount that would cause the Bank to fall below its capital requirements, in which case the Bank will process redemptions in the order in which notification was received, but in no case will the Bank redeem Capital Stock to the point that it would fail to meet its capital requirements.

The Bank, upon the approval of its Board of Directors, or of a subcommittee thereof, may suspend redemption of Capital Stock if the Bank reasonably believes that continued redemption of Capital Stock would cause the Bank to fail to meet its capital requirements, would prevent the Bank from maintaining adequate capital against a potential risk that may not be adequately reflected in its capital requirements, or would otherwise prevent the Bank from operating in a safe and sound manner. The Bank will notify the Finance Agency in writing within two business days of the date of the decision to suspend the redemption of Capital Stock, informing the Finance Agency of the reasons for the suspension and of the Bank’s strategies and time frames for addressing the conditions that led to the suspension. The Finance Agency may require the Bank to re-institute the redemption of Capital Stock. The Bank will not repurchase any Capital Stock without the written permission of the Finance Agency during any period in which the Bank has suspended redemption of Capital Stock under this paragraph.

4.4	Transfer of Excess Stock

With the prior approval of the Bank, a Member may transfer Excess Stock to another Member that controls, is controlled by, or is under common control with the Member.

If a Member that has filed a Notice of Redemption transfers Excess Stock that is subject to that notice to another Member, the transfer shall be deemed to be a cancellation of the Notice of Redemption on the Excess Stock transferred upon the effective date of the transfer. The transferring Member shall be responsible for paying any applicable Cancellation Fees in accordance with section 4.1.2.

If a Member that has filed a Notice of Withdrawal transfers Excess Stock to another Member, the transfer shall be deemed to be a cancellation of the five-year redemption period on the Excess Stock transferred. The transferring Member shall be responsible for paying any applicable Cancellation Fees in accordance with section 4.1.2.

The Bank shall transfer Capital Stock only in accordance with 12 C.F.R. Section 931.6 (as such regulation may be amended). The Bank will not approve a Capital Stock transfer if the transfer would result in the transferring Member being out of compliance with its Minimum Investment. Capital Stock may be traded only between the Bank and its Members. All Capital Stock transfers are to be at par value and are effective upon being recorded on the appropriate books and records of the Bank.

5.	Termination of Membership

A Member’s submission of a Notice of Withdrawal, or its termination of membership in any other manner, shall not, in and of itself, cause any Capital Stock to be deemed Excess Stock.

If a former Member’s membership has been withdrawn, terminated involuntarily, or terminated as a result of a merger or consolidation, the Bank shall redeem or repurchase such former Member’s Capital Stock in accordance with section 4 and subject to the limitations in sections 4.1, 4.2, 4.3 and 5.3.

5.1	Voluntary Withdrawal from Membership

Any institution may withdraw from membership by providing a Notice of Withdrawal.

A Member that has submitted its Notice of Withdrawal continues to have access to the benefits of membership until the effective date of its withdrawal, but the Bank does not have to provide any further services, including advances, that would mature or otherwise terminate subsequent to the effective date of the withdrawal.

The membership of an institution that has submitted a Notice of Withdrawal shall terminate five years from the date of the Bank’s receipt of the Member’s Notice of Withdrawal, unless the institution has cancelled its Notice of Withdrawal prior to that date.

5.2	Involuntary Termination of Membership

The Board of Directors may terminate a Member’s membership pursuant to the Finance Agency’s regulations. A Member whose membership is terminated involuntarily shall cease being a Member as of the date on which the Board of Directors acts to terminate the membership, and the institution shall have no right to obtain any of the benefits of membership after that date, but shall be entitled to receive any dividends declared on its Capital Stock until the Capital Stock is redeemed or repurchased by the Bank.

5.3	Liquidation of Claims

If an institution withdraws from membership or has its membership terminated, the Bank will determine an orderly manner for:

•	liquidating all outstanding indebtedness (including prepayment fees) owed by that Member to the Bank, and

•	settling all other claims against the Member.

If an institution that withdraws from membership or has its membership terminated remains indebted to the Bank or has outstanding any transactions with the Bank after the effective date of its termination of membership, the Bank shall not redeem or repurchase any Activity Based Stock or Class A Stock if such redemption or repurchase is subject to any of the limitations in section 4.3. The Bank shall redeem or repurchase any Activity Based Stock and Class A Stock in accordance with section 4.

6.	Treatment of Capital Stock in the Merger

Each share of Capital Stock of the Bank issued and outstanding immediately prior to the Merger Effective Time will, at the Merger Effective Time, automatically and without any further action by the holder of such share, be designated as Class B Stock, of the same subclass as it was immediately prior to the Merger Effective Time.

Each former stockholder of the Federal Home Loan Bank of Seattle will be required to satisfy the Minimum Investment requirements set forth in section 2 and Appendix I of this Capital Plan as of the Merger Effective Time. The Class B Stock of the Bank issued in the Merger to each former stockholder of the Federal Home Loan Bank of Seattle at the Merger Effective Time will, first, be allocated to satisfy such stockholder’s Membership Stock Requirement, and any remaining Class B Stock issued in the Merger to such former Federal Home Loan Bank of Seattle stockholders will be allocated as Activity Based Stock. If a former stockholder of the Federal Home Loan Bank of Seattle does not own sufficient Class B Stock to satisfy the Minimum Investment requirements as of the Merger Effective Time, then the Bank will issue additional shares of Class B Stock and debit such stockholder’s demand deposit account at the Bank in accordance with section 2.2.

7.	Retained Earnings Enhancement Implementation and Definitions

7.1	Implementation

The provisions of sections 7 through 10 shall become effective upon, and only upon, the occurrence of the Interim Capital Plan Amendment Implementation Date. Until the Restriction Termination Date, in the event of any conflict between sections 7 through 10 and the remainder of this Capital Plan, the applicable terms of sections 7 through 10 shall govern, and shall be interpreted in a manner such that the restrictions set forth therein are supplementary to, and not in lieu of, the requirements of the remainder of this Capital Plan.

7.2	Definitions applicable to Sections 7 through 10 of this Capital Plan

As used in these sections 7 through 10, the following capitalized terms shall have the following meanings. Other capitalized terms used but not defined in these sections 7 through 10, shall have the meanings set forth in section 1 of this Capital Plan.

“Act” means the Federal Home Loan Bank Act, as amended as of the Effective Date.

“Adjustment to Prior Net Income” means either an increase, or a decrease, to a prior calendar quarter’s Quarterly Net Income subsequent to the date on which any allocation to Restricted Retained Earnings for such calendar quarter was made.

“Agreement” means the Joint Capital Enhancement Agreement adopted by the FHLBanks on the Effective Date and amended on the date on which the FHFA has approved the Retained Earnings Capital Plan Amendments for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.

“Allocation Termination Date” means the date the Bank’s obligation to make allocations to the Restricted Retained Earnings account is terminated permanently. That date is determined pursuant to section 10 of this Capital Plan.

“Automatic Termination Event” means (i) a change in the Act, or another applicable statute, occurring subsequent to the Effective Date, that will have the effect of creating a new, or higher, assessment or taxation on net income or capital of the FHLBanks, or (ii) a change in the Act, another applicable statute, or the Regulations, occurring subsequent to the Effective Date, that will result in a higher mandatory allocation of an FHLBank’s Quarterly Net Income to any Retained Earnings account than the annual amount, or total amount, specified in an FHLBank’s capital plan as in effect immediately prior to the Automatic Termination Event.

“Automatic Termination Event Declaration Date” means the date specified in section 10.1.1 or 10.1.2 of this Capital Plan.

“Bank’s Total Consolidated Obligations” means the daily average carrying value for the calendar quarter, excluding the impact of fair value adjustments (i.e., fair value option and hedging adjustments), of the Bank’s portion of outstanding System Consolidated Obligations for which it is the primary obligor.

“Declaration of Automatic Termination” means a signed statement, executed by officers authorized to sign on behalf of each FHLBank that is a signatory to the statement, in which at least 2/3 of the then existing FHLBanks declare their concurrence that a specific statutory or regulatory change meets the definition of an Automatic Termination Event.

“Dividend” means a distribution of cash, other property, or stock to a Stockholder with respect to its holdings of Capital Stock.

“Dividend Restriction Period” means any calendar quarter: (i) that includes the REFCORP Termination Date, or occurs subsequent to the REFCORP Termination Date; (ii) that occurs prior to an Allocation Termination Date; and (iii) during which the amount of the Bank’s Restricted Retained Earnings is less than the amount of the Bank’s RREM. If the amount of the Bank’s Restricted Retained Earnings is at least equal to the amount of the Bank’s RREM, and subsequently the Bank’s Restricted Retained Earnings becomes less than its RREM, the Bank shall be deemed to be in a Dividend Restriction Period (unless an Allocation Termination Date has occurred).

“Effective Date” means February 28, 2011.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“FHFA” means the Federal Housing Finance Agency, or any successor thereto.

“FHLBank” means a Federal Home Loan Bank chartered under the Act.

“Interim Capital Plan Amendment Implementation Date” means 31 days after the date by which the FHFA has approved a capital plan amendment substantially the same as the Retained Earnings Capital Plan Amendment for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.

“Net Loss” means that the Quarterly Net Income of the Bank is negative, or that the annual net income of the Bank calculated on the same basis is negative.

“Quarterly Net Income” means the amount of net income of an FHLBank for a calendar quarter calculated in accordance with GAAP, after deducting the FHLBank’s required contributions for that quarter to the Affordable Housing Program under section 10(j) of the Act, as reported in the FHLBank’s quarterly and annual financial statements filed with the Securities and Exchange Commission.

“REFCORP Termination Date” means the last day of the calendar quarter in which the FHLBanks” final regular payments are made on obligations to REFCORP in accordance with Section 997.5 of the Regulations and Section 21B(f) of the Act.

“Regular Contribution Amount” means the result of (i) 20 percent of Quarterly Net Income; plus (ii) 20 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 20 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter.

“Regulations” mean: (i) the rules and regulations of the Federal Housing Finance Agency (except to the extent that they may be modified, terminated, set aside or superseded by the Director of the FHFA) in effect on the Effective Date; (ii) the rules and regulations of the FHFA, as amended from time to time.

“Restricted Retained Earnings” means the cumulative amount of Quarterly Net Income and Adjustments to Prior Net Income allocated to the Bank’s Retained Earnings account restricted pursuant to the Retained Earnings Capital Plan Amendment, and does not include amounts retained in: (i) any accounts in existence at the Bank on the Effective Date; or (ii) any other Retained Earnings accounts subject to restrictions that are not part of the terms of the Retained Earnings Capital Plan Amendment.

“Restricted Retained Earnings Minimum” (“RREM”) means a level of Restricted Retained Earnings calculated as of the last day of each calendar quarter equal to one percent of the Bank’s Total Consolidated Obligations.

“Restriction Termination Date” means the date the restriction on the Bank paying Dividends out of the Restricted Retained Earnings account, or otherwise reallocating funds from the Restricted Retained Earnings account, is terminated permanently. That date is determined pursuant to section 10 of this Capital Plan.

“Retained Earnings” means the retained earnings of an FHLBank calculated pursuant to GAAP.

“Retained Earnings Capital Plan Amendment” means the amendment to this Capital Plan, made a part thereof, adopted effective on the Interim Capital Plan Amendment Implementation Date adding sections 7 through 10 to this Capital Plan.

“Special Contribution Amount” means the result of: (i) 50 percent of Quarterly Net Income; plus (ii) 50 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 50 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made by the current calendar quarter.

“Stockholder” means: (i) a Member; (ii) a former Member that continues to own Capital Stock; or (iii) a successor to an entity that was a Member that continues to own Capital Stock.

“System Consolidated Obligation” means any bond, debenture, or note authorized under the Regulations to be issued jointly by the FHLBanks pursuant to Section 11(a) of the Act, as amended, or any bond or note previously issued by the Federal Housing Finance Agency on behalf of all FHLBanks pursuant to Section 11(c) of the Act, on which the FHLBanks are jointly and severally liable, or any other instrument issued through the Office of Finance, or any successor thereto, under the Act, that is a joint and several liability of all the FHLBanks.

“Total Capital” means Retained Earnings, the amount paid-in for Capital Stock, the amount of any Additional Capital, the amount of any general allowance for losses, and the amount of other instruments that the FHFA has determined to be available to absorb losses incurred by the Bank.

8.	Establishment of Restricted Retained Earnings

8.1	Segregation of Account

No later than the REFCORP Termination Date, the Bank shall establish an account in its official books and records in which to allocate its Restricted Retained Earnings, with such account being segregated on its books and records from the Bank’s Retained Earnings that are not Restricted Retained Earnings for purposes of tracking the accumulation of Restricted Retained Earnings and enforcing the restrictions on the use of the Restricted Retained Earnings imposed in the Retained Earnings Capital Plan Amendment.

8.2	Funding of Account

8.2.1	Date on which Allocation Begins

The Bank shall allocate to its Restricted Retained Earnings account an amount at least equal to the Regular Contribution Amount beginning on the REFCORP Termination Date. The Bank shall allocate amounts to the Restricted Retained Earnings account only through contributions from its Quarterly Net Income or Adjustments to Prior Net Income occurring on or after the REFCORP Termination Date, but nothing in the Retained Earnings Capital Plan Amendment shall prevent the Bank from allocating a greater percentage of its Quarterly Net Income or positive Adjustment to Prior Net Income to its Restricted Retained Earnings account than the percentages set forth in the Retained Earning Capital Plan Amendment.

8.2.2	Ongoing Allocation

During any Dividend Restriction Period that occurs before the Allocation Termination Date, the Bank shall continue to allocate its Regular Contribution Amount (or when and if required under subsection 8.2.4 below, its Special Contribution Amount) to its Restricted Retained Earnings account.

8.2.3	Treatment of Quarterly Net Losses and Annual Net Losses

In the event the Bank sustains a Net Loss for a calendar quarter, the following shall apply: (i) to the extent that its cumulative calendar year-to-date net income is positive at the end of such quarter, the Bank may decrease the amount of its Restricted Retained Earnings such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date at the end of such quarter is equal to 20 percent of the amount of such cumulative calendar year-to-date net income; (ii) to the extent that its cumulative calendar year-to-date net income is negative at the end of such quarter (a) the Bank may decrease the amount of its Restricted Retained Earnings account such that the cumulative addition calendar year-to-date to the Restricted Retained Earnings at the end of such quarter is zero, and (b) the Bank shall apply any remaining portion of the Net Loss for the calendar quarter first to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter may apply any remaining portion of the Net Loss for the calendar quarter to reduce Restricted Retained Earnings; and (iii) for any subsequent calendar quarter in the same calendar year, the Bank may decrease the amount of its quarterly allocation to its Restricted Retained Earnings account in that subsequent calendar quarter such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date is equal to 20 percent of the amount of such cumulative calendar year-to-date net income.

In the event the Bank sustains a Net Loss for a calendar year, any such Net Loss first shall be applied to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter any remaining portion of the Net Loss for the calendar year may be applied to reduce Restricted Retained Earnings.

8.2.4	Funding at the Special Contribution Amount

If during a Dividend Restriction Period, the amount of the Bank’s Restricted Retained Earnings decreases in any calendar quarter, except as provided in subsections 8.2.3(i) and (ii)(a) above, the Bank shall allocate the Special Contribution Amount to its Restricted Retained Earnings account beginning at the following calendar quarter-end (except as provided in the last sentence of this subsection). Thereafter, the Bank shall continue to allocate the Special Contribution Amount to its Restricted Retained Earnings account until the cumulative difference between: (i) the allocations made using the Special Contribution Amount; and (ii) the allocations that would have been made if the Regular Contribution Amount applied, is equal to the amount of the prior decrease in the amount of its Restricted Retained Earnings account arising from the application of subsection 8.2.3(ii)(b). If at any calendar quarter-end the allocation of the Special Contribution Amount would result in a cumulative allocation in excess of such prior decrease in the amount of Restricted Retained Earnings: (i) the Bank may allocate such percentage of Quarterly Net Income to the Restricted Retained Earnings account that shall exactly restore the amount of the prior decrease, plus the amount of the Regular Contribution Amount for that quarter; and (ii) the Bank in subsequent quarters shall revert to paying at least the Regular Contribution Amount.

8.2.5	Release of Restricted Retained Earnings

If the Bank’s RREM decreases from time to time due to fluctuations in the Bank’s Total Consolidated Obligations, amounts in the Restricted Retained Earnings account in excess of 150 percent of the RREM may be released by the Bank from the restrictions otherwise imposed on such amounts pursuant to the provisions of the Retained Earnings Capital Plan Amendment, and reallocated to its Retained Earnings that are not Restricted Retained Earnings. Until the Restriction Termination Date, the Bank may not otherwise reallocate amounts in its Restricted Retained Earnings account (provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection 8.2.3 is not a reallocation).

8.2.6	No Effect on Rights of Shareholders as Owners of Retained Earnings

In the event of the liquidation of the Bank, or a taking of the Bank’s Retained Earnings by any future federal action, nothing in the Retained Earnings Capital Plan Amendment shall change the rights of the holders of the Bank’s Class B stock that confer ownership of Retained Earnings, including Restricted Retained Earnings, as granted under Section 6(h) of the Act.

9.	Limitation on Dividends, Stock Purchase and Stock Redemption

9.1	General Rule on Dividends

From the REFCORP Termination Date through the Restriction Termination Date, the Bank may not pay Dividends, or otherwise reallocate funds (except as expressly provided in subsection 8.2.5, and further provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection 8.2.3 is not a reallocation), out of Restricted Retained Earnings. During a Dividend Restriction Period, the Bank may not pay Dividends out of the amount of Quarterly Net Income required to be allocated to Restricted Retained Earnings.

9.2	Limitations on Repurchase and Redemption

From the REFCORP Termination Date through the Restriction Termination Date, the Bank shall not engage in a repurchase or redemption transaction if following such transaction the Bank’s Total Capital as reported to the FHFA falls below the Bank’s aggregate paid-in amount of Capital Stock.

10.	Termination of Retained Earnings Capital Plan Amendment Obligations

10.1	Notice of Automatic Termination Event

10.1.1	Action by FHLBanks

If the Bank desires to assert that an Automatic Termination Event has occurred (or will occur on the effective date of a change in a statute or the Regulations), the Bank shall provide prompt written notice to all of the other FHLBanks (and provide a copy to the FHFA) identifying the specific statutory or regulatory change that is the basis for the assertion. For the purposes of this section, “prompt written notice” means notice delivered no later than 90 calendar days subsequent to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

If within 60 calendar days of transmission of such written notice to all of the other FHLBanks, at least 2/3 of the then existing FHLBanks (including the Bank)execute a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event, then the Declaration of Automatic Termination shall be delivered by the Bank to the FHFA within 10 calendar days of the date that the Declaration of Automatic Termination is executed. After the expiration of a 60 calendar day period that begins when the Declaration of Automatic Termination is delivered to the FHFA, or is delivered to the FHFA by another FHLBank pursuant to the terms of its capital plan, an Automatic Termination Event Declaration Date shall be deemed to occur (except as provided in subsection 10.1.3).

If a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event has not been executed by at least the required 2/3 of the then existing FHLBanks within 60 calendar days of transmission of such notice to all of the other FHLBanks, the Bank may request a determination from the FHFA that the specific statutory or regulatory change constitutes an Automatic Termination Event. Such request must be filed with the FHFA within 10 calendar days after the expiration of the 60 calendar day period that begins upon transmission of the written notice of the basis of the assertion to all of the other FHLBanks.

10.1.2	Action by FHFA

The Bank may request a determination from the FHFA that a specific statutory or regulatory change constitutes an Automatic Termination Event, and may claim that an Automatic Termination Event has occurred, or will occur, with respect to a specific statutory or regulatory change only if the Bank has complied with the time limitations and procedures of subsection 10.1.1.

If within 60 calendar days after the Bank delivers such a request to the FHFA, or another FHLBank delivers such a request pursuant to its capital plan, the FHFA provides the requesting FHLBank with a written determination that a specific statutory or regulatory change is an Automatic Termination Event, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the expiration of such 60 calendar day period (except as provided in subsection 10.1.3). The date of the Automatic Termination Event Declaration Date shall be as of the expiration of such 60 calendar day period (except as provided in subsection 10.1.3) no matter on which day prior to the expiration of the 60 calendar day period the FHFA has provided its written determination.

If the FHFA fails to make a determination within 60 calendar days after an FHLBank delivers such a request to the FHFA, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the date of the expiration of such 60 calendar day period (except as provided in subsection 10.1.3); provided, however, that the FHFA may make a written request for information from the requesting FHLBank, and toll such 60 calendar day period from the date that the FHFA transmits its request until that FHLBank delivers to the FHFA information responsive to its request.

If within 60 calendar days after an FHLBank delivers to the FHFA a request for determination that a specific statutory or regulatory change constitutes an Automatic Termination Event (or such longer period if the 60 calendar day period is tolled pursuant to the preceding sentence), the FHFA provides that FHLBank with a written determination that a specific statutory or regulatory change is not an Automatic Termination Event, then an Automatic Termination Event shall not have occurred with respect to such change.

10.1.3	Proviso as to Occurrence of Automatic Termination Event Declaration Date

In no case under this subsection 10.1 may an Automatic Termination Event Declaration Date be deemed to occur prior to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

10.2	Notice of Voluntary Termination

If the FHLBanks terminate the Agreement, then the FHLBanks shall provide written notice to the FHFA that the FHLBanks have voted to terminate the Agreement.

10.3	Consequences of an Automatic Termination Event or Vote to Terminate the Agreement

10.3.1	Consequences of Voluntary Termination

In the event the FHLBanks deliver written notice to the FHFA that the FHLBanks have voted to terminate the Agreement, then without any further action by the Bank or the FHFA: (i) the date of delivery of such notice shall be an Allocation Termination Date; and (ii) one year from the date of delivery of such notice shall be a Restriction Termination Date.

10.3.2	Consequences of an Automatic Termination Event Declaration Date

If an Automatic Termination Event Declaration Date has occurred, then without further action by the Bank or the FHFA: (i) the date of the Automatic Termination Event Declaration Date shall be an Allocation Termination Date; and (ii) one year from the date of the Automatic Termination Event Declaration Date shall be a Restriction Termination Date.

10.3.3	Deletion of Operative Provisions of Retained Earnings Capital Plan Amendment

Without any further action by the Bank or the FHFA, on the Restriction Termination Date, sections 7 through 10 of this Capital Plan shall be deleted.

Appendix I

Membership Stock Requirement

Each Member is required to purchase and maintain Membership Stock equal to the following:

	Membership Stock Requirement [2]	Minimum Investment Range [1]
		Minimum	Maximum
% of Total Assets	0.12%	0.05%	0.25%
Membership Stock Cap	$10 million	$1 million	$30 million
Membership Stock Floor	$10,000	$10,000	$30,000

Activity Based Stock Requirement

Each Member is required to purchase and maintain Activity Based Stock issued in accordance with section 2.5 of this Capital Plan equal to the percentage of the book value on the Bank’s books and records of the following transactions as shown in the table below.

Transaction	Activity Based Stock Requirement [2]	Minimum Investment Range [1]
		Minimum	Maximum
Outstanding Advances	4.00%[5]	2.00%	5.00%
Outstanding Acquired Member Assets [3]	4.00%[5]	0.00%	5.00%
Standby Letters of Credit	0.00%	0.00%	0.175%
Advance Commitments	0.00%	0.00%	0.35%
Acquired Member Asset Commitments	0.00%	0.00%	0.60%

Operational Threshold

Each Member is permitted to retain Excess Shares of Activity Based Stock in an amount not to exceed the following operational threshold, designed to minimize the number of repurchase transactions for the Bank and its Members.

	Current Operational Threshold [2]		Operational Threshold Range [1]
			Minimum	Maximum
Operational Threshold	$0	[4]	$0	$250,000

1	Changes to the Minimum Investment and operational threshold ranges constitute amendments to the Capital Plan and requires approval by the Finance Agency.
2	The Board of Directors reviews and adjusts the Membership Stock Requirement, Activity Based Stock Requirement and the Current Operational Threshold within the established ranges, subject to the Member notification requirements in section 2.3.
3	Any Acquired Member Assets held by the Bank as of July 1, 2003 shall be subject to capital requirements specified in contracts in effect at the time the assets were purchased in lieu of the initial Activity Based Stock Requirement.
4	Board of Directors approved change to current Operational Threshold for Excess Shares of Activity Based Stock effective January 4, 2012.
5	Board of Directors approved change to Activity Based Stock Requirement for Advances and Acquired Member Assets from 4.45% to 4.00% effective August 1, 2013.

Annex D

FORM OF

BYLAWS

of the

FEDERAL HOME LOAN BANK OF DES MOINES

As Amended and Restated, effective [                    ], 2015

ARTICLE I

Offices

Section 1. Principal Office: The principal office of the Bank is to be located in the City of Des Moines, County of Polk, State of Iowa, or at such other place as may be designated in accordance with applicable law.

Section 2. Other Offices: In addition to its principal office, the Bank may maintain offices at any other place, or places.

ARTICLE II

Stockholders’ Meeting

Section 1. Annual Meeting: The Board of Directors (Board) may, at its option, provide for an annual meeting of the Bank’s stockholders (stockholders) in any particular year by the adoption of a resolution designating the date, time and place for such annual meeting. At any annual meeting of the stockholders, the Board or any officer thereof may submit such matters to the stockholders as they may deem to be appropriate.

Section 2. Special Meetings: Special meetings of the stockholders may be called by the Board or the Bank’s Chief Executive Officer or President and may be held at such time and place as shall be stated in a notice of meeting.

Section 3. Notice of Meetings: Any notice to stockholders required or permitted under the Federal Home Loan Bank Act, as amended from time to time (Act), regulation (including the rules and regulations of the Federal Housing Finance Agency (Finance Agency)) made under the Act, or these Bylaws shall be provided in accordance with these Bylaws, except where a specific term of notice is specified by applicable law or regulation.

Written notice of any annual or special meeting of stockholders stating the date, place, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each member not less than ten nor more than sixty days before the date of the meeting, unless otherwise required by applicable law or regulation. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice. Notice may be given personally or by private carrier or by mail sent in a postage prepaid envelope, addressed to the stockholder at its address as it appears on the records of the Bank, or by electronic mail, facsimile or other electronic means, to the facsimile number or electronic address to the stockholder as it appears on the records of the Bank. Notice may also be provided by posting the notice on an electronic network and delivering to the stockholder a separate record of the posting, together with comprehensible instructions regarding how to obtain access to the posting on the electronic network. Notice by mail shall be deemed given at the time when the same shall be deposited in the mail, postage prepaid and deemed effective by personal delivery or private carrier when received by the stockholder. Notice by electronic mail, facsimile, other electronic means, or posting to an electronic network shall be deemed given at the time the same shall be transmitted or posted to the network (following any applicable notice of posting). Any stockholder may waive notice of any meeting by submitting a signed written waiver of notice before or after the meeting. The attendance by a stockholder at a meeting shall constitute waiver of notice of such meeting unless the stockholder at the beginning of the meeting objects to the transaction of business because the meeting was not lawfully called or convened.

If an annual or special meeting of stockholders is adjourned to a different date, place or hour, no notice of the new date, place or hour is required if they are announced at the meeting before adjournment. If a new record date for the adjourned meeting is or must be fixed, notice of the adjourned meeting must be provided to Stockholders entitled to notice of or to vote as of the new record date.

Section 4. Voting: Each member of the Bank shall be entitled to vote at a meeting of the stockholders or otherwise only as and to the extent set forth in the Capital Plan of the Bank, as in effect from time to time, or applicable law or regulation.

Section 5. Organization, Procedure: At each meeting of stockholders, the Chairperson of the Board or, in the Chairperson’s absence, the Vice Chairperson of the Board, or, in the absence of both, the Acting Chairperson shall serve as the presiding officer of the meeting. The presiding officer at each meeting shall conclusively determine the order of business, all matters of procedure and whether or not a proposal is proper business to be transacted at the meeting and has been properly brought before the meeting. The Secretary or, in the Secretary’s absence, the person whom the Chairperson of the meeting shall appoint to act as secretary, shall keep the minutes of the meeting.

ARTICLE III

Directors

Section 1. General Powers: The corporate powers shall be exercised by or under the authority of, and the business and affairs of the Bank shall be under the direction of, the Board.

Section 2. Number, Qualification and Elections: The Board shall consist of twenty-nine directors or such other number of members as may be required by the Finance Agency, from time to time. The directors shall be elected in such manner and for such terms of office in accordance with the director election procedures as established by the Board and applicable law and regulation. Directors are divided into two classes: (1) those who are officers or directors of a member of the Bank (member directors); and (2) those who are not member directors, but are elected by a plurality of the votes of the members of the Bank from among eligible persons nominated by the Board after consultation with the Advisory Council of the Bank (independent directors). Member directors must constitute a majority, but no more than sixty percent, of the members of the Board. Independent directors must comprise not less than forty percent of the members of the Board, and at least two independent directors must also qualify as public interest directors. Independent directors shall be elected in an at-large election by a plurality of the members entitled to vote, and member directors shall be elected as representing members located in a particular state, in accordance with applicable law and regulation.

Section 3. Regular Meetings: Regular meetings of the Board may be held at such time and place (within the United States, its possessions and territories) as shall be determined from time to time by the Board; provided, however, that in-person meetings shall be held at least six times annually, or as may otherwise be required by applicable law, regulation, or the Finance Agency. Regular meetings may be held without notice thereof, but the Board may direct the giving of five days’ notice of such a meeting to each director.

Section 4. Special Meetings: Except as otherwise specified in these Bylaws, meetings of the Board or a committee thereof may be called by its Chairperson, Vice Chairperson, or the Chief Executive Officer or the President of the Bank or upon the written request of three or more directors stating the reason therefor. Written notice of any special meeting shall stipulate the date, time and place of such meetings, and shall contain a statement of the purpose or purposes of such meetings and shall be given to each director or each committee member, as the case may be, at least twenty-four hours before the meeting if notice is given by telephone, or by being personally delivered, or sent by electronic mail, facsimile, posting the notice on an electronic network together with comprehensible instructions regarding how to obtain access to the posting on the electronic network (following any applicable notice of posting) or other electronic means (electronic notice), or five days before the meeting if notice is given by mail or two days before the meeting if notice is given by private carrier. Notice by mail shall be deemed given at the time when the same shall be deposited in the mail, postage prepaid or by private carrier when appropriately given to such carrier, to the address of the director or committee member as reflected in the records of the Bank. Notice by electronic mail, facsimile or other electronic means shall be deemed given at the time the same shall be transmitted to the electronic address or phone number, as the case may be, of the director or committee member as reflected in the records of the Bank. Notice by posting to an electronic network shall be deemed given when the notice is posted on an electronic network and upon the delivery to the Director of a separate record of the posting together with comprehensible instructions regarding how to obtain access to the posting on the electronic network. Any director may waive notice of any special meeting. The attendance at a Board or committee meeting (including by way of teleconference) shall constitute waiver of notice of such meeting, unless the director at the beginning of the meeting objects to the transaction of any business because the meeting was not lawfully called or convened.

Directors are deemed to have consented to receive electronic notices, unless they revoke such consent by delivery of a revocation to the Bank. Unless consent is so revoked, each director shall designate the address, location, or system to which notices, or notice of posting to an electronic network, may be electronically transmitted. Electronic notice provided in an electronic transmission includes material required or permitted to accompany the notice applicable law or regulation.

Section 5. Teleconferences: Except as required otherwise under applicable law, regulation or these Bylaws, any regular or special meeting of the Board or any meeting of any committee may be held by means of video conferencing, conference telephone or similar communications equipment by which all persons participating in the meeting can communicate with each other; provided, however, that a decision to hold a meeting in such a manner must be made by the Chairperson or the Chief Executive Officer or the President, or, if there is a vacancy in the position of Chairperson or during the absence or disability of the Chairperson , the Chief Executive Officer or the President, the Vice Chairperson, or if the Chairperson, Vice Chairperson, the Chief Executive Officer and President are unavailable, the Acting Chairperson.

Section 6. Quorum; Manner of Action: At any regular or special meeting of the Board, or a committee thereof, a majority of the directors currently holding office or a majority of the committee members, as the case may be, shall constitute a quorum for the transaction of business; provided, however, that in the event of an emergency (as defined in Section 8 of Article VII of these Bylaws), all available members of the Board shall be considered a quorum for Board action in accordance with these Bylaws. Except as may be otherwise required by applicable law or these Bylaws, the act of the majority of the directors or committee members, as the case may be, present at a meeting at which a quorum is present shall be the act of the Board or the committee, as the case may be. Unless otherwise required by the context, all references in these Bylaws to a majority of the directors, to a majority of the Board, or similar references, shall mean a majority of directors present at a meeting at which a quorum is present. Unless otherwise required by the context, all references in these Bylaws to a majority of the entire Board, or similar references, shall mean a majority of the authorized directors. In the absence of a quorum at any meeting of the Board or any committee thereof, a majority of the directors present may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to all of the directors or committee members, as the case may be, unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice need be given only to the directors or committee members, as the case may be, who were not present.

At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the originally called meeting.

Section 7. Officers of the Board: The officers of the Board shall be a Chairperson and a Vice Chairperson as shall be elected by a majority of the entire Board. The Chairperson and Vice Chairperson may be either member or independent directors. The term of office of the Chairperson and Vice Chairperson shall be two years. If an individual’s term as a director terminates prior to the expiration of the individual’s term as Chairperson or Vice Chairperson, a new Chairperson or Vice Chairperson, as the case may be, shall be elected from among the directors by a majority of the entire Board as soon as possible thereafter. If there is a vacancy in the position of Chairperson or during the absence or disability of the Chairperson, the Vice Chairperson shall act as Chairperson. An Acting Chairperson shall be elected from among the directors by a majority vote of the entire Board to serve for any period during which the Chairperson and Vice Chairperson are not available to carry out the requirements of that position for any reason. The Chairperson of the Board shall be an ex officio member of each committee of the Board. The Secretary of the Bank, or in the Secretary’s absence such other individual as may be so designated by the Board, shall be the Secretary of the Board and the Secretary of each committee and shall keep the minutes thereof. The officers shall have such duties as are usually incident to their respective offices and such as may be assigned to them by the Board.

Section 8. Order of Business: At meetings of the Board, business shall be transacted in such order as from time to time the Chairperson may determine. At all meetings of the Board, the Chairperson, or in the Chairperson’s absence the Vice Chairperson, or in the absence of both of these officers, the Acting Chairperson, as applicable, shall preside.

Section 9. Resignations; Vacancies: Any director of the Bank may resign from the Board or a committee at any time by giving notice of resignation to the Bank. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. The acceptance of such resignation shall not be necessary to make it effective. Any vacancy in the Board shall be filled in accordance with applicable law and regulation.

Section 10. Removal: Any member of the Board or the Chief Executive Officer or the President of the Bank may convene a meeting of the Board to determine whether the Chairperson, Vice Chairperson or Acting Chairperson should be removed from office for good cause. At such meeting, the person calling the meeting shall report fully on the reason for the meeting. If a majority of the Board determines that there is an adequate basis to conclude that good cause may exist for removal, then the Audit Committee of the Board shall be charged with the responsibility for making a full investigation of the facts bearing on whether the Chairperson, Vice Chairperson or Acting Chairperson should be removed for good cause and for recommending the action to be taken, if any, in a particular case. All Audit Committee members, unless a member is a person(s) who is the subject of the investigation, shall be permitted to participate in the deliberations and actions of the Audit Committee. The Audit Committee shall provide the person who is the subject of the investigation with a reasonable opportunity to be heard and to respond to the charges. After completion of the investigation, the Audit Committee shall report to the Board at a regular meeting or a special meeting called for such purpose with respect to its investigation and its recommendation as to action to be taken, if any. Upon receiving such recommendation, the Board by majority vote of the directors, except for the person(s) who is the subject of the investigation, may remove the respective Chairperson, Vice Chairperson or Acting Chairperson for good cause. Removal of the Chairperson, Vice Chairperson or Acting Chairperson shall not affect such individual’s right to continue as a director.

Section 11. Action in Lieu of Meeting. Unless restricted by law or regulation, any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all of the directors currently holding office or members of such committee, as the case may be, give their written consent thereto and such writing or writings are filed with the minutes of the Board or the committee, as the case may be. Action taken by written consent without a meeting is effective when the last director executes the consent, unless the consent specifies a later effective date.

Section 12. Presumed Assent: A director who is present at a Board or committee meeting at which any action is taken shall be deemed to have assented to the action taken unless: (a) the director objects at the beginning of the meeting, or promptly upon his or her arrival, to holding the meeting or transacting any business at the meeting; (b) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting; or (c) the director delivers notice of the director’s dissent or abstention to the presiding officer of the meeting before its adjournment or to the Bank within a reasonable time after adjournment of the meeting. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

ARTICLE IV

Committees

Section 1. Executive and Governance Committee: The Executive and Governance Committee shall consist of not less than five members of the Board. The Board Chairperson and Vice Chairperson and the Chair of each Board committee shall be a member of the Executive and Governance Committee. Other directors may also be designated by the Board as Executive and Governance Committee members. During the intervals between the meetings of the Board, the Executive and Governance Committee shall possess and may exercise all of the powers of the Board in the direction of the affairs of the Bank; provided, however, that the Executive and Governance Committee shall possess no authority to (i) appoint the Chief Executive Officer or President of the Bank; (ii) amend or repeal these bylaws; (iii) declare any dividends; or (iv) take any other action specifically reserved by law, regulation, the Organization Certificate, or these Bylaws for action solely by the full Board. All actions by the Executive and Governance Committee shall be reported to the Board at its meeting next succeeding such action.

Section 2. Other Board Committees: The Board may, by resolution adopted by a majority of the Board, designate one or more additional committees, each committee to consist of two or more directors. Any committee required by the Act or other applicable law or regulation shall be established pursuant to, and shall at all times comply with, such applicable requirements. The Board shall also designate the Chair and Vice Chair of each committee. All committees shall, to the extent possible, include a member director and an independent director. A committee shall, to the extent allowed by law and regulation, and in accordance with these Bylaws, have and may exercise all the powers and authority granted to it by the Board. All committees shall, subject to Board approval, establish a committee charter that sets forth the purpose and operation of the committee. All committees shall meet as necessary, and shall report to the Board as and when required. The Chairman of the Board shall be an ex officio member of every Board committee but is not required to attend all meetings.

Section 3. Alternate Committee Members: If any member of a committee is unavailable for duty, any other member of the Board who may be selected by the Chairperson of the Board or the Chairperson of the committee may serve and shall be empowered to act as an alternate member of the committee. In the event of a national emergency, if all of the persons authorized to call a meeting of a committee are unavailable for duty, a meeting may be called by any other member of the Board, the Chief Executive Officer or the President.

ARTICLE V

Officers and Employees

Section 1. Officers: The officers of the Bank shall be a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents (any one or more of whom may be designated as Executive Vice Presidents or Senior Vice Presidents), and a Secretary, all of whom shall be elected by the Board. The President may appoint as officers of the Bank one or more Assistant Vice Presidents. Each of the Chief Executive Officer and the President shall directly report to the Board. The Chief Executive Officer shall be primarily responsible for, among other things, external and governance matters, including relationships with members, directors and other Federal Home Loan Banks, working with the Chairperson and Vice Chairperson to support effective functioning of the Board, serving as a director of the Office of Finance, and addressing legislative and regulatory policy issues. The President shall be primarily responsible for, among other things, developing the business and operational model for the Bank, including selecting its leaders and determining its organizational structure and information systems, and overseeing the Bank’s business operations. Following the resignation of the Chief Executive Officer, which resignation shall occur not later than June 30, 2017, the President shall assume all the duties and responsibilities of the Chief Executive Officer, and shall thereafter become the President and Chief Executive Officer. All officers shall hold office until their respective successors are elected and qualified or until the officer’s death, resignation or removal in the manner hereinafter provided. The Board may also appoint such other officers as they shall deem necessary, and except as otherwise set forth herein, one person shall hold the office of both President and Chief Executive Officer of the Bank. The officers shall have such powers and duties as are usually incident to their respective offices and such as may be assigned to them by the Board. They shall have full responsibility for the operation of the Bank under the direction of the Board. They shall make a full report to the committees of the Board of matters under consideration or to be considered by such committee and shall see that a full report of the operation of the Bank is made to the Board at each regular meeting.

Section 2. Resignations; Removal; Vacancies: Any officer of the Bank may resign at any time by giving written notice of resignation to the Bank. Any such resignation shall take effect at the time specified therein or such earlier time as the President shall designate or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. The acceptance of such resignation shall not be necessary to make it effective. A vacancy in any office because of death, resignation, removal, disqualification, or otherwise may be filled by the Board. In the case of the absence of any officer of the Bank or for any reason deemed sufficient, the powers or duties of that officer may be transferred to any other officer or to any employee of the Bank, provided such transfer is reported to the full Board. Any officer may be removed by the Board at any time, with or without cause. The President may remove any officer appointed by the President at any time, with or without cause.

ARTICLE VI

Capital Stock

Section 1. Ownership: The Bank shall issue shares of stock in accordance with the Capital Plan of the Bank and subject to applicable law and regulation. Stock ownership shall be evidenced by the stock records of the Bank.

Section 2. Transfers, Repurchases and Redemptions: Transfers, repurchases and redemptions of shares of stock of the Bank shall be effectuated in accordance with the Capital Plan of the Bank and subject to applicable law and regulation. No transfer of shares of stock of the Bank shall be effective unless such transfer has been recorded on the books of the Bank.

Section 3. Dividends: Subject to the provisions of the Capital Plan of the Bank and applicable law and regulation, the Board may declare and pay dividends on the capital stock of the Bank.

ARTICLE VII

General Provisions

Section 1. Corporate Seal: The seal of the Bank shall be in such form as is approved by the Board by resolution, and such seal, or facsimile thereof, may be imprinted or affixed by any process or in any manner reproduced. The seal shall be in the charge of the Secretary and a duplicate of the seal may be kept and used by such officers as may be designated by the Secretary.

Section 2. Signing of Papers: All contracts, deeds, bonds, assignments, releases, checks, drafts, or orders for payment, or other documents of the Bank shall be signed in the name of the Bank by such officers or employees as may from time to time be designated by the Bank’s President, unless the Board has otherwise directed.

Section 3. Bylaw Amendments: These Bylaws may be altered, amended or repealed and new bylaws may be adopted at any meeting of the Board at which a quorum is present, by a majority vote of the directors present at the meeting so long as notice of the action proposed to be taken in respect of the Bylaws shall have been given to each director prior to such meeting.

Section 4. Books and Records: The Bank shall:

(a) Keep as permanent records minutes of all meetings of its stockholders and the Board, a record of all actions taken by the stockholders or the Board without a meeting, and a record of all actions taken by a committee of the Board exercising the authority of the Board on behalf of the Bank. Minutes of all stockholder meetings and Board meetings shall be signed by the presiding officer or director and attested to by the Secretary or any other officer or director appointed to act as secretary at such meetings. The originals of such minutes shall be preserved by the Bank in minute books in the custody of the Secretary but available to any member of the Finance Agency or to its examiners or other official representatives.

(b) Maintain appropriate accounting records.

(c) Maintain a record of its stockholders, in a form that permits preparation of a list of the names and addresses of all stockholders, in alphabetical order by class of shares showing the number and class of shares held by each.

(d) Maintain its records in written form or in another form capable of conversion into written form within a reasonable time.

(e) Keep a copy of the following records at its principal office:

(i) the Organization Certificate and all amendments thereto as currently in effect;

(ii) these Bylaws and all amendments thereto as currently in effect;

(iii) the minutes of all meetings of stockholders and records of any action taken by stockholders without a meeting, for the past three years;

(iv) the financial statements from annual and quarterly reports, for the past three years; and

(v) all communications in the form of a record to stockholders generally within the past three years; and a list of the names and business addresses of the current Directors and officers.

Section 5. Budget. Annually, the President of the Bank shall prepare and submit to the Board a proposed budget for the following calendar year. The Board shall promptly consider the proposed budget and shall adopt a budget.

Section 6. Operations: The Bank shall operate and do business within the provisions of the Act, the Organization Certificate, these Bylaws, any other applicable law and regulation, and such directives not inconsistent with the foregoing as the Board may from time to time adopt.

Section 7. Fiscal Year: The fiscal year of the Bank shall begin on the first day of January.

Section 8. Emergency Acts: In the event of an emergency, the President or the Chief Executive Officer (or in their absence, two or more of the highest ranking and available officers of the Bank), is authorized to declare that an emergency exists and to take such actions as are considered necessary or appropriate in order to address such emergency or to provide for the uninterrupted continuance of the business of the Bank. To the extent possible or practicable, the entire Board shall be notified of the emergency and of the emergency actions being considered. Notwithstanding the preceding, whenever the aforementioned officers are of the opinion that an emergency exists and that notification to the Board is not possible or is impractical under the circumstances, such officers shall have authority to declare that an emergency exists and to take such actions as they deem to be necessary or appropriate to effectuate the purposes of this provision. In the event of an emergency, all available members of the Board shall be considered a quorum for Board action. Any provisions of these Bylaws and any Board resolutions that are contrary to this provision shall be suspended until it shall be determined by said officers or Board members that the conduct and management of the Bank shall resume under the otherwise applicable Bylaws provisions and resolutions. For purposes of this provision, “emergency” means any condition that: (i) significantly interferes, or may significantly interfere, with the conduct of normal business operations of the Bank; or (ii) poses an imminent or existing threat to the safety and security of persons or property, or both. Without limitation, an emergency condition, as defined hereinabove, may arise as a result of any one or more of the following: fire; earthquake; flood; wind, rain or snow storm; power failure; labor dispute; transportation failure; war or warlike condition; act or threatened act of terrorism; bombing or bomb threat; and riot, civil commotion or other acts of lawlessness or violence.

Article VIII

Indemnification

Section 1. Definitions and Rules of Construction:

(a) Definitions for purposes of this Article VIII.

(i) “Advancement of expenses” has the meaning set forth in Section 4 of this Article VIII.

(ii) “Finally adjudged” means determined by a final judicial decision from which there is no further right to appeal.

(iii) “Indemnitee” has the meaning set forth in Section 2 of this Article VIII.

(iv) “Liability” means the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

(v) “Party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

(vi) “Proceeding” means any threatened, pending, or completed claim, action, suit, hearing, arbitration, alternate dispute resolution mechanism, or proceeding, whether brought by or in the right of the Bank or otherwise, whether of a civil, criminal, administrative, or investigative nature and whether formal or informal, including any appeal or other proceeding for review.

(vii) “Settlement” includes entry of a judgment by consent or confession or a plea of guilty or nolo contendere.

(viii) “Undertaking” has the meaning set forth in Section 4 of this Article VIII.

(b) Unless the context otherwise requires, references in this Article VIII to any individual or other person, including the Bank, shall include the estate, personal representative, successors, assigns, executor and administrator thereof. The provisions of this Article VIII shall apply to any application for indemnification of an indemnitee that is pending on or filed after the effective date of this Article VIII, without regard to whether the application for indemnification concerns actions taken prior to the effective date of this Article VIII.

Section 2. Right to Indemnification: Each person who was, is or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any proceeding, by reason of the fact that he or she is or was a director or officer of the Bank or, that being or having been a director or officer of the Bank, he or she is or was serving at the request of the Bank as a director, officer, partner, trustee, employee, member or agent of the Advisory Council or another corporation, partnership, joint venture, trust, employee benefit plan, trade association, fiscal agent or other enterprise (indemnitee), whether the basis of a proceeding is alleged action in an official capacity or in any other capacity while serving as a director, officer, partner, trustee, employee, member or agent, shall be indemnified and held harmless by the Bank against all losses, claims, damages (compensatory, exemplary, punitive or otherwise), liabilities and expenses (including attorneys’ fees, costs, judgments, fines, excise taxes or penalties, amounts to be paid in settlement and any other expenses) actually and reasonably incurred or suffered by the indemnitee in connection with the proceeding, and the indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Bank or a director, officer, partner, trustee, employee, member or agent of the Advisory Council or another corporation, partnership, joint venture, trust, employee benefit plan, trade association, fiscal agent or other enterprise and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Except as provided in Section 5 of this Article VIII with respect to proceedings seeking to enforce rights to indemnification, the Bank shall indemnify the indemnitee in connection with a proceeding (or part of a proceeding) initiated by the indemnitee only if a proceeding (or part of a proceeding) was authorized or ratified by the Board. The right to indemnification conferred in this Section shall be a contract right.

Section 3. Restrictions on Indemnification: No indemnification shall be provided to any indemnitee for acts or omissions of the indemnitee finally adjudged to be intentional misconduct or a knowing violation of law, for any transaction with respect to which it was finally adjudged that the indemnitee personally received a benefit in money, property or services to which the indemnitee was not legally entitled or if the Bank is otherwise prohibited by applicable law or regulation from paying indemnification.

Section 4. Advancement of Expenses: The right to indemnification conferred in this Article VIII shall include the right to be paid by the Bank the expenses incurred in defending any proceeding in advance of its final disposition (advancement of expenses). An advancement of expenses shall be made upon delivery to the President or the Chief Executive Officer of the Bank or, if the indemnitee is its President or its Chief Executive Officer, to the General Counsel of the Bank, of an undertaking (undertaking), by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be finally adjudged that the indemnitee is not entitled to be indemnified.

Section 5. Right of Indemnitee to Bring Suit: If a claim under Section 2 or 4 of this Article VIII is not paid in full by the Bank within 60 days after a written claim has been received by the Bank, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 30 days, the indemnitee may at any time thereafter bring suit against the Bank to recover the unpaid amount of the claim. If successful, in whole or in part, in any such suit or in a suit brought by the Bank to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of litigating the suit. The indemnitee shall be presumed to be entitled to indemnification under this Section upon submission of a written claim (and, in an action brought to enforce a claim for an advancement of expenses, when the required undertaking has been tendered to the Bank) and thereafter the Bank shall have the burden of proof to overcome the presumption that the indemnitee is so entitled.

Section 6. Nonexclusivity of Rights: The right to indemnification and the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Organization Certificate or Bylaws of the Bank, general or specific action of the Board, contract or otherwise. Notwithstanding any amendment or repeal of this Article VIII, or of any amendment or repeal of any of the procedures that may be established by the Board pursuant to this Article VIII, any indemnitee shall be entitled to indemnification in accordance with the provisions of these Bylaws and those procedures with respect to any acts or omissions of the indemnitee occurring prior to the amendment or repeal.

Section 7. Insurance, Contracts and Funding: The Bank may maintain insurance, at its expense, to protect itself or any indemnitee against any expense, liability or loss, whether or not the Bank would have the authority or right to indemnify the person against the expense, liability or loss under the Act or applicable law and regulation. The Bank may enter into contracts with any director, officer, partner, trustee, employee or agent of the Bank in furtherance of the provisions of this Article VIII and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of the amounts as may be necessary to effect indemnification as provided in this Article VIII.

Section 8. Indemnification of Employees and Agents of the Bank: In addition to the rights of indemnification set forth in Sections 2 and 4, the Bank may, by action of the Board, grant rights to indemnification and advancement of expenses to employees and agents or any class or group of employees and agents of the Bank (a) with the same scope and effect as the provisions of this Section with respect to indemnification and the advancement of expenses of directors and officers of the Bank or (b) as are otherwise consistent with law and regulation.